Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Exhibit 99.1

Dear Crane Holdings, Co. Stockholder:

In March 2022, we announced our plan to separate Crane Holdings, Co. into two stand-alone, publicly traded companies through the spin-off to our stockholders of all of our businesses, other than our Payment & Merchandising Technologies segment. Upon completion of the spin-off, Crane Holdings, Co. will be renamed “Crane NXT, Co.” and will continue to operate our Payment & Merchandising Technologies segment as an industrial technology pure-play, and a market leader, in the global payment and currency markets.

The new company distributed to Crane Holdings, Co. stockholders in the spin-off, Crane Company, will hold our Aerospace & Electronics and Process Flow Technologies global growth platforms, as well as our Engineered Materials segment. Crane Company will be a focused, leading global provider of mission critical, highly-engineered products and solutions well-positioned to accelerate organic growth in its large and attractive end markets, benefit from favorable secular trends and apply its proven processes to drive growth through new product development and commercial excellence. Crane Company is expected to have a strong, well-capitalized balance sheet underpinning a flexible capital deployment strategy focused on supporting its organic and inorganic strategic growth objectives, while returning cash to stockholders through a competitive dividend.

We believe Crane NXT, Co. and Crane Company will each be better positioned as stand-alone companies focused on their respective industries, and to attract a stockholder base aligned with their respective value propositions and capital allocation strategies. Consequently, Crane Holdings, Co. believes that both the long-term earnings and growth potential, as well as the long-term value for our stockholders, will be enhanced as a result of separating its current portfolio into two independent companies.

The spin-off will be effected through a pro rata distribution of all of the outstanding shares of Crane Company common stock to holders of Crane Holdings, Co. common stock in a transaction that is intended to be tax-free to holders of Crane Holdings, Co. common stock for U.S. federal income tax purposes. Each Crane Holdings, Co. stockholder will receive one share of Crane Company common stock for every one share of Crane Holdings, Co. common stock held on [●], the record date for the distribution. Stockholder approval of the distribution is not required, and you do not need to take any action to receive the shares of Crane Company common stock to which you are entitled as a Crane Holdings, Co. stockholder. In addition, you do not need to pay any consideration or surrender or exchange your Crane Holdings, Co. common stock in order to receive shares of Crane Company common stock.

We expect Crane Company common stock to be approved for listing on the New York Stock Exchange (“NYSE”) under the ticker symbol “CR.” Following the distribution, Crane Holdings, Co. will be renamed “Crane NXT, Co.” and intends for its common stock to continue to trade on the NYSE under a new ticker symbol, “CXT.”

I encourage you to read the attached information statement, which is being made available to all holders of Crane Holdings, Co. common stock as of [●]. The information statement describes the separation and distribution in detail and contains important business and financial information about Crane Company.

We believe the separation provides significant opportunities for our businesses as we work to continue to build long-term value for our stockholders. We appreciate your continuing support of Crane Holdings, Co. and look forward to your future support of Crane Company.

Sincerely,

James L. L. Tullis

Chairman of the Board

Crane Holdings, Co.

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Dear Future Crane Company Stockholder:

I am delighted to welcome you as a future stockholder of our company, Crane Company, which will soon begin operating independently as a focused, leading global provider of mission critical, highly-engineered products and solutions, primarily for the aerospace, defense and process industry markets.

Crane Company’s businesses have a long heritage of success dating back to 1855, and today, we have an attractive financial profile as a result of our differentiated technologies, the mission-critical nature of our products across niche markets, strong secular industry tailwinds and a relentless focus on operational excellence. Following the separation, Crane Company will have a simpler business mix and structure that we believe will permit us to drive stockholder value by focusing on our two global strategic growth platforms, and aligning and optimizing our strategy and capital allocation with those businesses. We are confident in our ability to create value for many reasons, including the following:

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Accelerating organic growth. Our businesses have a long history and culture of innovation, and the rate of innovation has accelerated across our businesses, resulting in truly differentiated products and strengthening our competitive position. Our differentiated technology and focus on breakthrough innovation has allowed us to strategically position our portfolio towards high-growth market verticals across Aerospace & Electronics, including space, electric vehicles and next generation aircraft, and at Process Flow Technologies, including chemical, general industrial, water and wastewater and pharmaceutical end markets.

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Opportunities for acquisitions. Crane Company is well-positioned to capitalize on a deep pipeline of attractive acquisition opportunities in core and adjacent markets to accelerate growth, and we expect that acquisitions will continue to be an important part of our growth strategy as we work to actively strengthen our technology capabilities and to increase our presence in new, higher-growth end markets.

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A strong foundation. The separation marks a new start for Crane Company, but we are building on a strong foundation. Across Crane, the three critical aspects of our distinctive high-performance culture that drive results for all stakeholders include (1) the Crane Business System and its rigorous and disciplined cadence, (2) our strong commitment to ethics and (3) our longstanding focus on philanthropy, sustainability and equality.

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Proven leadership team. Most of Crane Company’s senior leadership team are intimately familiar with Crane Company’s businesses, having spent many years managing Crane pre-separation. We have demonstrated that we deliver differentiated execution, and we have worked together driving results through numerous challenges.

We encourage you to learn more about us and our value enhancing strategic initiatives by reading the attached information statement. Our prospects are very bright, and we thank you in advance for your support as a future stockholder of Crane Company.

Sincerely,

Max H. Mitchell

President and Chief Executive Officer

Crane Company

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED OCTOBER 7, 2022

INFORMATION STATEMENT

CRANE COMPANY

Common Stock

(par value $1.00 per share)

This information statement is being furnished in connection with the distribution by Crane Holdings, Co. to its stockholders of the outstanding shares of common stock of Crane Company, a wholly-owned subsidiary of Crane Holdings, Co. Prior to such distribution, Crane Holdings, Co., Crane Company and their applicable affiliates will consummate a series of transactions, resulting in Crane Holdings, Co. owning Crane’s (as defined below) Payment & Merchandising Technologies segment and Crane Company owning all of Crane’s other businesses, including its Aerospace & Electronics and Process Flow Technologies global growth platforms, as well as its Engineered Materials segment, as more fully described in this information statement. Crane Holdings, Co. will distribute 100% of the outstanding shares of Crane Company common stock on a pro rata basis to existing stockholders of Crane Holdings, Co. The distribution is subject to certain conditions, as set forth in this information statement. Upon completion of the distribution, Crane Holdings, Co. will be renamed “Crane NXT, Co.”

For every one share of Crane Holdings, Co. common stock held of record by you as of 5:00 p.m. local New York City time on [●], the record date for the distribution, you will receive one share of Crane Company common stock. We expect Crane Company common stock will be distributed by Crane Holdings, Co. to you on or about [●], the distribution date. As discussed under the section of this information statement entitled “The Separation and Distribution—Trading Between the Record Date and the Distribution Date,” if you sell your shares of Crane Holdings, Co. common stock in the “regular-way” market after the record date and before the distribution date, you also will be selling your right to receive shares of Crane Company common stock in connection with the spin-off.

We are not asking you for a proxy and you are not requested to send Crane Holdings, Co. a proxy. No vote of Crane Holdings, Co.’s stockholders is required in connection with the spin-off. You will not be required to pay any consideration or to exchange or surrender your existing shares of Crane Holdings, Co. or to take any other action to receive on the distribution date the shares of Crane Company to which you are entitled.

The distribution is intended to be tax-free to Crane Holdings, Co. stockholders for U.S. federal income tax purposes. You should consult your tax advisor as to the particular consequences of the spin-off to you, including the applicability and effect of any U.S. federal, state and local, and any foreign, tax laws.

There is no current trading market for Crane Company common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of Crane Company common stock to begin on the first trading day following the completion of the distribution. We intend to apply to list Crane Company common stock on the New York Stock Exchange (“NYSE”) under the symbol “CR,” and Crane Holdings, Co. will be renamed “Crane NXT, Co.” and intends to change the symbol for its common stock currently listed on the NYSE to “CXT.”

In reviewing the information statement, you should carefully consider the matters described under the section of this information statement entitled “Risk Factors” beginning on page 31.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This information statement is first being made available to Crane Holdings, Co. stockholders on or about [●].

The date of this information statement is [●].

A Notice of Internet Availability of Information Statement Materials containing instructions describing how to access this information statement was first mailed to Crane Holdings, Co. stockholders on or about [●]. This information statement will be mailed to Crane Holdings, Co. stockholders who previously elected to receive a paper copy of Crane Holdings, Co. materials.

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

PRESENTATION OF INFORMATION

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement, including the supplemental audited annual combined financial statements and supplemental unaudited interim condensed combined financial statements of Crane Company, which are comprised of the assets and liabilities of all of Crane’s (as defined below) businesses (excluding its Payment & Merchandising Technologies business), including its Aerospace & Electronics and Process Flow Technologies global growth platforms, as well as its Engineered Materials segment, assumes the completion of all the transactions referred to in this information statement in connection with the separation and distribution (together, the “spin-off”).

Unless the context otherwise requires or as otherwise specified herein, references in this information statement to (i) “Crane Holdings, Co.” refers to the Delaware corporation Crane Holdings, Co., prior to the closing of the spin-off, (ii) “Crane” refers to Crane Holdings, Co. and its consolidated subsidiaries (including Crane Company and its combined subsidiaries), in each case, prior to giving effect to the spin-off, (iii) “Crane Company” refers to the Delaware corporation Crane Company, which is the company whose shares of common stock will be distributed to the stockholders of Crane Holdings, Co in the distribution, (iv) the “Company,” “we,” “us,” and “our” refer to Crane Company and its combined subsidiaries, in each case, after giving effect to the spin-off, (v) “Crane NXT, Co.” refers to the Delaware corporation Crane NXT, Co. (which shall be known as Crane Holdings, Co. prior to the completion of the spin-off), following the closing of the spin-off and (vi) “Crane NXT” refers to Crane NXT, Co. and its consolidated subsidiaries (other than Crane Company and its combined subsidiaries), in each case, after giving effect to the spin-off.

This information statement is being furnished solely to provide information to Crane Holdings, Co. stockholders who will receive shares of Crane Company common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Crane Company’s securities or any securities of Crane Holdings, Co. or Crane NXT, Co. This information statement describes Crane Company’s businesses, Crane Company’s relationship with Crane Holdings, Co. and Crane NXT and how the spin-off affects Crane Holdings, Co. and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of Crane Company common stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, Crane Company’s businesses and ownership of Crane Company common stock, which are described under the section of this information statement entitled “Risk Factors.”

FINANCIAL STATEMENT INFORMATION

This information statement includes certain historical consolidated financial and other data for Crane and certain supplemental historical combined financial and other data for the Company. In connection with the spin-off, Crane Company will become a stand-alone, publicly traded company and the direct or indirect holder of the assets and liabilities of all of Crane’s businesses (excluding its Payment & Merchandising Technologies business), including its Aerospace & Electronics and Process Flow Technologies global growth platforms, as well as its Engineered Materials segment. Crane Company is the registrant under the registration statement of which this information statement forms a part and will be the financial reporting entity following the completion of the spin-off. Crane Holdings, Co., which will be renamed “Crane NXT, Co.”, is presently, and will continue to be, a financial reporting entity following the spin-off. Notwithstanding the legal form of the spin-off described elsewhere in this information statement, for accounting and financial reporting purposes, Crane’s Payment & Merchandising Technologies segment will be presented as being spun-off from Crane (the reverse of its legal form—a “reverse spin”). This presentation is in accordance with generally accepted accounting principles in the U.S. (“GAAP”), specifically Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 505-60, “Spinoff and Reverse Spinoffs,” and is primarily a result of, among other factors, Crane Company’s (which is the legal spinnee) larger operations, greater tangible assets, greater fair value and greater net sales, in each case, relative to Crane NXT. Further, Crane has determined that Crane best represents the

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

predecessor entity to Crane Company. As such, the historical audited consolidated financial statements included in this information statement are Crane’s historical financial statements. Crane’s historical results are not representative of the results that Crane Company would have achieved as a separate, publicly traded company nor indicative of the results expected for any future period. As a result, this information statement also includes supplemental historical audited combined financial statements of Crane Company, which were prepared on a “carve-out” basis and derived from Crane’s consolidated financial statements and accounting records. These supplemental combined financial statements reflect Crane Company’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with GAAP. The supplemental combined financial statements may not be indicative of Crane Company’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had Crane Company operated as an independent, publicly traded company during the periods presented, particularly because of changes Crane Company expects to experience in the future as a result of the spin-off.

This information statement also includes an unaudited pro forma condensed combined balance sheet as of September 30, 2022 and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and the years ended December 31, 2021, 2020 and 2019, which present Crane Company’s combined financial position and results of operations after giving effect to the separation and distribution, and the other transactions described under “Unaudited Pro Forma Condensed Combined Financial Statements.” The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results.

Due to rounding, numbers presented throughout this information statement may not add up precisely to totals we provide and percentages may not precisely reflect the absolute figures.

You should read the section of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and “Notes to Unaudited Pro Forma Condensed Combined Financial Statements,” which are qualified in their entirety by reference to the audited consolidated financial statements of Crane and related notes thereto, the supplemental audited combined financial statements of Crane Company and related notes thereto and the financial and other information contained in this information statement, including in the sections of this information statement entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane Company (Supplemental).”

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this information statement concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from third-party sources, our own analysis of data received from these third-party sources, our own internal data, market research that we commission and management estimates. Our management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the section of this information statement entitled “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. For additional information, see the sections of this information statement entitled “Risk Factors” and “Forward-Looking Statements.”

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

TRADEMARKS AND TRADE NAMES

We own or have rights to use the trademarks and trade names that we use in conjunction with the operation of our business. This information statement also contains additional trade names, trademarks and service marks belonging to other companies. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

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Confidential Treatment Requested by Crane Company

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INFORMATION STATEMENT SUMMARY

This summary highlights some of the information in this information statement relating to Crane Company, Crane Company’s spin-off from Crane and the distribution of shares of Crane Company common stock by Crane Holdings, Co. to its stockholders. For a more complete understanding of our business and the separation and distribution, you should read carefully the more detailed information set forth under the sections of this information statement entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane Company (Supplemental)” and “The Separation and Distribution” and the other information included in this information statement.

Explanatory Note

Due to, among other factors, Crane Company’s (which is the legal spinnee) larger operations, greater tangible assets, greater fair value and greater net sales, in each case, relative to Crane NXT, for financial reporting purposes, Crane Company will be treated as the “accounting spinnor” and therefore will be the “accounting successor” to Crane following the spin-off, notwithstanding the legal form of the spin-off described in this information statement. As a result, the historical consolidated financial statements of Crane will become the historical financial statements of Crane Company.

When we refer in this information statement to Crane Company’s or the Company’s historic business activities, we are referring to those activities as they were historically operated as part of Crane prior to their transfer to Crane Company in connection with the spin-off.

Crane Company

Crane Company is a leading global provider of mission-critical, highly engineered products and solutions, with differentiated technology, respected brands and leadership positions in its markets. Crane Company is currently owned by Crane Holdings, Co., a diversified manufacturer of highly engineered industrial products. The Company is comprised of Crane’s Aerospace & Electronics and Process Flow Technologies global growth platforms, as well as its Engineered Materials segment.

In March 2022, Crane Holdings, Co. announced its plan to pursue a separation into two independent, publicly traded companies through a distribution of Crane Company shares to Crane Holdings, Co. stockholders. Crane Company will have leading positions in its large and attractive end markets, and it will be well-positioned to benefit from strong, favorable secular trends, to drive organic growth through its proven new product development and commercial excellence capabilities and to accelerate growth through acquisitions. Crane Company is expected to have a strong, well-capitalized balance sheet underpinning a flexible capital deployment policy focused on supporting the Company’s organic and inorganic strategic growth objectives, while returning cash to stockholders through a competitive dividend.

Reasons for the Spin-Off

Crane has significantly strengthened and simplified its business over time. As a continuation of that transformation, the Crane Holdings, Co. Board of Directors approved a plan to pursue the separation of Crane Holdings, Co., which will be renamed “Crane NXT, Co.”, and Crane Company into two independent, publicly traded companies. The spin-off will create two strong, stand-alone businesses, each of which will have leading

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

positions in the markets they serve, well recognized brands, attractive margin profiles, strong free cash flow generation and compelling growth opportunities:

•	Crane NXT, Co. will be an industrial technology pure-play, and a market leader, in the global payment and currency markets; and

•	Crane Company will be a focused, leading global provider of mission critical, highly-engineered products and solutions, primarily for the aerospace, defense and process industry markets.

The Crane Holdings, Co. Board of Directors believes that separating Crane Company’s businesses from the remainder of Crane’s business and distributing Crane Company shares to Crane Holdings, Co. stockholders is in the best interests of Crane Holdings, Co. and its stockholders for a number of reasons, including:

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Enhanced ability to attract a stockholder base aligned with Crane Company’s clear value proposition. The two post-spin-off companies will differ significantly in several respects, including the nature of the businesses, growth profile, end markets, cyclical trends and business cycles and secular growth drivers. The spin-off will permit investors to better evaluate the individual merits, performance and future prospects of each company’s business, and to invest in each company separately based on those distinct characteristics. Further, the spin-off may attract new investors that either chose not to invest in, or assess the merits of, pre-spin-off Crane given its complexity and its exposure to disparate markets and trends.

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Tailored capital allocation strategies aligned with Crane Company’s distinct business strategies and industry specific dynamics. The spin-off will permit each company to implement a capital structure and flexible capital deployment policy that is optimized for its strategy and business needs, and that is aligned with each company’s target investor base. Each company will also have direct access to the debt and equity capital markets to fund its growth strategies, and the ability to concentrate its financial resources solely on its own operations, and without the same competition for capital inherent in Crane’s pre-spin-off business portfolio structure.

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Deeper operational focus, accountability and flexibility to meet customer requirements. The spin-off will allow each company to more effectively pursue its own operating priorities and strategies, and enable each management team to focus exclusively on its company’s distinct opportunities for long-term growth. The simpler post-spin-off structure of each company will also improve clarity into both business performance and growth opportunities for management, stockholders and other stakeholders.

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Increased operating and financial flexibility to pursue inorganic growth opportunities. The spin-off is expected to provide each company with greater flexibility to pursue its own strategies for growth through acquisitions without having to consider the impact on the businesses of the other company or on the balance and composition of the company’s overall portfolio.

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Enhanced ability to pursue accretive M&A opportunities, with the benefit of an independent equity currency reflective of the strength of each company. Each post-spin-off company will be more focused on its end markets with a financial profile and business mix far more similar to that of peer companies, which may increase the viability of using equity as consideration in acquisitions or other transactions.

Crane Holdings, Co.’s Board of Directors also considered potentially negative factors in evaluating the spin-off, including:

•	The potential for increased aggregate ongoing administrative costs for the two companies operating on a stand-alone basis post-spin-off.

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One-time costs we expect to incur related to the spin-off and in connection with the transition to becoming a stand-alone public company that are likely to include, among others, professional services costs, tax expense, recruiting and other costs associated with hiring for two stand-alone corporate structures and costs to separate information technology (“IT”) systems and create two separate stand-alone IT structures.

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The potential for execution risks related to the spin-off, including disruption to the business as a result of the spin-off and the possibility that Crane Company and/or Crane NXT, Co. do not achieve the expected benefits of the spin-off.

•	The potential that reduced business diversification, with each post-spin-off company operating in fewer industries, could increase the volatility of earnings and cash flow.

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Potentially increased significance of certain costs and liabilities that were otherwise less significant to pre-spin-off Crane could be more significant to Crane NXT, Co. and/or Crane Company after the spin-off as smaller, stand-alone companies.

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Crane NXT, Co.’s and/or Crane Company’s common stock could experience selling pressure after the spin-off as certain pre-spin-off stockholders are not interested in holding an investment in one of the two post-spin-off companies.

•	A lack of comparable public companies to Crane NXT may limit investors’ ability to appropriately value Crane NXT, Co.’s common stock.

After weighing all of these potentially negative factors, Crane Holdings, Co.’s Board of Directors concluded that the potential benefits of the spin-off outweighed these factors and risks.

The anticipated benefits of the spin-off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event the spin-off does not result in such benefits, the costs associated with the spin-off could have an adverse effect on each company individually and in the aggregate. For more information, see the sections of this information statement entitled “The Separation and Distribution—General—Reasons for the Spin-Off” and “Risk Factors.”

Business Overview

Crane Company is a leading global provider of highly engineered, mission-critical industrial solutions, including two strategic global growth platforms: Aerospace & Electronics (“A&E”) and Process Flow Technologies (“PFT”). These two platforms together contributed 89% of our total revenue during 2021, with the remainder generated by our Engineered Materials business.

Our portfolio is balanced across PFT and A&E, with long-cycle market positions supported by a strong recurring revenue base, approximately 40% of which we estimate is from aftermarket sales. Our highly-engineered, technology differentiated products are sold into large ($20+ billion) and attractive end markets, many of which are highly regulated.

We have a portfolio of highly respected brands with a history spanning more than 165 years. Our culture, grounded in the Crane Business System (“CBS”), is ingrained across the organization and we are proud of our longstanding commitment to Philanthropy, Sustainability and Equality (“PSE”). Our values underpin our business and our trusted customer relationships and are the foundation for the mission-critical, high cost of failure products our customers trust us to deliver. We are headquartered in Stamford, Connecticut and serve customers in over 65 countries across 6 continents.

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In 2021, Crane Company total sales were $2,063 million, with operating profit of $251 million and operating margin of 12.1%.1

The Company’s Revenue Split (2021)[2]
By Segment	By Destination

Our Global Strategic Growth Platforms

There are a number of commonalities across our A&E and PFT segments. Both platforms compete in niche, long cycle markets where deep technological expertise and proprietary offerings are critical to reliably meet demanding customer specifications, qualifications and regulatory requirements. Given the high cost of failure in the environments in which we compete, customers require a partner they can trust. Customers choose Crane Company for its consistently high levels of engineering that can meet the specifications of highly regulated end markets, as well as the breakthrough innovation we offer. Our robust intellectual property (“IP”) portfolio stems from years of organic investment in research and development (“R&D”) across our platforms which supports numerous new product introductions and allows each business to support above-market growth with continued margin expansion.

[1]	Includes $232 million of sales and $37.8 million of operating profit generated by Crane Supply which was divested in May 2022.
[2]	Includes $232 million of sales (11% of 2021 sales) in the PFT segment generated by Crane Supply which was divested in May 2022. All Crane Supply sales were generated in Canada.

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A&E and PFT segments represented 31% and 58% of fiscal year 2021 revenues3, respectively:

Overview of the Company’s Global Strategic Growth Platforms
Aerospace & Electronics		Process Flow Technologies[4]
Segment Financial Profile ($mm):		Segment Financial Profile ($mm):
‘21 Revenue	$638	‘21 Revenue	$1,197
‘21 Operating Profit	$110	‘21 Operating Profit	$183
‘21 Operating Margin	17.2%	‘21 Operating Margin	15.2%

Description	Description
Supplies critical components and systems, including original equipment and aftermarket parts and services, primarily for the commercial and military aerospace, defense and space markets	Provides highly engineered fluid handling equipment for mission critical applications that require high reliability through its Process Valves and Related Products, Commercial Valves and Pumps and Systems businesses

Key Brands	Selected Key Brands

Selected Products	Selected Products

•	Proximity and pressure sensors

•	Power conversion, distribution and storage

•	Positive displacement lube & scavenge pumps and centrifugal pumps

•	True mass flowmeters

•	Fluid and thermal management systems

•	Antiskid brake control systems

•	Integrated microwave assemblies and radio frequency (“RF”) and intermediate frequency (“IF”) components

•	DC-DC converters and EMI filters

•	Electronic control systems

•	Fuel gauging systems

•	Aircraft seat actuation systems
•	Wide range of highly engineered isolation valves, including check valves, sleeved plug valves, lined valves and pipe, process ball valves, high performance butterfly valves, bellows sealed global valves, aseptic and industrial diaphragm valves, multi- and quarter-turn valves

•	Pump solutions for water and wastewater applications

•	Valve diagnostic and calibration systems

•	Fluid instrumentation and sampling components

•	Valve position monitoring and control systems

•	Balancing and safety valves for building services

•	Sensors, switches and regulators for hydraulic and pneumatic systems

[3]	Includes $232 million of sales (11% of 2021 sales) in the PFT segment generated by Crane Supply which was divested in May 2022.
[4]	Includes $232 million of sales and $37.8 million of operating profit generated by Crane Supply which was divested in May 2022.

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Aerospace & Electronics

Our A&E segment supplies critical components and systems, including original equipment and aftermarket parts, primarily for the commercial aerospace, military aerospace, defense and space markets. The commercial market and military market accounted for 52% and 48%, respectively, of total segment sales in 2021. Sales to original equipment manufacturers (“OEMs”) and aftermarket customers were 73% and 27%, respectively, in 2021.

We provide mission critical systems that require high reliability and high accuracy, such as pressure sensors for aircraft engine control, aircraft braking systems for fighter jets, power conversion solutions for spacecraft and lubrication systems for the harshest and most hazardous environmental conditions. Crane Company has invented many of the fundamental technologies that are now the industry standard in the areas where we compete, with a track record for performance, reliability and innovation. Our A&E segment’s integrated capabilities include the following:

•	Power Solutions: Provides enabling technology to accelerate electrification of air, land, space and sea vehicles and systems.

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Sensing Systems: Provides components and systems for condition and position sensing, and pressure and flow measurement, with high-accuracy, reliability and engineering to excel in rugged aerospace environments.

•	Fluid & Thermal Management: Designs and manufactures positive displacement pumps, centrifugal pumps and true mass flowmeters for aerospace and defense applications.

•	Landing Systems: Provides hydraulic and electric brake control systems with antiskid and autobrake functionality, as well as electronic and hydraulic subsystems for landing gear control.

•	Microwave Solutions: Designs and manufactures high-performance RF and IF components and millimeter-wave systems and subsystems for defense, space and commercial end-use customers.

Our A&E segment has strong visibility into long-term growth driven by positions on market leading platforms, numerous new program wins and continued investment in technology readiness. The segment is also positioned to benefit from market growth driven by accelerating trends, including increasing new commercial aircraft deliveries, air passenger travel growth, defense investment, ongoing maintenance, repair and overhaul organizations (“MRO”) requirements and emerging applications in the space market, as well as a strong trend driving greater electrification for aerospace and defense applications. Our unique position to drive sustained growth is driven by differentiated technology investment focused on high-growth market segments, including Low Earth Orbit satellite constellations, next-generation aircraft engines, advanced ground and sea-based radar systems, as well as high-power and bi-directional power conversion for numerous emerging commercial and military applications, including more-electric and hybrid-electric ground vehicles and hybrid-electric and pure electric-propulsion aircraft.

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Our A&E management team has a track record of leveraging CBS and operational excellence to drive productivity and growth, to enhance core capabilities and to expand into adjacent markets both organically and through acquisitions. CBS has been a key driver during the coronavirus (“COVID-19”) pandemic’s operating margin performance period, with margins averaging 22% in the pre-COVID-19 period 2011 through 2019, and consistently in the 20% to 24% range during that period. As air traffic returns to pre-COVID-19 levels, our expectation is that operating margins should return to their pre-COVID-19 range.

Aerospace & Electronics Operating Profit Margin

Process Flow Technologies

Our PFT segment is a provider of highly engineered fluid handling equipment for mission critical applications that require high reliability and the segment is comprised of Process Valves and Related Products, Pumps and Systems and Commercial Valves.

•

Process Valves and Related Products: Manufactures a wide range of on/off isolation valves, including check valves, sleeved plug valves, lined valves, process ball valves, high performance butterfly valves, bellows sealed globe valves, aseptic and industrial diaphragm valves and multi / quarter-turn valves actuation. Other related products include lined pipe, fittings and hoses, air operated diaphragm and peristaltic pumps, instrumentation and sampling systems, valve positioning and control systems, valve diagnostic and calibration systems. Across the portfolio, the primary focus is on chemical, pharmaceutical and general industrial end markets. Manufacturing facilities, along with sales and service centers, are located across North America, Europe, the Middle East, Asia and Australia.

•	Pumps and Systems: Manufactures pumps products for water and wastewater applications, primarily in the United States municipal and industrial markets.

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Commercial Valves: Manufactures valves and related products for the non-residential construction, gas utility and municipal markets. The primary geographies served by the manufacturing operations are the United Kingdom, the Middle East and continental Europe.

Our portfolio strategically targets high growth, less cyclical markets, including chemical, general industrial, water and wastewater and pharmaceutical. We expect these industries to be outsized growth segments of the market, driven by investment in sustainability and clean energy, aging infrastructure, tightening wastewater regulations and an aging population with a growing demand for healthcare.

Crane has a strong track record of innovation and being a pioneer in the industry, “writing the book” on the flow of fluids with Technical Paper 410, which is still used as the definitive authority on the topic for engineers, professionals and other practitioners. By focusing on accelerating the rate of innovation through R&D investment, we have driven incremental market capture and supported new product sales vitality at our Process Solutions business, more than doubling the percentage of sales derived from recent product introductions from 2018 to 2021. New product development has also helped shift the business further into the aforementioned high growth verticals of chemical, general industrial, water and wastewater and pharmaceutical.

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Through execution of CBS, we have driven operating margin expansion from under 6% in 2003 to 9.8% in 2017, and to 15.2% in 2021 with opportunity for additional operational upside. Our PFT management team has a long track record of leveraging CBS to drive productivity and growth, to enhance core capabilities and to expand into adjacent markets both organically and through mergers and acquisitions.

Process Flow Technologies Operating Profit Margin

Competitive Strengths

We deliver leading mission critical products across our PFT and A&E segments in attractive end markets.

At our PFT segment, we have delivered above-market growth in our core target markets (chemical, water and wastewater, pharmaceutical and general industrial), and we have actively shifted our portfolio to these markets which have strong secular growth trends, as well as limited cyclicality relative to energy-focused markets.

Our A&E segment is well-positioned across major commercial and military aerospace platforms, as well as next generation commercial, military and space platforms. We believe our balanced business mix positions us well to benefit from accelerating growth across both military and commercial market segments, and our technology investments have positioned us to benefit from a number of key secular trends in the industry, including electrification, increasing power requirements and demand for enhanced fuel efficiency.

In addition to our market positioning, we believe several key attributes add to the strength of each business and position us for future growth: (i) delivering mission critical, high cost of failure solutions protected by strong IP positions, (ii) a track record of innovation and strong R&D investment, (iii) the contribution of CBS and (iv) our healthy financial position. Each of these attributes is described in more detail below.

Mission critical, high cost of failure solutions protected by strong IP positions.

Across both our PFT and A&E segments, we offer diverse products and solutions that are mission critical, high cost of failure and protected by strong IP positions. The high level of specification and regulation across both platforms drives stickiness and underpins our strong aftermarket profile (estimated to be ~40% of revenue) while differentiating us from competitors. Our products reflect relatively limited input costs for customers despite the high cost of failure and downtime, which leads to limited turnover across our customer base. Moreover, we participate in long cycle markets in which deep technological expertise and specialized offerings are critical to reliably meet demanding customer specifications, qualifications and regulatory requirements.

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Track record of innovation and strong R&D investment.

We have a long history and strong culture of innovation at Crane and the rate of innovation has accelerated across our businesses. Within our A&E segment, we have launched nearly 300 new products over the last five years, many of which are expected to support revenue cycles lasting up to 30 years given the long-tail of aftermarket demand, particularly in commercial aerospace. Additionally, our differentiated technology and focus on breakthrough innovation has allowed Crane to strategically position the portfolio towards high-growth market verticals across our A&E segment, including space, electric vehicles and next generation aircraft, and our PFT segment, including chemical, general industrial, water and wastewater and pharmaceutical end markets.

Leveraging the strength of CBS.

CBS is a key contributor to our ability to drive growth and operating margin improvement. We empower our businesses with the tools to leverage strong cultural foundations that support successful execution across each organization. CBS gives us the ability to incorporate “Voice of the Customer” teachings, including specific processes designed to capture our customers’ requirements and continuously improve safety, quality, delivery, cost and growth. Crane has a strong track record of leveraging CBS to drive growth, margin expansion and applying CBS to acquisitions to optimize the portfolio and realize significant synergies.

Healthy financial position.

The Company is well-positioned to capitalize on accelerating mega-trends across both our A&E and PFT segments, which has the ability to drive further top-line growth while also leveraging CBS to support both growth and further margin expansion.

Crane Company is a significant player across a fragmented industry, with revenue of $2.1 billion and operating profit margin of 12.1%. We estimate approximately 40% of revenues are recurring in nature given our high mix of consumable parts and ongoing need for maintenance and repair across the markets we serve. Our strong margins reflect our disciplined application of CBS and the attractiveness of our end markets and overall business model. Limited capital expenditure requirements, estimated at approximately 2.0% to 2.5% of sales, also support the ability to achieve a strong free cash flow profile.

Supportive Industry Tailwinds

A&E Segment Key Market Drivers:

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Demand for efficient and sustainable electrification: Electrification of the aviation industry is rapidly emerging due to significant benefits in cost, and noise, as well as emission reductions. This increasing electrification of the aviation industry not only benefits our power business, but also translates to other product areas, such as our landing systems business. Electrifying aircraft is a key priority for many of our customers, which we believe will continue to accelerate with the advancements in hybrid and all-electric propulsion.

•	More complex and increasing power requirements: There is significant demand for higher power capabilities across numerous A&E applications, particularly military, including advanced ground-based
Active Electronically Scanned Array (“AESA”) radar that have more complex power and cooling requirements than prior technologies. New hybrid-electric and more-electric applications across commercial and military markets, such as eVTOL, military vehicles and alternative propulsion aircraft, all have evolving requirements with demand for more power, bi-directional power conversion, cooling/thermal management and more complex sensing solutions.

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Demand for enhanced operating and fuel efficiency: Improvements in operating efficiency for OEMs are driving the need for innovation among suppliers. Moreover, there is an increased push towards customers reducing their carbon footprint, particularly in commercial aerospace. We continue to be a

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leading supplier across fuel efficient aircraft, such as the Boeing 737MAX, Airbus A320neo, Embraer E2 and the COMAC C919 and their associated engines. Advancements in our core technologies, including size, weight and performance, can be found on the latest generation aircraft, which are enabling lower operating costs and higher fuel efficiency in commercial aviation. In addition, we have been selected for numerous demonstrator programs given our advanced capabilities across several technologies.

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Rebound in commercial aerospace activity: Since the COVID-19-related flight activity trough in May and June 2020, there has been a rebound in commercial aerospace travel that is expected to continue as the world moves past the pandemic. Longer-term, there is also a growing secular demand for air travel as the global middle class continues to expand and emerging markets further develop their commercial aerospace infrastructure. These trends facilitate both an increase in new aircraft deliveries, as well as increasing passenger volumes, each of which drives a need for more of our products given our exposure to both OEM deliveries and aftermarket servicing.

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Increased defense and space spending given “near-peer” threats: Recent geopolitical uncertainty has prioritized the need for defense spending. While traditional aerospace markets continue to see spending growth, emerging markets, such as space, have become an area of focus given the need for enhanced communications and imaging, lower cost to launch and investment by near-peer threats. We believe we are well positioned across both traditional and new growth markets, including space.

PFT Segment Key Market Drivers:

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Growing demand for next generation chemicals: The chemical market continues to be a long-term growth market, and we have been a major participant in this space for decades. We are seeing continued investment by our customers aligned with new and evolving applications in clean energy and advanced electronics. Our new products are designed to solve our customers’ challenges in corrosive, abrasive and toxic media applications commonly seen in the chemical production process and among the most challenging harsh and hazardous environments in the industry. Many of our customers are also transitioning to alternative energy sources, including hydrogen, which has created a new economy across power, transportation, HVAC, industrial and feedstock markets. The growth in electromobility and the importance of light-weighting and stronger high-performance materials continues to be a focus area for many of our customers and we continue to be well-positioned to address these material and technologically challenging demands.

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Increased focus on industrial Internet of Things (“IoT”) and customer operating efficiency: Many of our customers are investing in solutions that support energy efficiency and reduced downtime and operating costs. We provide innovative solutions in this space to a number of critical applications involving valves, pumps and sensing products that drive productivity for our customers. We are gaining market share in industrial by being a go-to partner for our customers when it comes to increasing energy efficiency, reducing operating expenses and delivering product reliability. We continue to benefit from the global focus on the reduction of carbon footprints, energy efficiency and environmental, social and corporate governance initiatives, as well as reducing operating expenditures through limited unplanned downtime and lower installation costs.

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Water and wastewater market investment is needed to support growing global population: Aging infrastructure, increased global water usage and tightening regulations are driving investment and growth in the water and wastewater industry. Wastewater treatment plants in the United States are an average of 45 years old and close to the end of their designed lifespan, and the Environmental Protection Agency estimates that the capital cost of wastewater and drinking water infrastructure needed to meet federal water quality and safety requirements and public health objectives exceeds $744 billion over a 20-year period. Furthermore, there are tightening regulations, such as stricter disposal requirements due to increasing contaminants in wastewater and zero tolerance for environmental incidents. Our wastewater pumps are designed to solve flow disruption problems,

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increase performance and reduce operating costs in the collection and treatment of wastewater. We believe our innovative products combined with strong market tailwinds are driving our significant growth momentum in the wastewater market segment.

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Growing aging population and increased access to pharmaceuticals: An aging population, improving access to healthcare and increased outpatient services have significantly increased the size of the pharmaceutical market which is a positive tailwind for our business. Breakthroughs in the pharmaceutical industry are generating investment in mega manufacturing facilities where Crane Company is one of the key valve providers, with a large installed base at key facilities around the world. We expect to increase our already strong position in the market with an expanded portfolio of products and solutions. We continue to invest and grow in the pharmaceutical aseptic space, and we expect this will continue to grow as an overall share of our business.

Engineered Materials

In addition to our two global strategic growth platforms, our Engineered Materials segment contributed 11% of 2021 sales. In May 2021, Crane Holdings, Co. announced that it had signed an agreement to divest its Engineered Materials segment. In May 2022, that agreement was terminated after the Department of Justice declined to approve the transaction. Our Engineered Materials segment supplies fiberglass reinforced plastic (“FRP”) based products and solutions primarily for use in the Recreational Vehicle (“RV”), Building Products and Transportation markets. The Engineered Materials segment’s facilities are located in the United States.

RV sales in 2021 were 45% of segment sales and primarily consist of sidewall, roof and slideout panels for RV construction sold to OEMs. We see a favorable market trend in the RV industry benefiting from growth in first-time customers driven by the COVID-19 pandemic, demographic trends favorable for RV ownership and increased interest in camping.

Building Products sales in 2021 were 42% of segment sales and include wall and ceiling panels used in commercial construction across a variety of industries with a focus on national chain accounts, primarily in the restaurant and retail space, and sold through building products distributors. Building Products is positioned to benefit from long-term growth in its targeted national chain accounts in the restaurant and retail industries, with additional growth initiatives focused on key secular growth markets where FRP has a differentiated value proposition, including: (i) “ghost” kitchens that are benefiting from on-demand food delivery trends, (ii) cold storage where demand is driven by a growing consumer adoption of online grocery purchases, (iii) retail health clinics, including urgent care facilities and dialysis centers, (iv) cannabis growing facilities, (v) data centers and (vi) order fulfillment centers and warehouses.

Transportation sales in 2021 were 13% of segment sales and primarily consisted of interior liner and scuff panels, roofs and side skirts for trailer and truck body construction sold to OEMs. We believe this business segment is well positioned for future growth given its strategic focus on high-growth niche segments and increasing sales through its commitment to superior customer service and product innovation. It has a broad product portfolio with 19 distinct product families across 10 leading brands. The segment has a demonstrated track record of new product development and enhancements, as well as commitment to product performance and quality that we believe is differentiated from our peers. Transportation is also positioned for growth given its products aligned with trends that support the expansion of e-commerce and “last-mile” delivery demand.

Overall, longstanding relationships with a diverse base of customers provides the ability to leverage CBS to drive productivity and growth. Low ongoing needs for capital expenditures and working capital efficiency have contributed to strong margins and free cash flow conversion.

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Recent Developments

Sale of Redco

On August 12, 2022, Crane Holdings, Co., Crane Company and Redco Corporation (“Redco”), a wholly-owned subsidiary of Crane Company that holds liabilities including asbestos liabilities and related insurance assets, entered into a Stock Purchase Agreement (the “Redco Purchase Agreement”) with Spruce Lake Liability Management Holdco LLC (“Redco Buyer”), a long-term liability management company specializing in the acquisition and management of legacy corporate liabilities whereby Crane Company transferred to Redco Buyer all of the issued and outstanding shares of Redco (the “Redco Sale”). In connection with the Redco Sale, Crane Holdings, Co., on behalf of Crane Company, contributed approximately $550 million in cash to Redco, which was funded by a combination of Crane Holdings, Co.’s $400 million 364-day Term Loans (as defined below) issued on August 11, 2022 and cash on hand. Concurrent with the completion of the Redco Sale, Redco Buyer contributed $83 million in cash to Redco. Pursuant to the terms of the Redco Purchase Agreement, Crane Company and Redco Buyer will each indemnify the other for breaches of representations and warranties, breaches of covenants and obligations and certain liabilities, subject to the terms of the Redco Purchase Agreement. While indemnification by each of Crane Company and Redco Buyer to the other party for breach of representations and warranties is capped at $83 million, in each case, based on the terms and subject to certain limitations as set forth in the Redco Purchase Agreement, liability of each of Crane Company and Redco Buyer for breaches of covenants and obligations and for indemnified liabilities is generally uncapped. Such covenants and obligations include that Redco has agreed to indemnify Crane Company and its affiliates for all claims arising out of asbestos liabilities, and Crane Company has agreed to indemnify Redco and its affiliates for all other historical liabilities of Redco, which include certain potential environmental liabilities. Crane Holdings, Co. has guaranteed the full payment and performance of Crane Company’s indemnification obligations under the Redco Purchase Agreement. Upon consummation of the spin-off, Crane Holdings, Co. will be released from its guarantee of Crane Company’s indemnification obligations under the Redco Purchase Agreement. As a result of the Redco Sale, all asbestos obligations and liabilities, related insurance assets and associated deferred tax assets have been removed from Crane Holdings, Co.’s consolidated balance sheets and Crane Company’s combined balance sheets effective August 12, 2022. An estimated loss of approximately $170 million will be recorded on Crane Holdings, Co.’s consolidated statements of operations and Crane Company’s combined statements of operations for the nine months ended September 30, 2022.

364-Day Credit Agreement

On August 11, 2022, Crane Holdings, Co. entered into a new senior unsecured 364-day credit facility (the “364-Day Credit Agreement”), by and among Crane Holdings, Co., as sole borrower, the financial institutions party thereto as lenders and JPMorgan Chase Bank, N.A., as administrative agent. Crane Company is not party to the 364-Day Credit Agreement and will not be subject to its restrictive provisions following the spin-off. Following entry into the 364-Day Credit Agreement, on August 11, 2022, Crane Holdings, Co. borrowed term loans denominated in U.S. dollars (the “Term Loans”) in an aggregate principal amount of $400 million under the 364-Day Credit Agreement. Interest on the Term Loans accrues at a rate per annum equal to, at Crane Holdings, Co.’s option, (i) a base rate (determined in a customary manner), plus a margin of 0.25% or 0.50% that is determined based upon the ratings by S&P and Moody’s of Crane Holdings, Co.’s senior unsecured long-term debt (the “Index Debt Rating”) or (ii) an adjusted Term SOFR (determined in a customary manner) for an interest period to be selected by Crane Holdings, Co., plus a margin of 1.25% or 1.50% that is determined based upon the Index Debt Rating. The 364-Day Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including (a) limitations on the ability of Crane Holdings, Co.’s subsidiaries to incur indebtedness and (b) restrictions on Crane Holdings, Co. and its subsidiaries with respect to liens, mergers, consolidations, liquidations and dissolutions, sales of all or substantially all assets and transactions with affiliates. Crane Holdings, Co. must also maintain a debt to capitalization ratio not to exceed 0.65 to 1.00 at all times. The 364-Day Credit Agreement also provides for customary events of default, including failure to pay principal,

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interest or fees when due, failure to comply with covenants, any representation or warranty made by Crane Holdings, Co. or any of its material subsidiaries being false in any material respect, default under certain other material indebtedness, certain insolvency or receivership events affecting Crane Holdings, Co. and its material subsidiaries, certain ERISA events, material judgments and a change in control of Crane Holdings, Co., in each case, subject to thresholds and cure periods where customary. The 364-Day Credit Agreement permits Crane Holdings, Co. to undertake the spin-off.

Sale of Crane Supply

On April 8, 2022, Crane entered into an agreement to sell Crane Supply for CAD380 million on a cash-free and debt-free basis. The sale closed on May 31, 2022. Crane Holdings, Co. and Crane Company recognized a gain on sale of approximately $230 million.

Termination of Agreement to Sell Engineered Materials

On May 16, 2021, Crane entered into an agreement to sell the Engineered Materials segment to Grupo Verzatec S.A. de C.V. (“Verzatec”) for $360 million on a cash-free and debt-free basis. In the second quarter of 2021, the assets and liabilities of the segment were classified as held for sale. On May 26, 2022, Verzatec terminated the sale agreement and paid $7.5 million to Crane in termination fees. As such, as of June 30, 2022, the Engineered Materials segment is no longer classified as assets held for sale and is presented herein as continuing operations for all periods presented.

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SUMMARY OF THE SEPARATION AND DISTRIBUTION

The following provides a summary of the terms of the separation and distribution. For a more detailed description of the matters described below, see the section of this information statement entitled “The Separation and Distribution.”

Distributing Company

Crane Holdings, Co. is a Delaware corporation, which will be renamed “Crane NXT, Co.” upon completion of the spin-off. Following the distribution, Crane NXT, Co. will not own any shares of Crane Company common stock.

Distributed Company

Crane Company

Crane Company is a Delaware corporation and, prior to the spin-off, a wholly-owned subsidiary of Crane Holdings, Co. After completion of the spin-off, Crane Company will be an independent, publicly traded company.

Distribution Ratio

Each holder of Crane Holdings, Co. common stock will receive one share of Crane Company common stock for every one share of Crane Holdings, Co. common stock held on [●], the record date. Please note that if you sell your shares of Crane Holdings, Co. common stock on or before the distribution date, the buyer of those shares may, in certain circumstances, be entitled to receive the shares of Crane Company common stock distributed on the distribution date.

Distributed Securities

Crane Holdings, Co. will distribute all of the shares of Crane Company common stock owned by Crane Holdings, Co., which will be 100% of Crane Company’s common stock outstanding immediately prior to the distribution. Based on the approximately [●] shares of Crane Holdings, Co. common stock outstanding on [●], and applying the distribution ratio of one share of Crane Company common stock for every one share of Crane Holdings, Co. common stock, Crane Holdings, Co. will distribute approximately [●] shares of Crane Company common stock to Crane Holdings, Co. stockholders who hold Crane Holdings, Co. common stock as of the record date.

Record Date

The record date is expected to be 5:00 p.m. local New York City time on [●].

Distribution Date

The distribution date is expected to be on or about [●].

Distribution

On the distribution date, Crane Holdings, Co., with the assistance of Computershare Trust Company, N.A. (“Computershare”), the distribution agent, will electronically distribute shares of Crane Company common stock to your bank or brokerage firm on your behalf or through the systems of the DTC (if you hold the shares through a bank or brokerage firm that uses DTC) or to you in book-entry form. You will not be required to make any

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payment or surrender or exchange your shares of Crane Holdings, Co. common stock or take any other action to receive your shares of Crane Company on the distribution date. Your bank or brokerage firm will credit your account for the shares of Crane Company common stock or the distribution agent or the transfer agent will mail you a book-entry account statement that reflects your shares of Crane Company. Please note that if you sell your shares of Crane Holdings, Co. common stock on or before the distribution date, the buyer of those shares may, in certain circumstances, be entitled to receive the shares of Crane Company common stock distributed on the distribution date.

Distribution Agent

Computershare Trust Company, N.A.

Conditions to the Distribution

The distribution of shares of Crane Company common stock by Crane Holdings, Co. is subject to the satisfaction of the following conditions:

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The registration statement of which this information statement forms a part will have become effective under Section 12(d) of the Exchange Act, with no stop order suspending the effectiveness of the registration statement in effect, and no proceedings for that purpose will be pending before, or threatened by, the SEC.

•	The mailing of this information statement (or notice of internet availability thereof) to record holders of Crane Holdings, Co. common stock as of [●], the record date.

•	The NYSE, or a comparable public market, will have approved the listing of Crane Company common stock, subject to official notice of issuance.

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Crane Holdings, Co. will have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), tax counsel to Crane Holdings, Co., substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code” and, such opinion, the “Tax Opinion”). See the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

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All actions, filings, permits, registrations and consents necessary or appropriate under applicable federal, state or other securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken or made and, where applicable, become effective or accepted.

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No order, injunction or decree issued by any court or other tribunal of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the spin-off or any of the related transactions will be in effect.

•	The reorganization of the Crane NXT, Co. and Crane Company businesses prior to the spin-off will have been effectuated.

•	The Crane Holdings, Co. Board of Directors shall have declared the distribution and finally approved all related transactions (and such declaration or approval shall not have been withdrawn).

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No events or developments shall have occurred or exist that, in the sole and absolute judgment of the Crane Holdings, Co. Board of Directors, make it inadvisable to effect the distribution or would result in the distribution and related transactions not being in the best interest of Crane Holdings, Co. or its stockholders.

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Any material required governmental approvals necessary to consummate the distribution and the transactions contemplated by the separation and distribution agreement and related ancillary agreements shall have been obtained and be in full force and effect.

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Our adoption of Crane Company’s amended and restated certificate of incorporation and amended and restated by-laws and the filing of those documents with the SEC as exhibits to the registration statement on Form 10, of which this information statement forms a part.

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Each of the separation and distribution agreement, the transition services agreement, the tax matters agreement, the intellectual property matters agreement, the employee matters agreement and the other ancillary agreements shall have been executed and delivered by each party thereto and be in full force and effect.

Crane Holdings, Co. and Crane Company cannot assure you that any or all of these conditions will be met, and Crane Holdings, Co. may also waive conditions to the distribution in its sole discretion and proceed with the distribution even if such conditions have not been met. If the distribution is completed and the Crane Holdings, Co. Board of Directors waived any such condition, such waiver could have a material adverse effect on (i) Crane NXT, Co.’s and Crane Company’s respective business, financial condition or results of operations, (ii) the trading price of Crane Company’s common stock or (iii) the ability of stockholders to sell their Crane Company shares after the distribution, including, without limitation, as a result of (a) illiquid trading if Crane Company common stock is not accepted for listing or (b) litigation relating to any injunctions sought to prevent the consummation of the distribution. If Crane Holdings, Co. elects to proceed with the distribution notwithstanding that one or more of the conditions to the distribution has not been met, Crane Holdings, Co. will evaluate the applicable facts and circumstances at that time and make such additional disclosure and take such other actions as Crane Holdings, Co. determines to be necessary and appropriate in accordance with applicable law.

Crane Holdings, Co. may also decline at any time to go forward with the distribution, whether or not the conditions are satisfied. For a more detailed description, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.”

Stock Exchange Listing

We intend to apply to list Crane Company common stock on the NYSE under the symbol “CR.” Following the completion of the distribution, Crane Holdings, Co. will be renamed “Crane NXT, Co.” and intends to change the symbol for its common stock currently listed on the NYSE to “CXT.”

Tax Considerations

Crane Holdings, Co. has requested a private letter ruling (the “IRS Ruling”) from the Internal Revenue Service (the “IRS”) on certain issues relevant to the qualification of the distribution as generally tax-free for U.S. federal income tax purposes under sections 368(a)(1)(D) and 355 of the Code, based on certain facts and representations set forth in such request. No assurance can be given that Crane Holdings, Co. will receive the IRS Ruling, and it is not a condition of the distribution. The IRS Ruling, even if received, would not address all of the requirements for the tax-free treatment of the distribution, and it is a condition to the completion of the distribution that Crane Holdings, Co. receives the Tax Opinion, although this condition may be waived by Crane Holdings, Co. in its sole discretion.

Accordingly, and so long as the distribution, together with certain related transactions, so qualifies, no gain or loss will be recognized by you for U.S. federal income tax purposes, and no amount will be included in your income, for U.S. federal income tax purposes, upon the receipt of shares of Crane Company common stock pursuant to the distribution.

For more information regarding the potential U.S. federal income tax consequences to Crane Company, Crane Holdings, Co. and you of the spin-off, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

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You should consult your tax advisor as to the particular consequences of the spin-off to you, including the applicability and effect of any U.S. federal, state and local, and any foreign, tax laws.

Relationship Between Crane NXT, Co. and Crane Company Following the Spin-Off

Following the completion of the spin-off, Crane NXT, Co. and Crane Company will be two separate, independent, publicly traded companies. Crane NXT, Co. will not own any shares of Crane Company common stock, and the relationship between Crane NXT, Co. and Crane Company will be governed by, among others, a separation and distribution agreement, a transition services agreement, a tax matters agreement, an intellectual property matters agreement and an employee matters agreement. These agreements will provide for the allocation between Crane Company and Crane NXT, Co. of Crane NXT, Co.’s and Crane Company’s assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Crane Company’s spin-off from Crane. For additional information regarding these agreements, see the sections of this information statement entitled “Risk Factors—Risks Related to the Spin-Off” and “Certain Relationships and Related Party Transactions.”

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Summary of Risk Factors

An investment in Crane Company’s common stock is subject to a number of risks, including market, financial, regulatory and operational risks related to our business, our industry, the spin-off and Crane Company common stock. Set forth below are some, but not all, of these risks.

Risks Related to Our Business

•	Macroeconomic fluctuations may harm our business, results of operations and stock price;

•	Our ability to source components and raw materials from our suppliers could be disrupted or delayed in our supply chain which could adversely affect our results of operation;

•	The effects of the ongoing pandemic on our business may adversely affect our results of operations and cash flows;

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Information systems and technology networks failures and breaches in data security, personally identifiable and other information, non-compliance with our contractual or other legal obligations regarding such information, or a violation of our policies with respect to such information, could adversely affect us;

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Our businesses are subject to extensive governmental regulation; failure to comply with those regulations could adversely affect our financial condition, results of operations, cash flows and reputation;

•	The prices of our components and raw materials could fluctuate which may adversely affect our profitability;

•	We may not be able to retain our personnel or hire and retain additional personnel needed for us to sustain and grow our business as planned;

•

Our operations expose us to the risk of environmental liabilities, costs, litigation and violations that could adversely affect our financial condition, results of operations, cash flows and reputation;

•	We conduct substantial business outside the U.S. and face risks inherent in non-domestic operations;

•	Intangible asset impairment charges could adversely impact future results of operations and financial condition;

•	Our business could be harmed if we are unable to protect our IP;

•

We could face potential product liability or warranty claims, we may not accurately estimate costs related to such claims, and we may not have sufficient insurance coverage available to cover such claims; and

•	Additional tax expense or exposures could affect our financial condition, results of operations and cash flows.

Specific Risks Related to Our Reportable Segments

•	Risks related to our A&E segment, which include:

•	Our sales are primarily affected by conditions in the commercial aerospace industry which is cyclical in nature, and by changes in defense spending by the U.S. government;

•	We are required to comply with various export control laws, which may affect our transactions with certain customers; and

•	A portion of this segment’s business is subject to government contracting rules and regulations. Failure to comply with these requirements could result in civil and/or criminal liability.

•	Risks related to our PFT segment, which include that demand for our PFT products is heavily dependent on our customers’ level of new capital investment and planned maintenance expenditures.

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•

Risks related to our Engineered Materials segment, which include that demand in the relevant end markets is dependent on general economic conditions, credit availability and consumer and corporate spending levels.

Risks Related to the Spin-Off

•

Crane Company may not achieve the expected benefits of the spin-off, the spin-off may adversely affect the Company’s business, and the Company may incur material costs and expenses as a result of the spin-off;

•

After the spin-off, if Crane Company is unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), or its internal control over financial reporting is not effective, it could have a material adverse effect on Crane Company’s businesses and stock price;

•	Potential indemnification liabilities to Crane NXT, Co. could materially and adversely affect Crane Company’s business, financial condition, results of operations and cash flows;

•	Crane Company may be subject to certain contingent liabilities of Crane NXT following the spin-off;

•

Indemnifications provided by Crane NXT, Co. may be insufficient to insure Crane Company against all related liabilities, and Crane Company’s ability to satisfy its indemnification obligations could be impaired in the future;

•

If the distribution of shares of Crane Company, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under sections 368(a)(1)(D) and 355 of the Code, you and Crane NXT, Co. could be subject to significant U.S. federal income tax liability and, in certain circumstances, Crane Company could be required to indemnify Crane NXT for material taxes pursuant to indemnification obligations under the anticipated tax matters agreement;

•

The spin-off and related internal restructuring transactions may expose Crane Company to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements;

•

Crane Company’s post spin-off access to and cost of financing may be different from that available to Crane, which may adversely affect the Company’s business, financial condition or results of operations and cash flows; and

•

After the spin-off, the value of common stock in Crane NXT, Co. and Crane Company may collectively trade at an aggregate price less than what Crane Holdings, Co.’s common stock might trade at had the spin-off not occurred.

Risks Related to Crane Company Common Stock

•

Crane Company cannot be certain that an active trading market for its common stock will develop or be sustained after the spin-off and distribution, and Crane Company’s stock price may fluctuate significantly;

•	A number of shares of Crane Company common stock are or will be eligible for future sale, which may cause Crane Company’s stock price to decline; and

•	Certain provisions in Crane Company’s governing documents and Delaware law may prevent or delay an acquisition of Crane Company, which could decrease the trading price of Crane Company common stock.

These and other risks relating to our business, our industry, the spin-off and Crane Company common stock are discussed in greater detail under the section of this information statement entitled “Risk Factors.” You should read and consider all of these risks carefully.

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QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Crane Company and why is Crane Holdings, Co. separating Crane Company’s businesses and distributing Crane Company stock?	Crane Company currently is a wholly-owned subsidiary of Crane Holdings, Co. that was formed to hold assets and liabilities related to all of Crane’s businesses other than its Payment & Merchandising Technologies segment, including its A&E and PFT global growth platforms, as well as its Engineered Materials segment. The separation of Crane Company from Crane and the distribution of Crane Company common stock are intended to provide you with equity investments in two separate companies, each of which will be able to focus on its businesses. The Board of Directors of Crane Holdings, Co. believes that the spin-off will result in enhanced long-term performance of each business for the reasons discussed in the section of this information statement entitled “The Separation and Distribution—General—Reasons for the Spin-Off.”

Why am I receiving this document?	Crane Holdings, Co. is making this document available to you because you are a holder of Crane Holdings, Co. common stock. If you are a holder of Crane Holdings, Co. common stock as of 5:00 p.m. local New York City time on [●], the record date for the distribution, you will be entitled to receive one share of Crane Company common stock for every one share of Crane Holdings, Co. common stock that you hold at such time. This document will help you understand how the spin-off will affect your current investment in Crane Holdings, Co. and your investment in Crane NXT, Co. and Crane Company after the spin-off.

How will the spin-off of Crane Company from Crane work?	The spin-off will be accomplished through a series of transactions in which (i) the equity interests of the entities that hold assets and liabilities of all of Crane’s businesses other than its Payment & Merchandising Technologies segment, including its A&E and PFT global growth platforms, as well as its Engineered Materials segment, will be transferred to Crane Company, (ii) other assets and liabilities will be assigned to or assumed by Crane Company or the entities described in the foregoing clause (i), as applicable, and (iii) Crane Holdings, Co. will then distribute all of the outstanding shares of common stock of Crane Company to Crane Holdings, Co. stockholders on a pro rata basis as a distribution. Following the completion of the spin-off, Crane Holdings, Co. will hold Crane’s Payment & Merchandising Technologies segment and be renamed “Crane NXT, Co.”, and Crane Company will hold all of Crane’s other businesses, including its A&E and PFT global growth platforms, as well as its Engineered Materials segment.

Why is the spin-off of Crane Company structured as a distribution?

Crane Holdings, Co. believes that a distribution, together with certain related transactions, of Crane Company shares to Crane Holdings, Co. stockholders, which Crane Holdings, Co. intends to be tax-free for U.S. federal income tax purposes, is an efficient way to separate its industrial businesses from its payment and currency businesses in a manner that is expected to create long-term benefits and value for Crane NXT, Co., Crane Company and their respective stockholders.

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Following the spin-off, Crane NXT, Co. will not retain any ownership interest in Crane Company.

What will be distributed in the distribution?	As a holder of Crane Holdings, Co. common stock, you will receive a dividend of one share of Crane Company common stock for every one share of Crane Holdings, Co. common stock you hold as of 5:00 p.m. local New York City time on [●], the record date for the distribution. Your proportionate interest in Crane Holdings, Co. will not change as a result of the distribution. For a more detailed description, see the section of this information statement entitled “The Separation and Distribution.”

What is the record date for the distribution?	The record date for the distribution is 5:00 p.m. local New York City time on [●].

When will the distribution occur?	It is expected that all of the shares of Crane Company common stock will be distributed by Crane Holdings, Co. on or about [●], to holders of record of Crane Holdings, Co. common stock as of 5:00 p.m. local New York City time on [●], the record date. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

Is a stockholder vote required to approve the distribution?	No stockholder vote is required to approve the distribution.

What do stockholders need to do to participate in the distribution?	Stockholders of Crane Holdings, Co. entitled to receive shares in the distribution will not be required to take any action to receive Crane Company common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration or exchange or surrender your existing Crane Holdings, Co. common stock or take any other action to receive your shares of Crane Company common stock.

Will I receive physical certificates representing shares of Crane Company common stock following the spin-off?	No. Following the spin-off, Crane Company will not issue physical certificates representing shares of Crane Company common stock, even if requested. If you own Crane Holdings, Co. common stock as of 5:00 p.m. local New York City time on [●], the record date, Crane Holdings, Co., with the assistance of Computershare, will electronically distribute shares of Crane Company common stock to you or to your brokerage firm on your behalf by way of direct registration form. “Direct registration form” refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. The distribution agent or the transfer agent will mail you a book-entry account statement that reflects your shares of Crane Company common stock, or your bank or brokerage firm will credit your account for the shares.

Following the distribution, stockholders whose shares are held in book-entry form may request that their shares of Crane Company common stock held in book-entry form be transferred to a brokerage or other account at any time.

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How many shares of Crane Company common stock will I receive in the distribution?	Crane Holdings, Co. will distribute to you one share of Crane Company common stock for every one share of Crane Holdings, Co. common stock held by you as of 5:00 p.m. local New York City time on [●], the record date. Based on approximately [●] shares of Crane Holdings, Co. common stock outstanding as of [●], a total of approximately [●] shares of Crane Company common stock will be distributed. For additional information on the distribution, see the section of this information statement entitled “The Separation and Distribution.”

Will Crane Company issue fractional shares of its common stock in the distribution?	No. Because you will receive one share of Crane Company common stock for each share of Crane Holdings, Co. common stock that you hold, Crane Holdings, Co. will not need to issue, or pay cash in lieu of, any fractional shares of Crane Company common stock.

What are the conditions to the distribution?	The distribution of shares of Crane Company common stock by Crane Holdings, Co. is subject to the satisfaction of the following conditions:

•

The registration statement of which this information statement forms a part will have become effective under Section 12(d) of the Exchange Act, with no stop order suspending the effectiveness of the registration statement in effect, and no proceedings for that purpose will be pending before, or threatened by, the SEC.

•	The mailing of this information statement (or notice of internet availability thereof) to record holders of Crane Holdings, Co. common stock as of [●], the record date.

•	The NYSE, or a comparable public market, will have approved the listing of Crane Company common stock, subject to official notice of issuance.

•	Crane Holdings, Co. will have received the Tax Opinion. See the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

•

All actions, filings, permits, registrations and consents necessary or appropriate under applicable federal, state or other securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken or made and, where applicable, become effective or accepted.

•

No order, injunction or decree issued by any court or other tribunal of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the spin-off or any of the related transactions will be in effect.

•	The reorganization of the Crane NXT, Co. and Crane Company businesses prior to the spin-off will have been effectuated.

•	The Crane Holdings, Co. Board of Directors shall have declared the distribution and finally approved all related transactions (and such declaration or approval shall not have been withdrawn).

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•

No events or developments shall have occurred or exist that, in the sole and absolute judgment of the Crane Holdings, Co. Board of Directors, make it inadvisable to effect the distribution or would result in the distribution and related transactions not being in the best interest of Crane Holdings, Co. or its stockholders.

•

Any material required governmental approvals necessary to consummate the distribution and the transactions contemplated by the separation and distribution agreement and related ancillary agreements shall have been obtained and be in full force and effect.

•

Our adoption of Crane Company’s amended and restated certificate of incorporation and amended and restated by-laws and the filing of those documents with the SEC as exhibits to the registration statement on Form 10, of which this information statement forms a part.

•

Each of the separation and distribution agreement, the transition services agreement, the tax matters agreement, the intellectual property matters agreement, the employee matters agreement and the other ancillary agreements shall have been executed and delivered by each party thereto and be in full force and effect.

Crane Holdings, Co. and Crane Company cannot assure you that any or all of these conditions will be met, and Crane Holdings, Co. may also waive conditions to the distribution in its sole discretion and proceed with the distribution even if such conditions have not been met. If the distribution is completed and the Crane Holdings, Co. Board of Directors waived any such condition, such waiver could have a material adverse effect on (i) Crane NXT, Co.’s and Crane Company’s respective business, financial condition or results of operations, (ii) the trading price of Crane Company’s common stock or (iii) the ability of stockholders to sell their Crane Company shares after the distribution, including, without limitation, as a result of (a) illiquid trading if Crane Company common stock is not accepted for listing or (b) litigation relating to any injunctions sought to prevent the consummation of the distribution. If Crane Holdings, Co. elects to proceed with the distribution notwithstanding that one or more of the conditions to the distribution has not been met, Crane Holdings, Co. will evaluate the applicable facts and circumstances at that time and make such additional disclosure and take such other actions as Crane Holdings, Co. determines to be necessary and appropriate in accordance with applicable law.

Crane Holdings, Co. may also decline at any time to go forward with the distribution, whether or not the conditions are satisfied. For a more detailed description, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.”

What is the expected date of completion of the spin-off?	The completion and timing of the spin-off are dependent upon a number of conditions. It is expected that the shares of Crane

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Company common stock will be distributed by Crane Holdings, Co. on or about [•] to the holders of record of Crane Holdings, Co. common stock as of 5:00 p.m. local New York City time on [•], the record date. However, no assurance can be provided as to the timing of the spin-off or that all conditions to the spin-off will be met.

Can Crane Holdings, Co. decide to cancel the distribution of Crane Company common stock even if all the conditions have been met?	Yes. Until the distribution has occurred, Crane Holdings, Co. has the unilateral and sole and exclusive right to terminate the distribution for any reason, even if all of the conditions are satisfied. See the section of this information statement entitled “Risk Factors—Risks Related to the Spin-Off.”

What if I want to sell my Crane Holdings, Co. common stock, my Crane NXT, Co. common stock or my Crane Company common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading?	Beginning on or shortly before the record date and continuing up to and through the distribution date, it is expected that there will be two markets in Crane Holdings, Co. common stock: a “regular-way” market and an “ex-distribution” market. Shares of Crane Holdings, Co. common stock that trade in the “regular-way” market will trade with an entitlement to shares of Crane Company common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Crane Company common stock distributed pursuant to the distribution. Each stockholder trading in Crane Holdings, Co. shares would make any decision as to whether to trade one or more of such stockholder’s shares in Crane Holdings, Co. in the “regular-way” market or the “ex-distribution” market.

If you decide to sell any shares of your Crane Holdings, Co. common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Crane Holdings, Co. common stock with or without your entitlement to Crane Company common stock pursuant to the distribution.

Where will I be able to trade shares of Crane Company common stock?	Crane Company intends to apply to list its common stock on the NYSE under the symbol “CR.” Crane Holdings, Co. will be renamed “Crane NXT, Co.” and intends to change the symbol for its common stock currently listed on the NYSE to “CXT.” Crane Company expects that trading in shares of its common stock will begin on a “when-issued” basis on or about the record date and will continue up to and through the distribution date and that “regular-way” trading in Crane Company common stock will begin on the first trading day following the distribution date. If trading begins on a “when-issued” basis, you may purchase or sell Crane Company common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. Crane Company cannot predict the trading prices for its common stock before, on or after the distribution date.

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What will happen to the listing of Crane Holdings, Co. common stock?	Prior to the completion of the spin-off, Crane Holdings, Co. will continue to trade on the NYSE under the symbol “CR.” Following the completion of the spin-off, Crane Holdings, Co. will be renamed “Crane NXT, Co.” and intends to change the symbol for its common stock currently listed on the NYSE to “CXT.”

Will the number of shares of Crane Holdings, Co. common stock that I own change as a result of the distribution?	No. The number of shares of Crane Holdings, Co. common stock that you own will not change as a result of the distribution.

Why is Crane Company being treated as the “accounting spinnor” and therefore the “accounting successor” to Crane for accounting purposes?	Notwithstanding the legal form of the spin-off described elsewhere in this information statement, for accounting and financial reporting purposes, Crane’s Payment & Merchandising Technologies segment will be presented as being spun-off from Crane. This presentation is in accordance with GAAP and is primarily a result of, among other factors, Crane Company’s (which is the legal spinnee) larger operations, greater tangible assets, greater fair value and greater net sales, in each case, relative to Crane NXT. Further, Crane has determined that Crane best represents the predecessor entity to Crane Company. Therefore, the historical financial statements presented herein and in our future filings, with respect to periods prior to the spin-off, will be represented by the historical consolidated financial statements of Crane, and the pro forma financial statements will present Crane NXT as discontinued operations. See the sections of this information statement entitled “Risk Factors—Risks Related to the Spin-Off—The historical and pro forma financial information presented herein is not necessarily representative of the results that Crane Company would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of its future results,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane Company (Supplemental)” for more information regarding the effects of this accounting treatment.

What are the U.S. federal income tax consequences of the spin-off?	Crane Holdings, Co. has requested the IRS Ruling on certain issues relevant to the qualification of the distribution as generally tax-free for U.S. federal income tax purposes under sections 368(a)(1)(D) and 355 of the Code, based on certain facts and representations set forth in such request. No assurance can be given that Crane Holdings, Co. will receive the IRS Ruling, and it is not a condition of the distribution. The IRS Ruling, even if received, would not address all of the requirements for the tax-free treatment of the distribution, and it is a condition to the completion of the distribution that Crane Holdings, Co. receives the Tax Opinion, although this condition may be waived by Crane Holdings, Co. in its sole discretion.

Accordingly, and so long as the distribution, together with certain related transactions, so qualifies, no gain or loss will be recognized by you for U.S. federal income tax purposes, and no amount will be included in your income, for U.S. federal income tax purposes, upon

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the receipt of shares of Crane Company common stock pursuant to the distribution.

For more information regarding the potential U.S. federal income tax consequences to Crane Company, Crane Holdings, Co. and you of the spin-off, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.” You should consult your tax advisor as to the particular consequences of the spin-off to you, including the applicability and effect of any U.S. federal, state and local, and any foreign, tax laws.

What are the material state, local and foreign income tax consequences of the distribution?	The Tax Opinion will not address the state, local or foreign income tax consequences of the distribution. You should consult your tax advisor as to the particular state, local and foreign tax consequences of the spin-off to you, which consequences may differ from those described in the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

How will I determine my tax basis in the Crane Company shares I receive in the distribution?	Assuming that the distribution is tax-free to Crane Holdings, Co. stockholders for U.S. federal income tax purposes, your aggregate tax basis in your Crane Holdings, Co. common stock held by you immediately prior to the distribution will be allocated between your Crane Holdings, Co. common stock (which will be Crane NXT, Co. common stock following the spin-off) and Crane Company common stock that you receive in the distribution in proportion to the relative fair market values of each immediately following the distribution. Crane Holdings, Co. will provide its stockholders with information to enable them to compute their tax basis in both their Crane NXT, Co. and Crane Company shares. This information will be posted on Crane NXT’s website following the distribution date.

You should consult your tax advisor about the particular consequences of the spin-off to you, including a situation where you have purchased Crane Holdings, Co. shares at different times or for different amounts, and the application and effect of state, local and foreign tax laws.

For a more detailed description, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

What will the Company’s relationship be with Crane NXT following the spin-off?

Following the completion of the spin-off, Crane NXT, Co. and Crane Company will be two separate, independent, publicly traded companies, Crane NXT, Co. will not own any shares of Crane Company common stock and the relationship between Crane Company and Crane NXT, Co. will be governed by, among others, a separation and distribution agreement, a transition services agreement, a tax matters agreement, an intellectual property matters agreement and an employee matters agreement. These agreements will provide for the allocation between Crane Company and Crane NXT, Co. of Crane NXT, Co.’s and Crane Company’s assets, employees, liabilities and obligations (including employee benefits

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and tax-related assets and liabilities) attributable to periods prior to, at and after Crane Company’s spin-off from Crane. For additional information regarding these agreements, see the sections of this information statement entitled “Risk Factors—Risks Related to the Spin-Off” and “Certain Relationships and Related Party Transactions.”

Will I have appraisal rights in connection with the distribution?	No. Holders of Crane Holdings, Co. common stock are not entitled to appraisal rights in connection with the distribution.

Are there risks associated with owning Crane Company common stock?	Yes. Ownership of Crane Company common stock is subject to both general and specific risks relating to Crane Company’s businesses, the industries in which it operates, its ongoing contractual relationships with Crane NXT and its status as a separate, publicly traded company. Ownership of Crane Company common stock is also subject to risks relating to the spin-off, including that, following the spin-off, the Company’s businesses will be less diversified than Crane’s businesses prior to the spin-off. These risks are described in the section of this information statement entitled “Risk Factors.” You are encouraged to read that section carefully.

What will govern my rights as a Crane Company stockholder?	Your rights as a Crane Company stockholder will be governed by Delaware law, as well as our amended and restated certificate of incorporation and our amended and restated by-laws. At the time of the distribution, stockholder rights between the existing Crane Holdings, Co. common stock and Crane Company common stock will be substantially the same. For additional details regarding Crane Company common stock and Crane Company stockholder rights, see the section of this information statement entitled “Description of Capital Stock.”

Who will manage Crane Company after the spin-off?	After the spin-off, Crane Company’s President and Chief Executive Officer will be Max H. Mitchell, who currently serves as Crane Holdings, Co.’s President and Chief Executive Officer, and Crane Company’s Senior Vice President and Chief Financial Officer will be Richard A. Maue, who currently serves as Crane Holdings, Co.’s Senior Vice President and Chief Financial Officer. These two executives, along with the rest of their expected senior leadership team, have extensive experience managing Crane Company’s businesses, as well as governance, management and administration of a publicly traded entity.

For more information regarding Crane Company’s expected named executive officers and other members of its management team, see the section of this information statement entitled “Management.”

What will Crane Company’s dividend and share repurchase policy be after the spin-off?

Although Crane Company anticipates that it will likely pay quarterly dividends following the distribution, Crane Company has not yet determined the value of the dividend it will pay on its common stock. The timing, declaration, amount of and payment of any dividends following the spin-off by Crane Company is within the discretion of Crane Company’s Board of Directors and will depend upon many

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factors, including the Company’s financial condition, earnings, capital requirements of its operating subsidiaries, covenants (if any) associated with debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by Crane Company’s Board of Directors. Moreover, if Crane Company determines to pay any dividend in the future, there can be no assurance that it will continue to pay such dividends or the amount of such dividends. In addition, Crane Company expects that Crane Company’s Board of Directors will be permitted to authorize share repurchase programs if circumstances warrant. See the section of this information statement entitled “Dividend Policy.”

What will happen to Crane Holdings, Co. options, restricted share units, performance-based restricted share units and deferred stock units in connection with the spin-off?	Crane Holdings, Co.’s equity compensation awards outstanding as of the distribution date are expected to be adjusted as follows:

•

Equity awards held by executive officers and non-employee directors, as well as performance-based restricted share unit awards (regardless of who holds them), are expected to be adjusted using the “stockholder method,” in which each pre-distribution Crane Holdings, Co. award is adjusted into a Crane NXT, Co. equity award and a Crane Company equity award. All other equity awards are expected to be adjusted using the “employer method,” in which each pre-distribution Crane Holdings, Co. award is adjusted into a single equity award based on the award holder’s post-distribution employer (either Crane NXT, Co. or Crane Company).

•

For each equity award holder, regardless of the adjustment method used, the intent is to maintain the intrinsic value of those equity awards immediately before and after the consummation of the distribution.

•	The material terms of the equity awards, such as vesting conditions and treatment upon termination of employment, will generally continue unchanged.

For a detailed description of how Crane Holdings, Co.’s equity compensation awards will be treated, see the section of this information statement entitled “Certain Relationships and Related Party Transactions—Agreements with Crane Holdings, Co. / Crane NXT, Co.—Employee Matters Agreement—Equity Compensation Awards.”

Will the distribution of Crane Company common stock affect the market price of Crane NXT, Co. common stock?

As a result of the distribution, we expect the trading price of shares of post-spin-off Crane Holdings, Co. common stock (which will be Crane NXT, Co. common stock following the spin-off) to be different from the trading price of Crane Holdings, Co. common stock immediately prior to the distribution because the trading price will no longer include the value of Crane Company’s businesses. Furthermore, until the market has fully analyzed the value of Crane NXT, the price of shares of Crane NXT, Co. common stock may

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fluctuate more than it typically has historically. There can be no assurance that, following the distribution, the combined value of Crane NXT, Co. common stock and Crane Company common stock will equal or exceed what the value of Crane Holdings, Co. common stock would have been in the absence of the distribution.

Will Crane Company incur any debt prior to or at the time of the distribution?	Information with respect to financing arrangements that Crane Company may enter into in connection with or following its spin-off from Crane will be provided in subsequent amendments to this information statement. See the section of this information statement entitled “Description of Certain Indebtedness.”

Who will be the distribution agent, transfer agent and registrar for Crane Company common stock?	The distribution agent, transfer agent and registrar for Crane Company common stock will be Computershare. For questions relating to the transfer or mechanics of the stock distribution, you should contact:

Computershare Trust Company, N.A.

P.O. Box 505000

Louisville, KY 40233

Tel: (877) 373-6374

Where can I find more information about Crane Holdings, Co., Crane NXT, Co. and Crane Company?	If you have any questions relating to Crane Holdings, Co., you should contact:

Crane Holdings, Co.

100 First Stamford Place

Stamford, CT 06902

Tel: (203) 363-7300

Attn: Investor Relations

After the distribution, Crane NXT, Co. stockholders who have any questions relating to Crane NXT, Co. should contact Crane NXT, Co. at:

Crane NXT, Co.

100 First Stamford Place

Stamford, CT 06902

Tel: (203) 363-7300

Attn: Investor Relations

After the distribution, Crane Company stockholders who have any questions relating to Crane Company should contact Crane Company at:

Crane Company

100 First Stamford Place

Stamford, CT 06902

Tel: (203) 363-7300

Attn: Investor Relations

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Principal Executive Office

Crane Company was incorporated in Delaware on June 15, 2022. Our principal executive offices are currently located at 100 First Stamford Place, Stamford, CT 06902, and our telephone number is currently (203) 363-7300. We maintain a website at www.craneco.com. The information contained on our website or that can be accessed through our website neither constitutes part of this information statement nor is incorporated by reference herein, and investors should not rely on any such information in deciding whether to invest in Crane Company common stock.

Reasons for Furnishing This Information Statement

This information statement is being furnished solely to provide information to stockholders of Crane Holdings, Co. who are entitled to receive shares of Crane Company common stock in the distribution. This information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of Crane Holdings, Co. We believe that the information contained in this information statement is accurate as of the date set forth on the cover of this information statement. Changes may occur after that date, and none of us, the Crane Company Board of Directors, the Crane Holdings, Co. Board of Directors or the Crane NXT, Co. Board of Directors undertake any obligation to update such information except in the normal course of our respective disclosure obligations and practices, or as required by applicable law.

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RISK FACTORS

You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this information statement. The risks and uncertainties described below are those that we have identified as material, but are not the only risks and uncertainties facing Crane Company. Our business is also subject to general risks and uncertainties that affect many other companies, such as market conditions, geopolitical events, changes in laws or accounting rules, fluctuations in interest rates, terrorism, wars or conflicts, major health concerns, natural disasters, or other disruptions of expected economic or business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity and financial condition.

Risks Related to Our Business

Macroeconomic fluctuations may harm our business, results of operations and stock price.

Our business, financial condition, operating results and cash flows may be adversely affected by changes in global economic conditions and geopolitical risks, including credit market conditions, trade policies, levels of consumer and business confidence, commodity prices and availability, inflationary pressures, exchange rates, levels of government spending and deficits, political conditions, and other challenges that could affect the global economy including impacts associated with economic sanctions imposed against Russia, including any territory within the Ukraine that Russia has occupied, in response to their recent invasion of Ukraine. These economic and geopolitical conditions could affect businesses such as ours in a number of ways. Such conditions could have an adverse impact on our flexibility to react to changing economic and business conditions and on our ability to fund our operations. In addition, restrictions on credit availability could adversely affect the ability of our customers to obtain financing for significant purchases and could result in decreases in or cancellation of orders for our products and services, as well as impact the ability of our customers to make payments. Similarly, credit restrictions may adversely affect our supplier base and increase the potential for one or more of our suppliers to experience financial distress or bankruptcy. See “Specific Risks Related to Our Reportable Segments” in this section of the information statement.

Our ability to source components and raw materials from our suppliers could be disrupted or delayed in our supply chain which could adversely affect our results of operations.

Our operations require significant amounts of necessary components and raw materials. We deploy a continuous, company-wide process to source our components and raw materials from fewer suppliers, and to obtain parts from suppliers in low-cost countries where possible. Due to a variety of global factors, our business has been experiencing, and may continue to experience, supply chain disruptions from an insufficient availability of certain components and raw materials and substantial freight delays in obtaining them. If we are unable to timely source these components or raw materials, our operations may be disrupted, or we could experience a delay or temporary stoppage in certain of our manufacturing operations. We believe that our supply management and production practices are based on an appropriate balancing of the foreseeable risks and the costs of alternative practices. Nonetheless, reduced availability or interruption in supplies, whether resulting from more stringent regulatory requirements; supplier financial condition; increases in duties and tariff costs; disruptions in transportation; an outbreak of a severe public health pandemic, such as the COVID-19 pandemic; severe weather; the occurrence or threat of wars, including Russia’s recent invasion of Ukraine or other conflicts, could have an adverse effect on our financial condition, results of operations and cash flows.

The effects of the ongoing COVID-19 pandemic on our business is uncertain and may adversely affect our results of operations and cash flows.

The COVID-19 pandemic has had and may continue to have an adverse impact on our operations and financial performance, as well as on the operations and financial performance of many of the customers and suppliers in

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industries that we serve. The COVID-19 pandemic continues to present business challenges, and we continue to experience impacts related to COVID-19, primarily in disruptions in global supply chains, delays in supplier deliveries, higher raw material prices, delays in deliveries to customers, travel restrictions, site access and quarantine restrictions, and employee absences. Because the severity, magnitude and duration of the COVID-19 pandemic and its economic consequences remain uncertain and rapidly changing, it is difficult to predict the extent of the pandemic’s impact on our operations and financial performance. Further, the ultimate impact of the COVID-19 pandemic on our operations and financial performance depends on many factors that are not within our control, including, but not limited to, duration of the pandemic, potential subsequent waves of COVID-19 infection or potential new variants, the effectiveness and adoption of COVID-19 vaccines and therapeutics, governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic (including shutdown orders, border closings, restrictions on travel and transport and workplace restrictions); and resulting supplier impacts. In addition, to the extent global vaccination programs do not achieve intended results and a longer period of economic and global supply chain and related disruption continues, the more adverse the impact will be on our business operations, financial performance and results of operations. As the impact of the COVID-19 pandemic on the economy and our operations evolves, we will continue to assess our liquidity needs. Worsening worldwide disruption could materially affect our future access to our sources of liquidity, particularly our cash flows from operations and access to credit markets, which could impact our financial condition, capitalization and capital investments. Conditions in the financial and credit markets may also limit the availability of funding or increase the cost of funding, which could adversely affect our business, financial position and results of operations.

Information systems and technology networks failures and breaches in data security, personally identifiable and other information, non-compliance with our contractual or other legal obligations regarding such information, or a violation of our privacy and security policies with respect to such information, could adversely affect us.

We are dependent on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and, in the normal course of our business, we collect and retain certain types of personally identifiable and other information pertaining to our customers, stockholders and employees. The legal, regulatory and contractual environment surrounding information security and privacy is constantly evolving and companies that collect and retain such information are under increasing attack by cyber-criminals around the world. A theft, loss, fraudulent use or misuse of customer, stockholder, employee or our proprietary data by cybercrime or otherwise, non-compliance with our contractual or other legal obligations regarding such data or a violation of our privacy and security policies with respect to such data could adversely impact our reputation and could result in costs, fines, litigation or regulatory action against us. Security breaches can create system disruptions and shutdowns that could result in disruptions to our operations. We cannot be certain that advances in criminal capabilities, new vulnerabilities or other developments will not compromise or breach the security solutions protecting our information technology, networks and systems. A failure of or cyber-attack on our information systems technology or those of our partners, vendors, suppliers could adversely affect our ability to process orders, maintain proper levels of inventory, collect accounts receivable and pay expenses; all of which could have an adverse effect on our results of operations, financial condition and cash flows. Failure to effectively prevent, detect and recover from security breaches, including attacks on information technology and infrastructure by hackers; viruses; breaches due to employee error or actions; or other disruptions could seriously harm our operations, as well as the operations of our customers and suppliers. Such serious harm can involve, among other things, misuse of our assets, business disruptions, loss of data, unauthorized access to trade secrets and confidential business information, unauthorized access to personal information, legal claims or proceedings, reporting errors, processing inefficiencies, negative media attention, reputational harm, loss of sales, remediation and increased insurance costs, and interference with regulatory compliance. We have experienced and expect to continue to experience some of these types of cybersecurity threats and incidents, which could be material in the future.

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Demand for our products is variable and subject to factors beyond our control, which could result in unanticipated events significantly impacting our results of operations.

A substantial portion of our sales is concentrated in industries that are cyclical in nature or subject to market conditions which may cause customer demand for our products to be volatile. Reductions in demand by these industries would reduce the sales and profitability of the affected business segments.

•

In our A&E segment, a significant decline in demand for air travel, or a decline in airline profitability generally, could result in reduced orders for aircraft and could also cause airlines to reduce their purchases of repair parts from our businesses. In addition, our A&E segment could be impacted to the extent that our major aircraft manufacturing customers encounter problems which impact their production rates and, correspondingly, reduce purchases of our products (for example, the grounding of the 737 MAX and associated suspension of 737 MAX production announced by Boeing in December 2019 reduced our sales and operating profit in 2020), or if pricing pressure from aircraft customers caused the manufacturers to press their suppliers to lower prices and/or extend payment terms; in addition, demand for military and defense products is dependent upon government spending in certain areas which can vary year to year.

•

Our PFT segment is dependent on global economic conditions, customer capital spending and commodity prices. Deterioration in any of these economic factors could result in sales and profits falling below our current outlook.

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In our Engineered Materials segment, sales and profits could be affected by declines in demand for RVs, building materials or truck trailers; results could also be impacted by unforeseen changes in capacity or price increases related to certain raw materials, in particular, resin.

Our businesses are subject to extensive governmental regulation; failure to comply with those regulations could adversely affect our financial condition, results of operations, cash flows and reputation.

We are required to comply with various import and export control laws, which may affect our transactions with certain customers particularly in our A&E and PFT segments, as discussed more fully under “Specific Risks Related to Our Reportable Segments” in this section of the information statement. In certain circumstances, export control and economic sanctions, and other trade-related regulations may prohibit the export of certain products, services and technologies, and in other circumstances we may be required to obtain an export license before exporting the controlled item. A failure to comply with these requirements might result in suspension of these contracts and suspension or debarment from government contracting or subcontracting. For example, compliance with regulations related to the sourcing of conflict-free minerals mined from the democratic Republic of Congo and adjoining countries could limit the pool of suppliers who can provide conflict-free minerals to us, and as a result, may cause us to incur additional expenses and may create challenges for us to obtain conflict-free minerals at competitive prices. In addition, we are subject to the Foreign Corrupt Practices Act, which prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business, or securing any improper advantage. We are also subject to the anti-bribery laws of other jurisdictions. Failure to comply with any of these and similar regulations could result in civil and criminal liability, monetary and non-monetary penalties, fines, disruptions to our business, limitations on our ability to export products and services, and damage to our reputation.

The prices of our components and raw materials could fluctuate dramatically, which may adversely affect our profitability.

The costs of certain components and raw materials that are critical to our profitability can be volatile which can have a significant impact on our profitability. The costs in our business segments are affected by fluctuations in the price of metals, such as steel and copper, as well as other raw materials, such as resin and electronic components. We have seen a period of sustained price increases for components and raw materials that may continue into the future as demand increases and supply may remain constrained, which has resulted in, and may

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continue to result in, increased costs for us. While we have taken actions aimed at securing an adequate supply of components and raw materials at prices which are favorable to us, if the prices of critical components and raw materials continue to increase or we are unable to pass increased costs of components and raw materials to customers, our operating profit could be adversely affected.

We compete with other manufacturing businesses for highly qualified employees in the countries in which we operate, and we may not be able to retain our personnel or hire and retain additional personnel needed for us to sustain and grow our business as planned.

Our business segments and corporate offices are dependent upon highly qualified personnel, and we generally are dependent upon the continued efforts of key management employees. A number of factors may adversely affect the labor force available to us or increase labor costs, including high employment levels, federal unemployment subsidies, including enhanced or expanded unemployment benefits offered in response to the ongoing COVID-19 pandemic, and other government regulations. We have recently observed an overall tightening and increasingly competitive labor market which could result in higher compensation costs. While we believe we have a robust intellectual capital process, we may have difficulty retaining key personnel or locating and hiring additional qualified personnel. The loss of the services of any of such personnel or our failure to attract and retain other qualified and experienced personnel on acceptable terms could impair our ability to successfully sustain and grow our business, which could have an adverse effect on our results of operations and financial condition.

Our operations expose us to the risk of environmental liabilities, costs, litigation and violations that could adversely affect our financial condition, results of operations, cash flows and reputation.

Our operations are subject to extensive environmental and health and safety laws and regulations in the jurisdictions in which they operate, which impose limitations on the discharge of pollutants into the ground, air and water and establish standards for the generation, treatment, use, storage and disposal of solid and hazardous wastes. We must also comply with various health and safety regulations in the U.S. and abroad in connection with our operations. The costs of compliance with these regulations results in ongoing costs that may increase over time. Failure to comply with any of these laws could result in civil and criminal liability, substantial monetary and non-monetary penalties and damage to our reputation. In addition, we cannot provide assurance that our costs related to remedial efforts or alleged environmental damage associated with past or current waste disposal practices or other hazardous materials handling practices will not exceed our estimates or adversely affect our financial condition, results of operations and cash flows.

We conduct a substantial portion of our business outside the U.S. and face risks inherent in non-domestic operations.

Net sales by destination outside the U.S. were 48% of our consolidated amounts in 2021. We expect that non-U.S. sales will continue to account for a significant portion of our revenues for the foreseeable future. In addition, our operations outside the U.S. are subject to the risks associated with conducting business internationally, including, but not limited to:

•	economic and political instability, including the risk of geopolitical conflict or territorial incursions, in the countries and regions in which we operate;

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the risks of fluctuations in foreign currency exchange rates, primarily the euro and British pound, could adversely affect our reported results in our PFT segment, as amounts earned in other countries are translated into U.S. dollars for reporting purposes; and

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changes in the U.S. government’s approach to trade policy, including in some cases renegotiating and terminating certain existing bilateral or multi-lateral trade agreements. The adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs or trade agreements or policies has the potential to adversely impact demand for our products, our costs, our customers, our suppliers, and the U.S. economy, which in turn could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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We may be unable to identify or to complete acquisitions, or to successfully integrate the businesses we acquire.

We have evaluated, and expect to continue to evaluate, a wide array of potential acquisition transactions. Our acquisition program attempts to address the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities, systems of internal control and potential profitability of acquisition candidates, as well as other challenges, such as retaining the employees and integrating the operations of the businesses we acquire. Integrating acquired operations involves significant risks and uncertainties, including:

•	Maintenance of uniform standards, controls, policies and procedures;

•	Unplanned expenses associated with the integration efforts;

•	Inability to achieve planned facility repositioning savings or related efficiencies from recent and ongoing investments; and

•	Unidentified issues not discovered in the due diligence process, including legal contingencies.

There can be no assurance that suitable acquisition opportunities will be available in the future, that we will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable, which could adversely impact our growth rate. Our ability to achieve our growth goals depends in part upon our ability to identify and successfully acquire and integrate companies and businesses at appropriate prices and realize anticipated cost savings.

Our future results of operations and financial condition could be adversely impacted by intangible asset impairment charges.

As of December 31, 2021, we had goodwill and other intangible assets, net of accumulated amortization, of $801.7 million, which represented approximately 32% of our total assets. Our goodwill is subject to an impairment test on an annual basis and is also tested whenever events and circumstances indicate that goodwill may be impaired. Any excess goodwill resulting from the impairment test must be written off in the period of determination. Intangible assets (other than goodwill) are generally amortized over the useful life of such assets. In addition, from time to time, we may acquire or make an investment in a business that will require us to record goodwill based on the purchase price and the value of the acquired assets. We may subsequently experience unforeseen issues with such business that adversely affect the anticipated returns of the business or value of the intangible assets and trigger an evaluation of the recoverability of the recorded goodwill and intangible assets for such business. Future determinations of significant write-offs of goodwill or intangible assets as a result of an impairment test or any accelerated amortization of other intangible assets could have an adverse effect on our financial condition and results of operations.

Our business could be harmed if we are unable to protect our IP.

We rely on a combination of trade secrets, patents, trademarks, copyrights and confidentiality procedures to protect our products and technology. Existing trade secret, patent, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. In addition, others may develop substantially equivalent, or superseding proprietary technology, or competitors may offer equivalent non-infringing products in competition with our products, thereby substantially reducing the value of our proprietary rights. The laws of some foreign countries in which our products are or may be manufactured or sold may not protect our products or IP rights to the same extent as do the laws of the U.S. We cannot assure that the steps we take to protect our IP will be adequate to prevent misappropriation of our technology. We could incur significant and/or unexpected costs in our efforts to successfully avoid, manage, defend and litigate IP matters. Our inability to protect our IP could have an adverse effect on our financial condition, results of operations and cash flows.

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We may be unable to improve productivity, reduce costs and align manufacturing capacity with customer demand.

We are committed to continuous productivity improvement, and we continue to evaluate opportunities to reduce costs, simplify or improve global processes, and increase the reliability of order fulfillment and satisfaction of customer needs. In order to operate more efficiently and control costs, from time to time we execute restructuring activities, which include workforce reductions and facility consolidations. For example, we recorded pre-tax restructuring charges of $13.2 million for the 2020 repositioning program related to actions to reduce our global workforce in response to the adverse economic impact of COVID-19. While these are proactive actions to increase our productivity and operating effectiveness, our inability to adequately respond to potential declines in global demand for our products and services and properly align our cost base could have an adverse effect on our financial condition, results of operations and cash flows.

We could face potential product liability or warranty claims, we may not accurately estimate costs related to such claims, and we may not have sufficient insurance coverage available to cover such claims.

Our products are used in a wide variety of commercial applications and certain residential applications, including, in many cases, in severe service or mission critical applications. We face an inherent business risk of exposure to product liability or other claims in the event our products are alleged to be defective or that the use of our products is alleged to have resulted in harm to others or to property. We may in the future incur liability if product liability lawsuits against us are successful. Moreover, any such lawsuits, whether or not successful, could result in adverse publicity to us, which could cause our sales to decline.

In addition, consistent with industry practice, we provide warranties on many of our products and we may experience costs of warranty or breach of contract claims if our products have defects in manufacture or design or they do not meet contractual specifications. We estimate our future warranty costs based on historical trends and product sales, but we may fail to accurately estimate those costs and thereby fail to establish adequate warranty reserves for them.

While we maintain insurance coverage with respect to certain liability claims, that insurance coverage may not be adequate to cover all claims that may arise or we may not be able to maintain adequate insurance coverage in the future at an acceptable cost. Any liabilities not covered by insurance or that exceed our established reserves could have an adverse effect on our financial condition, results of operations and cash flows.

We may be unable to successfully develop and introduce new products, which would limit our ability to grow and maintain our competitive position and adversely affect our financial condition, results of operations and cash flow.

Our growth depends, in part, on continued sales of existing products, as well as the successful development and introduction of new products or technologies, which face the uncertainty of customer acceptance and reaction from competitors. Any delay in the development or launch of a new product could result in our not being the first to market, which could compromise our competitive position. Further, the development and introduction of new products may require us to make investments in specialized personnel and capital equipment, increase marketing efforts and reallocate resources away from other uses. We also may need to modify our systems and strategy in light of new products that we develop. If we are unable to develop and introduce new products in a cost-effective manner or otherwise manage effectively the operations related to new products, our financial condition, results of operations and cash flows could be adversely impacted.

We face significant competition which may adversely impact our financial condition, results of operations and cash flows in the future.

While we are a significant competitor in many of our markets, all of our markets are highly competitive. The competitors in many of our business segments can be expected in the future to improve technologies, reduce

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costs and develop and introduce new products. The ability of our business segments to achieve similar advances will be important to our competitive positions. Competitive pressures, including those discussed above, could cause one or more of our business segments to lose market share or could result in significant price erosion, either of which could have an adverse effect on our financial condition, results of operations and cash flows.

Net periodic pension (benefit) cost and pension contributions associated with our retirement benefit plans may fluctuate significantly depending upon changes in actuarial assumptions and future market performance of plan assets.

Total net periodic pension benefit and pension contributions were $5.9 million and $25.4 million, respectively in 2021. The costs of our defined benefit pension plans are dependent upon various factors, including which plan liabilities become Crane Company’s liabilities and which plan liabilities remain with Crane NXT, Co., rates of return on investment assets, discount rates for future payment obligations, and expected mortality, among other things. In addition, funding requirements for benefit obligations of our pension plans are subject to legislative and other government regulatory actions. Variances in related estimates could have an adverse effect on our financial condition, results of operations and cash flows.

Additional tax expense or exposures could affect our financial condition, results of operations and cash flows.

We are subject to income taxes in the United States and various international jurisdictions. Our financial condition, results of operations and cash flow could be affected by changes to any or all of the following: tax laws, regulations, accounting principles and judicial rulings, the geographic mix of our earnings, the valuation of our deferred tax assets and liabilities, and the results of audits and examinations of previously filed tax returns.

If our internal controls are found to be ineffective, our financial results or Crane Company’s stock price may be adversely affected.

We believe that we currently have adequate internal control procedures in place for future periods, including processes related to newly acquired businesses; however, increased risk of internal control breakdowns generally exists in any business environment that is decentralized such as ours. In addition, if our internal control over financial reporting is found to be ineffective, investors may lose confidence in the reliability of our financial statements, which may adversely affect Crane Company’s stock price.

Fluctuations in interest rates could affect our financial results.

A portion of our indebtedness bears interest at variable rates that are linked to changing market interest rates. As a result, an increase in market interest rates would increase our interest expense and our debt service obligations. As of September 30, 2022, we had approximately $[●] of indebtedness that bears interest at variable rates. This amount represented approximately [●]% of our total indebtedness. As of [●], 2022, a hypothetical 1% increase in prevailing interest rates would increase our 2022 interest expense by approximately $[●].

Specific Risks Related to Our Reportable Segments

Aerospace & Electronics

Our A&E segment sales are primarily affected by conditions in the commercial aerospace industry which is cyclical in nature, and by changes in defense spending by the U.S. government.

Commercial aircraft are procured primarily by airlines, and airline capital spending can be affected by a number of factors, including credit availability, current and expected fuel prices, and current and forecast air traffic demand levels. Air traffic levels are affected by a different array of factors, including general economic

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conditions and global corporate travel spending, although other non-economic events can also adversely impact airline traffic, including terrorism or pandemic health concerns, such as the COVID-19 pandemic. Our commercial business is also affected by the market for business jets where demand is typically tied to corporate profitability levels, and the freight markets which are most heavily influenced by general economic conditions. Demand for our commercial aftermarket business is closely tied to total aircraft flight hours. Any decrease in demand for new aircraft or equipment, or use of existing aircraft and equipment, would likely result in decreased sales of our products and services. In addition, our commercial business could also be impacted to the extent that our major aircraft manufacturing customers encounter problems which impact their production rates and, correspondingly, reduce purchases of our products (for example, the grounding of the 737 MAX and associated suspension of 737 MAX production announced by Boeing in December 2019 reduced our sales and operating profit in 2020), or if pricing pressure from aircraft customers caused the manufacturers to press their suppliers to lower prices and/or extend payment terms.

The defense portion of the segment’s business is dependent primarily on U.S. government spending, and to a lesser extent, foreign government spending, on the specific military platforms and programs where our business participates. Any reduction in appropriations for these platforms or programs could impact the performance of our business. Our sales to defense customers are also affected by the level of activity in military flight operations.

We are required to comply with various export control laws, which may affect our transactions with certain customers. In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services and technologies, and in other circumstances we may be required to obtain an export license before exporting the controlled item. We are also subject to investigation and audit for compliance with the requirements governing government contracts, including requirements related to procurement integrity, manufacturing practices and quality procedures, export control, employment practices, the accuracy of records and the recording of costs and information security requirements. A failure to comply with these requirements could result in suspension of these contracts, and suspension or debarment from government contracting or subcontracting. Failure to comply with any of these regulations could result in civil and criminal liability, monetary and non-monetary penalties, fines, disruptions to our business, limitations on our ability to export products and services, and damage to our reputation.

Due to the lengthy R&D cycle involved in bringing commercial and military products to market, we cannot accurately predict the demand levels that will exist once a given new product is ready for market. In addition, if we are unable to develop and introduce new products in a cost-effective manner or otherwise effectively manage the introduction of new products and/or programs, our results of operations and financial condition could be adversely impacted. Demand for our products could also be adversely impacted by industry consolidation that could result in greater acceptance of competitors’ products.

A portion of this segment’s business is subject to government contracting rules and regulations. Failure to comply with these requirements could result in suspension or debarment from government contracting or subcontracting, civil and criminal liability, monetary and non-monetary penalties, disruptions to our business, limitations on our ability to export products and services, or damage to our reputation.

Process Flow Technologies

Our PFT segment competes in markets that are fragmented and highly competitive. The business competes against large, well established global companies, as well as smaller regional and local companies. We compete based on our products’ quality, reliability and safety, our brand reputation, value-added technical expertise and customer support and consistent on-time delivery.

Demand for our PFT products is heavily dependent on our customers’ level of new capital investment and planned maintenance expenditures. Customer spending typically depends on general economic conditions, availability of credit, and expectations of future demand. Slowing global economic growth, volatility in commodity prices, including the price of oil could all contribute to lower levels of customer spending, and project delays or cancellations.

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At our foreign operations, results could be adversely impacted by a weakening of local currencies against the U.S. dollar. Our PFT business has the greatest exposure to the euro and British pound, and lesser exposure to several other currencies.

Engineered Materials

Our Engineered Materials segment manufactures and sells FRP panels and coils, primarily for use in the manufacturing of RVs, trucks, and trailers, with additional applications in commercial and industrial building construction. Demand in these end markets is dependent on general economic conditions, credit availability, and consumer and corporate spending levels. A decline in demand in any of these end markets, including a significant change in RV industry capacity; a loss of market share to alternative materials such as, for example, non-reinforced plastic, PVC, tile, stainless steel, epoxy paint, wood and aluminum; or customer pricing pressure would result in lower sales and profits for this business. Profitability could also be adversely affected by an increase in the price of resin or fiberglass if we are unable to pass the incremental costs on to our customers. Additional risks include the loss of a principal supplier.

Risks Related to the Spin-Off

Crane Company may not achieve some or all of the expected benefits of the spin-off, and the spin-off may adversely affect the Company’s business.

Crane Company may not be able to achieve the full strategic and financial benefits expected to result from the spin-off, or such benefits may be delayed or not occur at all. The spin-off is expected to provide the following benefits, among others:

•	Enhanced ability to attract a stockholder base aligned with Crane Company’s clear value proposition.

•	Tailored capital allocation strategies aligned with Crane Company’s distinct business strategies and industry specific dynamics.

•	Deeper operational focus, accountability and flexibility to meet customer requirements.

•	Increased operating and financial flexibility to pursue inorganic growth opportunities.

•	Enhanced ability to pursue accretive M&A opportunities, with the benefit of an independent equity currency reflective of the strength of each company.

Crane Company may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (i) the spin-off will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Crane Company’s business, (ii) following the spin-off, Crane Company’s stock price may be more susceptible to market fluctuations and other events particular to one or more of Crane Company’s products than if it were still a part of Crane and (iii) following the spin-off, Crane Company’s operational and financial profile will change such that Crane Company’s diversification of revenue sources will diminish, and Crane Company’s results of operations, cash flows, working capital and financing requirements may be subject to increased volatility than prior to the spin-off. Additionally, Crane Company may experience unanticipated competitive developments, including changes in the conditions of the markets of the Company’s A&E, PFT and Engineered Materials segments, and the other businesses it will hold at the time of the spin-off, that could negate the expected benefits from the spin-off. If Crane Company does not realize some or all of the benefits expected to result from the spin-off, or if such benefits are delayed, the business, financial condition, results of operations and cash flows of Crane Company could be adversely affected.

Crane Company may incur material costs and expenses as a result of the spin-off.

Crane Company may incur costs and expenses greater than those Crane Company currently expects to incur as a result of the spin-off. These increased costs and expenses may arise from various factors, including financial

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reporting and costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act). In addition, Crane Company expects to either maintain similar or have increased corporate and administrative costs and expenses to those Crane Company incurred while part of Crane, even though, following the spin-off, Crane Company will be a smaller, stand-alone company. We cannot assure you that these costs will not be material to Crane Company’s business.

If, following the spin-off, Crane Company is unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or its internal control over financial reporting is not effective, it could have a material adverse effect on the Company’s businesses and Crane Company’s stock price may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. Our financial results previously were included within the consolidated results of Crane. However, Crane Company was not directly subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Sarbanes-Oxley Act.

As a result of the spin-off, Crane Company will be directly subject to reporting and other obligations under the Exchange Act. Beginning with its second annual report on Form 10-K, Crane Company will be required to comply with Section 404 of the Sarbanes-Oxley Act which will require it to document and test its internal control procedures, its management will be required to assess and issue a report concerning its internal control over financial reporting and its independent auditors will be required to issue an opinion on Crane Company’s internal controls over financial reporting. These reporting and other obligations may place significant demands on our management and administrative and operational resources, including accounting systems and resources. To comply with these requirements, we will need to establish our own systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses for the purpose of addressing these requirements, and those expenses may be significant. If we are unable to establish our financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired.

During periods it is required to assess the effectiveness of its internal controls, if Crane Company’s management is unable to conclude that it has effective internal controls over financial reporting or its independent public accounting firm is unwilling or unable to provide Crane Company with an unqualified report on the effectiveness of its internal controls, as required by Section 404 of the Sarbanes-Oxley Act, Crane Company may not be able to report its financial information on a timely basis. As a result, investors may lose confidence in Crane Company’s financial results, Crane Company’s stock price may suffer and Crane Company may be subject to litigation or regulatory enforcement actions, any of which could have a material adverse effect on the Company’s businesses.

The historical and pro forma financial information presented herein is not necessarily representative of the results that Crane Company would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of its future results.

Due to Crane Company’s larger operations, greater tangible assets, greater fair value and greater net sales, in each case, relative to Crane NXT, among other factors, Crane Company will be treated as the “accounting spinnor” and therefore will be the “accounting successor” to Crane for accounting purposes, notwithstanding the legal form of the spin-off described in this information statement. Therefore, following the spin-off, the historical consolidated financial statements of Crane will represent the historical financial statements of Crane Company and Crane NXT will be presented as discontinued operations. The historical information about the Company in this information statement refers to the Company’s businesses as part of Crane. The Company’s historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Crane. Accordingly, the historical and pro forma financial information

40

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that Crane Company would have achieved as a separate, publicly traded company during the periods presented or those that Crane Company will achieve in the future.

For additional information about the past financial performance of Crane Company’s businesses and the basis of presentation of the historical consolidated financial statements of Crane, the supplemental historical combined financial statements of Crane Company and the unaudited pro forma condensed combined financial statements of Crane Company, see the sections of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” “Notes to Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane Company (Supplemental),” as well as the audited consolidated financial statements of Crane and the related notes, the unaudited interim condensed consolidated financial statements of Crane and the related notes, the supplemental audited combined financial statements of Crane Company and related notes and the supplemental unaudited interim condensed combined financial statements of Crane Company and related notes included elsewhere in this information statement.

Crane NXT, Co. may fail to perform under various transaction agreements that will be executed as part of the spin-off or Crane Company may fail to have necessary systems and services in place when Crane NXT, Co. is no longer obligated to provide services under the various agreements.

Crane Company and Crane Holdings, Co. or Crane NXT, Co., as applicable, will enter into certain agreements, such as the separation and distribution agreement, a transition services agreement, a tax matters agreement, an intellectual property matters agreement and an employee matters agreement, and those other agreements discussed in greater detail in the section of this information statement entitled “Certain Relationships and Related Party Transactions—Agreements with Crane Holdings, Co. / Crane NXT, Co.,” which may provide for the performance by each company for the benefit of the other for a period of time after the spin-off. If Crane NXT, Co. is unable to satisfy its obligations under these agreements, including its indemnification obligations, Crane Company could incur operational difficulties or losses.

If Crane Company does not have in place its own systems and services, and does not have agreements with other providers of these services when the transitional or other agreements terminate, or if Crane Company does not implement the new systems or replace Crane NXT, Co.’s services successfully, Crane Company may not be able to operate its business effectively, which could disrupt its business and have a material adverse effect on its business, financial condition and results of operations. These systems and services may also be more expensive to install, implement and operate, or less efficient than the systems and services Crane NXT, Co. is expected to provide during the transition period.

Potential indemnification liabilities to Crane NXT, Co. pursuant to the separation and distribution agreement could materially and adversely affect Crane Company’s business, financial condition, results of operations and cash flows.

The separation and distribution agreement, among other things, will provide for indemnification obligations designed to make Crane Company financially responsible for certain liabilities that may exist relating to its business activities. If Crane Company is required to indemnify Crane NXT, Co. under the circumstances set forth in the separation and distribution agreement, Crane Company may be subject to substantial liabilities.

Crane Company may be subject to certain contingent liabilities of Crane NXT following the spin-off.

After the spin-off, there is the possibility that certain liabilities of Crane NXT could become Crane Company obligations. For example, under the Code and the related rules and regulations, each corporation that was a member of Crane during a taxable period or portion of a taxable period ending on or before the effective time of

41

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

the distribution is jointly and severally liable for the United States federal income tax liability of Crane for that taxable period. Consequently, if Crane NXT is unable to pay the consolidated United States federal income tax liability for a prior period, Crane Company could be required to pay the entire amount of such tax which could be substantial and in excess of the amount, which may be allocated to it under the tax matters agreement that Crane Company intends to enter into with Crane Holdings, Co., which will be renamed “Crane NXT, Co.” For a discussion of the tax matters agreement, see the section of this information statement entitled “Certain Relationships and Related Party Transactions—Agreements with Crane Holdings, Co. / Crane NXT, Co.—Tax Matters Agreement”; other provisions of federal law establish similar liability for other matters, including laws governing tax-qualified pension plans, as well as other contingent liabilities.

In connection with Crane Company’s spin-off from Crane, Crane NXT, Co. will indemnify Crane Company for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure Crane Company against the full amount of such liabilities, or that Crane Company’s ability to satisfy its indemnification obligation will not be impaired in the future.

Crane NXT, Co. will agree to indemnify Crane Company for certain pre-spin-off liabilities as discussed further in the section of this information statement entitled “Certain Relationships and Related Party Transactions—Agreements with Crane Holdings, Co. / Crane NXT, Co.” However, third parties could also seek to hold Crane Company responsible for liabilities that Crane NXT, Co. has agreed to retain, and there can be no assurance that the indemnity from Crane NXT, Co. will be sufficient to protect Crane Company against the full amount of such liabilities, or that Crane NXT, Co. will be able to fully satisfy its indemnification obligations. In addition, Crane NXT, Co.’s insurers may attempt to deny coverage to Crane Company for liabilities associated with certain occurrences of indemnified liabilities prior to the spin-off.

If the distribution of shares of Crane Company, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under sections 368(a)(1)(D) and 355 of the Code, you and Crane NXT, Co. could be subject to significant U.S. federal income tax liability and, in certain circumstances, Crane Company could be required to indemnify Crane NXT for material taxes pursuant to indemnification obligations under the anticipated tax matters agreement.

Crane Holdings, Co. has requested the IRS Ruling on certain issues relevant to the qualification of the distribution as generally tax-free for U.S. federal income tax purposes under sections 368(a)(1)(D) and 355 of the Code, based on certain facts and representations set forth in such request. No assurance can be given that Crane Holdings, Co. will receive the IRS Ruling, and it is not a condition of the distribution. The IRS Ruling, even if received, would not address all of the requirements for the tax-free treatment of the distribution.

It is a condition to the completion of the distribution that Crane Holdings, Co. receives the Tax Opinion (unless waived by Crane Holdings, Co. in its sole discretion). The Tax Opinion will rely on certain facts, assumptions, representations and undertakings from Crane Holdings, Co. and Crane Company, including those regarding the past and future conduct of the companies’ respective businesses and other matters. Notwithstanding the Tax Opinion, the IRS could determine that the distribution or any such related transaction is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions in the Tax Opinion. For more information regarding the Tax Opinion, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

If the distribution or any of the above referenced related transactions is determined to be taxable for U.S. federal income tax purposes, a stockholder of Crane Holdings, Co. that has received shares of Crane Company common stock in the distribution and Crane NXT could each incur significant U.S. federal income tax liabilities. In addition, Crane NXT and we could incur significant U.S. federal income tax obligations, whether under applicable law or under the tax matters agreement that Crane Company intends to enter into with Crane Holdings, Co. For a discussion of the tax consequences of the distribution, together with certain related transactions, please refer to the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Crane Company may not be able to engage in certain corporate transactions after the spin-off.

Crane Company and Crane Holdings, Co., which will be renamed “Crane NXT, Co.”, intend to enter into a tax matters agreement immediately prior to the distribution that will, in relevant part, generally govern Crane Company and Crane NXT, Co.’s respective rights, responsibilities and obligations with respect to tax liabilities and benefits.

The tax matters agreement is not anticipated to restrict us expressly from taking actions after the distribution that could adversely affect the intended U.S. federal income tax treatment of the distribution, together with certain related transactions. Nevertheless, under the anticipated tax matters agreement, we may be required to indemnify Crane NXT, Co. against certain tax liabilities as a result of our actions or the acquisition of our stock or assets, including in certain circumstances where such actions or acquisitions may be outside of our control. Our anticipated indemnity obligation to Crane NXT, Co. in the tax matters agreement is not expected to be limited in amount. In addition, even if we are not responsible for tax liabilities of Crane NXT under the anticipated tax matters agreement, we nonetheless could potentially be liable under applicable tax law for such liabilities if Crane NXT were to fail to pay such taxes.

Any anticipated indemnity obligation to Crane NXT, Co. in the tax matters agreement or under applicable tax law might discourage, delay or prevent us from taking certain actions, particularly for the two years following the distribution, including (among other things) the ability to freely issue stock, to make acquisitions, to raise additional equity capital or to effect a change in control that we or our stockholders may consider favorable. Such anticipated indemnity obligations may, furthermore, limit our ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of our stockholders or that might otherwise increase the value of our business.

For a discussion of the tax matters agreement, see the section of this information statement entitled “Certain Relationships and Related Party Transactions—Agreements with Crane Holdings, Co. / Crane NXT, Co.—Tax Matters Agreement.”

The spin-off and related internal restructuring transactions may expose Crane Company to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

The spin-off could be challenged under various state and federal fraudulent conveyance laws. Fraudulent conveyances or transfers are generally defined to include (i) transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or (ii) transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. A creditor or an entity acting on behalf of a creditor (including, without limitation, a trustee or debtor-in-possession in a bankruptcy by Crane NXT, Co. or Crane Company or any of their respective subsidiaries) may bring a lawsuit alleging that the spin-off or any of the related transactions constituted a fraudulent conveyance. If a court accepts these allegations, it could impose a number of remedies, including, without limitation, voiding the distribution and returning Crane Company’s assets or Crane Company’s shares and subjecting Crane NXT, Co. and/or Crane Company to liability.

The distribution of Crane Company common stock is also subject to state corporate distribution statutes. Under Delaware General Corporation Law (“DGCL”), a corporation may only pay dividends to its stockholders either (a) out of its surplus (net assets minus capital) or (b) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although Crane Holdings, Co. intends to make the distribution of Crane Company common stock entirely out of surplus, Crane Company and Crane Holdings, Co. cannot ensure that a court would reach the same conclusion in determining the availability of surplus for the separation and the distribution to Crane Holdings, Co.’s stockholders.

After the spin-off, certain of Crane Company’s executive officers and directors may have actual or potential conflicts of interest because of their previous positions at Crane.

Because of their current or former positions with Crane, certain of Crane Company’s expected executive officers and directors own equity interests in Crane Holdings, Co. Following the spin-off, even though Crane Company’s

43

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Board of Directors will consist of a majority of directors who are independent, and Crane Company’s expected executive officers who are currently employees of Crane will cease to be employees of Crane NXT, Co. upon the spin-off, some of Crane Company’s executive officers and directors will continue to have a financial interest in shares of Crane NXT, Co. common stock. Continuing ownership of shares of Crane NXT, Co. common stock and equity awards could create, or appear to create, potential conflicts of interest if the Company and Crane NXT pursue the same corporate opportunities or face decisions that could have different implications for the Company and Crane NXT.

No vote of Crane Holdings, Co. stockholders is required in connection with the spin-off.

No vote of Crane Holdings, Co. stockholders is required in connection with the spin-off. Accordingly, if this transaction occurs and you do not want to receive Crane Company common stock in the distribution, your only recourse will be to divest yourself of your Crane Holdings, Co. common stock prior to the record date for the distribution or to sell your Crane Holdings, Co. common stock in the “regular-way” market in between the record date and the distribution date.

Crane Company may have received better terms from unaffiliated third parties than the terms it will receive in its agreements with Crane Holdings, Co.

The agreements Crane Company will enter into with Crane Holdings, Co. or Crane NXT, Co., as applicable, in connection with the spin-off, including the separation and distribution agreement, transition services agreement, tax matters agreement, intellectual property matters agreement and employee matters agreement, were prepared in the context of Crane Company’s spin-off from Crane while Crane Company was still a wholly-owned subsidiary of Crane Holdings, Co. Accordingly, during the period in which the terms of those agreements were prepared, Crane Company did not have a board of directors or management team that was independent of Crane Holdings, Co. While the parties believe the terms reflect arm’s-length terms, there can be no assurance that Crane Company would not have received better terms from unaffiliated third parties than the terms it will receive in its agreements with Crane Holdings, Co. For more information, see the section of this information statement entitled “Certain Relationships and Related Party Transactions—Agreements with Crane Holdings, Co. / Crane NXT, Co.”

Some contracts and other assets which will need to be transferred or assigned from Crane to the Company in connection with Crane Company’s spin-off from Crane may require the consent or involvement of a third-party. If such consent is not given, Crane Company may not be entitled to the benefit of such contracts and other assets in the future, which could negatively impact the Company’s financial condition and future results of operations.

The separation and distribution agreement and various local transfer agreements will provide that in connection with Crane Company’s spin-off from Crane, a number of contracts with third-parties and other assets are to be transferred or assigned from Crane to the Company. However, the transfer or assignment of certain of these contracts or assets may require providing guarantees or the consent of a third-party to such a transfer or assignment. Similarly, in some circumstances, Crane Company’s business and another business unit of Crane Holdings, Co. are joint beneficiaries of contracts, and Crane Company or its applicable subsidiary will need to enter into a new agreement with the third-party to replicate the existing contract or assign the portion of the existing contract related to the Crane Company business. It is possible that some parties may use the requirement of a guarantee or consent or the fact that the spin-off is occurring to seek more favorable contractual terms from Crane Company or its applicable subsidiary or to seek to terminate the contract. If Crane Company or its applicable subsidiary is unable to provide a guarantee or obtain such consents on commercially reasonable and satisfactory terms or if the contracts are terminated, Crane Company may be unable to obtain some of the benefits, assets and contractual commitments which are intended to be allocated to Crane Company as part of Crane Company’s spin-off from Crane. The failure to timely complete the assignment of existing contracts or assets, or the negotiation of new arrangements, or a termination of any of those arrangements, could negatively

44

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

impact Crane Company’s financial condition and future results of operations. In addition, where Crane Company or its applicable subsidiary does not intend to provide a guarantee or obtain consent from third-party counterparties based on Crane Company’s or its applicable subsidiary’s belief that no guarantee or consent is required, the third-party counterparties may challenge a transfer of assets on the basis that the terms of the applicable commercial arrangements require that a guarantee be provided or the third-party counterparty’s consent. Crane Company may incur substantial litigation and other costs in connection with any such claims and, if Crane Company does not prevail, the Company’s ability to use these assets could be adversely impacted.

After the spin-off, Crane Company’s access to and cost of financing may be different from the historical access to and cost of financing available to Crane, which may have a material adverse effect on the Company’s business, financial condition or results of operations and cash flows.

Crane Company has historically relied upon Crane to finance its working capital requirements and other cash requirements. After the distribution, Crane Company will not be able to rely on the earnings, assets or cash flow of Crane NXT and Crane NXT will not provide funds to finance Crane Company’s working capital or other cash requirements. As a result, after the distribution, Crane Company will be responsible for obtaining and maintaining sufficient working capital and other funds to satisfy its cash requirements and for servicing its own debt. After the spin-off, Crane Company’s access to and cost of debt financing may be different from the historical access to and cost of debt financing that was available to Crane. Differences in access to and cost of debt financing may result in differences in the margins charged to the Company on debt financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to Crane Company.

Crane Company’s ability to make payments on and to refinance any indebtedness, if applicable, will depend on its ability to generate cash in the future from operations, financings or asset sales. Crane Company’s ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond Crane Company’s control. If Crane Company is not able to repay or refinance its debt as it becomes due, the Company may be forced to sell assets or take other actions. In addition, Crane Company’s ability to withstand competitive pressures and react to changes in the Company’s industry could be impaired by its debt service obligations. Upon the occurrence of certain events of default under any agreements governing Crane Company’s indebtedness, the holders of such debt may, in some cases, elect to accelerate amounts due thereunder, which could potentially trigger a default or acceleration of the Company’s other debt.

In addition, Crane Company may incur debt or raise additional capital following the distribution. However, debt or equity financing may not be available to Crane Company on terms acceptable to the Company, if at all. If Crane Company incurs additional debt or raises equity through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders thereof rights, preferences, and privileges senior to those of holders of Crane Company common stock, particularly in the event of liquidation. The terms of such debt may also impose additional and more stringent restrictions on Crane Company’s operations than it is currently subject to. If the Company raises funds through the issuance of additional Crane Company equity, your percentage ownership in Crane Company would be diluted. If Crane Company is unable to raise additional capital when needed, it could affect the Company’s financial condition, which could negatively affect your investment in Crane Company.

Following the spin-off, the value of your common stock in (i) Crane NXT, Co. and (ii) Crane Company may collectively trade at an aggregate price less than what Crane Holdings, Co.’s common stock might trade at had the spin-off not occurred.

The common stock of (i) Crane NXT, Co. and (ii) Crane Company that you may hold following the spin-off may collectively trade at a value less than the price at which Crane Holdings, Co.’s common stock might have traded had the spin-off not occurred. Reasons for this potential difference include the future performance of either Crane NXT, Co. or Crane Company as separate, independent companies, and the future stockholder base and market for Crane NXT, Co. common stock and those of Crane Company and the prices at which these shares individually trade.

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Until the distribution occurs, Crane Holdings, Co. has the sole discretion to change the terms of the distribution in ways which may be unfavorable to Crane Company.

Completion of the spin-off will be contingent upon customary closing conditions, including, among other things, finalization of the entity structure of Crane Company, finalization of the capital structure of the two companies, the effectiveness of appropriate filings with the SEC and final approval from Crane Holdings, Co.’s Board of Directors. Until the distribution occurs, Crane Holdings, Co. will have the sole and absolute discretion to determine and change the terms of the distribution, including the establishment of the record date and distribution date and the conditions to the spin-off and all other terms. These changes could be unfavorable to Crane Company. In addition, Crane Holdings, Co. may decide at any time not to proceed with the spin-off.

Crane NXT may compete with us.

Crane NXT will not be restricted from competing with us. If Crane NXT in the future decides to engage in the type of business we conduct, it may have a competitive advantage over us, which may cause our business, financial condition and results of operations to be materially adversely affected.

Certain non-U.S. entities or assets that are part of Crane Company’s spin-off from Crane may not be transferred to us prior to the distribution or at all.

Certain non-U.S. entities and assets that are part of Crane Company’s spin-off from Crane may not be transferred prior to the distribution because the entities or assets, as applicable, are subject to foreign government or third-party approvals that we may not receive prior to the distribution. Such approvals may include, but are not limited to, approvals to merge or demerge, to form new legal entities (including obtaining required registrations and/or licenses or permits) and to transfer assets and/or liabilities. It is currently anticipated that all material transfers will occur without delays prior to the distribution, but we cannot offer any assurance that such transfers will ultimately occur or not be delayed for an extended period of time. To the extent such transfers do not occur prior to the distribution, under the separation and distribution agreement, the economic benefits and burdens of owning such assets and/or entities will, to the extent reasonably possible and permitted by applicable law, be provided to Crane Company.

In the event such transfers do not occur or are significantly delayed because we do not receive the required approvals, we may not realize all of the anticipated benefits of Crane Company’s spin-off from Crane and we may be dependent on Crane NXT for transition services for a longer period of time than would otherwise be the case.

Risks Related to Crane Company Common Stock

Crane Company cannot be certain that an active trading market for its common stock will develop or be sustained after the spin-off and, following the distribution, Crane Company’s stock price may fluctuate significantly.

A public market for Crane Company common stock does not currently exist. Crane Company expects that on or about the record date, trading of shares of its common stock will begin on a “when-issued” basis on the NYSE, or a comparable public market, and will continue through the distribution date. However, Crane Company cannot guarantee that an active trading market will develop or be sustained for its common stock after the spin-off, nor can Crane Company predict the prices at which shares of its common stock may trade after the spin-off.

Similarly, Crane Company cannot predict the effect of the spin-off on the trading prices of its common stock. Following the completion of the spin-off, Crane Holdings, Co. will be renamed “Crane NXT, Co.” and intends to change the symbol for its common stock currently listed on the NYSE to “CXT.” Subject to the completion of the spin-off, Crane Company expects the Crane Company common stock to be listed and traded on the NYSE

46

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

under the symbol “CR.” The combined trading prices of Crane NXT, Co. common stock and Crane Company common stock after the spin-off, as adjusted for any changes in the combined capitalization of these companies, may not be equal to or greater than the trading price of Crane Holdings, Co. common stock prior to the spin-off. Until the market has fully evaluated the business of Crane NXT without the Crane Company businesses, or fully evaluated Crane Company, the price at which Crane NXT, Co. or Crane Company common stock trades may fluctuate significantly.

The market price of Crane Company common stock may fluctuate significantly due to a number of factors, some of which may be beyond Crane Company’s control, including:

•

Crane Company’s business profile, market capitalization or capital allocation policies may not fit the investment objectives of Crane Holdings, Co.’s current stockholders, causing a shift in Crane Company’s investor base and Crane Company common stock may not be included in some indices in which Crane Holdings, Co. common stock is included, causing certain holders to sell their shares;

•	Crane Company’s quarterly or annual earnings, or those of other companies in its industry;

•	the failure of securities analysts to cover Crane Company common stock after the spin-off;

•	actual or anticipated fluctuations in Crane Company’s operating results;

•	changes in earnings estimates by securities analysts or Crane Company’s ability to meet those estimates;

•	Crane Company’s ability to meet its forward looking guidance;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in these “Risk Factors” and elsewhere in this information statement.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. Broad market and industry factors may materially harm the market price of Crane Company’s common stock, regardless of Crane Company’s operating performance. In the past, following periods of volatility in the market price of a company’s securities, shareholder derivative lawsuits and/or securities class action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

In addition, investors may have difficulty accurately valuing Crane Company common stock. Investors often value companies based on the stock prices and results of operations of other comparable companies. Investors may find it difficult to find comparable companies and to accurately value Crane Company common stock, which may cause the trading price of Crane Company common stock to fluctuate.

A number of shares of Crane Company common stock are or will be eligible for future sale, which may cause Crane Company’s stock price to decline.

Any sales of substantial amounts of shares of Crane Company common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of Crane Company common stock to decline. Upon completion of the distribution, Crane Company expects that it will have an aggregate of approximately [●] shares of its common stock issued and outstanding based upon approximately [●] shares of Crane Holdings, Co. common stock outstanding as of [●]. These shares will be freely tradeable without restriction or further registration under the United States Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of Crane Company’s “affiliates,” as that term is defined in Rule 405 under the Securities Act.

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Crane Company is unable to predict whether large amounts of its common stock will be sold in the open market following the distribution. Crane Company is also unable to predict whether a sufficient number of buyers would be in the market at that time. A portion of Crane Holdings, Co. common stock is held by index funds tied to stock indices. If Crane Company is not included in these indices at the time of distribution, these index funds may be required to sell Crane Company common stock.

Crane Company cannot guarantee the timing, amount or payment of dividends on its common stock.

The timing, declaration, amount and payment of future dividends to Crane Company’s stockholders will fall within the discretion of Crane Company’s Board of Directors. Crane Company’s Board of Directors’ decisions regarding the payment of dividends will depend on many factors, such as Crane Company’s financial condition, earnings, capital requirements, debt service obligations, industry practice, legal requirements, regulatory constraints and other factors that Crane Company’s Board of Directors deems relevant. For more information, see the section of this information statement entitled “Dividend Policy.” Crane Company’s ability to pay dividends will depend on its ongoing ability to generate cash from operations and access to the capital markets. Crane Company cannot guarantee that it will pay a dividend in the future or continue to pay any dividend if Crane Company commences paying dividends.

Your percentage of ownership in Crane Company may be diluted in the future.

Your percentage ownership in Crane Company may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that Crane Company will be granting to its directors, officers and employees.

In addition, Crane Company’s amended and restated certificate of incorporation will authorize Crane Company to issue, without the approval of Crane Company’s stockholders, one or more classes or series of preferred stock having such designation, powers, preferences, and relative, participating, optional and other special rights, including preferences over Crane Company common stock respecting dividends and distributions, as Crane Company’s Board of Directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Crane Company common stock. For example, Crane Company could grant the holders of preferred stock the right to elect some number of Crane Company’s directors in all events or on the happening of specified events or to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences Crane Company could assign to holders of preferred stock could affect the residual value of Crane Company common stock. See the section of this information statement entitled “Description of Capital Stock.”

Certain provisions in Crane Company’s amended and restated certificate of incorporation and amended and restated by-laws, and of Delaware law, may prevent or delay an acquisition of Crane Company, which could decrease the trading price of Crane Company common stock.

Crane Company’s amended and restated certificate of incorporation and amended and restated by-laws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with Crane Company’s Board of Directors rather than to attempt a hostile takeover. These provisions are expected to include, among others:

•	Authority of Crane Company’s Board of Directors to issue capital stock;

•

All stockholder actions must be effected at a duly called meeting of stockholders (which may only be called by the Chairman of Crane Company’s Board of Directors or a majority of Crane Company’s Board of Directors) and not by written consent;

•

Members of Crane Company’s Board of Directors may be removed at any time only, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares then entitled to vote at an election of directors, voting together as a single class;

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•	No cumulative voting;

•

Nominees for a director of Crane Company’s Board of Directors shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, except that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which a stockholder has nominated a person for election to Crane Company’s Board of Directors; and

•

Amendments to Crane Company’s amended and restated by-laws require the affirmative vote of two-thirds of the shares of stock of Crane Company outstanding and entitled to vote thereon, voting together as a single class, or by the affirmative vote of a majority of Crane Company’s Board of Directors then in office.

In addition, following the distribution, Crane Company will be subject to Section 203 of the DGCL. Section 203 of the DGCL protects publicly traded Delaware corporations, such as Crane Company following the distribution, from hostile takeovers, and from actions following a hostile takeover, by prohibiting some transactions once a potential acquirer has gained a significant holding in the corporation. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

on or after such date the business combination is approved by the board of directors of such corporation and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203 of the DGCL, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the date of determination whether the person is an “interested stockholder”) 15% or more of the corporation’s voting stock.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither Crane Company’s amended and restated certificate of incorporation nor Crane Company’s amended and restated by-laws will contain the election not to be governed by Section 203 of the DGCL. Therefore, Crane Company will be governed by Section 203 of the DGCL.

Crane Company believes these provisions will protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with Crane Company’s Board of Directors and by providing Crane Company’s Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make Crane Company immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that Crane Company’s Board of Directors determines is not in the best interests of Crane Company and its stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

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FORWARD-LOOKING STATEMENTS

This information statement and other materials Crane Holdings, Co., Crane NXT, Co. and Crane Company have filed or will file with the SEC contain, or will contain, certain “forward-looking statements” that are subject to risks and uncertainties. Forward-looking statements are statements other than historical information or statements about our current condition. You can identify forward-looking statements, including whether or not the spin-off occurs, by the use of terms such as: “believes,” “contemplates,” “expects,” “may,” “will,” “could,” “should,” “would,” or “anticipates,” other similar phrases, or the negatives of these terms.

We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about us and the markets we serve. We caution you that these statements are not guarantees of future performance and involve risks and uncertainties. These statements should be considered in conjunction with the discussion regarding the Company in this information statement, the information set forth in the section of this information statement entitled “Risk Factors” and with the discussion of the business included in the sections of this information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane Company (Supplemental).” We have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•

The impact of the COVID-19 pandemic which had and may continue to have an adverse impact on our operations and financial performance, as well as on the operations and financial performance of many of the customers and suppliers in industries that we serve; as well as the effects of any government imposed vaccine mandates on the workforce;

•

The effect of changes in economic conditions in the markets in which we operate, including financial market conditions, end markets for our products, fluctuations in raw material prices, currency fluctuation, inflationary pressures, supply chain disruptions and access to key raw materials, and the financial condition of our customers and suppliers;

•	Our ongoing need to attract and retain highly qualified personnel and key management;

•	Global economic, social and political instability and conflicts, such as the conflict between Russia and Ukraine, and other risks of doing business outside of the United States;

•	Competitive pressures, including the need for technology improvement, successful new product development and introduction and any inability to pass increased costs of raw materials to customers;

•	Our ability to successfully integrate acquisitions and to realize synergies and opportunities for growth and innovation;

•	Our ability to successfully value acquisitions;

•	The ability of the U.S. government to terminate our government contracts;

•

The impact of commercial air traffic levels which are affected by a different array of factors including pandemic health concerns, general economic conditions and global corporate travel spending, or terrorism;

•	A reduction in congressional appropriations that affect defense spending;

•	The outcomes of legal proceedings, claims and contract disputes;

•	Adverse effects as a result of further increases in environmental remediation activities, costs and related claims;

•	Investment performance of our pension plan assets and fluctuations in interest rates, which may affect the amount and timing of future pension plan contributions;

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•	Adverse effects of changes in tax, environmental and other laws and regulations in the United States and other countries in which we operate;

•	If the spin-off is not completed;

•	If Crane Company does not realize some or all of the benefits expected to result from the spin-off, or if such benefits are delayed;

•	Crane Company’s ongoing businesses may be adversely affected and subject to certain risks and consequences as a result of pursuing the spin-off;

•	The possibility that any consents or approvals required in connection with the spin-off will not be received or obtained within the expected time frame, on the expected terms or at all;

•	The risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the spin-off will exceed our estimates;

•

The impact of the separation on our businesses and the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on our resources, systems, procedures and controls, and disruption of our ongoing business, and impact our relationships with customers, suppliers, employees and other business counterparties;

•

If the distribution of shares of Crane Company, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under sections 368(a)(1)(D) and 355 of the Code, stockholders and we could be subject to significant U.S. federal income tax liability; and

•	If the spin-off does not comply with state and federal fraudulent conveyance laws and legal dividend requirements.

In particular, information included under the sections of this information statement entitled “Information Statement Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane Company (Supplemental),” “Business” and “The Separation and Distribution” contain forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made. None of Crane Holdings, Co., Crane NXT, Co. or Crane Company undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as required by applicable federal securities laws. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under the sections of this information statement entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane Company (Supplemental).”

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THE SEPARATION AND DISTRIBUTION

General

On March 30, 2022, Crane Holdings, Co. announced its intention to pursue a plan to separate into two stand-alone, publicly traded companies through the spin-off to its stockholders of all of Crane’s businesses, other than its Payment & Merchandising Technologies segment. Crane Holdings, Co. intends to effect the separation pursuant to a pro rata distribution of 100% of the shares of Crane Company common stock, which are held by Crane Holdings, Co., to holders of shares of Crane Holdings, Co. common stock, subject to certain conditions. The distribution of shares of Crane Company common stock is expected to take place on or about [●]. On the distribution date, each holder of Crane Holdings, Co. common stock will receive one share of Crane Company common stock for every one share of Crane Holdings, Co. common stock held as of 5:00 p.m. local New York City time on [●], the record date, as described below. Following the distribution, Crane Holdings, Co. will not hold any shares of Crane Company common stock, and Crane Company will be a separate, publicly traded company. You will not be required to make any payment, surrender or exchange your Crane Holdings, Co. common stock or take any other action to receive your shares of Crane Company common stock to which you are entitled on the distribution date. The number of shares you own of Crane Holdings, Co. will not change as a result of the spin-off.

The distribution of shares of Crane Company common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the distribution will be completed. For a more detailed description of these conditions, see “General—Conditions to the Distribution” in this section of the information statement.

Reasons for the Spin-Off

Crane has significantly strengthened and simplified its business over time, and as a continuation of that transformation, the Crane Holdings, Co. Board of Directors approved a plan to pursue the separation of Crane Holdings, Co., which will be renamed “Crane NXT, Co.”, and Crane Company into two independent, publicly traded companies. The spin-off will create two strong, stand-alone businesses, each of which will have leading positions in the markets they serve, well recognized brands, attractive margin profiles, strong free cash flow generation and compelling growth opportunities:

•	Crane NXT, Co. will be an industrial technology pure-play, and a market leader, in the global payment and currency markets; and

•	Crane Company will be a focused, leading global provider of mission critical, highly-engineered products and solutions, primarily for the aerospace, defense and process industry markets.

The Crane Holdings, Co. Board of Directors believes that separating Crane Company’s businesses from the remainder of Crane’s businesses and distributing Crane Company shares to Crane Holdings, Co. stockholders is in the best interests of Crane Holdings, Co. and its stockholders for a number of reasons, including:

•

Enhanced ability to attract a stockholder base aligned with Crane Company’s clear value proposition. The two post-spin-off companies will differ significantly in several respects, including the nature of the businesses, growth profile, end markets, cyclical trends and business cycles and secular growth drivers. The spin-off will permit investors to better evaluate the individual merits, performance and future prospects of each company’s business, and to invest in each company separately based on those distinct characteristics. Further, the spin-off may attract new investors that either chose not to invest in, or assess the merits of, pre-spin-off Crane given its complexity and its exposure to disparate markets and trends.

•	Tailored capital allocation strategies aligned with Crane Company’s distinct business strategies and industry specific dynamics. The spin-off will permit each company to implement a capital

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structure and flexible capital deployment policy that is optimized for its strategy and business needs, and that is aligned with each company’s target investor base. Each company will also have direct access to the debt and equity capital markets to fund its growth strategies, and the ability to concentrate its financial resources solely on its own operations, and without the same competition for capital inherent in Crane’s pre-spin-off business portfolio structure.

•

Deeper operational focus, accountability and flexibility to meet customer requirements. The spin-off will allow each company to more effectively pursue its own operating priorities and strategies, and enable each management team to focus exclusively on its company’s distinct opportunities for long-term growth. The simpler post-spin-off structure of each company will also improve clarity into both business performance and growth opportunities for management, stockholders and other stakeholders.

•

Increased operating and financial flexibility to pursue inorganic growth opportunities. The spin-off is expected to provide each company with greater flexibility to pursue its own strategies for growth through acquisitions without having to consider the impact on the businesses of the other company or on the balance and composition of the company’s overall portfolio.

•

Enhanced ability to pursue accretive M&A opportunities, with the benefit of an independent equity currency reflective of the strength of each company. Each post-spin-off company will be more focused on its end markets with a financial profile and business mix far more similar to that of peer companies which may increase the viability of using equity as consideration in acquisitions or other transactions.

Crane Holdings, Co.’s Board of Directors also considered potentially negative factors in evaluating the spin-off, including:

•	The potential for increased aggregate ongoing administrative costs for the two companies operating on a stand-alone basis post-spin-off.

•

One-time costs we expect to incur related to the spin-off and in connection with the transition to becoming a stand-alone public company that are likely to include, among others, professional services costs, tax expense, recruiting and other costs associated with hiring for two stand-alone corporate structures and costs to separate IT systems and create two separate stand-alone IT structures.

•

The potential for execution risks related to the spin-off, including disruption to the business as a result of the spin-off and the possibility that Crane Company and/or Crane NXT, Co. do not achieve the expected benefits of the spin-off.

•	The potential that reduced business diversification, with each post-spin-off company operating in fewer industries, could increase the volatility of earnings and cash flow.

•

Potentially increased significance of certain costs and liabilities that were otherwise less significant to pre-spin-off Crane could be more significant to Crane NXT, Co. and/or Crane Company after the spin-off as smaller, stand-alone companies.

•

Crane NXT, Co.’s and/or Crane Company’s common stock could experience selling pressure after the spin-off as certain pre-spin-off stockholders are not interested in holding an investment in one of the two post-spin-off companies.

•	A lack of comparable public companies to Crane NXT may limit investors’ ability to appropriately value Crane NXT, Co.’s common stock.

After weighing all of these potentially negative factors, Crane Holdings, Co.’s Board of Directors concluded that the potential benefits of the spin-off outweighed these factors and risks.

The anticipated benefits of the spin-off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event the spin-off does not result in such

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benefits, the costs associated with the spin-off could have an adverse effect on each company individually and in the aggregate. For more information, see the section of this information statement entitled “Risk Factors.”

Formation of a Holding Company Prior to the Distribution and Internal Reorganization

In connection with and prior to the distribution, Crane Holdings, Co. formed Crane Company as a Delaware corporation on June 15, 2022 for the purpose of transferring to Crane Company certain assets and liabilities, including any entities holding assets and liabilities associated with Crane’s business segments other than its Payment & Merchandising Technologies. Following the completion of the distribution, Crane NXT, Co. will hold Crane’s Payment & Merchandising Technologies segment and Crane Company will hold all of Crane’s other business segments, including its A&E and PFT global growth platforms, as well as its Engineered Materials segment.

Reasons for Furnishing This Information Statement

This information statement is being furnished solely to provide information to stockholders of Crane Holdings, Co. who are entitled to receive shares of Crane Company common stock in the distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of Crane Holdings, Co. We believe that the information in this information statement is accurate as of the date set forth on the cover of this information statement. Changes may occur after that date, and none of us, the Crane Company Board of Directors, the Crane Holdings, Co. Board of Directors or the Crane NXT, Co. Board of Directors undertake any obligation to update such information except in the normal course of our respective disclosure obligations and practices, or as required by applicable law.

Conditions to the Distribution

The distribution of shares of Crane Company common stock by Crane Holdings, Co. is subject to the satisfaction of the following conditions:

•

The registration statement of which this information statement forms a part will have become effective under Section 12(d) of the Exchange Act, with no stop order suspending the effectiveness of the registration statement in effect, and no proceedings for that purpose will be pending before, or threatened by, the SEC.

•	The mailing of this information statement (or notice of internet availability thereof) to record holders of Crane Holdings, Co. common stock as of [●], the record date.

•	The NYSE, or a comparable public market, will have approved the listing of Crane Company common stock, subject to official notice of issuance.

•	Crane Holdings, Co. will have received the Tax Opinion. See the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

•

All actions, filings, permits, registrations and consents necessary or appropriate under applicable federal, state or other securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken or made and, where applicable, become effective or accepted.

•

No order, injunction or decree issued by any court or other tribunal of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the spin-off or any of the related transactions will be in effect.

•	The reorganization of the Crane NXT, Co. and Crane Company businesses prior to the spin-off will have been effectuated.

•	The Crane Holdings, Co. Board of Directors shall have declared the distribution and finally approved all related transactions (and such declaration or approval shall not have been withdrawn).

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•

No events or developments shall have occurred or exist that, in the sole and absolute judgment of the Crane Holdings, Co. Board of Directors, make it inadvisable to effect the distribution or would result in the distribution and related transactions not being in the best interest of Crane Holdings, Co. or its stockholders.

•

Any material required governmental approvals necessary to consummate the distribution and the transactions contemplated by the separation and distribution agreement and related ancillary agreements shall have been obtained and be in full force and effect.

•

Our adoption of Crane Company’s amended and restated certificate of incorporation and amended and restated by-laws and the filing of those documents with the SEC as exhibits to the registration statement on Form 10, of which this information statement forms a part.

•

Each of the separation and distribution agreement, the transition services agreement, the tax matters agreement, the intellectual property matters agreement, the employee matters agreement and the other ancillary agreements shall have been executed and delivered by each party thereto and be in full force and effect.

Crane Holdings, Co. and Crane Company cannot assure you that any or all of these conditions will be met, and Crane Holdings, Co. may also waive conditions to the distribution in its sole discretion and proceed with the distribution even if such conditions have not been met. If the distribution is completed and the Crane Holdings, Co. Board of Directors waived any such condition, such waiver could have a material adverse effect on (i) Crane NXT, Co.’s and Crane Company’s respective business, financial condition or results of operations, (ii) the trading price of Crane Company’s common stock or (iii) the ability of stockholders to sell their Crane Company shares after the distribution, including, without limitation, as a result of (a) illiquid trading if Crane Company common stock is not accepted for listing or (b) litigation relating to any injunctions sought to prevent the consummation of the distribution. If Crane Holdings, Co. elects to proceed with the distribution notwithstanding that one or more of the conditions to the distribution has not been met, Crane Holdings, Co. will evaluate the applicable facts and circumstances at that time and make such additional disclosure and take such other actions as Crane Holdings, Co. determines to be necessary and appropriate in accordance with applicable law.

Crane Holdings, Co. may also decline at any time to go forward with the distribution, whether or not the conditions are satisfied.

Crane Holdings, Co. does not intend to notify its stockholders of any modifications to the terms of, or waivers of the conditions to, the separation and distribution that, in the judgment of Crane Holdings, Co.’s Board of Directors, are not material. For example, the Crane Holdings, Co. Board of Directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the Crane Holdings, Co. Board of Directors determines that any modifications by Crane Holdings, Co., or any waivers of any conditions by Crane Holdings, Co., materially change the material terms of the separation and distribution, Crane Holdings, Co. will notify Crane Holdings, Co. stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or mailing or otherwise making available a supplement to this information statement.

The Number of Shares You Will Receive

For every one common share of Crane Holdings, Co. that you owned as of 5:00 p.m. local New York City time on [●], the record date, you will receive one share of Crane Company common stock on or about [●], the distribution date. The actual number of shares to be distributed will be determined based on the number of shares of Crane Holdings, Co. common stock outstanding on the record date.

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Transferability of Shares You Receive

Shares of Crane Company common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Crane Company affiliates. Persons who may be deemed to be Crane Company affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Crane Company, which may include certain of Crane Company’s executive officers, directors or principal stockholders. Securities held by Crane Company affiliates will be subject to resale restrictions under the Securities Act. Crane Company affiliates will be permitted to sell shares of Crane Company common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

When and How You Will Receive the Distributed Shares

Crane Holdings, Co. expects to distribute the shares of Crane Company common stock on or about [●], the distribution date. Computershare, which currently serves as the transfer agent and registrar for Crane Holdings, Co. will serve as the transfer agent and registrar for Crane Company common stock and as distribution agent in connection with the distribution.

If you own shares of Crane Holdings, Co. common stock as of 5:00 p.m. local New York City time on the record date, the shares of Crane Company common stock that you will be entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your broker, bank or other nominee on your behalf. If you are a registered holder, Computershare will then mail you a direct registration account statement that reflects your shares of Crane Company common stock. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of Crane Holdings, Co. common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Crane Company common stock in the distribution.

If you hold your shares through a brokerage firm or bank, the brokerage firm or bank would be said to hold the shares in “street name” and ownership would be recorded on the brokerage firm or bank’s books and your brokerage firm or bank will credit your account for the shares of Crane Company common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank or brokerage firm.

Crane Holdings, Co. stockholders will not be required to make any payment or surrender or exchange their shares of Crane Holdings, Co. common stock or take any other action to receive their shares of Crane Company common stock.

Treatment of Equity Incentive Arrangements

Crane Holdings, Co.’s equity compensation awards outstanding as of the distribution date are expected to be adjusted as described below; however, the Management Organization and Compensation Committee of the Crane Holdings, Co. Board of Directors (the “Crane Holdings, Co. Compensation Committee”) may alter the treatment of awards in any non-U.S. jurisdiction to the extent that it determines such alteration is necessary or appropriate, including to avoid adverse tax consequences to the award holders.

Crane Holdings, Co.’s equity awards held by executive officers and non-employee directors who will serve as executive officers or non-employee directors of either Crane NXT, Co. or Crane Company after the distribution, as well as performance-based restricted share unit awards (regardless of who holds them), are expected to be adjusted using the “stockholder method,” in which each pre-distribution Crane Holdings, Co. award is adjusted into a Crane NXT, Co. equity award and Crane Company equity award. All other equity awards are expected to

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be adjusted using the “employer method,” in which each pre-distribution Crane Holdings, Co. award is adjusted into a single award based on the award holder’s employer following the distribution (either Crane NXT, Co. or Crane Company). In each case, regardless of the adjustment method used, the resulting awards will be adjusted in a manner intended to preserve the intrinsic value of those equity awards immediately before and after the distribution. The material terms of the adjusted equity awards, such as vesting conditions and treatment upon termination of employment, will generally continue unchanged.

For a detailed description of how Crane Holdings, Co.’s equity-based compensation awards will be treated, see the section of this information statement entitled “Certain Relationships and Related Party Transactions—Agreements with Crane Holdings, Co. / Crane NXT, Co.—Employee Matters Agreement— Equity Compensation Awards.”

Results of the Spin-Off

Immediately following the distribution, Crane Company will be a separate, publicly traded company, and we expect to have approximately [●] shares of Crane Company common stock outstanding. The actual number of shares to be distributed will be determined after [●], the record date of the distribution. The distribution will not affect the number of outstanding shares of Crane Holdings, Co. common stock. Because you will receive one share of Crane Company common stock for each share of Crane Holdings, Co. common stock that you hold, Crane Holdings, Co. will not need to issue, or pay cash in lieu of, any fractional shares of Crane Company common stock.

Market for Crane Company Common Stock

There is currently no public market for Crane Company common stock. A condition to the distribution is the listing of Crane Company common stock shares on the NYSE. We intend to apply to list Crane Company common stock on the NYSE under the symbol “CR” and Crane Holdings, Co. will be renamed “Crane NXT, Co.” and intends to change the symbol for its common stock currently listed on the NYSE to “CXT.” We have not and will not set the initial price of shares of Crane Company common stock. The initial price will be established by the public markets.

We cannot predict the price at which shares of Crane Company common stock will trade after the distribution. In fact, the combined trading prices, after the spin-off, of shares of Crane Company common stock that each Crane Holdings, Co. stockholder will receive in the distribution and the shares of common stock of Crane Holdings, Co. held at the record date may not equal the “regular-way” trading price of a Crane Holdings, Co. share immediately prior to completion of the spin-off. The price at which shares of Crane Company common stock trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Crane Company common stock will be determined in the public markets and may be influenced by many factors.

Trading Between the Record Date and the Distribution Date

Beginning on or shortly before the record date and continuing up to and including the distribution date, Crane Holdings, Co. expects that there will be two markets in Crane Holdings, Co. common stock: a “regular-way” market and an “ex-distribution” market. Shares of Crane Holdings, Co. common stock that trade on the “regular-way” market will trade with an entitlement to shares of Crane Company common stock distributed pursuant to the distribution. Shares of Crane Holdings, Co. common stock that trade on the “ex-distribution” market will trade without an entitlement to shares of Crane Company common stock distributed pursuant to the distribution. Each stockholder trading in Crane Holdings, Co. shares would make any decision as to whether to trade one or more of such stockholder’s shares in Crane Holdings, Co. in the “regular-way” market or the “ex-distribution” market. If you sell shares of Crane Holdings, Co. common stock in the “regular-way” market up

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to and including through the distribution date, you will be selling your right to receive shares of Crane Company common stock in the distribution. If you own shares of Crane Holdings, Co. common stock as of 5:00 p.m. local New York City time on [●], the record date, and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of Crane Company common stock that you are entitled to receive pursuant to your ownership as of the record date of Crane Holdings, Co. common stock shares.

Furthermore, beginning on or shortly before the record date and continuing up to and including the distribution date, we expect that there will be a “when-issued” market in Crane Company common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Crane Company common stock that will be distributed to holders of Crane Holdings, Co. common stock on [●], the distribution date. If you own shares of Crane Holdings, Co. common stock as of 5:00 p.m. local New York City time on the record date, you will be entitled to shares of Crane Company common stock distributed pursuant to the distribution. You may trade this entitlement to Crane Company shares, without the Crane Holdings, Co. shares you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Crane Company common stock will end, and “regular-way” trading will begin.

Transaction and Separation Costs

Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, all costs and expenses incurred on or prior to the effective date of the spin-off by Crane Holdings, Co. or Crane Company in connection with the spin-off (including, without limitation, costs and expenses relating to legal counsel, financial advisors, and accounting advisory work related to the separation) will be paid by Crane Holdings, Co. We currently estimate that the one-time spin-off costs we will incur, primarily employee-related costs such as recruitment expenses, costs to establish certain stand-alone functions and information technology system, professional services fees and other separation-related costs during our transition to being a stand-alone public company, will be approximately of $[●].

Incurrence/Treatment of Debt

Information with respect to financing arrangements that Crane Company may enter into in connection with or following its spin-off from Crane will be provided in subsequent amendments to this information statement. See the section of this information statement entitled “Description of Certain Indebtedness.”

Regulatory Approval

Our registration statement on Form 10, of which this information statement forms a part, must become effective prior to the distribution, and shares of Crane Company common stock to be distributed must have been approved for listing on the NYSE, or a comparable public market, subject to official notice of distribution.

No Stockholder Vote

No vote of Crane Holdings, Co. stockholders is required to approve, or sought in connection with, the spin-off.

No Appraisal Rights

Under the DGCL, holders of Crane Holdings, Co. common stock are not entitled to appraisal rights in connection with the distribution.

58

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following discussion is a summary of the generally applicable U.S. federal income tax consequences that may be relevant to Crane Holdings, Co. and to the holders of shares of Crane Holdings, Co. common stock in connection with the spin-off. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein. This summary assumes that the separation will be consummated in accordance with the separation and distribution agreement and as described in this information statement.

Except as specifically described below, this summary is limited to holders of shares of Crane Holdings, Co. common stock that are U.S. Holders, as defined immediately below. For purposes of this summary, a “U.S. Holder” is a beneficial owner of Crane Holdings, Co. common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion is limited to U.S. holders of Crane Holdings, Co. common stock that hold their Crane Holdings, Co. common stock as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the United States federal income tax laws, such as: insurance companies; tax-exempt organizations; banks and other financial institutions; pension plans; cooperatives; real estate investment trusts; dealers in securities or currencies; traders that elect to use a mark-to-market method of accounting; certain former U.S. citizens or long-term residents; persons holding shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes; persons who acquire shares pursuant to any employee share option or otherwise as compensation; persons holding shares through an individual retirement account or other tax-deferred account; persons who actually or constructively own 10% or more of Crane Holdings, Co. stock (by vote or value); persons whose functional currency is not the U.S. dollar; or partnerships or other entities or arrangements subject to tax as partnerships for U.S. federal income tax purposes or persons holding shares through such entities.

If a partnership (or any other entity or arrangement subject to tax as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Crane Holdings, Co. common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partnership for U.S. federal income tax purposes that beneficially owns shares of Crane Holdings, Co. and its partners are urged to consult their tax advisor as to the tax consequences of the spin-off.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, or alternative minimum tax considerations, or the Medicare tax on certain net investment income.

59

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

HOLDERS OF CRANE HOLDINGS, CO. COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSIDERATIONS RELEVANT TO THEM REGARDING THE SPIN-OFF, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

Tax Opinion and IRS Ruling

Crane Holdings, Co. has requested the IRS Ruling on certain issues relevant to the qualification of the distribution as generally tax-free for U.S. federal income tax purposes under sections 368(a)(1)(D) and 355 of the Code, based on certain facts and representations set forth in such request. No assurance can be given that Crane Holdings, Co. will receive the IRS Ruling, and it is not a condition of the distribution. The IRS Ruling, even if received, would not address all of the requirements for the tax-free treatment of the distribution. Although a private letter ruling is generally binding on the IRS, the IRS Ruling will be based on certain facts and representations and undertakings from Crane Holdings, Co. and us that certain necessary conditions to obtain tax-free treatment under the Code have been satisfied.

Additionally, it is a condition to the completion of the distribution that Crane Holdings, Co. receives an opinion of Skadden, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, under sections 368(a)(1)(D) and 355 of the Code. This condition may be waived by Crane Holdings, Co. in its sole discretion.

In rendering the Tax Opinion to be given as of the closing of the distribution, Skadden will rely on (i) the IRS Ruling (if received), (ii) customary representations and covenants made by Crane Holdings, Co. and Crane Company, including those contained in certificates of officers of Crane Holdings, Co. and Crane Company and (iii) specified assumptions, including an assumption regarding the completion of the distribution and certain related transactions in the manner contemplated by the transaction agreements. In addition, Skadden’s ability to provide the Tax Opinion will depend on the absence of changes in existing facts or law between the date of this information statement and the closing date of the distribution. If any of the representations, covenants or assumptions on which Skadden will rely are inaccurate, Skadden may not be able to provide the Tax Opinion or the tax consequences of the distribution could differ from those described below.

The Tax Opinion will not be binding upon the IRS or any court. We cannot assure you that the IRS will agree with the conclusions expected to be set forth in the Tax Opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position. If any of the facts, representations, assumptions or undertakings described or made in connection with the IRS Ruling (if received) and the Tax Opinion are not correct, are incomplete or have been violated, the IRS Ruling could be revoked retroactively or modified by the IRS, and Crane Holdings, Co.’s ability to rely on the Tax Opinion could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete or that would cause any of these undertakings to fail to be complied with, in any material respect.

Treatment of the Distribution

Assuming the distribution, together with certain related transactions, qualify as tax-free under sections 368(a)(1)(D) and 355 of the Code, for U.S. federal income tax purposes:

•

no gain or loss will be recognized by Crane Holdings, Co. as a result of the distribution (except for certain items that may be required to be recognized under Treasury Regulations regarding consolidated federal income tax returns);

•

no gain or loss will be recognized by, or be includible in the income of, a holder of Crane Holdings, Co. common stock solely as a result of the receipt of Crane Company common stock in the distribution;

60

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

•

the aggregate tax basis of the shares of Crane NXT, Co. common stock and shares of Crane Company common stock in the hands of each Crane Holdings, Co. stockholder immediately after the distribution will be the same as the aggregate tax basis of the shares of Crane Holdings, Co. common stock held by such holder immediately prior to the distribution, allocated between the shares of Crane NXT, Co. common stock and shares of Crane Company common stock in proportion to their relative fair market values immediately following the distribution;

•

the holding period with respect to shares of Crane Company common stock received by Crane Holdings, Co. stockholders will include the holding period of the Crane Holdings, Co. common stock with respect to which such Crane Company common stock was received; and

•

Crane Holdings, Co. stockholders that have acquired different blocks of Crane Holdings, Co. common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, Crane Company shares distributed with respect to blocks of Crane Holdings, Co. common stock.

If, notwithstanding the conclusions that we expect to be included in the Tax Opinion, it is ultimately determined that the distribution does not qualify as tax-free under sections 368(a)(1)(D) and 355 of the Code for U.S. federal income tax purposes, then Crane Holdings, Co. would generally recognize taxable gain with respect to the transfer of Crane Company common stock and certain related transactions. In addition, each Crane Holdings, Co. stockholder that receives shares of Crane Company common stock in the distribution would be treated as receiving a distribution in an amount equal to the fair market value of Crane Company common stock that was distributed to such stockholder, which would generally be taxed as a dividend to the extent of the stockholder’s pro rata share of Crane Holdings, Co.’s current and accumulated earnings and profits, including Crane Holdings, Co.’s taxable gain, if any, on the distribution, then treated as a non-taxable return of capital to the extent of the stockholder’s basis in Crane Holdings, Co. stock and thereafter treated as capital gain from the sale or exchange of Crane Holdings, Co. stock.

Even if the distribution otherwise qualifies for tax-free treatment under sections 368(a)(1)(D) and 355 of the Code, the distribution may result in corporate level taxable gain to Crane Holdings, Co. under section 355(e) of the Code if either Crane NXT, Co. or Crane Company undergoes a 50% or greater ownership change as part of a plan or series of related transactions that includes the distribution, potentially including transactions occurring after the distribution. If an acquisition or issuance of stock triggers the application of section 355(e) of the Code, Crane Holdings, Co. would recognize taxable gain as described above, but the distribution would be tax-free to each Crane Holdings, Co. stockholder.

U.S. Treasury Regulations require certain stockholders of Crane Holdings, Co. common stock who receive Crane Company common stock in the distribution to attach a detailed statement setting forth certain information relating to the distribution to their respective U.S. federal income tax returns for the year in which the distribution occurs. Within a reasonable period after the distribution, Crane NXT, Co. will provide stockholders who receive Crane Company common stock in the distribution with the information necessary to comply with such requirement. In addition, all stockholders are required to retain permanent records relating to the amount, basis and fair market value of Crane Company common stock received in the distribution and to make those records available to the IRS upon request of the IRS.

61

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

DIVIDEND POLICY

Although Crane Company anticipates that it will likely pay quarterly dividends following the distribution, Crane Company has not yet determined the value of the dividend it will pay on its common stock. The payment of any dividends in the future, and the timing and amount thereof, to Crane Company stockholders will fall within the sole discretion of Crane Company’s Board of Directors and will depend on many factors, such as our financial condition, earnings, capital requirements, potential obligations in planned financings, industry practice, legal requirements, Delaware corporate surplus requirements and other factors that Crane Company’s Board of Directors deems relevant. Crane Company’s ability to pay dividends will depend on its ongoing ability to generate cash from operations and on Crane Company’s access to the capital markets. Crane Company cannot guarantee that it will pay a dividend in the future or continue to pay any dividends if Crane Company commences paying dividends. In addition, Crane Company expects that its Board of Directors will be permitted to authorize share repurchase programs if circumstances warrant.

62

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 30, 2022, Crane Holdings, Co.’s Board of Directors authorized management to pursue a plan to separate all of Crane’s businesses, other than Crane’s Payment & Merchandising Technologies segment, into a stand-alone publicly traded company. The separation will occur through a distribution to Crane Holdings, Co.’s stockholders of all of the shares of common stock of Crane Company, which will own all of Crane’s businesses, other than Crane’s Payment & Merchandising Technologies segment. Following the distribution, Crane NXT, Co. stockholders will own 100% of the shares of Crane Company common stock. Notwithstanding the legal form of the spin-off described elsewhere in this information statement, for accounting and financial reporting purposes, Crane’s Payment & Merchandising Technologies segment will be presented as being spun off from Crane. This presentation is in accordance with GAAP and is primarily a result of, among other factors, Crane Company’s (which is the legal spinnee) larger operations, greater tangible assets, greater fair value and greater net sales, in each case, relative to Crane NXT.

The following unaudited pro forma condensed combined financial statements give effect to the separation and related adjustments in accordance with Article 11 of the SEC’s Regulation S-X. In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (the “Final Rule”). The Final Rule became effective on January 1, 2021, and the unaudited pro forma condensed combined financial information herein is presented in accordance therewith.

The unaudited pro forma condensed combined financial statements consist of an unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021, and an unaudited pro forma condensed combined balance sheet as of September 30, 2022. The unaudited pro forma condensed combined financial statements should be read in conjunction with the audited consolidated financial statements of Crane and the related notes, the supplemental historical audited combined financial statements of Crane Company and the related notes and the sections of this information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane Company (Supplemental).” The unaudited pro forma condensed combined statement of operations has been prepared to give effect to the Pro Forma Transactions (as defined below) as if the Pro Forma Transactions had occurred or became effective as of January 1, 2021, the beginning of our most recently completed fiscal year. The unaudited pro forma condensed combined balance sheet has been prepared to give effect to the Pro Forma Transactions as though the Pro Forma Transactions had occurred as of September 30, 2022.

The unaudited pro forma condensed combined financial statements presented below do not purport to represent what our financial position and results of operations would have been had the Pro Forma Transactions occurred on the dates indicated and are not necessarily indicative of our future financial position and future results of operations. In addition, the unaudited pro forma condensed combined financial statements are provided for illustrative and informational purposes only. The Pro Forma Transactions are based on available information and assumptions we believe are reasonable; however, such adjustments are subject to change.

The unaudited pro forma condensed combined financial statements have been adjusted to give effect to the following adjustments (collectively, the “Pro Forma Transactions”):

•

the disposition, for accounting purposes, of Crane’s Payment & Merchandising Technologies segment, which we expect to qualify as discontinued operations and is, therefore, presented in the unaudited pro forma condensed combined financial statements in accordance with the guidance in ASC 205, Financial Statement Presentation, referred to as ASC (as defined below) 205;

•

the effect of our anticipated post-separation capital structure, including the incurrence of principal indebtedness of an assumed amount equal to approximately $[●] million and the expected distribution of an aggregate amount equal to approximately $[●] million of cash to Crane Holdings, Co.;

63

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

•	the inclusion of approximately $[●] million of non-recurring costs expected to be incurred in conjunction with the separation and distribution;

•	the pro rata distribution of 100% of our issued and outstanding common stock by Crane Holdings, Co. in connection with the separation; and

•

the impact of the separation and distribution agreement, the tax matters agreement and transition services agreement between Crane Company and Crane NXT, Co. and the provisions contained therein, intended to reflect Crane Company as an autonomous entity.

A final determination regarding our capital structure has not yet been made, and the separation and distribution agreement, tax matters agreement, transition services agreement, intellectual property matters agreement, employee matters agreement and other ancillary agreements have not been finalized. As such, the pro forma statements may be revised in future amendments to reflect the impact on our capital structure and the final form of those agreements, to the extent any such revisions would be deemed material.

The unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See the section of this information statement entitled “Forward-Looking Statements.”

64

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2022

(in millions, except shares and per share data)

	Historical Crane (Note 1)	Separation of Payment & Merchandising Technologies (Note 1)	Other transaction accounting adjustments (Note 2)		Autonomous entity adjustments (Note 3)	Pro forma as of September 30, 2022
Assets
Current Assets:
Cash and cash equivalents	$	$	$	(a)	$	$
Current insurance receivable-asbestos
Accounts receivable, net
Inventories, net
Other current assets
Current assets held for sale

Total current assets

Property, plant and equipment, net
Insurance receivable – asbestos
Long-term deferred tax assets
Intangible assets, net
Goodwill
Other assets
Long-term assets held for sale

Total Assets	$	$	$		$	$

Liabilities and Equity:
Current Liabilities
Short-term borrowings	$	$	$		$	$
Accounts payable
Current asbestos liability
Accrued liabilities
U.S. and foreign taxes on income
Current liabilities held for sale

Total Current Liabilities

Long-term debt				(b)
Accrued pension and postretirement benefits
Long-term deferred tax liability
Long-term asbestos liability
Other liabilities
Long-term liabilities held for sale
Commitments and contingencies
Equity:
Preferred shares, par value 0.01; 5,000,000 shares authorized
Common shares, par value $1.00; 200,000,000 shares authorized;
Capital surplus				(a), (b)
Retained earnings
Accumulated other comprehensive loss
Treasury stock

Total Shareholders’ equity

Noncontrolling interest

Total equity

Total liabilities and equity	$	$	$		$	$

65

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2022

(in millions, except per share data)

	Historical Crane (Note 1)	Separation of Payment & Merchandising Technologies (Note 1)	Other transaction accounting adjustments (Note 2)		Autonomous entity adjustments (Note 3)		Pro forma nine months ended September 30, 2022
Net sales
Operating costs and expenses:
Cost of Sales
Selling, general, and administrative				(d)		(f)
Restructuring (gains) charges, net
Loss on sale of asbestos entity
Acquisition-related and integration charges

Operating profit

Other income (expense):
Interest income
Interest expense				(c)
Miscellaneous income, net

Total other expense

Income from continuing operations before income taxes
Provision for income taxes				(e)

Net income from continuing operations before allocation to noncontrolling interests
Less: Noncontrolling interest in subsidiaries’ earnings

Net income from continuing operations attributable to common shareholders

Earnings per basic share:
Earnings per basic share from continuing operations								(g)
Earnings per diluted share:
Earnings per diluted share from continuing operations								(h)
Average shares outstanding:
Basic								(g)
Diluted								(h)

66

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2021

(in millions, except per share data)

	Historical Crane (Note 1)	Separation of Payment & Merchandising Technologies (Note 1)	Other transaction accounting adjustments (Note 2)		Autonomous entity adjustments (Note 3)		Pro forma nine months ended December 31, 2021
Net sales	3,408.0
Operating costs and expenses:
Cost of Sales	2,120.3
Selling, general, and administrative	775.4			(d)		(f)
Restructuring (gains) charges, net	(16.9)

Operating profit	529.2

Other income (expense):
Interest income	1.4
Interest expense	(46.9)			(c)
Miscellaneous income, net	19.1

Total other expense	(26.4)

Income from continuing operations before income taxes	502.8
Provision for income taxes	67.4			(e)

Net income from continuing operations before allocation to noncontrolling interests	435.4
Less: Noncontrolling interest in subsidiaries’ earnings

Net income from continuing operations attributable to common shareholders	435.4

Earnings per basic share:
Earnings per basic share from continuing operations	7.46							(g)
Earnings per diluted share:
Earnings per diluted share from continuing operations	7.36							(h)
Average shares outstanding:
Basic	58.4							(g)
Diluted	59.2							(h)

67

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1: Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X.

As described elsewhere in this information statement, for periods prior to the spin-off, our financial statements are represented by the historical financial statements of Crane. Therefore, historical Crane in the pro forma financial information above represents Crane Holdings, Co. and its consolidated subsidiaries (including Crane Company and its combined subsidiaries), as defined elsewhere in this information statement, before giving effect to the planned spin-off.

As discussed above and elsewhere in this information statement, the separation and distribution is being treated as a reverse spin for financial accounting and reporting purposes under GAAP and, as a result, Crane’s Payment & Merchandising Technologies segment is presented as being spun-off from Crane. The Payment & Merchandising Technologies segment is a component of Crane Holdings, Co. that has operations and cash flows that are clearly distinguished operationally and for financial reporting purposes. The separation and distribution will result in the Payment & Merchandising Technologies segment becoming a stand-alone, publicly traded company and represents a strategic shift that will have a major effect on our financial results as we are exiting a significant line of business. The spin-off is not expected to result in the recognition of a gain or loss and will be effected through a pro rata distribution of all of the outstanding shares of Crane Company common stock to holders of Crane Holdings, Co. common stock; however, we will incur separation related expenses which are further discussed in Note 2, “Other transaction accounting adjustments” of the notes to the unaudited pro forma condensed combined financial statements. While we are a party to the separation and distribution agreement and other agreements, including the transition services agreement, the tax matters agreement, the intellectual property matters agreement, the employee matters agreement and other ancillary agreements, we have determined that we will not have significant continuing involvement in the operations of Crane NXT after the separation and distribution nor do we expect significant continuing cash flows from Crane NXT after the separation and distribution. The spin-off of the Payment & Merchandising Technologies segment for accounting purposes is presented in accordance with the guidance in ASC 205 and, as such, the unaudited pro forma condensed combined statement of operations do not allocate any of Crane’s general corporate overhead expenses to the Payment & Merchandising Technologies segment.

Note 2: Other transaction accounting adjustments

(a)

Cash and cash equivalents: Reflects $[●] million of borrowings expected to be incurred in connection with the spin-off, net of approximately $[●] million expected to be distributed to Crane Holdings, Co. and an estimated $[●] million of debt issuance costs. See note (b) below.

(b)

Long-term debt: Reflects the issuance of [●] million of [unsubordinated, unsecured notes], which occurred on [●], net of issuance costs of $[●] million. Details of the [unsubordinated, unsecured] notes and the amount drawn are as follows:

The cash proceeds received from the assumed debt issuance are assumed to be distributed to Crane Holdings, Co. The expected debt balance at the time of the distribution was determined by senior management based on a review of a number of factors, including forecast liquidity and capital requirements, expected operating results and general economic conditions.

(c)

Interest expense: The adjustment of $[●] million for fiscal year ended December 31, 2021 represents approximately $[●] million of interest expense based on a weighted-average interest rate of approximately [●] percent and approximately $[●] million of amortization of issuance costs in connection with the incurrence of debt as described in note (a) above. A 1/8 percent variance in the assumed interest rate would change annual interest expense by $[●] million.

68

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

(d)

As a result of the separation and distribution, we expect to incur approximately $[●] million of separation- related expenses which have not yet been recognized as of the periods presented in the consolidated financial information above, primarily related to [●]. For pro forma purposes, these estimates of expenses, which management believes are reasonable, have been presented in the condensed combined pro forma statement of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021, assuming the separation and distribution occurred as of January 1, 2021. Separation-related expenses of $[●] million and $[●] million for the nine months ended September 30, 2022 and for the year ended December 31, 2021, respectively, are included in the historical Crane results above.

(e)

Income tax expense: Reflects $[●] million and $[●] million for the nine months ended September 30, 2022 and for the year ended December 31, 2021, respectively, of income tax pro forma adjustments. This adjustment was determined by applying the respective statutory tax rates to pre-tax pro forma adjustments in the applicable jurisdictions.

Note 3: Autonomous entity adjustments

(f)

Reflects $[●] million and $[●] million for the nine months ended September 30, 2022 and for the year ended December 31, 2021, respectively, of certain transition services costs associated with the transition services agreement Crane Company intends to enter into with Crane NXT, Co. The costs are primarily associated with [●]. These amounts were tax effected at the applicable statutory rate, generally [●]%.

Note 4: Earnings per share

(g)

Pro forma basic earnings per share and pro forma weighted-average basic shares outstanding for the nine months ended September 30, 2022 and the year ended December 31, 2021 reflect the number of shares of Crane Company common stock which are expected to be outstanding upon completion of the distribution. We have assumed the number of outstanding shares of common stock based on the number of Crane Holdings, Co. common shares outstanding at [●], and an assumed pro rata distribution ratio of one share of Crane Company common stock for each share of Crane Holdings, Co. common stock. The actual number of shares of Crane Company common stock currently outstanding may be different from this estimated amount.

(h)

Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding reflect the estimated number of shares of Crane Company common stock that are expected to be outstanding upon completion of the distribution and reflect the potential issuance of shares of our common stock under our equity plans, based on the distribution ratio of one share of Crane Company common stock for every share of Crane Holdings, Co. common stock. The actual number of shares of Crane Company common stock currently outstanding may be different from this estimated amount.

Note 5: Discontinued operations

As noted above, due to the significance of Crane’s Payment & Merchandising Technologies segment, its disposition for accounting purposes is expected to qualify as discontinued operations in accordance with ASC 205. Accordingly, the following unaudited pro forma combined statements of operations for the years ended December 31, 2020 and 2019 reflect the disposal.

69

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2020

(in millions, except per share data)

	Historical Crane (Note 1)	Separation of Payment & Merchandising Technologies (Note 1)	Pro forma year ended December 31, 2020
Net sales	2,936.9
Operating costs and expenses:
Cost of sales	1,930.7
Selling, general, and administrative	698.1
Restructuring (gains) charges, net	32.3
Acquisition-related and integration charges	12.9
Asbestos provision, net	—
Environmental provision, net	—

Operating profit	262.9

Other income (expense):
Interest income	2.0
Interest expense	(55.3)
Miscellaneous income, net	14.9

Total other expense	(38.4)

Income from continuing operations before income taxes	224.5
Provision for income taxes	43.4

Net income from continuing operations before allocation to noncontrolling interests	181.1
Less: Noncontrolling interest in subsidiaries’ earnings	0.1

Net income from continuing operations attributable to common shareholders	181.0

Earnings per basic share:
Earnings per basic share from continuing operations	3.10
Earnings per diluted share:
Earnings per diluted share from continuing operations	3.08
Average shares outstanding:
Basic	58.3
Diluted	58.8

70

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2019

(in millions, except per share data)

	Historical Crane (Note 1)	Separation of Payment & Merchandising Technologies (Note 1)	Pro forma year ended December 31, 2019
Net sales	3,283.1
Operating costs and expenses:
Cost of sales	2,104.1
Selling, general, and administrative	698.0
Restructuring (gains) charges, net	17.5
Acquisition-related and integration charges	5.2
Asbestos provision, net	229.0
Environmental provision, net	18.9

Operating profit	210.4

Other income (expense):
Interest income	2.7
Interest expense	(46.8)
Miscellaneous income, net	4.4

Total other expense	(39.7)

Income from continuing operations before income taxes	170.7
Provision for income taxes	37.1

Net income from continuing operations before allocation to noncontrolling interests	133.6
Less: Noncontrolling interest in subsidiaries’ earnings	0.3

Net income from continuing operations attributable to common shareholders	133.3

Earnings per basic share:
Earnings per basic share from continuing operations	2.23
Earnings per diluted share:
Earnings per diluted share from continuing operations	2.20
Average shares outstanding:
Basic	59.8
Diluted	60.6

71

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

BUSINESS

Business Overview

Crane Company is a leading global provider of highly engineered, mission-critical industrial solutions, including two strategic global growth platforms: A&E and PFT. These two platforms together contributed 89% of our total revenue during 2021, with the remainder generated by our Engineered Materials business.

Our portfolio is balanced across PFT and A&E, with long-cycle market positions supported by a strong recurring revenue base, approximately 40% of which we estimate is from aftermarket sales. Our highly-engineered, technology differentiated products are sold into large ($20+ billion) and attractive end markets, many of which are highly regulated.

We have a portfolio of highly respected brands with a history spanning more than 165 years. Our culture, grounded in the CBS, is ingrained across the organization and we are proud of our longstanding commitment to PSE. Our values underpin our business and our trusted customer relationships and are the foundation for the mission-critical, high cost of failure products our customers trust us to deliver. We are headquartered in Stamford, Connecticut and serve customers in over 65 countries across 6 continents.

In 2021, Crane Company total sales were $2,063 million, with operating profit of $251 million and operating margin of 12.1%.5

The Company’s Revenue Split (2021)[6]

By Segment	By Destination

Our Segments

Aerospace & Electronics

Our A&E segment supplies critical components and systems, including original equipment and aftermarket parts, primarily for the commercial aerospace, military aerospace, defense and space markets. Our A&E segment is well-positioned across major commercial aerospace platforms, as well as next generation defense and space

[5]	Includes $232 million of sales and $37.8 million of operating profit generated by Crane Supply which was divested in May 2022.
[6]	Includes $232 million of sales (11% of 2021 sales) in the PFT segment generated by Crane Supply which was divested in May 2022. All Crane Supply sales were generated in Canada.

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platforms. Products include a wide range of custom designed, highly engineered products with particular expertise in anti-skid brake control systems, sensing components and systems, fluid and thermal management applications, power conversion and management systems and microwave systems. Our products are sold directly to aircraft manufacturers, Tier 1 systems integrators, airlines, aircraft MROs, defense contractors and government agencies, including the U.S. Department of Defense (“DoD”) and foreign allied defense organizations.

Aerospace & Electronics Revenue by End Market (2021)

Process Flow Technologies

Our PFT segment manufactures highly engineered fluid handling equipment for mission critical applications that require high reliability, with a focus on high-growth end markets, including chemical, pharmaceutical, water and wastewater and general industrial. The segment comprises Process Valves and Related Products, Commercial Valves and Pumps and Systems. Process Valves and Related Products manufactures on/off isolation valves, instrumentation and controls and related products for critical and demanding applications primarily in the chemical and petrochemical, general industrial, pharmaceutical and energy end markets globally. Commercial Valves is engaged primarily in the manufacturing of valves and related products for the non-residential construction, general industrial and municipal markets, primarily serving the United Kingdom, the Middle East and continental Europe. Pumps and Systems manufactures pumps for water and wastewater applications in the industrial, municipal, commercial and military markets, primarily in the United States.

Process Flow Technologies Revenue by End Market (2021)[7]

Engineered Materials

In addition to our two global strategic growth platforms, our Engineered Materials segment comprises Crane Composites, which is a leading provider of FRP based products and solutions for the RV, Building Products and Transportation markets.

[7]	Crane Supply was divested in May 2022.

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Acquisitions

Crane Company’s management team has a long history of successfully creating value through active portfolio management, including a substantial number of acquisitions, as well as selective divestitures, to optimize portfolio composition and end market mix. Pre-spin-off, the management team identified and executed on acquisitions that added scale, as well as new products, technologies and manufacturing capabilities.

Our A&E segment was built entirely through acquisitions, starting with the 1951 acquisition of Hydro-Aire, and followed by eight other acquisitions over the next 60 years that added scale and additional capabilities. Our PFT segment began as Crane’s core business in 1855, but its position and capabilities today are attributable both to core growth initiatives paired with dozens of acquisitions over the last 100+ years. Engineered Materials was also created as part of a roll-up acquisition that began with the 1985 acquisition of Kemlite, followed by several additional transactions.

Since 2010, Crane Company’s management team has been responsible for deploying more than $2 billion on acquisitions at Crane, successfully integrating eight acquisitions, with synergy realization typically significantly above the original forecast. These acquisitions brought scale and diversification, and enhanced Crane’s growth profile by adding products and capabilities such as integrated microwave assemblies and our proprietary Multi-Mix® Microtechnology at our A&E segment, and specialized valves for chemical applications and networking and monitoring solutions for process valves at our PFT segment. Other large acquisitions completed by Crane Company’s management team, including MEI, Crane Currency and Cummins-Allison, would be part of Crane NXT after the completion of the spin-off.

Post-spin-off, we believe Crane Company will be well-positioned to capitalize on a deep pipeline of attractive acquisition opportunities in core and adjacent markets to accelerate growth. We expect that acquisitions will continue to be an important part of our growth strategy as we work to actively strengthen our technology capabilities and to increase our presence in new, higher-growth end markets. We strive to be the acquirer of choice across our fragmented aerospace, electronics and process flow end markets. Through acquisitions and the ability to leverage CBS, we have the tools and experience to continue executing on an active deal pipeline across fragmented markets.

Financial Profile

Crane Company’s businesses have an attractive financial profile as a result of our differentiated technologies, the mission-critical nature of our products across niche markets, strong secular industry tailwinds and a relentless focus on operational excellence. For 2021, our businesses generated $2.1 billion in revenues, representing 13% growth compared to 2020. We estimate that approximately 40% of sales for the period were recurring in nature, derived from aftermarket and replacement sales. The Company’s businesses have strong margins, with 2021 operating margins of 12.1% that increased 200 basis points compared to 2020 as the Company continued to recover from the impacts of COVID-19. Additionally, with limited capital expenditure requirements expected to remain in the range of 2.0% to 2.5% of sales, we have significant flexibility to drive long-term stockholder value creation through the pursuit of organic and inorganic growth opportunities, while returning cash to stockholders through a competitive dividend.

Our Culture

Across our businesses, there are three critical aspects of Crane Company’s distinctive high-performance culture that drive results for all stakeholders:

The Crane Business System (CBS)

CBS is a key driver of the Company’s success and is ingrained across the organization. CBS is a comprehensive set of business processes, philosophies and operational excellence tools that are designed to drive continuous improvement throughout all facets of our business and is characterized by a rigorous and disciplined cadence, paired with extreme accountability, that we believe drives consistently excellent execution.

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The primary goal of CBS is to drive profitable growth for all of our stakeholders, which include, but not are limited to, our stockholders and creditors, employees, customers and the communities in which we operate. That goal is achieved through development and deployment of business unit strategic objectives that are tied to specific financial targets, with rigorous measurement against those objectives with a sequential focus on Safety, Quality, Delivery, Cost and Growth (SQDCG). Key elements of CBS include the following:

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A strategy development process grounded in the “Voice of the Customer” (specific processes designed to capture customers’ needs and requirements) and which includes standardized processes for market and situation analysis, strategy formulation, implementation and tracking.

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Strategy Deployment, which is a tool to support the systematic execution of critical initiatives through organizational alignment of priorities and resources to achieve sustainable breakthrough performance.

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A standardized and rigorous cadence of management and business reviews that cascade through all levels of the organization, measuring our progress and driving actions to sustain or course correct, as the case may be.

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A wide array of tools available to improve performance as we seek to achieve our objectives, including: (i) lean manufacturing processes such as Kaizen, Value Stream Mapping, 5S, and Total Productive Maintenance, all of which are used to reduce unnecessary waste, reduce production time and cost, and to improve product quality; (ii) process definition and system control tools such as Six Sigma to reduce variation and eliminate defects; (iii) quality control standards and processes such as IATF 16949 and ISO 9100 to ensure product quality; and (iv) commercial process tools including key account management and strategic selling, among others. While many of these tools were originally developed and used for manufacturing processes, CBS widely deploys these tools across functions as diverse as human resources, accounting, finance and information technology.

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Standardized and rigorous tollgate processes for a wide range of common initiatives such as ERP implementations, new product development, facility repositioning actions and acquisition integrations, among others.

•	A structured and disciplined Intellectual Capital (IC) process to ensure that we are developing the talent and leadership necessary for the Company to be successful.

Collectively, these capabilities enable our businesses to achieve growth, margin expansion and strong free cash flow. Crane Company has a strong track record of leveraging this rigorous, data-driven approach to drive margin expansion and we have been able to apply CBS to acquisitions to optimize our portfolio and realize significant synergies.

Commitment to Ethics

Our commitment to ethics is captured by the R.T. Crane Resolution penned in 1855. On July 4, 1855, R.T. Crane wrote the resolution that has been the cornerstone of the Crane business culture for more than 165 years: “I am resolved to conduct my business in the strictest honesty and fairness; to avoid all deception and trickery; to deal fairly with both customers and competitors; to be liberal and just toward employees and to put my whole mind upon the business.” This resolution is just as relevant today as it was when it was written more than a century ago, and generations of Crane’s global leaders have been faithful stewards of our founder’s principles.

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Philanthropy, Sustainability and Equality (PSE)

At Crane, the concepts of corporate citizenship and sustainability—where companies take responsibility not only for profits, but also for the impact their activities have on a variety of stakeholders are the foundation upon which Crane was built. The three key pillars of our focus on corporate citizenship are Philanthropy, Sustainability and Equality:

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Philanthropy: Crane has a long history of philanthropy. In 1904, Crane’s founder R.T. Crane said: “a loyal employee gives something besides his labor and the employer should recognize that fact,” and, toward the end of his life, he set aside one million dollars as a fund for “the purpose of taking care of my men”. After R.T. Crane’s death, members of his family honored his wish by establishing The Crane Fund (as defined below) to “provide a means for giving support to deserving and needy employees after they have, by reason of age or disability, become unable to engage in active work.” Today, The Crane Fund grants aid to former employees of Crane and their dependents who are unable to be self-supporting because of age or physical disability. Two other company administered funds, The Crane Fund for Widows and Children and The Crane Foundation, Inc., make contributions to charitable organizations that provide direct assistance to underserved populations in the communities where Crane operates, to natural disaster relief organizations and to educational institutions through our matching gifts program. In 2021, Crane administered charitable funds donated over $18 million to 590 charitable organizations and approximately 1,200 former associates and their families around the world.

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Sustainability: Crane is committed to the protection of the environment and to the health and safety of its associates. One of the core values of CBS is the elimination of waste through the deployment of lean manufacturing methodologies. CBS also provides a structured cadence and process to manage and measure progress for our sustainability initiatives, including a methodology for data collection and analysis, as well as regular rigorous reviews conducted monthly by our senior leadership teams. We track and measure our progress on initiatives relating to water consumption, greenhouse gas emissions, electricity consumption and non-hazardous waste production.

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Equality: Crane is founded upon the principles of equality, honesty, fairness and justice, which are clearly core to the R.T. Crane Resolution. This strong foundation has enabled our inclusive and high-performance culture that we are proud of, and has been a critical driver of our long-term success. Our culture fosters trust and mutual respect at all levels of the organization, beginning with Crane Holdings, Co.’s Board of Directors and the senior management team. We believe that diversity of experiences, perspectives and backgrounds ultimately brings better leadership, ideas and stakeholder considerations to enhance growth in all respects. We seek a workforce that reflects the communities in which we operate and one that is as diverse as our businesses.

Our Global Strategic Growth Platforms

There are a number of commonalities across our A&E and PFT segments. Both platforms compete in niche, long cycle markets where deep technological expertise and proprietary offerings are critical to reliably meet demanding customer specifications, qualifications and regulatory requirements. Given the high cost of failure in the environments in which we compete, customers require a partner they can trust. Customers choose Crane Company for its consistently high levels of engineering that can meet the specifications of highly regulated end markets, as well as the breakthrough innovation we offer. Our robust IP portfolio stems from years of organic investment in R&D across our platforms which supports numerous new product introductions and allows each business to support above-market growth with continued margin expansion.

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A&E and PFT segments represented 31% and 58% of fiscal year 2021 revenues8, respectively:

Overview of the Company’s Global Strategic Growth Platforms

Aerospace & Electronics		Process Flow Technologies[9]

Segment Financial Profile ($mm):		Segment Financial Profile ($mm):
‘21 Revenue	$638	‘21 Revenue	$1,197
‘21 Operating Profit	$110	‘21 Operating Profit	$183
‘21 Operating Margin	17.2%	‘21 Operating Margin	15.2%

Description	Description
Supplies critical components and systems, including original equipment and aftermarket parts and services, primarily for the commercial and military aerospace, defense and space markets	Provides highly engineered fluid handling equipment for mission critical applications that require high reliability through its Process Valves and Related Products, Commercial Valves and Pumps and Systems businesses

Key Brands	Selected Key Brands

Selected Products	Selected Products
•  Proximity and pressure sensors

•  Power conversion, distribution and storage

•  Positive displacement lube & scavenge pumps
and centrifugal pumps

•  True mass flowmeters

•  Fluid and thermal management systems

•  Antiskid brake control systems

•  Integrated microwave assemblies and RF and
IF components

•  DC-DC converters and EMI filters

•  Electronic control systems

•  Fuel gauging systems

•  Aircraft seat actuation systems

• Wide range of highly engineered isolation
valves, including check valves, sleeved
plug valves, lined valves and pipe, process
ball valves, high performance butterfly
valves, bellows sealed global valves,
aseptic and industrial diaphragm valves,
multi- and quarter-turn valves

•  Pump solutions for water and wastewater
applications

•  Valve diagnostic and calibration systems

•  Fluid instrumentation and sampling
components

•  Valve position monitoring and control
systems

•  Balancing and safety valves for building
services

•  Sensors, switches and regulators for
hydraulic and pneumatic systems

[8]	Includes $232 million of sales (11% of 2021 sales) in the PFT segment generated by Crane Supply which was divested in May 2022.
[9]	Includes $232 million of sales and $37.8 million of operating profit generated by Crane Supply which was divested in May 2022.

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Aerospace & Electronics

Our A&E segment supplies critical components and systems, including original equipment and aftermarket parts, primarily for the commercial aerospace, military aerospace, defense and space markets. The commercial market and military market accounted for 52% and 48%, respectively, of total segment sales in 2021. Sales to OEMs and aftermarket customers were 73% and 27%, respectively, in 2021. Key brands include Hydro-Aire, ELDEC, Lear Romec, Keltec, Interpoint, Signal Technology, Merrimac, Polyflon and P.L. Porter. Facilities are located in the United States, Taiwan and France.

We provide mission critical systems that require high reliability and high accuracy, such as pressure sensors for aircraft engine control, aircraft braking systems for fighter jets, power conversion solutions for spacecraft and lubrication systems for the harshest and most hazardous environmental conditions. Crane Company has invented many of the fundamental technologies that are now the industry standard in the areas where we compete, with a track record for performance, reliability and innovation.

Our A&E segment’s integrated capabilities include the following:

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Power Solutions: Provides enabling technology to accelerate electrification of air, land, space and sea vehicles and systems. Our technological advancements provide higher power in smaller and more efficient products, from power conversion and distribution to energy storage and motor controllers. Crane has over 60 years of experience in aircraft grade power conversion, management, monitoring, advanced packaging solutions and energy storage, and Crane has decades of experience proving reliable and light weight power conversion products to the defense and space industries. More recently, we have become a trusted partner-of-choice in powering next-generation, more electric, hybrid-electric and all-electric aircraft and military ground vehicles.

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Sensing Systems: Provides components and systems for condition and position sensing, and pressure and flow measurement, with high-accuracy, reliability and engineering to excel in rugged aerospace environments. Selected applications include proximity sensors and systems for landing gear, doors and flight control surfaces, as well as tire pressure sensor and monitoring systems and fuel gauging systems. We believe sensing systems is well positioned to benefit from trends, including electrification, and it is already delivering new solutions for next generation systems, including lighter weight components and systems, and sensors with rapidly configurable architectures and longer-range wireless data transmission capabilities.

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Fluid & Thermal Management: Designs and manufactures positive displacement pumps, centrifugal pumps and true mass flowmeters for aerospace and defense applications. With more than 100 years of application, development and certification expertise, we are consistently recognized for our proven performance, technology, accuracy and reliability. We believe we are also well positioned for emerging applications with a leading position in thermal management and motor controller solutions for more electric, hybrid-electric and all-electric aircraft and military ground vehicles.

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Landing Systems: Provides hydraulic and electric brake control systems with antiskid and autobrake functionality, as well as electronic and hydraulic subsystems for landing gear control. Crane invented the first antiskid brake control system in 1947 and, since then, has supplied the brake control systems for all Boeing commercial aircraft, major U.S. military aircraft platforms and numerous other narrowbody, regional and business jet aircraft platforms.

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Microwave Solutions: Designs and manufactures high-performance RF and IF components and millimeter-wave systems and subsystems for defense, space and commercial end-use customers. Our solutions include our proprietary Multi-Mix® technology that enables small, high-performance multilayer complex modules for array beamformers, antenna feed networks and receivers for electronic warfare systems. With over 60 years of experience, we are a Tier 1 integrated microwave assembly supplier with strong OEM relationships, and we have proven capabilities in major military, communications, electronic warfare, radar and satellite systems.

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Our A&E segment has strong visibility into long-term growth driven by positions on market leading platforms, numerous new program wins and continued investment in technology readiness. The segment is also positioned to benefit from market growth driven by accelerating trends, including increasing new commercial aircraft deliveries, air passenger travel growth, defense investment, ongoing MRO requirements and emerging applications in the space market, as well as a strong trend driving greater electrification for aerospace and defense applications. Our unique position to drive sustained growth is driven by differentiated technology investment focused on high-growth market segments, including Low Earth Orbit satellite constellations, next-generation aircraft engines, advanced ground and sea-based radar systems, as well as high-power and bi-directional power conversion for numerous emerging commercial and military applications, including more-electric and hybrid-electric ground vehicles and hybrid-electric and pure electric-propulsion aircraft.

Our A&E management team has a track record of leveraging CBS and operational excellence to drive productivity and growth, to enhance core capabilities and to expand into adjacent markets both organically and through acquisitions. CBS has been a key driver during COVID-19 operating margin performance period, with margins averaging 22% in the pre-COVID-19 period 2011 through 2019, and consistently in the 20% to 24% range during that period. As air traffic returns to pre-COVID-19 levels, our expectation is that operating margins should return to their pre-COVID-19 range.

Aerospace & Electronics Operating Profit Margin

Process Flow Technologies

Our PFT segment is a provider of highly engineered fluid handling equipment for mission critical applications that require high reliability and the segment is comprised of Process Valves and Related Products, Pumps and Systems and Commercial Valves.

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Process Valves and Related Products: Manufactures a wide range of on/off isolation valves, including check valves, sleeved plug valves, lined valves, process ball valves, high performance butterfly valves, bellows sealed globe valves, aseptic and industrial diaphragm valves and multi / quarter-turn valves actuation. Other related products include lined pipe, fittings and hoses, air operated diaphragm and peristaltic pumps, instrumentation and sampling systems, valve positioning and control systems, valve diagnostic and calibration systems. Across the portfolio, the primary focus is on chemical, pharmaceutical and general industrial end markets. Products are sold under the trade names including Crane, Saunders, Jenkins, Pacific, Xomox, Krombach, DEPA, ELRO, REVO, Flowseal, Centerline, Resistoflex, Duochek, Barksdale, Dynalco, Westlock, WTA, HOKE, DOPAK, Aloyco, Compac-Noz, Duo-Chek, GO REGULATOR, Stockham, VOTES Infinity, Barksdale and Dynalco. Manufacturing facilities, along with sales and service centers, are located across North America, Europe, the Middle East, Asia and Australia.

•	Pumps and Systems: Manufactures pumps products for water and wastewater applications, primarily in the United States municipal and industrial markets. Products are sold primarily under the trade

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names Barnes, Deming, Weinman, Burks, Crown and Prosser. Facilities are located in the United States and Canada.

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Commercial Valves: Manufactures valves and related products for the non-residential construction, gas utility and municipal markets. The primary geographies served by the manufacturing operations are the United Kingdom, the Middle East and continental Europe. Brands include Crane Fluid Systems, Stockham, Wask, Viking Johnson, IAT, Hattersley, NABIC, Sperryn, Posiflex and Wade. Manufacturing facilities are located in the United Kingdom and China, with additional sales offices in continental Europe and the Middle East.

Our portfolio strategically targets high growth, less cyclical markets, including chemical, general industrial, water and wastewater and pharmaceutical. We expect these industries to be outsized growth segments of the market, driven by investment in sustainability and clean energy, aging infrastructure, tightening wastewater regulations and an aging population with a growing demand for healthcare.

Crane has a strong track record of innovation and being a pioneer in the industry, “writing the book” on the flow of fluids with Technical Paper 410, which is still used as the definitive authority on the topic for engineers, professionals and other practitioners. By focusing on accelerating the rate of innovation through R&D investment, we have driven incremental market capture and supported new product sales vitality at our Process Solutions business, more than doubling the percentage of sales derived from recent product introductions from 2018 to 2021. New product development has also helped shift the business further into the aforementioned high growth verticals of chemical, general industrial, water and wastewater and pharmaceutical.

Through execution of CBS, we have driven operating margin expansion from under 6% in 2003 to 9.8% in 2017, and to 15.2% in 2021 with opportunity for additional operational upside. Our PFT management team has a long track record of leveraging CBS to drive productivity and growth, to enhance core capabilities and to expand into adjacent markets both organically and through mergers and acquisitions.

Process Flow Technologies Operating Profit Margin

Competitive Strengths

We deliver leading mission critical products across our PFT and A&E segments in attractive end markets.

At our PFT segment, we have delivered above-market growth in our core target markets (chemical, water and wastewater, pharmaceutical and general industrial), and we have actively shifted our portfolio to these markets which have strong secular growth trends, as well as limited cyclicality relative to energy-focused markets.

Our A&E segment is well-positioned across major commercial and military aerospace platforms, as well as next generation commercial, military and space platforms. We believe our balanced business mix positions us well to benefit from accelerating growth across both military and commercial market segments, and our technology

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investments have positioned us to benefit from a number of key secular trends in the industry, including electrification, increasing power requirements and demand for enhanced fuel efficiency.

In addition to our market positioning, we believe several key attributes add to the strength of each business and position us for future growth: (i) delivering mission critical, high cost of failure solutions protected by strong IP positions, (ii) a track record of innovation and strong R&D investment, (iii) the contribution of CBS and (iv) our healthy financial position. Each of these attributes is described in more detail below.

Mission critical, high cost of failure solutions protected by strong IP positions.

Across both our PFT and A&E segments, we offer diverse products and solutions that are mission critical, high cost of failure and protected by strong IP positions.

Our highly engineered fluid handling products at our PFT segment are used for mission critical applications that require high reliability and where cost of downtime is high. For example, in the chemical market, our products are designed to operate in harsh and hazardous environments where corrosive, abrasive and toxic media are common, while providing features that we believe are valued by our customers, such as lower torque valves to reduce actuation size and cost, higher flow rates and 100% leak-tight shut-off capabilities; in wastewater applications, our pumps help customers drive efficiency by reducing electricity usage with high-efficiency air-filled motors and reduce service calls by reducing clogging problems with patented chopping technology; and, for pharmaceutical applications, we have been a key participant in the evolution of high-purity valve technology with diaphragm valves that provide quick calibration and substantially reduce commissioning and startup costs.

Our A&E segment provides critical components to commercial, defense and space platforms from anti-skid brake control systems on commercial and military aircraft to microwave solutions for critical radar applications and power solutions for next generation electronics warfare. These products are necessary to ensure aircraft and systems are operating at optimal performance levels in extreme environments. For example, our DC-DC converters are powering space satellites and exploration vehicles, including the Mars Perseverance rover that is operating 293 million miles from Earth in the harsh extremes of space, and our products provide an accurate and highly regulated power source to highly sensitive systems where failure is not an option.

The high level of specification and regulation across both platforms drives stickiness and underpins our strong aftermarket profile (estimated to be ~40% of revenue) while differentiating us from competitors. Our products reflect relatively limited input costs for customers despite the high cost of failure and downtime, which leads to limited turnover across our customer base. Moreover, we participate in long cycle markets in which deep technological expertise and specialized offerings are critical to reliably meet demanding customer specifications, qualifications and regulatory requirements.

Track record of innovation and strong R&D investment.

We have a long history and strong culture of innovation at Crane and the rate of innovation has accelerated across our businesses. Within our A&E segment, we have launched nearly 300 new products over the last five years, many of which are expected to support revenue cycles lasting up to 30 years given the long-tail of aftermarket demand, particularly in commercial aerospace. Additionally, our differentiated technology and focus on breakthrough innovation has allowed Crane to strategically position the portfolio towards high-growth market verticals across our A&E segment, including space, electric vehicles and next generation aircraft, and our PFT segment, including chemical, general industrial, water and wastewater and pharmaceutical end markets.

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Our track record of innovation is supported by decades of experience with our core technologies, the scale to commercialize our novel solutions and an unparalleled and highly experienced engineering team focused on our core capabilities. A few recent developments generated by our engineering teams are highlighted below.

Aerospace & Electronics Selected New Product Introductions

Bi-directional power conversion to support military vehicle electrification	High voltage DC smart pumps for coolant and fuel systems	High accuracy proximity sensors to support more connected aircraft

Process Flow Technologies Selected New Product Introductions

FK-TrieX® Triple Offset Valve for harsh and hazardous environments	Envie3 Motor and Non-Clog Pump for energy efficiency and waste handling	Next-Generation Sleeved Plug Valve with low-torque and simplified repair

Leveraging the strength of CBS.

CBS is a key contributor to our ability to drive growth and operating margin improvement. We empower our businesses with the tools to leverage strong cultural foundations that support successful execution across each organization. CBS gives us the ability to incorporate “Voice of the Customer” teachings, including specific processes designed to capture our customers’ requirements and continuously improve safety, quality, delivery, cost and growth. Crane has a strong track record of leveraging CBS to drive growth, margin expansion and applying CBS to acquisitions to optimize the portfolio and realize significant synergies. For example, our A&E segment has completed over 460 Kaizens over the last five years focused on continuous operational and transactional improvement.

Healthy financial position.

The Company is well-positioned to capitalize on accelerating mega-trends across both our A&E and PFT segments, which has the ability to drive further top-line growth while also leveraging CBS to support both growth and further margin expansion.

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Crane Company is a significant player across a fragmented industry, with revenue of $2.1 billion and operating profit margin of 12.1% in 2021. Approximately 40% of revenues are recurring in nature given our high mix of consumable parts and ongoing need for maintenance and repair across the markets we serve. Our strong margins reflect our disciplined application of CBS and the attractiveness of our end markets and overall business model. Limited capital expenditure requirements, estimated at approximately 2.0% to 2.5% of sales, also support the ability to achieve a strong free cash flow profile.

Supportive Industry Tailwinds

A&E Segment Key Market Drivers:

Demand for efficient and sustainable electrification

Electrification of the aviation industry is rapidly emerging due to significant benefits in cost, and noise, as well as emission reductions. For example, major advancements in the Boeing 787’s innovative, more-electric design led to better fuel efficiency, lower maintenance cost and reductions in weight and noise. This increasing electrification of the aviation industry not only benefits our power business, but also translates to other product areas, such as our landing systems business. To date, we are the only company to develop electric anti-skid brake controls for a large commercial transport aircraft. Electrifying aircraft is a key priority for many of our customers, which we believe will continue to accelerate with the advancements in hybrid and all-electric propulsion.

More complex and increasing power requirements

There is significant demand for higher power capabilities across numerous A&E applications, particularly military, including advanced ground-based AESA radar that have more complex power and cooling requirements than prior technologies. New hybrid-electric and more-electric applications across commercial and military markets, such as eVTOL, military vehicles and alternative propulsion aircraft, all have evolving requirements with demand for more power, bi-directional power conversion, cooling/thermal management and more complex sensing solutions. The Company’s proven high reliability DC-DC power converters support projects, such as the NASA Artemis with an estimated 2024 launch.

Demand for enhanced operating and fuel efficiency

Improvements in operating efficiency for OEMs are driving the need for innovation among suppliers. Moreover, there is an increased push towards customers reducing their carbon footprint, particularly in commercial aerospace. We continue to be a leading supplier across fuel efficient aircraft, such as the Boeing 737MAX, Airbus A320neo, Embraer E2 and the COMAC C919 and their associated engines. Advancements in our core technologies, including size, weight and performance, can be found on the latest generation aircraft, which are enabling lower operating costs and higher fuel efficiency in commercial aviation. In addition, we have been selected for numerous demonstrator programs given our advanced capabilities across several technologies, including wireless sensing to reduce aircraft weight, high-voltage DC fuel pumps with advance prognostics and diagnostics, engine lubrication systems that can operate at extreme pressures and temperatures, and high efficiency Auto-Transformer Rectifier Units and DC-DC converters, providing more power, less weight and better thermal efficiency.

Rebound in commercial aerospace activity

Since the COVID-19-related flight activity trough in May and June 2020, there has been a rebound in commercial aerospace travel that is expected to continue as the world moves past the pandemic. Longer-term, there is also a growing secular demand for air travel as the global middle class continues to expand and emerging markets further develop their commercial aerospace infrastructure. These trends facilitate both an increase in new aircraft deliveries, as well as increasing passenger volumes, each of which drives a need for more of our products

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given our exposure to both OEM deliveries and aftermarket servicing. There are expected to be approximately 41,000 new commercial deliveries from 2022-2041, underpinning the significant market opportunity over the next 20 years.

Increased defense and space spending given “near-peer” threats

Recent geopolitical uncertainty has prioritized the need for defense spending with the DoD projecting $112 billion in 2022 for Research, Development, Test and Evaluation spending. While traditional aerospace markets continue to see spending growth, emerging markets, such as space, have become an area of focus given the need for enhanced communications and imaging, lower cost to launch and investment by near-peer threats. We believe we are well positioned across both traditional and new growth markets, including space. Our products are sold across all parts of the defense value chain, including directly to aircraft manufacturers, Tier 1 systems integrators, defense and space prime contractors, government agencies including the DoD, foreign allied defense organizations and aircraft MRO organizations.

PFT Segment Key Market Drivers:

Growing demand for next generation chemicals

The chemical market continues to be a long-term growth market, and we have been a major participant in this space for decades. Growth in global energy consumption through 2050 is expected to increase nearly 50% compared to 2020, and we are seeing continued investment by our customers aligned with new and evolving applications in clean energy and advanced electronics. Our new products are designed to solve our customers’ challenges in corrosive, abrasive and toxic media applications commonly seen in the chemical production process and among the most challenging harsh and hazardous environments in the industry. For example, our modular valves are designed to last twice as long as alternative valves, while withstanding extreme temperatures, pressures, abrasive solids and high-cycle volumes. Our FK-TrieX valve also eliminates the traditional trade-off between flow rate and ceiling capabilities and is the only isolation valve with both an industry-leading flow rate that can also provide advanced shutoff at 50% lower cost than the traditional ball valve.

Many of our customers are also transitioning to alternative energy sources, including hydrogen, which has created a new economy across power, transportation, HVAC, industrial and feedstock markets. The growth in electromobility and the importance of light-weighting and stronger high-performance materials continues to be a focus area for many of our customers and we continue to be well-positioned to address these material and technologically challenging demands.

Increased focus on industrial IoT and customer operating efficiency

Many of our customers are investing in solutions that support energy efficiency and reduced downtime and operating costs. We provide innovative solutions in this space to a number of critical applications involving valves, pumps and sensing products that drive productivity for our customers. We are gaining market share in industrial by being a go-to partner for our customers when it comes to increasing energy efficiency, reducing operating expenses and delivering product reliability. For example, our Westlock smart positioners for rotary and linear valves deliver an extended product lifetime and is the most energy-efficient valve positioner product in the market. Compressed air is one of the biggest uses of energy in the industrial space, and solutions that reduce compressed air use have clear and compelling business cases. We continue to benefit from the global focus on the reduction of carbon footprints, energy efficiency and environmental, social and corporate governance initiatives, as well as reducing operating expenditures through limited unplanned downtime and lower installation costs. We believe we are positioned to address the need for enhanced product reliability with minimal maintenance costs.

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Water and wastewater market investment is needed to support growing global population

Aging infrastructure, increased global water usage and tightening regulations are driving investment and growth in the water and wastewater industry. Wastewater treatment plants in the United States are an average of 45 years old and close to the end of their designed lifespan, and the Environmental Protection Agency estimates that the capital cost of wastewater and drinking water infrastructure needed to meet federal water quality and safety requirements and public health objectives exceeds $744 billion over a 20-year period. $55 billion for the modernization of water infrastructure is included in the U.S. Bipartisan Infrastructure Law, and an estimated $11 billion of capital investment in wastewater treatment plants is needed to support 61% reuse growth by 2025. Furthermore, there are tightening regulations, such as stricter disposal requirements due to increasing contaminants in wastewater and zero tolerance for environmental incidents. Our wastewater pumps are designed to solve flow disruption problems, increase performance and reduce operating costs in the collection and treatment of wastewater. For example, our SITHE Chopper pump solves clogging with an innovative first-of-its-kind patented chopping technology that slices even the most troublesome solids in the wastewater. Our Razor grinder pumps are designed with an innovative extra cutting technology to efficiently reduce solids, such as flushable wipes, diapers and other biodegradable items, commonly found in the modern waste stream that can wreak havoc on sewer systems. We believe our innovative products combined with strong market tailwinds are driving our significant growth momentum in the wastewater market segment.

Growing aging population and increased access to pharmaceuticals

An aging population, improving access to healthcare and increased outpatient services have significantly increased the size of the pharmaceutical market which is a positive tailwind for our business. The global biopharmaceutical market was estimated at $265 billion in 2020 and is expected to hit $856 billion by 2030. This market is expanding at a compound annual growth rate of 12.5% from 2021 to 2030. Breakthroughs in the pharmaceutical industry are generating investment in mega manufacturing facilities where Crane Company is one of the key valve providers, with a large installed base at key facilities around the world. We expect to increase our already strong position in the market with an expanded portfolio of products and solutions. For example, as the inventor of the diaphragm value, Crane has been a key player in the evolution of high-purity valve technology, expanding that expertise to automation products. Additionally, our Saunders-VUE sensors are the most reliable diaphragm valve sensors that provide quick calibration, reduce commissioning and reducing startup cost by 90%. We continue to invest and grow in the pharmaceutical aseptic space, and we expect this will continue to grow as an overall share of our business.

The Company’s Additional Market Drivers:

R&D and IP

Crane Company has technological expertise and proprietary offerings crucial to reliably meet demanding customer specifications, qualifications and changing regulatory requirements. For A&E, Crane invented many of the fundamental technologies that are now the industry standard in all of areas that they operate. This has led to Crane being known for its performance, reliability and innovation. For PFT, Crane “wrote the book” on the flow of fluid with Technical Paper 410, which is still used as the definitive authority on the topic for engineers, professionals and other practitioners.

Significant organic and R&D investment across both our A&E and PFT segments over the past few years supports numerous new product introductions that we believe will allow each platform to support above-market growth and continued margin expansion. Given the ongoing need to enhance technological capabilities for customers, we invest ~2.5% of sales per year in R&D, driving new product launches and end market expansion growth in our customer base. Our engineering and product development activities are focused on improving existing products and customizing existing products for customer requirements, as well as the development of new products. We own numerous patents, trademarks, copyrights, trade secrets and licenses to IP, including a robust IP portfolio. We believe our technical excellence, product reliability and embedded customer relationships have created a highly trusted brand that has enabled us to grow our sales.

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Customers and Go-to-Market Strategy

We have been able to build deeply embedded relationships with our customers given our track record of performance, reliability and innovation. Across our A&E and PFT segments, we sell directly to our customers, as well as through distribution. Our A&E customers include large aircraft manufacturers, Tier 1 systems integrators, defense and space prime contractors, airlines and government agencies. Under the PFT segment, we are strategically located near our key customers and deploy our experienced salesforce to service them. We also leverage a strong distribution network to reach additional customers around the world outside of our direct sales force. Given our technically advanced sales force and service agents, we are the partner of choice to some of the world’s largest customers.

Crane Company serves a diverse customer base; our top 10 customers represented less than 20% of revenues for fiscal year 2021, and the average length of our relationships with our top 10 customers exceeds 30 years.

We believe our customers continue to choose Crane Company because (i) we are a breakthrough innovation leader, providing high value technologies that outperform competitors, (ii) we have a strong track record of success offering highly advanced solutions that address the most difficult challenges for customers, (iii) we offer commercial excellence and ease of doing business, (iv) there are minimal cost of offerings compared to the cost of downtime or catastrophic failures and (v) localized presence near key customers enables a facilitation of aftermarket offerings.

Engineered Materials

In addition to our two global strategic growth platforms, our Engineered Materials segment contributed 11% of 2021 sales. In May 2021, Crane Holdings, Co. announced that it had signed an agreement to divest its Engineered Materials segment. In May 2022, that agreement was terminated after the Department of Justice declined to approve the transaction. Our Engineered Materials segment supplies FRP based products and solutions primarily for use in the RV, Building Products and Transportation markets. The Engineered Materials segment’s facilities are located in the United States. Key brands include Glasbord, Varietex, DESIGNS, Sequentia, Filon, Crane Gold, Noble, Kemlite and Amortuf.

RV sales in 2021 were 45% of segment sales and primarily consist of sidewall, roof and slideout panels for RV construction sold to OEMs. We see a favorable market trend in the RV industry benefiting from growth in first-time customers driven by the COVID-19 pandemic, demographic trends favorable for RV ownership and increased interest in camping.

Building Products sales in 2021 were 42% of segment sales and include wall and ceiling panels used in commercial construction across a variety of industries with a focus on national chain accounts, primarily in the restaurant and retail space, and sold through building products distributors. Building Products is positioned to benefit from long-term growth in its targeted national chain accounts in the restaurant and retail industries, with additional growth initiatives focused on key secular growth markets where FRP has a differentiated value proposition, including: (i) “ghost” kitchens that are benefiting from on-demand food delivery trends, (ii) cold storage where demand is driven by a growing consumer adoption of online grocery purchases, (iii) retail health clinics, including urgent care facilities and dialysis centers, (iv) cannabis growing facilities, (v) data centers and (vi) order fulfillment centers and warehouses.

Transportation sales in 2021 were 13% of segment sales and primarily consisted of interior liner and scuff panels, roofs and side skirts for trailer and truck body construction sold to OEMs.

We believe this business segment is well positioned for future growth given its strategic focus on high-growth niche segments and increasing sales through its commitment to superior customer service and product innovation. It has a broad product portfolio with 19 distinct product families across 10 leading brands. The segment has a demonstrated track record of new product development and enhancements, as well as commitment

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to product performance and quality that we believe is differentiated from our peers. Transportation is also positioned for growth given its products aligned with trends that support the expansion of e-commerce and “last-mile” delivery demand.

Overall, longstanding relationships with a diverse base of customers provides the ability to leverage CBS to drive productivity and growth. Low ongoing needs for capital expenditures and working capital efficiency have contributed to strong margins and free cash flow conversion.

Facilities and Geographic Footprint

The Company has a strong global footprint with a diverse revenue mix by segment, end market, geography and customer. At the time of the spin-off, we expect that the Company will have a diverse global workforce with facilities in approximately 20 countries. As of September 30, 2022, the business segments that were owned by the Company employed approximately 7,000 associates worldwide across more than 100 locations, of which substantially all were full time employees. This includes approximately 4,000 people employed in the United States across approximately 35 locations. This footprint allows us to get closer to the customer and provide aftermarket products more easily. The Company has approximately 4.4 million square feet of state-of-the-art manufacturing capabilities and leverages leading technologies, including additive manufacturing. Primary manufacturing facilities are located in the United States, Mexico, the United Kingdom, Germany, Taiwan, China, France, Slovenia, Hungary, India, Australia and Saudi Arabia.

Competitive Conditions

Our businesses participate in markets that are highly competitive. Because of the diversity of products manufactured and sold, our businesses typically have a different set of competitors in each geographic area and end market in which they participate. Accordingly, it is not possible to estimate the number of competitors or precise market share; however, we believe that we are a significant competitor in many of our markets. Our primary basis of competition is providing high quality products, with technological differentiation, superior customer service and timely delivery.

Our products are sold into primary end markets which include commercial and military aerospace, defense and space, chemical production, pharmaceutical production, water and wastewater, general industrial, non-residential and municipal construction and energy. As such, our revenues depend on numerous unpredictable factors, including changes in market demand, general economic conditions, customer capital spending, timing and amount of contract awards and credit availability. Since our products are sold in such a wide variety of markets, we do not believe that we can reliably quantify or predict the potential effects of changes in any of the aforementioned factors.

Our engineering and product development activities are focused on improving existing products, customizing existing products for particular customer requirements, as well as the development of new products. We own numerous patents, trademarks, copyrights, trade secrets and licenses to IP, none of which is of such importance that termination would materially affect our business. From time to time, however, we do engage in litigation to protect our IP.

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Raw Materials

Our manufacturing operations employ a wide variety of raw materials, including steel, copper, cast iron, electronic components, aluminum, plastics and various petroleum-based products. We purchase raw materials from a large number of independent sources around the world. Although market forces have at times, including in 2021, caused increases in the costs of key raw materials, there have been no raw materials shortages that have had a material adverse impact on our business. We believe that we will generally be able to obtain adequate supplies of major raw material requirements or reasonable substitutes at acceptable costs. For a further discussion of risks related to raw materials, see the section of this information statement entitled “Risk Factors.”

Seasonal Nature of Business

In the aggregate, our business does not experience significant seasonality.

Government Contracts

We have agreements relating to the sale of products to government entities, primarily involving products in our A&E segment. As a result, we are subject to various statutes and regulations that apply to companies doing business with the government. The laws and regulations governing government contracts differ from those governing private contracts. For example, some government contracts require disclosure of cost and pricing data and impose certain sourcing conditions that are not applicable to private contracts. Our failure to comply with these laws could result in suspension of these contracts, criminal or civil sanctions, administrative penalties and fines or suspension or debarment from government contracting or subcontracting for a period of time. For a further discussion of risks related to compliance with government contracting requirements, see the section of this information statement entitled “Risk Factors.”

Environmental Compliance

We are regulated by federal, state and international environmental laws governing our use, transport and disposal of substances and control of emissions. Furthermore, there are tightening regulations, such as stricter disposal regulations due to increasing contaminants in wastewater and zero tolerance for environmental incidents. Our manufacturing facilities generally do not produce significant volumes or quantities of byproducts that would be considered hazardous waste or otherwise harmful to the environment if not properly handled or maintained. Accordingly, continued compliance with these existing laws has not had a material impact on our capital expenditures or earnings.

However, we occasionally engage in environmental remediation activities as required by federal and state laws. In addition, we may be exposed to other environmental costs, including participation in the characterization and remediation of federal Superfund sites, or analogous state sites. When it is reasonably probable we will pay remediation costs at a site, and those costs can be reasonably estimated, we accrue a liability for such future costs with a related charge against our earnings. For further discussion of environmental related risks, see the section of this information statement entitled “Risk Factors.”

Human Capital Resources

To remain a leading manufacturer of highly engineered industrial products, it is important that we continue to attract, develop and retain exceptional talent across our global enterprise.

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At the time of the spin-off, we expect the Company will have a diverse global workforce located in approximately 20 countries. As of September 30, 2022, the business segments that will be owned by the Company employed approximately 7,000 persons worldwide, of which substantially all were full time employees. This includes approximately 4,000 people employed in the United States across approximately 35 locations. As of September 30, 2022, approximately 5% of our U.S. employees were represented by a union under a collective bargaining agreement. Employees based in some foreign countries may, from time to time, be represented by works councils or unions or subject to collective bargaining agreements. We consider our relations with our employees to be good.

To be an employer of choice and maintain the strength of our workforce, we consistently assess the current business environment and labor market to refine our compensation and benefits programs and other resources available to our associates. We are committed to developing our associates personally and professionally by leveraging a structured and disciplined Intellectual Capital (“IC”) process. This regular IC cadence includes constructive reviews and various talent and leadership development initiatives conducted by the executive management team and provided throughout an associate’s career. We are also committed to an inclusive and high-performance culture at all levels of the organization, based on trust and respect.

The manufacture and production of our products requires the use of a variety of tools, equipment, materials and supplies. We are strongly committed to the health and safety of our associates and strive to continuously adhere to global regulatory safety requirements and to reduce the incidence and severity of job-related injuries. We utilize strict compliance protocols, training programs, effective risk management practices and sound science in our operations to minimize risk to our associates.

For a discussion of risks related to employee relations, see the section of this information statement entitled “Risk Factors.”

Intellectual Property

We rely on a combination of patents, trade secrets, copyrights, trademarks and confidentiality procedures to protect our intangible assets, technology, brand names, products, product candidates and services around the world. We engage expert advisors to assist us in developing market-focused offensive and defensive intellectual property portfolios both domestically and internationally. Existing patent, trade secret, trademark, trade dress and copyright laws offer limited protection only. Our intellectual property portfolio is presumed valid, but some assets could be invalidated, reverse-engineered, narrowed, limited or otherwise circumvented. In addition, others may develop substantially equivalent or superseding proprietary technology and rights or competitors may offer equivalent non-infringing products or services in competition with our products, thereby substantially reducing the value of our proprietary rights. The laws of some foreign countries in which our products are or may be manufactured or sold may not protect our products or intellectual property rights to the same extent as do the laws of the United States. We cannot assure that the steps we take to protect our intellectual property will be adequate to prevent misappropriation of our technology.

Our patent portfolio covers a number of our products and product candidates and we have acquired additional patent assets to protect our technology. After the separation, we will directly or indirectly own 181 United States utility patents/patent applications, two United States design patents/patent applications, 370 foreign patents/patent applications and three pending Patent Cooperation Treaty (“PCT”) applications. Individual patents have terms for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States, and in many foreign countries, are granted a term of 20 years from the earliest effective filing date of a non-provisional patent application (14 or 15 years from the date of grant for United States design patents) provided their registrations are properly maintained. We continually review our development efforts to assess the existence and patentability of new intangible assets, technology, products and

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product candidates. Our currently issued United States patents have expiration dates ranging from October 24, 2022 to May 18, 2042. We have a strong commitment to maintaining our patent portfolio and pursuing additional patent protections to expand our product and product candidate protections.

Our trade secrets portfolio covers secret aspects of a number of our products and product candidates. We continually review our development efforts to assess the existence of trade secrets, namely, our proprietary information that (i) has either actual or potential independent economic value by virtue of not being generally known; (ii) has value to others who cannot legitimately obtain the information; and (iii) has been and remains subject to our reasonable efforts to maintain the secrecy of this information. Our trade secret portfolio complements our patent portfolio. We have a strong commitment to maintaining our trade secrets portfolio and pursuing additional trade secrets protections to expand our product and product candidate protections.

We also pursue the registration of certain of our trademarks, trade dress, trade names and original works of authorship in the United States and in certain locations outside the United States to protect our brand names, products, product candidates and services around the world. In jurisdictions where use is the basis of trademark rights, we monitor our trademarks for infringement and will enforce rights in our trademarks against infringers even in the absence of registration. Following the spin-off, we will directly or indirectly own approximately 158 United States trademark applications/registrations, 1,122 international trademark applications/registrations, eleven domains and seven United States copyright registrations. Trademark registrations can generally be renewed as long as the trademarks are in use.

Furthermore, we enter into, and rely on, confidentiality and proprietary rights agreements with our employees, consultants, contractors and business partners to protect our intangible assets, technology, brand names, products, product candidates, services and other confidential information.

Properties

The following is a summary of the Company’s principal facilities as of September 30, 2022:

	Facilities—Owned
Location	Aerospace & Electronics		Process Flow Technologies		Engineered Materials		Corporate		Total
	Number	Area (sq. ft.)	Number	Area (sq. ft.)	Number	Area (sq. ft.)	Number	Area (sq. ft.)	Number	Area (sq. ft.)
Manufacturing
United States	6	724,240	6	698,573	4	644,333	—	—	16	2,067,146
Canada	—	—	—	—	—	—	—	—	—	—
Europe	—	—	6	671,573	—	—	—	—	6	671,573
Other international	—	—	4	354,412	—	—	—	—	4	354,412

	6	724,240	16	1,724,558	4	644,333	—	—	26	3,093,131

Non-Manufacturing
United States	—	—	2	98,510	—	—	—	—	2	98,510
Canada	—	—	—	—	—	—	—	—	—	—
Europe	—	—	2	73,780	—	—	—	—	2	73,780
Other international	—	—	—	—	—	—	—	—	—	—

	—	—	4	172,290	—	—	—	—	4	172,290

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	Facilities—Leased
Location	Aerospace & Electronics		Process Flow Technologies		Engineered Materials		Corporate		Total
	Number	Area (sq. ft.)	Number	Area (sq. ft.)	Number	Area (sq. ft.)	Number	Area (sq. ft.)	Number	Area (sq. ft.)
Manufacturing
United States	—	—	2	97,220	—	—	—	—	2	97,220
Canada	—	—	1	20,572	—	—	—	—	1	20,572
Europe	1	19,418	3	707,259	—	—	—	—	4	726,677
Other international	1	63,653	3	437,740	—	—	—	—	4	501,393

	2	83,071	9	1,262,791	—	—	—	—	11	1,345,862

Non-Manufacturing
United States	3	12,718	6	186,765	3	78,950	3	39,875	15	318,308
Canada	—	—	1	11,200	—	—	—	—	1	11,200
Europe	1	9,171	8	441,364	—	—	—	—	9	450,535
Other international	—	—	18	126,496	—	—	—	—	18	126,496

	4	21,889	33	765,825	3	78,950	3	39,875	43	906,539

In our opinion, these properties have been well maintained, are in good operating condition and contain all necessary equipment and facilities for their intended purposes.

Legal Proceedings

Environmental Matters

For environmental matters, we record a liability for estimated remediation costs when it is probable that we will be responsible for such costs and they can be reasonably estimated. Generally, third-party specialists assist in the estimation of remediation costs. The environmental remediation liability as of December 31, 2021 is substantially related to the former manufacturing site in Goodyear, Arizona (the “Goodyear Site”) discussed below. On June 21, 2021, Crane completed the sale of substantially all of the property associated with what we have historically called the Goodyear Site for $8.7 million, retaining only a small parcel on which our remediation and treatment systems are located. We will continue to be responsible for all remediation costs associated with the Goodyear Site.

Goodyear Site

The Goodyear Site was operated by Unidynamics/Phoenix, Inc. (“UPI”), which became an indirect subsidiary in 1985 when we acquired UPI’s parent company, Unidynamics Corporation. UPI manufactured explosive and pyrotechnic compounds, including components for critical military programs, for the U.S. government at the Goodyear Site from 1962 to 1993, under contracts with the DoD and other government agencies and certain of their prime contractors. In 1990, the U.S. Environmental Protection Agency (“EPA”) issued administrative orders requiring UPI to design and carry out certain remedial actions, which UPI has done. Groundwater extraction and treatment systems have been in operation at the Goodyear Site since 1994. On July 26, 2006, Crane entered into a consent decree with the EPA with respect to the Goodyear Site providing for, among other things, a work plan for further investigation and remediation activities (inclusive of a supplemental remediation investigation and feasibility study). During the third quarter of 2014, the EPA issued a Record of Decision (“ROD”) amendment permitting, among other things, additional source area remediation resulting in us recording a charge of $49.0 million, extending the accrued costs through 2022. Following the 2014 ROD amendment, Crane continued remediation activities and explored an alternative strategy to accelerate remediation of the Goodyear Site. During the fourth quarter of 2019, Crane received conceptual agreement from the EPA on our alternative remediation

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strategy which is expected to further reduce the contaminant plume. Accordingly, in 2019, Crane recorded a pre-tax charge of $18.9 million, net of reimbursements, to extend our forecast period through 2027 and reflect our revised workplan. The total estimated gross liability was $32.3 million and $39.8 million as of December 31, 2021 and 2020, respectively and as described below, a portion is reimbursable by the U.S. Government. The current portion of the total estimated liability was $7.1 million and $10.9 million as of December 31, 2021 and 2020, respectively, and represents our best estimate, in consultation with our technical advisors, of total remediation costs expected to be paid during the twelve-month period. It is not possible at this point to reasonably estimate the amount of any obligation in excess of our current accruals through the 2027 forecast period because of the aforementioned uncertainties, in particular, the continued significant changes in the Goodyear Site conditions and additional expectations of remediation activities experienced in recent years.

On July 31, 2006, we entered into a consent decree with the U.S. Department of Justice on behalf of the DoD and the Department of Energy pursuant to which, among other things, the U.S. Government reimburses Crane for 21% of qualifying costs of investigation and remediation activities at the Goodyear Site. As of December 31, 2021 and 2020, we recorded a receivable of $7.3 million and $7.8 million, respectively, for the expected reimbursements from the U.S. Government in respect of the aggregate liability as at that date. The receivable is reduced as reimbursements and other payments from the U.S. Government are received.

Other Environmental Matters

Marion, IL Site

We have been identified as a potentially responsible party (“PRP”) with respect to environmental contamination at the Crab Orchard National Wildlife Refuge Superfund Site (the “Crab Orchard Site”). The Crab Orchard Site is located near Marion, Illinois, and consists of approximately 55,000 acres. Beginning in 1941, the United States used the Crab Orchard Site for the production of ordnance and other related products for use in World War II. In 1947, about half of the Crab Orchard Site was leased to a variety of industrial tenants whose activities (which continue to this day) included manufacturing ordnance and explosives. A predecessor of us formerly leased portions of the Crab Orchard Site and conducted manufacturing operations at the Crab Orchard Site from 1952 until 1964. General Dynamics Ordnance and Tactical Systems, Inc. (“GD-OTS”) is in the process of conducting a remedial investigation and feasibility study for a portion of the Crab Orchard Site (the “AUS-OU”), which includes an area where Crane maintained operations, pursuant to an Administrative Order on Consent. A remedial investigation report was approved in February 2015, and work on the feasibility study is underway. It is unclear when the final feasibility study will be completed, or when a final Record of Decision may be issued.

GD-OTS has asked us to participate in a voluntary, multi-party mediation exercise with respect to response costs it has incurred or will incur with respect to the AUS-OU. Crane and other PRPs executed a non-binding mediation agreement on March 16, 2015, and the U.S. government executed the mediation agreement on August 6, 2015. The first phase of the mediation, involving certain former munitions or ordnance storage areas, began in November 2017, but did not result in a multi-party settlement agreement. Subsequently, we entered into discussions directly with GD-OTS and reached an agreement, as of July 13, 2021, to contribute toward GD-OTS’s past remedial investigation and feasibility study costs associated with the first-phase areas for a non-material amount. Crane has also agreed to pay a modest percentage of future remedial investigation and feasibility study costs and the United States’ claimed past response costs relative to the first-phase areas, a sum that we expect in the aggregate to be immaterial. We understand that GD-OTS has also reached agreements-in-principle with the U.S. Government and the other participating PRPs related to the first-phase areas of concern. Negotiations between GD-OTS and the U.S. Government are underway with respect to resolution of the remaining areas of the Crab Orchard Site, including those portions of the Crab Orchard Site where Crane’s predecessor conducted manufacturing and research activities. We at present cannot predict whether these further negotiations will result in an agreement, or when any determination of the ultimate allocable shares of the various PRPs, including the U.S. Government, is likely to be completed. It is not possible at this time to reasonably estimate the total amount of any obligation for remediation of the Crab Orchard Site as a whole because the

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allocation among PRPs, selection of remediation alternatives, and concurrence of regulatory authorities have not yet advanced to the stage where a reasonable estimate can be made. Crane notified our insurers of this potential liability and has obtained defense and indemnity coverage, subject to reservations of rights, under certain of our insurance policies.

Roseland, NJ Site

The Roseland Site was operated by Resistoflex Corporation (“Resistoflex”), which became an indirect subsidiary of Crane’s in 1985 when it acquired Resistoflex’s parent company, Unidynamics Corporation. Resistoflex manufactured specialty lined pipe and fittings at the Roseland Site from the 1950s until it was closed in the mid-1980s. Crane undertook an extensive soil remediation effort at the Roseland Site following its closure and had been monitoring the Roseland Site’s condition in the years that followed. In response to changes in remediation standards, in 2014 Crane began to conduct further site characterization and delineation studies at the Roseland Site. Crane is in the late stages of its remediation activities at the Roseland Site, which include a comprehensive delineation of contaminants of concern in soil, groundwater, surface water, sediment, and indoor air testing, all in accordance with the New Jersey Department of Environmental Protection guidelines and directives.

Other Proceedings

We regularly review the status of lawsuits, claims and proceedings that have been or may be asserted against us relating to the conduct of our business, including those pertaining to product liability, patent infringement, commercial, employment, employee benefits, environmental and stockholder matters. We record a provision for a liability for such matters when it is considered probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions, if any, are reviewed quarterly and adjusted as additional information becomes available. If either or both of the criteria are not met, we assess whether there is at least a reasonable possibility that a loss, or additional losses, may have been incurred. If there is a reasonable possibility that a loss or additional loss may have been incurred for such matters, we disclose the estimate of the amount of loss or range of loss, disclose that the amount is immaterial, or disclose that an estimate of loss cannot be made, as applicable. We believe that as of December 31, 2021, 2020 and 2019, there was no reasonable possibility that a material loss, or any additional material losses, may have been incurred for such matters, and that adequate provision has been made in our financial statements for the potential impact of all such matters.

Principal Executive Offices

Our principal executive offices are currently located at 100 First Stamford Place, Stamford, CT 06902, and our telephone number is currently (203) 363-7300. We maintain a website at www.craneco.com. The information contained on our website or that can be accessed through our website neither constitutes part of this information statement nor is incorporated by reference herein.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CRANE

The following discussion of Crane’s financial condition and results of operations for the nine months ended September 30, 2022 and 2021 and the years ended December 31, 2021, 2020 and 2019 reflects the audited consolidated financial statements and unaudited interim condensed consolidated financial statements of Crane. This discussion should be read in conjunction with the audited consolidated financial statements of Crane and the notes thereto and the unaudited condensed consolidated interim financial statements of Crane and the notes thereto, each included elsewhere in this information statement, as well as the information contained in the sections of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” “Notes to Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane Company (Supplemental)” and “Business.” The following discussion and analysis includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed elsewhere in this information statement. See in particular the sections of this information statement entitled “Forward-Looking Statements” and “Risk Factors.”

For purposes of this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane” and unless otherwise indicated or the context otherwise requires, (i) “we,” “our,” “us” and “Crane” refer to Crane Holdings, Co. and its consolidated subsidiaries prior to giving effect to the spin-off and (ii) references to “core business” or “core sales” include sales from acquired businesses starting from and after the first anniversary of the acquisition, but exclude currency effects.

Basis of Presentation

Notwithstanding the legal form of the spin-off described elsewhere in this information statement, for accounting and financial reporting purposes, Crane’s Payment & Merchandising Technologies segment will be presented as being spun-off from Crane. This presentation is in accordance with GAAP and is primarily a result of, among other factors, Crane Company’s (which is the legal spinnee) larger operations, greater tangible assets, greater fair value and greater net sales, in each case, relative to Crane NXT. Further, Crane has determined that Crane best represents the predecessor entity to Crane Company. Therefore, the historical financial statements presented herein and in our future filings, with respect to periods prior to the spin-off, will be represented by the historical consolidated financial statements of Crane, and the pro forma financial statements will present Crane NXT as discontinued operations.

Unless otherwise noted, the following is historical financial information of Crane and does not account for the spin-off. The financial information discussed below and included in this information statement may not necessarily reflect what Crane Company’s financial condition, results of operations or cash flows would have been had it been separated from Crane and a stand-alone company during the periods presented or what its financial condition, results of operations and cash flows may be in the future. See the section of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane Company (Supplemental).”

Due to rounding, numbers presented throughout this section may not add up precisely to totals we provide and percentages may not precisely reflect the absolute figures. Amounts in the following discussion are presented in millions, except employee, share and per share data, or unless otherwise stated.

Overview

We are a diversified manufacturer of highly engineered industrial products. Our operations are comprised of four segments: A&E, PFT, Payment & Merchandising Technologies, and Engineered Materials. Our primary end

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markets include commercial and military aerospace, defense and space, chemical production, pharmaceutical production, water and wastewater, non-residential and municipal construction, energy, banknote design and production, payment automation solutions, along with a wide range of general industrial and certain consumer related end markets.

Our strategy is to grow earnings and cash flow by focusing on the manufacturing of highly engineered industrial products for specific markets where our scale is a relative advantage, and where we can compete based on our proprietary and differentiated technology, our deep vertical expertise, and our responsiveness to unique and diverse customer needs. We continuously evaluate our portfolio, pursue acquisitions that complement our existing businesses and are accretive to our growth profile, selectively divest businesses where appropriate, and pursue internal mergers to improve efficiency. We strive to foster a performance-based culture focused on productivity and continuous improvement, to attract and retain a committed management team whose interests are directly aligned with those of Crane shareholders, and to maintain a focused, efficient corporate structure.

We will continue to execute this strategy while remaining committed to the values of Crane’s founder, R.T. Crane, who resolved to conduct business “in the strictest honesty and fairness; to avoid all deception and trickery; to deal fairly with both customers and competitors; to be liberal and just toward employees; and to put my whole mind upon the business.”

Recent Developments

Sale of Redco

On August 12, 2022, Crane Holdings, Co., Crane Company and Redco, a wholly-owned subsidiary of Crane Company that holds liabilities including asbestos liabilities and related insurance assets, entered into the Redco Purchase Agreement with Redco Buyer, a long-term liability management company specializing in the acquisition and management of legacy corporate liabilities, for the Redco Sale. In connection with the Redco Sale, Crane Holdings, Co., on behalf of Crane Company, contributed approximately $550 million in cash to Redco, which was funded by a combination of Crane Holdings, Co.’s $400 million 364-day Term Loan issued on August 11, 2022 and cash on hand. Concurrent with the completion of the Redco Sale, Redco Buyer contributed $83 million in cash to Redco. Pursuant to the terms of the Redco Purchase Agreement, Crane Company and Redco Buyer will each indemnify the other for breaches of representations and warranties, breaches of covenants and obligations and certain liabilities, subject to the terms of the Redco Purchase Agreement. While indemnification by each of Crane Company and Redco Buyer to the other party for breach of representations and warranties is capped at $83 million, in each case, based on the terms and subject to certain limitations as set forth in the Redco Purchase Agreement, liability of each of Crane Company and Redco Buyer for breaches of covenants and obligations and for indemnified liabilities is generally uncapped. Such covenants and obligations include that Redco has agreed to indemnify Crane Company and its affiliates for all claims arising out of asbestos liabilities, and Crane Company has agreed to indemnify Redco and its affiliates for all other historical liabilities of Redco, which include certain potential environmental liabilities. Crane Holdings, Co. has guaranteed the full payment and performance of Crane Company’s indemnification obligations under the Redco Purchase Agreement. Upon consummation of the spin-off, Crane Holdings, Co. will be released from its guarantee of Crane Company’s indemnification obligations under the Redco Purchase Agreement. As a result of the Redco Sale, all asbestos obligations and liabilities, related insurance assets and associated deferred tax assets have been removed from Crane Holdings, Co.’s consolidated balance sheets effective August 12, 2022. An estimated loss of approximately $170 million will be recorded on Crane Holdings, Co.’s consolidated statements of operations for the nine months ended September 30, 2022.

364-Day Credit Agreement

On August 11, 2022, Crane Holdings, Co. entered into the 364-Day Credit Agreement, by and among Crane Holdings, Co., as sole borrower, the financial institutions party thereto as lenders and JPMorgan Chase Bank,

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N.A., as administrative agent. Crane Company is not party to the 364-Day Credit Agreement and will not be subject to its restrictive provisions following the spin-off. Following entry into the 364-Day Credit Agreement, on August 11, 2022, Crane Holdings, Co. borrowed Term Loans in an aggregate principal amount of $400 million under the 364-Day Credit Agreement. Interest on the Term Loans accrues at a rate per annum equal to, at Crane Holdings, Co.’s option, (i) a base rate (determined in a customary manner), plus a margin of 0.25% or 0.50% that is determined based upon the Index Debt Rating or (ii) an adjusted Term SOFR (determined in a customary manner) for an interest period to be selected by Crane Holdings, Co., plus a margin of 1.25% or 1.50% that is determined based upon the Index Debt Rating. The 364-Day Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including (a) limitations on the ability of Crane Holdings, Co.’s subsidiaries to incur indebtedness and (b) restrictions on Crane Holdings, Co. and its subsidiaries with respect to liens, mergers, consolidations, liquidations and dissolutions, sales of all or substantially all assets and transactions with affiliates. Crane Holdings, Co. must also maintain a debt to capitalization ratio not to exceed 0.65 to 1.00 at all times. The 364-Day Credit Agreement also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by Crane Holdings, Co. or any of its material subsidiaries being false in any material respect, default under certain other material indebtedness, certain insolvency or receivership events affecting Crane Holdings, Co. and its material subsidiaries, certain ERISA events, material judgments and a change in control of Crane Holdings, Co., in each case, subject to thresholds and cure periods where customary. The 364-Day Credit Agreement permits Crane Holdings, Co. to undertake the spin-off.

Sale of Crane Supply

On April 8, 2022, Crane entered into an agreement to sell Crane Supply for CAD380 million on a cash-free and debt-free basis. The sale closed on May 31, 2022.

Termination of Agreement to Sell Engineered Materials

On May 16, 2021, Crane entered into an agreement to sell the Engineered Materials segment to Verzatec for $360 million on a cash-free and debt-free basis. In the second quarter of 2021, the assets and liabilities of the segment were classified as held for sale. On May 26, 2022, Verzatec terminated the sale agreement and paid $7.5 million to Crane in termination fees. As such, as of June 30, 2022, the Engineered Materials segment is no longer classified as assets held for sale and is presented herein as continuing operations for all periods presented.

Results from Continuing Operations — Nine Month Periods Ended September 30, 2022 and 2021

[●]

Segment Results of Operations — Nine Month Periods Ended September 30, 2022 and 2021

[●]

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Results from Operations—Years ended December 31, 2021, 2020 and 2019

	For the year ended December 31,			2021 vs 2020 Favorable / (Unfavorable) Change		2020 vs 2019 Favorable / (Unfavorable) Change
(in millions, except %)	2021	2020	2019	$	%	$	%
Net sales:
Aerospace & Electronics	$638.3	$650.7	$798.8	$(12.4)	(1.9)%	$(148.1)	(18.5)%
Process Flow Technologies	1,196.6	1,005.8	1,117.4	190.8	19.0%	(111.6)	(10.0)%
Payment & Merchandising Technologies	1,345.1	1,104.8	1,158.3	240.3	21.8%	(53.5)	(4.6)%
Engineered Materials	228.0	175.6	208.6	52.4	29.8%	(33.0)	(15.8)%

Total net sales	$3,408.0	$2,936.9	$3,283.1	$471.1	16.0%	$(346.2)	(10.5)%

Sales growth:
Core business				$395.5	13.5%	$(565.1)	(17.2)%
Foreign exchange				70.6	2.4%	7.2	0.2%
Acquisitions/dispositions				5.0	0.2%	211.7	6.4%

Total sales growth				$471.1	16.0%	$(346.2)	(10.5)%

Cost of sales (a)	$2,120.3	$1,930.7	$2,104.1	$(189.6)	(9.8)%	$173.4	8.2%

Selling, general and administrative (a)	$775.4	$698.1	$698.0	$(77.3)	(11.1)%	$(0.1)	—%

Restructuring (gains) charges, net	$(16.9)	$32.3	$17.5	$49.2	NM	$(14.8)	(84.6)%

Acquisition-related and integration charges	$—	$12.9	$5.2	$12.9	NM	$(7.7)	NM

Asbestos provision, net	$—	$—	$229.0	$—	—%	$229.0	NM

Environmental provision, net	$—	$—	$18.9	$—	—%	$18.9	NM

Operating profit (loss):
Aerospace & Electronics	$110.0	$100.7	$189.4	$9.3	9.2%	$(88.7)	(46.8)%
Process Flow Technologies	182.5	97.7	131.7	84.8	86.8%	(34.0)	(25.8)%
Payment & Merchandising Technologies	307.5	100.6	177.3	206.9	205.7%	(76.7)	(43.3)%
Engineered Materials	26.9	22.7	26.8	4.2	18.5%	(4.1)	(15.3)%
Corporate expense	(97.7)	(58.8)	(66.9)	(38.9)	(66.2)%	8.1	12.1%
Corporate—Asbestos provision, net	—	—	(229.0)	—	—	229.0	NM
Corporate—Environmental provision, net	—	—	(18.9)	—	—	18.9	NM

Total operating profit	$529.2	$262.9	$210.4	$266.3	101.3%	$52.5	25.0%

Operating margin:
Aerospace & Electronics	17.2%	15.5%	23.7%
Process Flow Technologies	15.2%	9.7%	11.8%
Payment & Merchandising Technologies	22.9%	9.1%	15.3%
Engineered Materials	11.8%	12.9%	12.9%

Total operating margin	15.5%	9.0%	6.4%

(a)	Cost of sales and Selling, general and administrative include net repositioning charges of $7.3 million, $5.1 million and $11.6 million in 2021, 2020 and 2019, respectively.

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Items Affecting Comparability of Reported Results

The comparability of our results for the years ended December 31, 2021, 2020 and 2019 is affected by the following significant items:

Restructuring and Related (Gains) Charges, net

In 2021, we recorded total pre-tax restructuring and related gains of $9.6 million primarily related to a gain on the sale of real estate. In 2020, we recorded total pre-tax restructuring and related charges of $37.4 million primarily in response to the adverse economic impact of the COVID-19 pandemic and integration actions related to the Cummins-Allison acquisition. In 2019, we recorded total pre-tax restructuring and related charges of $29.1 million; $9.9 million was related to the repositioning actions initiated in December 2019 in our PFT segment, $5.9 million was related to the acquisition of Crane Currency, and $13.3 million was related to our 2017 repositioning actions.

We expect pre-tax savings subsequent to completing all actions for all programs to approximate $165 million. Please refer to the individual segment discussion and analysis that follows, as well as Note 15, “Restructuring” in the notes to the audited consolidated financial statements of Crane for further discussion.

Transaction Related Expenses

During 2021, we recorded pre-tax transaction related expenses of $8.2 million related to the divestiture of Engineered Materials and other professional fees. Please refer to Note 17, “Subsequent Events,” in the notes to the audited consolidated financial statements of Crane for further information regarding the termination of the divestiture of Engineered Materials.

Acquisition-Related and Integration Charges

During 2020 and 2019, we recorded pre-tax acquisition-related and integration charges of $12.9 million and $5.2 million, respectively. Please refer to Note 2, “Acquisitions” in the notes to the audited consolidated financial statements of Crane for further discussion.

Asbestos Provision, net

In 2019, we recorded a pre-tax provision, net of insurance recoveries of $229.0 million associated with updating our estimated asbestos liability through the generally accepted end point in 2059. Please refer to Note 12, “Commitments and Contingencies” in the notes to the audited consolidated financial statements of Crane for further discussion.

Environmental Provision, net

In 2019, we recorded a pre-tax provision, net of reimbursements of $18.9 million to extend accrued costs through 2027 at the former manufacturing site in Goodyear, Arizona (the “Goodyear Site”). Please refer to Note 12, “Commitments and Contingencies” in the notes to the audited consolidated financial statements of Crane for further discussion.

Overall

2021 compared to 2020

Sales increased by $471.1 million, or 16.0%, to $3,408.0 million in 2021. The year-over-year higher sales included:

•	an increase in core sales of $395.5 million, or 13.5%, largely driven by end markets that continue to recover from the 2020 impact of the COVID-19 pandemic;

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•	favorable foreign currency translation of $70.6 million, or 2.4%; and

•	an increase in sales related to acquisitions of $5.0 million, or 0.2%.

Cost of sales increased by $189.6 million, or 9.8%, to $2,120.3 million in 2021, primarily related to $175.2 million, or 9.1%, to support the higher sales volumes, and an increase in material, labor and other manufacturing costs of $94.2 million, or 4.9%. Cost of Sales also increased $46.8 million, or 2.4%, related to unfavorable foreign currency translation. These increases were offset by higher productivity of $68.9 million, or 3.6%, and favorable mix of $53.5 million, or 2.8%.

Selling, general and administrative expense increased $77.3 million, or 11.1%, to $775.4 million in 2021, primarily related to a proportionate increase to the higher sales in the period, including higher compensation costs of $57.6 million, or 8.3%, which was primarily related to higher incentive compensation, driven by above-budget performance. The remaining increase primarily relates to unfavorable foreign currency translation of $12.9 million, or 1.8%.

We continue to experience above normal inflation consistent with the industries in which we participate, and we expect to continue to realize higher pricing to more than offset the impact of higher inflation.

Operating profit increased by $266.3 million, or 101.3%, to $529.2 million in 2021. The increase in operating profit reflected higher operating profit in each of our segments, partially offset by higher corporate costs. Operating profit in 2021 included net restructuring and related gains of $9.6 million and transaction related expenses of $8.2 million. Operating profit in 2020 included restructuring and related charges of $37.4 million and acquisition-related and integration charges of $12.9 million.

2020 compared to 2019

Sales decreased by $346.2 million, or 10.5%, to $2,936.9 million in 2020. The year-over-year lower sales included:

•	a decrease in core sales of $565.1 million, or 17.2%, reflecting the broad-based impact of the COVID-19 pandemic, partially offset by;

•	an increase in sales related to acquisitions of $211.7 million, or 6.4%; and

•	favorable foreign currency translation of $7.2 million, or 0.2%.

Cost of sales decreased by $173.4 million, or 8.2%, to $1,930.7 million in 2020 primarily reflecting a $282.8 million, or 13.4%, decrease in costs proportionate to the lower sales volumes, and increased productivity of $78.7 million, or 3.7%, partially offset by the impact of acquisitions of $130.1 million, or 6.2%, and unfavorable mix of $36.2 million, or 1.7%.

Operating profit increased by $52.5 million, or 25.0%, to $262.9 million in 2020. The increase in operating profit reflected the absence of the $229.0 million asbestos provision and the $18.9 million environmental provision, together with lower corporate costs. These year-over-year benefits were largely offset by lower operating profit in each of our segments. Operating profit in 2020 included restructuring and related charges of $37.4 million and acquisition-related and integration charges of $12.9 million. Operating profit in 2019 included restructuring and related charges of $29.1 million and acquisition-related and integration charges of $5.2 million.

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Comprehensive income

(in millions) For the year ended December 31,	2021	2020	2019
Net income before allocation to noncontrolling interests	$435.4	$181.1	$133.6
Other comprehensive income (loss), net of tax
Currency translation adjustment	(69.2)	70.4	11.5
Changes in pension and postretirement plan assets and benefit obligation, net of tax	96.0	(53.6)	(47.7)

Other comprehensive income (loss), net of tax	26.8	16.8	(36.2)

Comprehensive income before allocation to noncontrolling interests	462.2	197.9	97.4
Less: Noncontrolling interests in comprehensive income (loss)	0.6	(0.5)	(0.1)

Comprehensive income attributable to common shareholders	$461.6	$198.4	$97.5

For the year ended December 31, 2021, comprehensive income before allocation to noncontrolling interests was $462.2 million compared to $197.9 million in 2020. The $264.3 million increase was primarily driven by $254.3 million of higher net income before allocation to noncontrolling interests and a $149.6 million increase primarily related to changes in pension discount rates, coupled with improved asset performance, partially offset by a $139.6 million unfavorable impact of foreign currency translation adjustments, primarily related to the British pound, Canadian dollar and euro.

For the year ended December 31, 2020, comprehensive income before allocation to noncontrolling interests was $197.9 million compared to $97.4 million in 2019. The $100.5 million increase was primarily driven by a $58.9 million favorable impact of foreign currency translation adjustments year-over-year including fluctuations in the British pound, Canadian dollar, euro and Japanese yen; and $47.5 million of higher net income before allocation to noncontrolling interests. These increases were partially offset by a $5.9 million decrease due to changes in pension and postretirement plan assets and benefit obligations.

Aerospace & Electronics

(in millions, except %) For the year ended December 31,	2021	2020	2019
Net sales by product line:
Commercial Original Equipment	$229.4	$226.4	$357.2
Military Original Equipment	239.7	258.7	217.2
Commercial Aftermarket	104.5	93.0	161.4
Military Aftermarket	64.7	72.6	63.0

Total net sales	$638.3	$650.7	$798.8
Cost of sales	$399.6	$428.2	$485.6
Selling, general and administrative (a)	$128.7	$121.8	$123.8

Operating profit	$110.0	$100.7	$189.4
Assets	$604.7	$593.9	$638.1
Backlog	$459.8	$491.2	$567.4
Operating margin	17.2%	15.5%	23.7%

(a)	Selling, general and administrative expense includes net restructuring charges of $6.5 million in 2020.

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2021 compared to 2020

A&E sales decreased $12.4 million, or 1.9%, to $638.3 million in 2021 compared to 2020. The commercial market and military market accounted for 52% and 48%, respectively, of total segment sales in 2021. Sales to OEM and aftermarket customers in 2021 were 73% and 27% of total sales, respectively.

•	Sales of Commercial Original Equipment increased by $3.0 million, or 1.3%, to $229.4 million in 2021 compared to 2020.

•

Sales of Military Original Equipment decreased by $19.0 million, or 7.3%, to $239.7 million in 2021 compared to 2020, primarily reflecting challenging comparisons to particularly strong sales growth during the prior three years.

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Sales of Commercial Aftermarket increased by $11.5 million, or 12.4%, to $104.5 million in 2021 compared to 2020, primarily reflecting higher demand driven by a rebound in commercial air traffic following the 2020 impact of the COVID-19 pandemic.

•	Sales of Military Aftermarket decreased by $7.9 million, or 10.9%, to $64.7 million in 2021 compared to 2020, primarily reflecting particularly strong sales in the prior year.

Cost of sales decreased $28.6 million, or 6.7%, to $399.6 million in 2021 compared to 2020, primarily related to increased productivity of $14.0 million, or 3.3%, and improved mix of $12.2 million, or 2.8%.

Selling, general and administrative expense increased $6.9 million, or 5.7%, to $128.7 million in 2021 compared to 2020, primarily related to higher compensation costs of $10.7 million, or 8.8%, offset by restructuring charges $6.5 million, or 5.3%, in 2020, which did not repeat in 2021.

Operating profit increased by $9.3 million, or 9.2%, to $110.0 million in 2021 compared to 2020, primarily as a result of savings from 2020 repositioning actions of $19.0 million, or 18.9%, and productivity benefits of $16.5 million, or 16.4%, largely offset by the impact of lower sales volumes of $21.3 million, or 21.2%.

2020 compared to 2019

A&E sales decreased $148.1 million, or 18.5%, to $650.7 million in 2020 compared to 2019. The commercial market and military market accounted for 49% and 51%, respectively, of total segment sales in 2020. Sales to OEM and aftermarket customers in 2020 were 75% and 25% of total sales, respectively.

•

Sales of Commercial Original Equipment decreased by $130.8 million, or 36.6%, to $226.4 million in 2020 compared to 2019, primarily reflecting lower aircraft build rates as a result of the COVID-19 pandemic, and to a lesser extent, the impact of Boeing’s 737 MAX production pause.

•	Sales of Military Original Equipment increased by $41.5 million, or 19.1%, to $258.7 million in 2020 compared to 2019, primarily reflecting broad-based military demand strength across solutions.

•

Sales of Commercial Aftermarket decreased by $68.4 million, or 42.4%, to $93.0 million in 2020 compared to 2019, primarily reflecting lower sales of commercial spares, and to a lesser extent, lower repair and overhaul sales, as airlines reduced flight schedules in response to the COVID-19 pandemic.

•	Sales of Military Aftermarket increased by $9.6 million, or 15.2%, to $72.6 million in 2020 compared to 2019, primarily reflecting broad-based military demand strength across solutions.

Cost of sales decreased $57.4 million, or 11.8%, to $428.2 million in 2020 compared to 2019, primarily related to a $56.7 million, or 11.7%, decrease in costs proportionate to the lower sales volumes.

Operating profit decreased by $88.7 million, or 46.8%, to $100.7 million in 2020 compared to 2019, primarily reflecting the impact from lower sales volumes of $98.3 million, or 51.9%, increased material, labor and other

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costs of $16.6 million, or 8.8%, and unfavorable mix of $12.5 million, or 6.6%, partially offset by repositioning savings of $18.9 million, or 10%, productivity benefits of $16.3 million, or 8.6%, COVID-19 pandemic and cost reduction actions of $5.5 million, or 2.9%.

Process Flow Technologies

(in millions, except %) For the year ended December 31,	2021	2020	2019
Net sales by product line:
Process Valves and Related Products	$717.1	$631.6	$685.1
Commercial Valves	374.2	286.3	332.1
Pumps and Systems	105.3	87.9	100.2

Total net sales	$1,196.6	$1,005.8	$1,117.4
Cost of sales	$791.5	$689.5	$747.0
Selling, general and administrative (a)	$222.6	$218.6	$238.7

Operating profit	$182.5	$97.7	$131.7
Assets	$1,240.4	$1,106.1	$941.6
Backlog	$357.9	$313.4	$267.0
Operating margin	15.2%	9.7%	11.8%

(a)	Selling, general and administrative expense includes net restructuring gains of $13.2 million in 2021, and net restructuring charges of $6.1 million and $10.5 million in 2020 and 2019, respectively.

2021 compared to 2020

Process Flow Technologies sales increased by $190.8 million, or 19.0%, to $1,196.6 million in 2021 compared to 2020, driven by higher core sales of $145.2 million, or 14.4%, favorable foreign currency translation of $40.6 million, or 4.0% and a benefit from the January 2020 acquisition of Instrumentation & Sampling (“I&S”) of $5.0 million, or 0.5%.

•

Sales of Process Valves and Related Products increased by $85.5 million, or 13.5%, to $717.1 million in 2021 compared to 2020. The increase reflected higher core sales of $66.2 million, or 10.5%, favorable foreign currency translation of $14.3 million, or 2.3%, primarily reflecting the strengthening of the euro against the U.S. dollar, and a benefit from the acquisition of I&S of $5.0 million, or 0.8%. The higher core sales primarily reflected broad based strengthening across chemical, pharmaceutical, and general industrial end markets that continue to recover from the 2020 impact of the COVID-19 pandemic.

•

Sales of Commercial Valves increased by $87.9 million, or 30.7%, to $374.2 million in 2021 compared to 2020, primarily driven by a core sales increase of $62.3 million, or 21.8%, and favorable foreign currency translation of $25.6 million, or 8.9%, as the Canadian dollar and British pound strengthened against the U.S. dollar. The higher core sales reflected higher demand in Canadian non-residential construction markets, and to a lesser extent, higher demand in UK non-residential construction markets.

•

Sales of Pumps and Systems increased by $17.4 million, or 19.8%, to $105.3 million in 2021 compared to 2020, primarily reflecting higher demand from municipal and non-residential construction end markets.

Cost of sales increased $102.0 million, or 14.8%, to $791.5 million in 2021 compared to 2020, primarily related to higher volumes of $62.7 million, or 9.1%, increased material, labor and other manufacturing costs of $29.4 million, or 4.3%, and unfavorable foreign currency translation of $27.5 million, or 4.0%, partially offset by increased productivity of $21.9 million, or 3.2%.

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Selling, general and administrative expense increased $4.0 million, or 1.8%, to $222.6 million in 2021 compared to 2020, primarily related to higher compensation costs of $17.5 million, or 8.0%, partially offset by a restructuring gain in 2021 of $13.2 million.

Operating profit increased by $84.8 million, or 86.8%, to $182.5 million in 2021 compared to 2020. The increase primarily reflected the impact of higher sales volumes of $45.2 million, or 46.3%, productivity benefits of $24.7 million, or 25.3%, lower restructuring costs of $16.4 million, or 16.8%, which included a gain on the sale of real estate related to prior repositioning actions, and the absence of acquisition-related and integration charges of $6.3 million, or 6.4%, partially offset by $7.8 million, or 8.0%, of other items, net.

2020 compared to 2019

Process Flow Technologies sales decreased by $111.6 million, or 10.0%, to $1,005.8 million in 2020 compared to 2019, driven by lower core sales of $165.6 million, or 14.8%, partially offset by a benefit from the acquisition of I&S of $53.2 million, or 4.8%, and favorable foreign currency translation of $0.8 million, or 0.1%.

•

Sales of Process Valves and Related Products decreased by $53.5 million, or 7.8%, to $631.6 million in 2020 compared to 2019. The decrease reflected lower core sales of $108.5 million, or 15.8%, partially offset by a benefit from the acquisition of I&S of $53.2 million, or 7.8%, and favorable foreign currency translation of $1.8 million, or 0.3%, as the euro strengthened against the U.S. dollar. The core sales decline reflected a broad-based decline in demand related largely to impacts from the COVID-19 pandemic.

•

Sales of Commercial Valves decreased by $45.8 million, or 13.8%, to $286.3 million in 2020 compared to 2019, primarily driven by a core sales decline of $44.9 million, or 13.5%, and unfavorable foreign currency translation of $0.9 million, or 0.3%, as the Canadian dollar weakened against the U.S. dollar. The core sales decline reflected a broad-based decline in demand related to the COVID-19 pandemic across all geographies.

•

Sales of Pumps and Systems decreased by $12.3 million, or 12.3%, to $87.9 million in 2020 compared to 2019. The decrease primarily reflected lower sales to military, industrial, and non-residential construction markets, partially offset by a slight increase in municipal sales.

Cost of sales decreased $57.5 million, or 7.7%, to $689.5 million in 2020 compared to 2019, primarily related to a $95.3 million, or 12.8%, decrease in costs proportionate to the lower sales volumes, and a $22.1 million, or 3.0%, increase in productivity, partially offset by a $47.0 million, or 6.3%, increase in costs related to the acquisition of I&S, and $10.4 million, or 1.4%, of unfavorable mix.

Selling, general and administrative expense decreased $20.1 million, or 8.4%, to $218.6 million in 2020 compared to 2019, primarily related to a $14.9 million, or 6.2%, reduction in costs reflecting the impact of the COVID-19 pandemic, lower restructuring costs of $9.3 million, or 3.9%, and repositioning savings of $7.9 million, or 3.3%, partially offset by a $10.2 million, or 4.3%, increase in costs related to the acquisition of I&S.

Operating profit decreased by $34.0 million, or 25.8%, to $97.7 million in 2020 compared to 2019. The decrease primarily reflected the impact from lower sales volumes of $89.4 million, or 67.9%, partially offset by productivity benefits of $24.2 million, or 18.4%, COVID-19 pandemic cost reduction actions of $14.9 million, or 11.3%, and repositioning savings of $14.0 million, or 10.6%.

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Payment & Merchandising Technologies

(in millions, except %) For the year ended December 31,	2021	2020	2019
Net sales by product line:
Payment Acceptance and Dispensing Products	$805.7	$670.8	$805.5
Banknotes and Security Products	539.4	434.0	352.8

Total net sales	$1,345.1	$1,104.8	$1,158.3
Cost of sales	$746.2	$682.8	$708.9
Selling, general and administrative (a)	$291.4	$321.4	$272.1

Operating profit	$307.5	$100.6	$177.3
Assets	$2,096.5	$2,215.3	$2,303.4
Backlog	$438.0	$347.6	$311.4
Operating margin	22.9%	9.1%	15.3%

(a)	Selling, general and administrative expense includes net restructuring gains of $3.7 million in 2021, and net restructuring charges of $19.1 million and $7.4 million in 2020 and 2019, respectively.

2021 compared to 2020

Payment & Merchandising Technologies sales increased $240.3 million, or 21.8%, to $1,345.1 million in 2021 compared to 2020, reflecting higher core sales of $210.6 million, or 19.1%, and favorable foreign currency translation of $29.7 million, or 2.7%.

•

Sales of Payment Acceptance and Dispensing Products increased $134.9 million, or 20.1%, to $805.7 million in 2021 compared to 2020. The increase reflected higher core sales of $123.3 million, or 18.4%, and favorable foreign currency translation of $11.6 million, or 1.7%, primarily reflecting the strengthening of the British pound against the U.S. dollar. The core sales increase primarily reflected higher sales to gaming, retail, vending and transportation customers as end markets continued to recover from the 2020 impact of the COVID-19 pandemic.

•

Sales of Banknotes and Security Products increased $105.4 million, or 24.3%, to $539.4 million in 2021 compared to 2020. The increase reflected higher core sales of $87.3 million, or 20.1%, and favorable foreign currency translation of $18.1 million, or 4.2%, as the euro strengthened against the U.S. dollar. The core sales increase reflected substantially higher sales of banknotes, globally.

Cost of sales increased $63.4 million, or 9.3%, to $746.2 million in 2021 compared to 2020, primarily reflecting a $91.3 million, or 13.4%, increase in costs proportionate to the higher sales volumes, increased material, labor and other manufacturing costs of $29.2 million, or 4.3%, and unfavorable foreign currency translation of $19.3 million, or 2.8%; partially offset by favorable mix of $41.9 million, or 6.1%, and increased productivity of $31.5 million, or 4.6%.

Selling, general and administrative expense decreased $30.0 million, or 9.3%, to $291.4 million in 2021 compared to 2020, primarily related to a $19.1 million restructuring charge in 2020 which did not repeat in 2021 and a $3.7 million restructuring gain in 2021.

Operating profit increased by $206.9 million, or 205.7%, to $307.5 million in 2021 compared to 2020. The increase primarily reflected the impact of higher sales volumes of $100.7 million, or 100.1%, favorable mix of $41.9 million, or 41.7%, productivity benefits of $34.7 million, or 34.5%, lower restructuring and related costs of $23.5 million, or 23.4%, and acquisition-related and integration charges of $6.5 million, or 6.5%, which did not repeat in the current year, partially offset by $0.4 million of other items, net.

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2020 compared to 2019

Payment & Merchandising Technologies sales decreased $53.5 million, or 4.6%, to $1,104.8 million in 2020 compared to 2019, reflecting lower core sales of $218.3 million, or 18.9%, partially offset by a benefit from the acquisition of Cummins-Allison of $158.6 million, or 13.7%, and favorable foreign currency translation of $6.2 million, or 0.5%.

•

Sales of Payment Acceptance and Dispensing Products decreased $134.7 million, or 16.7%, to $670.8 million in 2020 compared to 2019. The decrease reflected lower core sales of $295.1 million, or 36.6%, partially offset by a benefit from the acquisition of Cummins-Allison of $158.6 million, or 19.7%, and favorable foreign currency translation of $1.8 million, or 0.2%, as the Japanese yen strengthened against the U.S. dollar. The core sales decrease reflected lower sales to all vertical markets driven primarily by COVID-19 related demand impacts.

•

Sales of Banknotes and Security Products increased $81.2 million, or 23.0%, to $434.0 million in 2020 compared to 2019. The increase reflected higher core sales of $76.8 million, or 21.8%, and favorable foreign currency translation of $4.4 million, or 1.3%, as the euro strengthened against the U.S. dollar. The core sales increase reflected higher sales to both international customers and the U.S. Government.

Cost of sales decreased $26.1 million, or 3.7%, to $682.8 million in 2020 compared to 2019, primarily related to a $109.7 million, or 15.5%, decrease in costs proportionate to the lower sales volumes, partially offset by a $83.2 million, or 11.7%, increase in costs related to the acquisition of Cummins-Allison.

Selling, general and administrative expense increased $49.3 million, or 18.1%, to $321.4 million in 2020 compared to 2019, primarily related to a $72.2 million, or 26.5%, increase in costs related to the acquisition of Cummins-Allison, partially offset by an $18.3 million, or 6.7%, reduction in costs reflecting the impact of the COVID-19 pandemic.

Operating profit decreased by $76.7 million, or 43.3%, to $100.6 million in 2020 compared to 2019. The decrease was driven primarily by the impact from lower sales volumes of $104.2 million, or 58.8%, and unfavorable mix of $11.6 million, or 6.5%, partially offset by productivity benefits of $44.7 million, or 25.2%.

Engineered Materials

(in millions, except %) For the year ended December 31,	2021	2020	2019
Net sales by product line:
FRP—Recreational Vehicles	$102.5	$68.9	$84.5
FRP—Building Products	94.9	83.1	91.9
FRP—Transportation	30.6	23.6	32.2

Total net sales	$228.0	$175.6	$208.6
Cost of sales	$181.3	$134.5	$162.3
Selling, general and administrative	$19.8	$18.4	$19.5

Operating profit	$26.9	$22.7	$26.8
Assets	$220.5	$217.3	$219.6
Backlog	$20.1	$12.8	$9.4
Operating margin	11.8%	12.9%	12.9%

2021 compared to 2020

Engineered Materials sales increased $52.4 million, or 29.8%, to $228.0 million in 2021 compared to 2020, primarily due to higher core sales to recreational vehicle manufacturers, and to a lesser extent, to building product and transportation customers. Core sales increases included end markets recovering from the 2020 impact of the COVID-19 pandemic as well as higher pricing to offset higher raw material costs.

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Cost of sales increased $46.8 million, or 34.8%, to $181.3 million in 2021 compared to 2020, primarily related to increased material, labor and other manufacturing costs of $32.4 million, or 24.1%, and $16.2 million, or 12.0%, of increased costs proportionate to the higher sales volumes.

Operating profit increased by $4.2 million, or 18.5%, to $26.9 million in 2021 compared to 2020. The increase primarily reflected the impact of higher sales volumes of $9.5 million, or 41.9%, offset by increased material, labor and other costs of $7.4 million, or 32.6%.

2020 compared to 2019

Engineered Materials sales decreased by $33.0 million, or 15.8%, to $175.6 million in 2020 compared to 2019.

•	Sales of FRP panels to RV manufacturers decreased by $15.6 million, or 18.5%, to $68.9 million in 2020, reflecting lower RV industry production rates.

•

Sales of FRP to building products customers decreased $8.8 million, or 9.6%, to $83.1 million in 2020, reflecting lower demand from customers, particularly restaurants, due to the impact of the COVID-19 pandemic.

•	Sales of FRP to transportation customers decreased $8.6 million, or 26.7%, to $23.6 million in 2020, primarily reflecting lower trailer industry production rates.

Cost of sales decreased $27.8 million, or 17.1%, to $134.5 million in 2020 compared to 2019, primarily related to a $21.1 million, or 13.0%, decrease in costs proportionate to the lower sales volumes, a decrease in material, labor and other costs of $4.6 million, or 2.8%, and increased productivity of $2.7 million, or 1.7%.

Operating profit decreased by $4.1 million, or 15.3%, to $22.7 million in 2020 compared to 2019, primarily reflecting the impact from the lower sales volumes of $10.3 million, or 38.4%, partially offset by productivity benefits of $2.8 million, or 10.4%.

Corporate

(in millions) For the year ended December 31,	2021	2020	2019
Corporate expense	$(97.7)	$(58.8)	$(66.9)
Corporate — Asbestos provision, net	—	—	(229.0)
Corporate — Environmental provision, net	—	—	(18.9)

Total Corporate expense	$(97.7)	$(58.8)	$(314.8)
Acquisition-related and integration charges (a)	$—	$0.1	$2.2

(a)	Acquisition-related and integration charges are included in Corporate expense

Total Corporate expense increased by $38.9 million, or 66.2%, in 2021 compared to 2020 primarily related to higher compensation and benefit costs of $19.0 million, or 32.3%, and transaction related expenses of $8.2 million, or 13.9%.

Total Corporate expense was lower by $256.0 million, or 81.3%, in 2020 compared to 2019, primarily due to the absence of a pre-tax asbestos provision, net of insurance recoveries of $229.0 million, or 72.7%, and a pre-tax environmental provision, net of reimbursements of $18.9 million, or 6.0%.

Interest and Miscellaneous Income, net

(in millions) For the year ended December 31,	2021	2020	2019
Interest income	$1.4	$2.0	$2.7
Interest expense	$(46.9)	$(55.3)	$(46.8)
Miscellaneous income, net	$19.1	$14.9	$4.4

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Interest expense decreased $8.4 million, or 15.2%, in 2021 compared to 2020 resulting from the repayment of the 364-day credit facility, entered into on April 16, 2020 (the “2020 364-Day Credit Agreement”) in April 2021 and lower amounts outstanding under the commercial paper facility beginning in the second quarter of 2021. Miscellaneous income, net, increased $4.2 million, or 28.2%, primarily reflecting a gain on sale of a property.

Interest expense increased $8.5 million, or 18.2%, in 2020 primarily related to additional debt associated with the 2020 364-Day Credit Agreement. Miscellaneous income, net increased $10.5 million, or 238.6%, primarily reflecting a higher net periodic pension benefit resulting from non-service pension cost adjustments related to a decrease in interest costs.

Income Tax

(in millions, except %) For the year ended December 31,	2021	2020	2019
Income before tax — U.S.	$342.1	$124.9	$64.0
Income before tax — non-U.S.	160.7	99.6	106.7

Income before tax — worldwide	$502.8	$224.5	$170.7

Provision for income taxes	$67.4	$43.4	$37.1

Effective tax rate	13.4%	19.3%	21.7%

Our effective tax rate is affected by a number of items, both recurring and discrete, including the amount of income we earn in different jurisdictions and their respective statutory tax rates, acquisitions and dispositions, changes in the valuation of our deferred tax assets and liabilities, changes in tax laws, regulations and accounting principles, the continued availability of statutory tax credits and deductions, and examinations initiated by tax authorities around the world. See “Application of Critical Accounting Estimates” in this section of the information statement for additional information about our provision for income taxes. A reconciliation of the statutory U.S. federal tax rate to our effective tax rate is set forth in Note 9, “Income Taxes” in the notes to the audited consolidated financial statements of Crane.

Liquidity and Capital Resources

(in millions) For the year ended December 31,	2021	2020	2019
Net cash (used for) provided by:
Operating activities	$498.5	$309.5	$393.9
Investing activities	(0.3)	(229.1)	(221.0)
Financing activities	(557.9)	55.1	(124.6)
Effect of exchange rates on cash and cash equivalents	(12.7)	21.6	2.2

(Decrease) increase in cash and cash equivalents	$(72.4)	$157.1	$50.5

Our operating philosophy is to deploy cash provided from operating activities, when appropriate, to provide value to shareholders by reinvesting in existing businesses, by making acquisitions that will strengthen and complement our portfolio, by divesting businesses that are no longer strategic or aligned with our portfolio and where such divestitures can generate capacity for strategic investments and initiatives that further optimize our portfolio, and by paying dividends and/or repurchasing shares. At any given time, and from time to time, we may be evaluating one or more of these opportunities, although we cannot assure you if or when we will consummate any such transaction.

The current cash balance of Crane Holdings, Co., together with cash it expects to generate from future operations along with Crane Holdings, Co.’s commercial paper program or borrowings available under Crane Holdings, Co.’s

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revolving credit facility is expected to be sufficient to finance its short- and long-term capital requirements, as well as to fund payments associated with its environmental liabilities and expected pension contributions. In addition, Crane Holdings, Co. believes its current investment grade credit ratings afford it adequate access to public and private debt markets. No report of any rating agency is incorporated by reference herein and neither Crane Company nor Crane Holdings, Co. can assure you whether Crane Holdings, Co.’s credit ratings will be subject to adjustment in the future.

The Company’s current cash balance, together with cash it expects to generate from future operations along with other sources of liquidity, is expected to be sufficient to finance its short- and long-term capital requirements, as well as to fund payments associated with its environmental liabilities and expected pension contributions. In addition, the Company believes that if it has investment grade credit ratings following the spin-off, those ratings would aid it with any potential access to public and private debt markets. The Company cannot assure you what its credit ratings will be following consummation of the spin-off or at any time in the future.

Crane Holdings, Co. is the borrower under a $650 million, 5-year Revolving Credit Agreement, which was entered into in July 2021 and replaced the existing $550 million revolving credit facility. The Commercial Paper Program (“CP Program”) that Crane Holdings, Co. maintains was also increased to permit the issuance of short-term, unsecured commercial paper notes in an aggregate principal amount outstanding not to exceed $650 million at any time (up from $550 million, previously). See Note 13, “Financing,” in the notes to the audited consolidated financial statements of Crane for details regarding its financing arrangements. In August 2022, Crane Holdings, Co. entered into the 364-Day Credit Agreement and borrowed the Term Loans in an aggregate principal amount of $400 million under the 364-Day Credit Agreement.

On April 15, 2021, we repaid the amount outstanding under the 2020 364-Day Credit Agreement which we entered into to enhance financial flexibility and maintain maximum liquidity in response to the uncertainty in the global markets resulting from the COVID-19 pandemic.

Cash Flows – Nine Months Ended September 30, 2022 and 2021

[●]

Cash Flows – Years Ended December 31, 2021, 2020 and 2019

Operating Activities

Cash provided by operating activities, a key source of our liquidity, was $498.5 million in 2021, compared to $309.5 million in 2020. The increase in cash provided by operating activities was primarily driven by higher net income, partially offset by higher asbestos-related payments. Net asbestos-related payments in 2021 and 2020 were $44.9 million and $31.1 million, respectively.

Cash provided by operating activities was $309.5 million in 2020, compared to $393.9 million in 2019. The decrease in cash provided by operating activities was primarily driven by lower operating results, partially offset by lower working capital levels. Net asbestos-related payments in 2020 and 2019 were $31.1 million and $41.5 million, respectively.

Investing Activities

Cash flows relating to investing activities consist primarily of cash used for acquisitions, capital expenditures and cash provided by divestitures of businesses or assets. Cash used for investing activities was $0.3 million in 2021, compared to cash used for investing activities of $229.1 million in 2020. Cash used for investing activities in 2020 was driven by the acquisition of I&S for $169.2 million. There were no similar acquisitions in 2021. In addition, there was $30 million of net proceeds from the sale of marketable securities in 2021 compared to $30

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million of cash used for the purchase of marketable securities in 2020. Capital expenditures are made primarily for increasing capacity, replacing equipment, supporting new product development and improving information systems. We expect capital expenditures of approximately $60 million in 2022.

Cash used for investing activities was $229.1 million in 2020, compared to $221.0 million in 2019. The increase in cash used for investing activities was driven by net cash used to purchase marketable securities of $30 million and higher cash paid for acquisitions, partially offset by lower capital expenditures resulting from deferring certain capital expenditures in response to the COVID-19 pandemic. Capital expenditures are made primarily for increasing capacity, replacing equipment, supporting new product development and improving information systems.

Financing Activities

Financing cash flows consist primarily of dividend payments to shareholders, share repurchases, repayments of indebtedness, proceeds from the issuance of long-term debt and commercial paper and proceeds from the issuance of common stock. Cash used for financing activities was $557.9 million in 2021, compared to cash provided by financing activities of $55.1 million in 2020. The increase in cash used for financing activities was driven by the $348.1 million repayment of the outstanding amount under the 2020 364-Day Credit Agreement in 2021, compared to proceeds of $343.9 million received from the 2020 364-Day Credit Agreement in 2020.

Cash provided by financing activities was $55.1 million in 2020, compared to cash used for financing activities of $124.6 million in 2019. The increase in cash provided by financing activities was driven by $343.9 million of borrowings under the 2020 364-Day Credit Agreement, partially offset by $122.2 million of net repayments of commercial paper in 2020 compared to $149.4 million of net proceeds of commercial paper in 2019 and the absence of $103.4 million repayment of the amount that was due under the syndicated loan facility and the building loan facility which we assumed as part of the Crane Currency acquisition.

Financing Arrangements

Total debt was $842.4 million and $1,218.6 million as of December 31, 2021 and 2020, respectively. Our indebtedness as of December 31, 2021 was as follows:

•	$299.4 million of 4.45% notes due 2023;

•	$198.5 million of 6.55% notes due 2036; and

•	$346.3 million of 4.20% notes due 2048.

As of December 31, 2021, our total debt to total capitalization ratio was 31.5%, computed as follows:

(in millions, except %)
Total long-term debt	$842.4
Total shareholders’ equity	1,832.3

Capitalization	$2,674.7

Total indebtedness to capitalization	31.5%

See Note 13, “Financing,” in the notes to the audited consolidated financial statements of Crane for details regarding our financing arrangements.

Credit Ratings

As of December 31, 2021, Crane Holdings, Co.’s senior unsecured debt was rated BBB by S&P Global Ratings with a Stable outlook and Baa2 with a Stable outlook by Moody’s Investors Service. Crane Holdings, Co.

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believes that these ratings afford it adequate access to the public and private debt markets. No report of any rating agency is incorporated by reference herein and neither Crane Company nor Crane Holdings, Co. can assure you whether Crane Holdings, Co.’s credit ratings will be subject to adjustment in the future.

In addition, the Company believes that if it has investment grade credit ratings following the spin-off, those ratings would aid it with any potential access to public and private debt markets. The Company cannot assure you what its credit ratings will be following consummation of the spin-off or at any time in the future.

Contractual Obligations

Under various agreements, we are obligated to make future cash payments in fixed amounts. These include payments under our long-term debt agreements and rent payments required under operating lease agreements. The following table summarizes our fixed cash obligations as of December 31, 2021:

	Payment due by Period
(in millions)	Total	2022	2023 -2024	2025 -2026	2027 and after
Debt (a)	$850.0	$—	$300.0	$—	$550.0
Fixed interest payments	606.3	41.2	68.4	55.6	441.1
Operating lease payments	137.4	25.7	40.3	23.2	48.2
Purchase obligations	189.4	152.3	29.7	4.3	3.1
Pension and postretirement benefits (b)	579.1	56.2	112.4	116.8	293.7
Other long-term liabilities reflected on Consolidated Balance Sheets (c)	—	—	—	—	—

Total	$2,362.2	$275.4	$550.8	$199.9	$1,336.1

(a)	Debt includes scheduled principal payments.
(b)

Pension benefits are funded by the respective pension trusts. The postretirement benefit component of the obligation is approximately $2.4 per year for which there is no trust and will be directly funded by us. Pension benefits are included through 2029.

(c)

As the timing of future cash outflows is uncertain, the following long-term liabilities (and related balances) are excluded from the above table: Long-term asbestos liability ($549.8), long-term environmental liability ($25.8) and gross unrecognized tax benefits ($31.6) and related gross interest and penalties ($4.9). See Note 12, “Commitments and Contingencies” for more information regarding our asbestos liability.

Capital Structure

The following table sets forth our capitalization:

(in millions, except %) December 31,	2021	2020
Short-term borrowings	$—	$375.7
Long-term debt	842.4	842.9

Total debt	842.4	1,218.6
Less cash and cash equivalents	478.6	551.0

Net debt (a)	363.8	667.6
Equity	1,835.1	1,531.1

Net capitalization (a)	$2,198.9	$2,198.7
Net debt to equity (a)	19.8%	43.6%
Net debt to net capitalization (a)	16.5%	30.4%

(a)

Net debt, a non-GAAP measure, represents total debt less cash and cash equivalents. Net debt is comprised of components disclosed above which are presented on our Consolidated Balance Sheets. Net capitalization,

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a non-GAAP measure, represents net debt plus Equity. We report our financial results in accordance with GAAP. However, management believes that both non-GAAP financial measures, which include the presentation of net debt and net capitalization, provide useful information to our creditors, rating agencies and investors about our ability to satisfy our debt obligations with currently available funds and the Company’s overall capital structure. Management also uses these non-GAAP financial measures in making financial, operating, and other planning decisions. Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed in the context of the definitions of the elements of such measures we provide and in addition to, and not as a substitute for, our reported results prepared and presented in accordance with U.S. GAAP.

In 2021, equity increased $304.0 million as a result of net income before allocation to noncontrolling interests of $435.4 million, changes in pension and post retirement plan assets and benefit obligations, net of tax of $96.0 million and the impact of equity-based awards and related settlement activities of $39.0 million. These increases were partially offset by cash dividends of $100.9 million, currency translation adjustment of $69.2 million and share repurchases of $96.3 million.

Application of Critical Accounting Estimates

The audited consolidated financial statements of Crane are prepared in accordance with GAAP. Our significant accounting policies are more fully described under Note 1, “Nature of Operations and Significant Accounting Policies” in the notes to audited consolidated financial statements of Crane. Certain accounting policies require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. On an ongoing basis, we evaluate our estimates and assumptions, and the effects of revisions are reflected in the financial statements in the period in which they are determined to be necessary. The accounting estimates described below are those that most frequently require us to make judgments and, therefore, are critical to understanding our results of operations. We have discussed the development and selection of these accounting estimates and the related disclosures with the Audit Committee of Crane’s Board of Directors.

Revenue Recognition

We primarily generate revenue through the manufacture and sale of engineered industrial products. Each product within a contract generally represents a separate performance obligation, as we do not provide a significant service of integrating or installing the products, the products do not customize each other, and the products can function independently of each other. Control of products generally transfers to the customer at a point in time, as the customer does not control the products as they are manufactured. We exercise judgment and consider the timing of right to payment, transfer of risk and rewards, transfer of title, transfer of physical possession, and customer acceptance when determining when control transfers to the customer. As a result, revenue from the sale of products is generally recognized at a point in time—either upon shipment or delivery—based on the specific shipping terms in the contract.

When products are customized or products are sold directly to the U.S. government or indirectly to the U.S. government through subcontracts, revenue is recognized over time because control is transferred continuously to customers, as the contract progresses. We exercise judgment to determine whether the products have an alternative use to us. When an alternative use does not exist for these products and we are entitled to payment for performance completed to date which includes a reasonable profit margin, revenue is recognized over time. When a contract with the U.S. government or subcontract for the U.S. government contains clauses indicating that the U.S. government owns any work-in-progress as the contracted product is being built, revenue is recognized over time. The measure of progress applied by us is the cost-to-cost method as this provides the most faithful depiction of the pattern of transfer of control. Under this method, we measure progress by comparing costs incurred to date to the total estimated costs to provide the performance obligation. This method effectively reflects our progress toward completion, as this methodology includes any work-in-process amounts as part of

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the measure of progress. Costs incurred represent work performed, which corresponds with, and thereby depicts, the transfer of control to the customer. Total revenue recognized and cost estimates are updated monthly.

These estimates are subject to uncertainties and require judgment. Estimates of contract costs include labor hours and rates, and material costs. These estimates consider historical performance, the complexity of the work to be performed, the estimated time to complete the project, and other economic factors such as inflation and market rates. We update our estimates on a periodic basis and any revisions to such estimates are recorded in earnings in the period in which they are determined. Provisions for estimated losses, if any, on uncompleted long-term contracts, are made in the period in which such losses are determined. We do not believe that any discrete event or adjustment to an individual contract within the aggregate changes in contract estimates for 2021, 2020 or 2019 was material to the consolidated statements of income for such annual periods.

Income Taxes

We are subject to income taxes in the U.S. and numerous international jurisdictions. As a matter of course, federal, state, and international tax authorities regularly audit us. From time to time, these audits result in proposed assessments.

The evaluation of our uncertain tax positions involves significant judgment in the interpretation and application of U.S. GAAP, domestic and international tax laws, and the allocation of taxing rights among countries. We adjust our liability for unrecognized tax benefits in the period in which we determine the issue is effectively settled with the tax authorities, the statute of limitations expires for the return containing the tax position, or when more information becomes available.

Although we believe our reserves are reasonable, and historically they have been adequate, resolution of these uncertainties in a manner inconsistent with our expectations could have a material impact on our financial condition and operating results. Deferred tax assets and liabilities reflect temporary differences between the amount of assets and liabilities for financial and tax reporting purposes as well as carryforwards of operating losses and tax credits. We adjust deferred tax balances, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. Changes in tax laws or accounting standards and methods may also affect our deferred taxes in future periods.

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized.

We must make estimates of future taxable income, considering feasible tax planning strategies and considering existing facts and circumstances, to determine the proper valuation allowances. When we determine deferred tax assets could be realized in greater or lesser amounts than recorded, the asset balance and Consolidated Statements of Operations reflect the change in the period such determination is made. Due to changes in facts and circumstances and the estimates and judgments involved in determining the proper valuation allowances, differences between actual future events and prior estimates and judgments could result in adjustments to these valuation allowances, which could have a material impact on our financial condition and operating results. Historically there have been no changes in estimates which have had a material impact on results.

Goodwill and Other Intangible Assets

As of December 31, 2021, we had $1,412.5 million of goodwill and $465.9 million of net intangible assets, of which $70.6 million were intangibles with indefinite useful lives, consisting of trade names. As of December 31, 2020, we had $1,437.7 million of goodwill and $520.3 million of net intangible assets, of which $70.9 million were intangibles with indefinite useful lives, consisting of trade names. We review goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. We perform our annual impairment testing during the fourth quarter. We believe that there have been no events or circumstances which would more likely than not reduce the fair value of our reporting units below their carrying value.

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When performing our annual impairment assessment, we compare the fair value of each of our reporting units to our respective carrying value. Goodwill is potentially impaired when the net book value of the reporting unit exceeds its estimated fair value. Fair values are established primarily by discounting estimated future cash flows at an estimated cost of capital which varies for each reporting unit and which, as of our most recent annual impairment assessment, ranged between 9.5% and 11.5% (a weighted average of 10.7%), reflecting the respective inherent business risk of each of the reporting units tested. This methodology for valuing our reporting units (commonly referred to as the Income Method) has not changed since the adoption of the provisions under ASC 350. The determination of discounted cash flows is based on the businesses’ strategic plans and long-range planning forecasts, which change from year to year. The revenue growth rates included in the forecasts represent best estimates based on current and forecasted market conditions. Profit margin assumptions are projected by each reporting unit based on the current cost structure and anticipated net cost increases/reductions.

There are inherent uncertainties related to these assumptions, including changes in market conditions, and management judgment is necessary in applying them to the analysis of goodwill impairment. In addition to the foregoing, for each reporting unit, market multiples are used to corroborate discounted cash flow results where fair value is estimated based on earnings multiples determined by available public information of comparable businesses. While we believe we have made reasonable estimates and assumptions to calculate the fair value of our reporting units, it is possible a material change could occur. If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may then be determined to be overstated and a charge would need to be taken against net earnings. Furthermore, to evaluate the sensitivity of the fair value calculations on the goodwill impairment test, we applied a hypothetical, reasonably possible 10% decrease to the fair values of each reporting unit. The effects of this hypothetical 10% decrease would still result in a fair value calculation exceeding our carrying value for each of our reporting units. No impairment charges have been required during 2021, 2020 or 2019.

Intangibles with indefinite useful lives are tested annually for impairment, or when events or changes in circumstances indicate the potential for impairment. If the carrying amount of an indefinite lived intangible asset exceeds its fair value, the intangible asset is written down to its fair value. Fair value is calculated using relief from royalty method. We amortize the cost of definite-lived intangibles over their estimated useful lives.

We review all our definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Examples of events or changes in circumstances could include, but are not limited to, a prolonged economic downturn, current period operating or cash flow losses combined with a history of losses or a forecast of continuing losses associated with the use of an asset or asset group, or a current expectation that an asset or asset group will be sold or disposed of before the end of its previously estimated useful life. Recoverability is based upon projections of anticipated future undiscounted cash flows associated with the use and eventual disposal of the definite-lived intangible asset (or asset group), as well as specific appraisal in certain instances. Reviews occur at the lowest level for which identifiable cash flows are largely independent of cash flows associated with other long-lived assets or asset groups and include estimated future revenues, gross profit margins, operating profit margins and capital expenditures which are based on the businesses’ strategic plans and long-range planning forecasts, which change from year to year. The revenue growth rates included in the forecasts represent our best estimates based on current and forecasted market conditions, and the profit margin assumptions are based on the current cost structure and anticipated net cost increases or reductions. There are inherent uncertainties related to these assumptions, including changes in market conditions, and management’s judgment in applying them to the analysis. If the future undiscounted cash flows are less than the carrying value, then the definite-lived intangible asset is considered impaired and a charge would be taken against net earnings based on the amount by which the carrying amount exceeds the estimated fair value. Judgments that we make which impact these assessments relate to the expected useful lives of definite lived assets and its ability to realize any undiscounted cash flows in excess of the carrying amounts of such assets and are affected primarily by changes in the expected use of the assets, changes in technology or development of alternative assets, changes in economic conditions, changes in operating performance and changes in expected future cash flows. Since judgment is involved in determining the recoverable amount of definite-lived intangible

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assets, there is risk that the carrying value of our definite-lived intangible assets may require adjustment in future periods. Historical results to date have generally approximated expected cash flows for the identifiable cash flow generating level. We believe there have been no events or circumstances which would more likely than not reduce the fair value of our indefinite-lived or definite-lived intangible assets below their carrying value. As of the last annual assessment, fair values have been substantially in excess of carrying values.

Asbestos Liability and Related Insurance Coverage and Receivable

The most significant factors affecting our asbestos liability estimate are (1) the number of new mesothelioma claims filed against us, (2) the average settlement costs for mesothelioma claims, (3) the percentage of mesothelioma claims dismissed against us and (4) the aggregate defense costs incurred by us. These factors are interdependent, and no one factor predominates in determining the liability estimate. These factors have both positive and negative effects on the dynamics of asbestos litigation in the tort system and the related best estimate of our asbestos liability, and these effects do not move in a linear fashion but rather change over multi-year periods. Accordingly, we continue to monitor these trend factors over time and periodically assesses whether an alternative forecast period is appropriate. Projecting future asbestos costs is subject to numerous variables and uncertainties that are inherently difficult to predict. In addition to the uncertainties surrounding the key assumptions, additional uncertainty related to asbestos claims arise from the long latency period prior to the manifestation of an asbestos-related disease, changes in available medical treatments and associated medical costs, changes in plaintiff behavior resulting from bankruptcies of other companies that are potential defendants or co-defendants, uncertainties surrounding the litigation process from jurisdiction to jurisdiction, and the impact of potential legislative or judicial changes.

Management has made its best estimate of the costs through 2059. Through December 31, 2021, our actual experience during the updated reference period for mesothelioma claims filed and dismissed generally approximated the assumptions in our liability estimate. In addition to this claims experience, we considered additional quantitative and qualitative factors such as the nature of the aging of pending claims, significant appellate rulings and legislative developments, and their respective effects on expected future settlement values. Based on this evaluation, we determined that no change in the estimate was warranted for the period ended December 31, 2021. The liability was $612 million and $670 million as of December 31, 2021 and 2020, respectively.

A 10% change in either the average cost per claim or the number of future projected claims would increase or decrease the estimated liability at December 31, 2021 by approximately $35 million. A 10% change in these two factors in the same direction at the same time would change the estimated liability at December 31, 2021 by approximately $70 million.

In conjunction with developing the aggregate liability estimate referenced above, we also developed an estimate of probable insurance recoveries for our asbestos liabilities. In developing this estimate, we considered our coverage-in-place and other settlement agreements, as well as a number of additional factors. These additional factors include the financial viability of the insurance companies, the method by which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits and their interrelationships. As of December 31, 2021 and 2020, we had an aggregate asbestos insurance receivable of $74 million and $87 million, respectively. Through December 31, 2021, our actual experience generally approximated the assumptions in our insurance recoveries estimates.

Environmental

For environmental matters, we record a liability for estimated remediation costs when it is probable that we will be responsible for such costs and they can be reasonably estimated. Generally, third-party specialists assist in the estimation of remediation costs. The environmental remediation liability as of December 31, 2021 is substantially

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all for the former manufacturing site in Goodyear, Arizona (the “Goodyear Site”). Estimates of our environmental liabilities at the Goodyear Site are based on currently available facts, present laws and regulations and current technology available for remediation, and are recorded on an undiscounted basis. These estimates consider our prior experience in the Goodyear Site investigation and remediation, as well as available data from, and in consultation with, our environmental specialists. Estimates at the Goodyear Site are subject to significant uncertainties caused primarily by the dynamic nature of the Goodyear Site conditions, the range of remediation alternatives available, together with the corresponding estimates of cleanup methodology and costs, as well as ongoing, required regulatory approvals, primarily from the EPA. During the fourth quarter of 2019, we received conceptual agreement from the EPA on an alternative remediation strategy which is expected to further reduce the contaminant plume. Accordingly, we recorded a pre-tax charge of $18.9 million, net of reimbursements, to extend our forecast period through 2027 and reflect our revised workplan. The total estimated gross liability was $32.3 million and $39.8 million as of December 31, 2021 and 2020, respectively.

On July 31, 2006, we entered into a consent decree with the U.S. Department of Justice on behalf of the DoD and the Department of Energy pursuant to which, among other things, the U.S. Government reimburses us for 21% of qualifying costs of investigation and remediation activities at the Goodyear Site. We have recorded a receivable of $7.3 million and $7.8 million for the expected reimbursements from the U.S. Government in respect of the aggregate liability as of December 31, 2021 and 2020, respectively. During 2020 and 2021, there have been no changes in assumptions which have had a material impact on our estimates.

Pension Plans

In the United States, we sponsor a defined benefit pension plan that covers approximately 16% of all U.S. employees. Effective January 1, 2013, pension eligible non-union employees no longer earn future benefits in the domestic defined benefit pension plan. The benefits are based on years of service and compensation on a final average pay basis, except for certain hourly employees where benefits are fixed per year of service. Charges to expense are based upon costs computed by an independent actuary. Contributions are intended to provide for future benefits earned to date. Additionally, a number of our non-U.S. subsidiaries sponsor defined benefit pension plans that cover approximately 9% of all non-U.S. employees. The benefits are typically based upon years of service and compensation. Most of these plans are funded by company contributions to pension funds, which are held for the sole benefit of plan participants and beneficiaries.

The expected return on plan assets component of net periodic benefit cost is determined by applying the assumed expected return on plan assets to the fair value of plan assets. For one of the U.K. pension plans, a market-related value of assets is used in lieu of the fair value of plan assets for this purpose. The net actuarial loss (gain) is amortized to the extent that it exceeds 10% of the greater of the fair value of plan assets and the projected benefit obligation. The amortization period is the average life expectancy of plan participants for most plans. The amortization period for plans with a significant number of active participants accruing benefits is the average future working lifetime of plan participants. The prior service cost (credit) is amortized over the average future working lifetime of plan participants whose prior service benefits were changed.

Holding all other factors constant, a decrease in the expected long-term rate of return on plan assets by 0.25 percentage points would have increased 2021 pension expense by $1.2 million for U.S. pension plans and $1.3 million for non-U.S. pension plans. Also, holding all other factors constant, a decrease in the discount rate used to determine net periodic pension cost by 0.25 percentage points would have decreased 2021 pension expense by $0.2 million for U.S. pension plans and increased 2021 pension expense by $0.8 million for non-U.S. pension plans.

Recent Accounting Pronouncements

Information regarding new accounting pronouncements is included in Note 1 to the audited consolidated financial statements of Crane and Note 1 to the unaudited interim condensed consolidated financial statements of Crane.

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Quantitative and Qualitative Disclosures About Market Risk

Our cash flows and earnings are subject to fluctuations from changes in interest rates and foreign currency exchange rates. We manage our exposures to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of interest-rate swap agreements and forward exchange contracts. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

Total debt outstanding was $842.4 million as of December 31, 2021, which was at fixed rates of interest ranging from 4.20% to 6.55%.

The following is an analysis of the potential changes in interest rates and currency exchange rates based upon sensitivity analysis that models effects of shifts in rates. These are not forecasts.

•	Our year-end portfolio is comprised of fixed-rate debt; therefore, the effect of a market change in interest rates would not be significant.

•

Based on a sensitivity analysis as of December 31, 2021, a 10% change in the foreign currency exchange rates for the year ended December 31, 2021 would have impacted our net earnings by approximately $15.2 million, due primarily to the British pound, euro and Canadian dollar. This calculation assumes that all currencies change in the same direction and proportion relative to the U.S. dollar and there are no indirect effects, such as changes in non-U.S. dollar sales volumes or prices.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CRANE COMPANY (SUPPLEMENTAL)

The following discussion of our financial condition and results of operations for the nine months ended September 30, 2022 and 2021 and the years ended December 31, 2021, 2020 and 2019 reflects the supplemental audited combined financial statements of Crane Company and the supplemental unaudited interim condensed combined financial statements of Crane Company which were prepared on a “carve-out” basis and derived from Crane’s consolidated financial statements and accounting records. This discussion should be read in conjunction with the supplemental audited combined financial statements of Crane Company and the notes thereto and the supplemental unaudited interim condensed combined financial statements of Crane Company and the notes thereto, each included elsewhere in this information statement, as well as the information contained in the sections of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” “Notes to Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane” and “Business.” The following discussion and analysis includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed elsewhere in this information statement. See in particular the sections of this information statement entitled “Forward-Looking Statements” and “Risk Factors.”

Explanatory Note

Due to Crane Company’s (which is the legal spinnee) larger operations, greater tangible assets, greater fair value and greater net sales, in each case, relative to Crane NXT, among other factors, for financial reporting purposes, Crane Company will be treated as the “accounting spinnor” and therefore will be the “accounting successor” to Crane following the spin-off, notwithstanding the legal form of the spin-off described in this information statement. As a result, the historical consolidated financial statements of Crane will become the historical financial statements of Crane Company.

However, this information statement also includes supplemental historical audited combined financial statements of Crane Company, which were prepared on a “carve-out” basis and derived from Crane’s consolidated financial statements and accounting records. These supplemental combined financial statements reflect Crane Company’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with GAAP. The supplemental combined financial statements may not be indicative of Crane Company’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had Crane Company operated as an independent, publicly traded company during the periods presented, particularly because of changes Crane Company expects to experience in the future as a result of the spin-off.

Overview

Crane Company is a leading global provider of highly engineered, mission-critical industrial solutions, including two strategic global growth platforms: A&E and PFT. These two platforms together contributed 89% of our total revenue during 2021, with the remainder generated by our Engineered Materials business.

Our portfolio is balanced across PFT and A&E, with long-cycle market positions supported by a strong recurring revenue base, approximately 40% of which we estimate is from aftermarket sales. Our highly-engineered, technology differentiated products are sold into large ($20+ billion) and attractive end markets, many of which are highly regulated.

We have a portfolio of highly respected brands with a history spanning more than 165 years. Our culture, grounded in the CBS, is ingrained across the organization and we are proud of our longstanding commitment to

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PSE. Our values underpin our business and our trusted customer relationships and are the foundation for the mission-critical, high cost of failure products our customers trust us to deliver. We are headquartered in Stamford, Connecticut and serve customers in over 65 countries across 6 continents.

In 2021, Crane Company total sales were $2,063 million, with operating profit of $251 million and operating margin of 12.1%.

The Spin-Off

On March 30, 2022, Crane Holdings, Co.’s Board of Directors authorized management to pursue a plan to separate all of Crane’s businesses, other than Crane’s Payment & Merchandising Technologies segment, into a stand-alone publicly traded company. The separation will occur through a distribution to Crane Holdings, Co.’s stockholders of all of the shares of common stock of Crane Company, which will own all of Crane’s businesses, other than Crane’s Payment & Merchandising Technologies segment. Following the distribution, Crane NXT, Co. stockholders will own 100% of the shares of Crane Company common stock.

Basis of Presentation

We have historically operated as part of Crane and not as a stand-alone company. The accompanying supplemental audited combined financial statements and supplemental unaudited interim condensed combined financial statements included in this information statement were prepared in connection with the spin-off and were derived from the consolidated financial statements and accounting records of Crane included elsewhere in this information statement. These supplemental combined financial statements reflect Crane Company’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with GAAP. The supplemental combined financial statements may not be indicative of Crane Company’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had Crane Company operated as an independent, publicly traded company during the periods presented, particularly because of changes Crane Company expects to experience in the future as a result of the spin-off, including changes in the financing, cash management, operations, cost structure and personnel needs of our business.

The supplemental combined financial statements include certain Crane assets and liabilities that are specifically identifiable or otherwise attributable to us. The supplemental combined statements of operations also include costs for certain expenses, such as utilities, that historically were directly charged to us by Crane.

In addition, for purposes of preparing the supplemental combined financial statements on a “carve-out” basis, a portion of Crane’s corporate expenses have been allocated to us. These expense allocations include the cost of corporate functions and resources that continued to be provided by or administered by Crane including, but not limited to, executive management and other corporate and governance functions, such as treasury, tax, accounting, human resources, audit, legal, purchasing, information technology and other services. The related employee payroll and benefit costs associated with such functions, such as share-based compensation, are included in the expense allocations. Corporate expenses of $62.2 million in 2021, $37.6 million in 2020 and $49.0 million in 2019 were allocated and are included in our supplemental combined statements of operations. Corporate expenses of $[●] million and $[●] million in the nine months ended September 30, 2022 and 2021, respectively, were allocated and are included in our supplemental interim condensed combined statements of operations.

Costs were allocated to us based on direct usage when identifiable or, when not directly identifiable, on the basis of several utilization measures including headcount, proportionate usage and relative net sales. Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to, or the benefit received by, us during the periods presented. However, the allocations may not reflect

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the expenses we would have incurred if Crane Company had been a stand-alone company for the periods presented. Actual costs that may have been incurred if Crane Company had been a stand-alone company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees and strategic and capital decisions. Going forward, we may perform these functions using our own resources or outsourced services. For a period following the spin-off, however, some of these functions will continue to be provided to us by Crane NXT, Co. under a Transition Services Agreement. Additionally, we will temporarily provide some services to Crane NXT, Co. under a Transition Services Agreement. Crane Company also will enter into certain commercial arrangements with Crane Holdings, Co., which will be renamed “Crane NXT, Co.”, in connection with the spin-off.

The audited consolidated financial statements of Crane and the related notes and the unaudited condensed consolidated interim financial statements of Crane and the related notes are also included elsewhere in this information statements. The consolidated financial statements reflect the business of Crane on a historical basis without giving effect to the spin-off.

References to “core business” or “core sales” in this section include sales from acquired businesses starting from and after the first anniversary of the acquisition but exclude currency effects. Amounts in the following discussion are presented in millions, except employee, share and per share data, or unless otherwise stated.

Recent Developments

Sale of Redco

On August 12, 2022, Crane Holdings, Co., Crane Company and Redco, a wholly-owned subsidiary of Crane Company, that holds liabilities including asbestos liabilities and related insurance assets, entered into the Redco Purchase Agreement with Redco Buyer, a long-term liability management company specializing in the acquisition and management of legacy corporate liabilities, for the Redco Sale. In connection with the Redco Sale, Crane Holdings, Co., on behalf of Crane Company, contributed approximately $550 million in cash to Redco, which was funded by a combination of Crane Holdings, Co.’s $400 million 364-day Term Loan issued on August 11, 2022 and cash on hand. Concurrent with the completion of the Redco Sale, Redco Buyer contributed $83 million in cash to Redco. Pursuant to the terms of the Redco Purchase Agreement, Crane Company and Redco Buyer will each indemnify the other for breaches of representations and warranties, breaches of covenants and obligations and certain liabilities, subject to the terms of the Redco Purchase Agreement. While indemnification by each of Crane Company and Redco Buyer to the other party for breach of representations and warranties is capped at $83 million, in each case, based on the terms and subject to certain limitations as set forth in the Redco Purchase Agreement, liability of each of Crane Company and Redco Buyer for breaches of covenants and obligations and for indemnified liabilities is generally uncapped. Such covenants and obligations include that Redco has agreed to indemnify Crane Company and its affiliates for all claims arising out of asbestos liabilities, and Crane Company has agreed to indemnify Redco and its affiliates for all other historical liabilities of Redco, which include certain potential environmental liabilities. Crane Holdings, Co. has guaranteed the full payment and performance of Crane Company’s indemnification obligations under the Redco Purchase Agreement. Upon consummation of the spin-off, Crane Holdings, Co. will be released from its guarantee of Crane Company’s indemnification obligations under the Redco Purchase Agreement. As a result of the Redco Sale, all asbestos obligations and liabilities, related insurance assets and associated deferred tax assets have been removed from Crane Company’s combined balance sheets effective August 12, 2022. An estimated loss of approximately $170 million will be recorded on Crane Company’s combined statements of operations for the nine months ended September 30, 2022.

364-Day Credit Agreement

On August 11, 2022, Crane Holdings, Co. entered into the 364-Day Credit Agreement, by and among Crane Holdings, Co., as sole borrower, the financial institutions party thereto as lenders and JPMorgan Chase Bank,

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N.A., as administrative agent. Crane Company is not party to the 364-Day Credit Agreement and will not be subject to its restrictive provisions following the spin-off. Following entry into the 364-Day Credit Agreement, on August 11, 2022, Crane Holdings, Co. borrowed Term Loans in an aggregate principal amount of $400 million under the 364-Day Credit Agreement. Interest on the Term Loans accrues at a rate per annum equal to, at Crane Holdings, Co.’s option, (i) a base rate (determined in a customary manner), plus a margin of 0.25% or 0.50% that is determined based upon the Index Debt Rating or (ii) an adjusted Term SOFR (determined in a customary manner) for an interest period to be selected by Crane Holdings, Co., plus a margin of 1.25% or 1.50% that is determined based upon the Index Debt Rating. The 364-Day Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including (a) limitations on the ability of Crane Holdings, Co.’s subsidiaries to incur indebtedness and (b) restrictions on Crane Holdings, Co. and its subsidiaries with respect to liens, mergers, consolidations, liquidations and dissolutions, sales of all or substantially all assets and transactions with affiliates. Crane Holdings, Co. must also maintain a debt to capitalization ratio not to exceed 0.65 to 1.00 at all times. The 364-Day Credit Agreement also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by Crane Holdings, Co. or any of its material subsidiaries being false in any material respect, default under certain other material indebtedness, certain insolvency or receivership events affecting Crane Holdings, Co. and its material subsidiaries, certain ERISA events, material judgments and a change in control of Crane Holdings, Co., in each case, subject to thresholds and cure periods where customary. The 364-Day Credit Agreement permits Crane Holdings, Co. to undertake the spin-off.

Sale of Crane Supply

On April 8, 2022, Crane entered into an agreement to sell Crane Supply for CAD380 million on a cash-free and debt-free basis. The sale closed on May 31, 2022. Crane Company recognized a gain on sale of approximately $230 million.

Termination of Agreement to Sell Engineered Materials

On May 16, 2021, Crane entered into an agreement to sell the Engineered Materials segment to Verzatec for $360 million on a cash-free and debt-free basis. In the second quarter of 2021, the assets and liabilities of the segment were classified as held for sale. On May 26, 2022, Verzatec terminated the sale agreement and paid $7.5 million to Crane in termination fees. As such, as of June 30, 2022, the Engineered Materials segment is no longer classified as assets held for sale and is presented herein as continuing operations for all periods presented.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane Company (Supplemental) includes a discussion of our results of operations for the years ended December 31, 2021, 2020 and 2019 and year-over-year comparisons between 2021 and 2020 and between 2020 and 2019, as well as segment results of operations for 2021, 2020 and 2019 and year-over-year comparisons between 2021 and 2020 and between 2020 and 2019.

Results from Operations — Nine Month Periods Ended September 30, 2022 and 2021

[●]

Segment Results of Operations — Nine Month Periods Ended September 30, 2022 and 2021

[●]

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Results from Operations — Years Ended December 31, 2021, 2020 and 2019

	For the year ended December 31,			2021 vs 2020 Favorable / (Unfavorable) Change		2020 vs 2019 Favorable / (Unfavorable) Change
(in millions, except %)	2021	2020	2019	$	%	$	%
Net sales:
Aerospace & Electronics	$638.3	$650.7	$798.8	$(12.4)	(1.9)%	$(148.1)	(18.5)%
Process Flow Technologies	1,196.6	1,007.5	1,117.4	189.1	18.8%	(109.9)	(9.8)%
Engineered Materials	228.0	175.6	208.6	52.4	29.8%	(33.0)	(15.8)%

Total net sales	$2,062.9	$1,833.8	$2,124.8	$229.1	12.5%	$(291.0)	(13.7)%

Sales growth:
Core business				$183.2	10.0%	$(345.1)	(16.2)%
Foreign exchange				40.9	2.2%	0.9	—%
Acquisitions/dispositions				5.0	0.3%	53.2	2.5%

Total sales growth				$229.1	12.5%	$(291.0)	(13.7)%

Cost of sales (a)	$1,374.1	$1,250.7	$1,395.3	$(123.4)	(9.9)%	$144.6	10.4%

Selling, general and administrative (a)	$451.4	$378.8	$415.7	$(72.6)	(19.2)%	$36.9	8.9%

Restructuring (gains) charges, net	$(13.2)	$13.2	$10.1	$26.4	NM	$(3.1)	(30.7)%

Acquisition-related and integration charges	$—	$6.4	$2.8	$6.4	NM	$(3.6)	NM

Asbestos provision, net	$—	$—	$229.0	$—	—%	$229.0	NM

Environmental provision, net	$—	$—	$18.9	$—	—%	$18.9	NM

Operating profit (loss):
Aerospace & Electronics	$110.0	$100.7	$189.4	$9.3	9.2%	$(88.7)	(46.8)%
Process Flow Technologies	182.5	101.0	131.7	81.5	80.7%	(30.7)	(23.3)%
Engineered Materials	26.9	22.7	26.8	4.2	18.5%	(4.1)	(15.3)%
Corporate expense	(68.8)	(39.7)	(47.0)	(29.1)	(73.3)%	7.3	15.5%
Corporate—Asbestos provision, net	—	—	(229.0)	—	—	229.0	NM
Corporate—Environmental provision, net	—	—	(18.9)	—	—	18.9	NM

Total operating profit	$250.6	$184.7	$53.0	$65.9	35.7%	$131.7	248.5%

Operating margin:
Aerospace & Electronics	17.2%	15.5%	23.7%
Process Flow Technologies	15.2%	10.0%	11.8%
Engineered Materials	11.8%	12.9%	12.9%

Total operating margin	12.1%	10.1%	2.5%

(a)	Cost of sales and Selling, general and administrative include $7.3 million, $4.4 million and $12.6 million of net repositioning charges in 2021, 2020 and 2019, respectively.

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Items Affecting Comparability of Reported Results

The comparability of our results for the years ended December 31, 2021, 2020 and 2019 is affected by the following significant items:

Restructuring (Gains) Charges, net

In 2021, we recorded total pre-tax restructuring gains of $13.2 million primarily related to a gain on the sale of real estate. In 2020, we recorded total pre-tax restructuring charges of $13.2 million primarily in response to the adverse economic impact of the COVID-19 pandemic. In 2019, we recorded total pre-tax restructuring charges of $10.1 million; primarily related to the consolidation of manufacturing facilities in Europe within our PFT segment of $9.9 million related to our 2017 repositioning actions.

We expect pre-tax savings subsequent to completing all actions for all programs to approximate $88.8 million. Please refer to the individual segment discussion and analysis that follows, as well as Note 16, “Restructuring Charges” in the notes to the supplemental audited combined financial statements of Crane Company for further discussion.

Transaction Related Expenses

During 2021, we recorded pre-tax transaction related expenses of $8.2 million related to the divestiture of Engineered Materials, which was terminated in May 2022, and other professional fees.

Acquisition-Related and Integration Charges

During 2020 and 2019, we recorded pre-tax acquisition-related and integration charges of $6.4 million and $2.8 million, respectively. Please refer to Note 3, “Acquisitions” in the notes to the supplemental audited combined financial statements of Crane Company for further discussion.

Asbestos Provision, net

In 2019, we recorded a pre-tax provision, net of insurance recoveries of $229.0 million associated with updating our estimated asbestos liability through the generally accepted end point in 2059. Please refer to Note 13, “Commitments and Contingencies” in the notes to the supplemental audited combined financial statements of Crane Company for further discussion as well as the section of this information statement entitled “Information Statement Summary—Business Overview—Recent Developments.”

Environmental Provision, net

In 2019, we recorded a pre-tax provision, net of reimbursements of $18.9 million to extend accrued costs through 2027 at the former manufacturing site in Goodyear, Arizona (the “Goodyear Site”). Please refer to Note 13, “Commitments and Contingencies” in the notes to the supplemental audited combined financial statements of Crane Company for further discussion.

Overall

2021 compared to 2020

Sales increased by $229.1 million, or 12.5%, to $2,062.9 million in 2021 compared to 2020. The year-over-year higher sales included:

•	an increase in core sales of $183.2 million, or 10.0%, largely driven by end markets that continue to recover from the 2020 impact of the COVID-19 pandemic;

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•	favorable foreign currency translation of $40.9 million, or 2.2%; and

•	an increase in sales related to acquisitions of $5.0 million, or 0.3%.

Cost of sales increased by $123.4 million, or 9.9%, to $1,374.1 million in 2021 compared to 2020, primarily related to $83.9 million, or 6.7%, to support the higher sales volumes, and an increase in material, labor, and other manufacturing costs of $65.4 million, or 5.2%. Cost of Sales also increased $27.5 million, or 2.2%, related to unfavorable foreign currency translation. These increases were partially offset by higher productivity of $37.5 million, or 3.0%, and favorable mix of $11.5 million, or 0.9%.

Selling, general and administrative expenses increased $72.6 million, or 19.2%, to $451.4 million in 2021 compared to 2020, primarily related to a proportionate increase to the higher sales in the period, including higher compensation costs of $40.5 million, or 10.7%, which was primarily related to higher incentive compensation driven by above-budget performance. The remaining increase primarily relates to unfavorable foreign currency translation of $8.4 million, or 2.2%, and transaction related expense of $8.2 million, or 2.2%.

We continue to experience above normal inflation consistent with the industries in which we participate, and we expect to continue to realize higher pricing to more than offset the impact of higher inflation.

Operating profit increased by $65.9 million, or 35.7%, to $250.6 million in 2021 compared to 2020. The increase in operating profit reflected higher operating profit in each of our segments, partially offset by higher corporate costs. Operating profit in 2021 included net restructuring gains of $13.2 million. Operating profit in 2020 included net restructuring charges of $13.2 million and acquisition-related and integration charges of $6.4 million.

2020 compared to 2019

Sales decreased by $291.0 million, or 13.7%, to $1,833.8 million in 2020 compared to 2019. The year-over-year lower sales included:

•	a decrease in core sales of $345.1 million, or 16.2%, reflecting the broad-based impact of the COVID-19 pandemic, partially offset by

•	an increase in sales related to acquisitions of $53.2 million, or 2.5%

Cost of sales decreased by $144.6 million, or 10.4%, to $1,250.7 million in 2020 compared to 2019, primarily reflecting a $173.1 million, or 12.4%, decrease in costs proportionate to the lower sales volumes, and increased productivity of $37.3 million, or 2.7%, partially offset by the impact of acquisitions of $47.0 million, or 3.4%, and unfavorable mix of $24.6 million, or 1.8%.

Selling, general and administrative expenses decreased $36.9 million, or 8.9%, to $378.8 million in 2020 compared to 2019, primarily related to a proportionate decrease of $22.6 million, or 5.4%, due to lower core sales, and savings from prior restructuring actions of $16.4 million, or 3.9%.

Operating profit increased by $131.7 million, or 248.5%, to $184.7 million in 2020, compared to 2019. The increase in operating profit reflected the absence of the $229.0 million asbestos provision, and the $18.9 million environmental provision, together with lower corporate costs. These increases were largely offset by lower operating profit in each of our segments driven by the lower sales. Operating profit in 2020 included net restructuring charges of $13.2 million and acquisition-related and integration charges of $6.4 million. Operating profit in 2019 included restructuring charges of $10.1 million and acquisition-related and integration charges of $2.8 million.

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Comprehensive income

(in millions) For the year ended December 31,	2021	2020	2019
Net income before allocation to noncontrolling interests	$234.4	$166.1	$61.1
Other comprehensive income (loss), net of tax
Currency translation adjustment	(23.0)	16.1	16.7
Changes in pension and postretirement plan assets and benefit obligation, net of tax	88.6	(49.6)	(42.5)

Other comprehensive income (loss), net of tax	65.6	(33.5)	(25.8)

Comprehensive income before allocation to noncontrolling interests	300.0	132.6	35.3
Less: Noncontrolling interests in comprehensive income (loss)	0.6	(0.4)	0.2

Comprehensive income attributable to common shareholders	$299.4	$133.0	$35.1

For the year ended December 31, 2021, comprehensive income before allocation to noncontrolling interests was $300.0 million compared to $132.6 million in 2020. The $167.4 million increase was primarily driven by $68.3 million of higher net income before allocation to noncontrolling interests and a $138.2 million increase primarily related to changes in pension discount rates, coupled with improved asset performance, partially offset by a $39.1 million unfavorable impact of foreign currency translation adjustments, primarily related to the British pound, Canadian dollar and euro.

For the year ended December 31, 2020, comprehensive income before allocation to noncontrolling interests was $132.6 million compared to $35.3 million in 2019. The $97.3 million increase was primarily driven by a $105.0 million of higher net income before allocation to noncontrolling interests, partially offset by a $7.1 million decrease due to changes in pension and postretirement plan assets and benefit obligations.

Aerospace & Electronics

(in millions, except %) For the year ended December 31,	2021	2020	2019
Net sales by product line:
Commercial Original Equipment	$229.4	$226.4	$357.2
Military Original Equipment	239.7	258.7	217.2
Commercial Aftermarket	104.5	93.0	161.4
Military Aftermarket	64.7	72.6	63.0

Total net sales	$638.3	$650.7	$798.8
Cost of sales	$399.6	$428.2	$485.6
Selling, general and administrative (a)	$128.7	$121.8	$123.8

Operating profit	$110.0	$100.7	$189.4
Assets	$604.7	$593.9	$638.1
Backlog	$459.8	$491.2	$567.4
Operating margin	17.2%	15.5%	23.7%

(a)	Selling, general and administrative expense includes net restructuring charges of $6.5 million in 2020.

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2021 compared to 2020

A&E sales decreased $12.4 million, or 1.9%, to $638.3 million in 2021 compared to 2020. The commercial market and military market accounted for 52% and 48%, respectively, of total segment sales in 2021. Sales to OEM and aftermarket customers in 2021 were 73% and 27% of total sales, respectively.

•	Sales of Commercial Original Equipment increased by $3.0 million, or 1.3%, to $229.4 million in 2021 compared to 2020.

•

Sales of Military Original Equipment decreased by $19.0 million, or 7.3%, to $239.7 million in 2021 compared to 2020, primarily reflecting challenging comparisons to particularly strong sales growth during the prior three years.

•

Sales of Commercial Aftermarket increased by $11.5 million, or 12.4%, to $104.5 million in 2021 compared to 2020, primarily reflecting higher demand driven by a rebound in commercial air traffic following the 2020 impact of the COVID-19 pandemic.

•	Sales of Military Aftermarket decreased by $7.9 million, or 10.9%, to $64.7 million in 2021, primarily reflecting particularly strong sales in the prior year.

Cost of sales decreased $28.6 million, or 6.7%, to $399.6 million in 2021 primarily related to increased productivity of $14.0 million, or 3.3%, and improved mix of $12.2 million, or 2.8%.

Selling, general and administrative expense increased $6.9 million, or 5.7%, to $128.7 million in 2021 compared to 2020, primarily related to higher compensation costs of $10.7 million, or 8.8%, offset by restructuring charges $6.5 million, or 5.3%, in 2020, which did not repeat in 2021.

Operating profit increased by $9.3 million, or 9.2%, to $110.0 million in 2021 compared to 2020, primarily as a result of savings from 2020 repositioning actions of $19.0 million, or 18.9%, and productivity benefits of $16.5 million, or 16.4%, largely offset by the impact of lower sales volumes of $21.3 million, or 21.2%.

2020 compared to 2019

A&E sales decreased $148.1 million, or 18.5%, to $650.7 million in 2020 compared to 2019. The commercial market and military market accounted for 49% and 51%, respectively, of total segment sales in 2020. Sales to OEM and aftermarket customers in 2020 were 75% and 25% of total sales, respectively.

•

Sales of Commercial Original Equipment decreased by $130.8 million, or 36.6%, to $226.4 million in 2020 compared to 2019, primarily reflecting lower aircraft build rates as a result of the COVID-19 pandemic, and to a lesser extent, the impact of Boeing’s 737 MAX production pause.

•	Sales of Military Original Equipment increased by $41.5 million, or 19.1%, to $258.7 million in 2020 compared to 2019, primarily reflecting broad-based military demand strength across solutions.

•

Sales of Commercial Aftermarket decreased by $68.4 million, or 42.4%, to $93.0 million in 2020 compared to 2019, primarily reflecting lower sales of commercial spares, and to a lesser extent, lower repair and overhaul sales, as airlines reduced flight schedules in response to the COVID-19 pandemic.

•	Sales of Military Aftermarket increased by $9.6 million, or 15.2%, to $72.6 million in 2020 compared to 2019, primarily reflecting broad-based military demand strength across solutions.

Cost of sales decreased $57.4 million, or 11.8%, to $428.2 million in 2020 compared to 2019, primarily related to a $56.7 million, or 11.7%, decrease in costs proportionate to the lower sales volumes.

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Operating profit decreased by $88.7 million, or 46.8%, to $100.7 million in 2020 compared to 2019, primarily reflecting the impact from lower sales volume, partially offset by productivity, COVID-19 pandemic-related cost reduction actions and repositioning savings.

Process Flow Technologies

(in millions, except %) For the year ended December 31,	2021	2020	2019
Net sales by product line:
Process Valves and Related Products	$717.1	$631.6	$685.1
Commercial Valves	374.2	288.0	332.1
Pumps and Systems	105.3	87.9	100.2

Total net sales	$1,196.6	$1,007.5	$1,117.4
Cost of sales	$791.5	$689.5	$747.0
Selling, general and administrative (a)	$222.6	$217.0	$238.7

Operating profit	$182.5	$101.0	$131.7
Assets	$1,241.4	$1,124.0	$942.1
Backlog	$357.9	$313.4	$267.0
Operating margin	15.2%	10.0%	11.8%

(a)	Selling, general and administrative includes net restructuring gains of $13.2 million in 2021, and net restructuring charges of $6.1 million and $10.5 million in 2020 and 2019, respectively.

2021 compared to 2020

PFT sales increased by $189.1 million, or 18.8%, to $1,196.6 million in 2021 compared to 2020, driven by higher core sales of $143.5 million, or 14.2%, favorable foreign currency translation of $40.6 million, or 4.0% and a benefit from the January 2020 acquisition of Instrumentation & Sampling (“I&S”) of $5.0 million, or 0.5%.

•

Sales of Process Valves and Related Products increased by $85.5 million, or 13.5%, to $717.1 million in 2021 compared to 2020. The increase reflected higher core sales of $66.2 million, or 10.5%, favorable foreign currency translation of $14.3 million, or 2.3%, primarily reflecting the strengthening of the euro against the U.S. dollar, and a benefit from the acquisition of I&S of $5.0 million, or 0.8%. The higher core sales primarily reflected broad based strengthening across chemical, pharmaceutical, and general industrial end markets that continue to recover from the 2020 impact of the COVID-19 pandemic.

•

Sales of Commercial Valves increased by $86.2 million, or 29.9%, to $374.2 million in 2021 compared to 2020 primarily driven by a core sales increase of $60.6 million, or 21.0%, and favorable foreign currency translation of $25.6 million, or 8.9%, as the Canadian dollar and British pound strengthened against the U.S. dollar. The higher core sales reflected higher demand in Canadian non-residential construction markets, and to a lesser extent, higher demand in UK non-residential construction markets.

•

Sales of Pumps and Systems increased by $17.4 million, or 19.8%, to $105.3 million in 2021 compared to 2020, primarily reflecting higher demand from municipal and non-residential construction end markets.

Cost of sales increased $102.0 million, or 14.8%, to $791.5 million in 2021 primarily related to higher volumes of $62.7 million, or 9.1%, increased material, labor and other manufacturing costs of $29.4 million, or 4.3%, and unfavorable foreign currency translation of $27.5 million, or 4.0%, partially offset by increased productivity of $21.9 million, or 3.2%.

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Selling, general and administrative expense increased $5.6 million, or 2.6%, to $222.6 million in 2021, primarily related to higher compensation costs of $17.5 million, or 8.1%, partially offset by a $13.2 million restructuring gain in 2021.

Operating profit increased by $81.5 million, or 80.7%, to $182.5 million in 2021. The increase primarily reflected the $45.2 million, or 44.8%, impact of higher sales volumes, productivity benefits of $24.7 million, or 24.5%, lower restructuring costs of $16.4 million, or 16.2%, which included a gain on the sale of real estate related to prior repositioning actions, and the absence of acquisition-related and integration charges of $6.3 million, or 6.2%, partially offset by other items, net, of $11.1 million, or 11.0%.

2020 compared to 2019

PFT sales decreased by $109.9 million, or 9.8%, to $1,007.5 million in 2020 compared to 2019, driven by lower core sales of $163.9 million, or 14.7%, partially offset by a benefit from the acquisition of I&S of $53.2 million, or 4.8%, and favorable foreign currency translation of $0.8 million, or 0.1%.

•

Sales of Process Valves and Related Products decreased by $53.5 million, or 7.8%, to $631.6 million in 2020 compared to 2019. The decrease reflected lower core sales of $108.5 million, or 15.9%, partially offset by a benefit from the acquisition of I&S of $53.2 million, or 7.8%, and favorable foreign currency translation of $1.8 million, or 0.3%, as the euro strengthened against the U.S. dollar. The core sales decline reflected a broad-based decline in demand related largely to impacts from the COVID-19 pandemic.

•

Sales of Commercial Valves decreased by $44.1 million, or 13.3%, to $288.0 million in 2020 compared to 2019, primarily driven by a core sales decline of $43.2 million, or 13.0%, and unfavorable foreign currency translation of $0.9 million, or 0.3%, as the Canadian dollar weakened against the U.S. dollar. The core sales decline reflected a broad-based decline in demand related to the COVID-19 pandemic across all geographies.

•

Sales of Pumps and Systems decreased by $12.3 million, or 12.3%, to $87.9 million in 2020 compared to 2019. The decrease primarily reflected lower sales to military, industrial, and non-residential construction markets, partially offset by a slight increase in municipal sales.

Cost of sales decreased $57.5 million, or 7.7%, to $689.5 million in 2020 compared to 2019, primarily related to a $95.3 million, or 12.8%, decrease in costs proportionate to the lower sales volumes, and a $22.1 million, or 3.0%, increase in productivity, partially offset by a $47.0 million, or 6.3%, increase in costs related to the acquisition of I&S and $10.4 million, or 1.4%, of unfavorable mix.

Selling, general and administrative expense decreased $21.7 million, or 9.1%, to $217.0 million in 2020 compared to 2019, primarily related to a $14.9 million, or 6.2%, reduction in costs reflecting the impact of the COVID-19 pandemic, lower restructuring costs of $9.6 million, or 4.0%, and repositioning savings of $7.9 million, or 3.3%, partially offset by a $10.2 million, or 4.3%, increase in costs related to the acquisition of I&S.

Operating profit decreased by $30.7 million, or 23.3%, to $101.0 million in 2020 compared to 2019. The decrease primarily reflected the impact from lower sales volume, partially offset by productivity, COVID-19 pandemic-related cost reduction actions and repositioning savings.

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Engineered Materials

(in millions, except %) For the year ended December 31,	2021	2020	2019
Net sales by product line:
FRP—Recreational Vehicles	$102.5	$68.9	$84.5
FRP—Building Products	94.9	83.1	91.9
FRP—Transportation	30.6	23.6	32.2

Total net sales	$228.0	$175.6	$208.6
Cost of sales	$181.3	$134.5	$162.3
Selling, general and administrative	$19.8	$18.4	$19.5

Operating profit	$26.9	$22.7	$26.8
Assets	$220.5	$217.3	$219.6
Backlog	$20.1	$12.8	$9.4
Operating margin	11.8%	12.9%	12.9%

2021 compared to 2020

Engineered Materials sales increased $52.4 million, or 29.8%, to $228.0 million in 2021 compared to 2020, primarily due to higher core sales to recreational vehicle manufacturers, and to a lesser extent, to building product and transportation customers. Core sales increases included end markets recovering from the 2020 impact of the COVID-19 pandemic as well as higher pricing to offset higher raw material costs.

Cost of sales increased $46.8 million, or 34.8%, to $181.3 million in 2021 compared to 2020, primarily related to increased material, labor and other manufacturing costs of $32.4 million, or 24.1%, and $16.2 million, or 12.0%, of increased costs proportionate to the higher sales volumes.

Operating profit increased by $4.2 million, or 18.5%, to $26.9 million in 2021 compared to 2020. The increase primarily reflected the impact of higher sales volumes of $9.5 million, or 41.9%, offset by increased material, labor and other costs of $7.4 million, or 32.6%.

2020 compared to 2019

Engineered Materials sales decreased by $33.0 million, or 15.8%, to $175.6 million in 2020 compared to 2019.

•	Sales of FRP panels to RV manufacturers decreased by $15.6 million, or 18.5%, to $68.9 million in 2020, reflecting lower RV industry production rates.

•

Sales of FRP to building products customers decreased $8.8 million, or 9.6%, to $83.1 million in 2020, reflecting lower demand from customers, particularly restaurants, due to the impact of the COVID-19 pandemic.

•	Sales of FRP to transportation customers decreased $8.6 million, or 26.7%, to $23.6 million in 2020, primarily reflecting lower trailer industry production rates.

Cost of sales decreased $27.8 million, or 17.1%, to $134.5 million in 2020 compared to 2019, primarily related to a $21.1 million, or 13.0%, decrease in costs proportionate to the lower sales volumes, a decrease in material, labor and other costs of $4.6 million, or 2.8%, and increased productivity of $2.7 million, or 1.7%.

Operating profit decreased by $4.1 million, or 15.3%, to $22.7 million in 2020 compared to 2019, primarily reflecting the impact from the lower sales volume, partially offset by productivity.

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Corporate

(in millions) For the year ended December 31,	2021	2020	2019
Corporate expense	$(68.8)	$(39.7)	$(47.0)
Corporate — Asbestos provision, net	—	—	(229.0)
Corporate — Environmental provision, net	—	—	(18.9)

Total Corporate expense	$(68.8)	$(39.7)	$(294.9)
Acquisition-related and integration charges (a)	$—	$0.1	$2.2

(a)	Acquisition-related and integration charges are included in Corporate expense

Total Corporate expense increased by $29.1 million, or 73.3%, in 2021 compared to 2020, primarily related to higher compensation and benefit costs of $12.0 million, or 30.2%, and transaction related expenses of $8.2 million, or 20.7%.

Total Corporate expense was lower by $255.2 million in 2020 compared to 2019, primarily due to the absence of a pre-tax asbestos provision, net of insurance recoveries of $229.0 million and a pre-tax environmental provision, net of reimbursements of $18.9 million.

Interest and Miscellaneous Income, net

(in millions) For the year ended December 31,	2021	2020	2019
Interest income	$1.3	$2.0	$2.3
Interest expense	$(5.1)	$(13.5)	$(2.4)
Related party interest income	$16.1	$15.9	$15.1
Miscellaneous income, net	$14.4	$10.2	$3.8

Interest expense decreased $8.4 million, or 62.2%, in 2021, resulting from the repayment of the 2020 364-Day Credit Agreement in April 2021 and lower amounts outstanding under the commercial paper facility beginning in the second quarter of 2021. Miscellaneous income, net, increased $4.2 million, or 41.2%, primarily reflecting a gain on sale of a property.

Interest expense increased $11.1 million, or 462.5%, in 2020 primarily related to additional debt associated with the 2020 364-Day Credit Agreement. Miscellaneous income, net increased $6.4 million, or 168.4%, primarily reflecting a higher net periodic pension benefit resulting from non-service pension cost adjustments related to a decrease in interest costs.

Income Tax

(in millions, except %) For the year ended December 31,	2021	2020	2019
Income before tax — U.S.	$141.0	$91.9	$(66.1)
Income before tax — non-U.S.	136.3	107.4	137.9

Income before tax — worldwide	$277.3	$199.3	$71.8

Provision for income taxes	$42.9	$33.2	$10.7

Effective tax rate	15.5%	16.7%	14.9%

Our effective tax rate is affected by a number of items, both recurring and discrete, including the amount of income we earn in different jurisdictions and their respective statutory tax rates, acquisitions and dispositions, changes in the valuation of our deferred tax assets and liabilities, changes in tax laws, regulations and accounting principles, the continued availability of statutory tax credits and deductions, and examinations initiated by tax

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authorities around the world. See “Application of Critical Accounting Estimates” in this section of the information statement for additional information about our provision for income taxes. A reconciliation of the statutory U.S. federal tax rate to our effective tax rate is set forth in Note 10, “Income Taxes” in the notes to the supplemental audited combined financial statements of Crane Company.

Liquidity and Capital Resources

(in millions) For the year ended December 31,	2021	2020	2019
Net cash (used for) provided by:
Operating activities	$209.6	$157.7	$287.9
Investing activities	18.3	(219.5)	(44.2)
Financing activities	(250.8)	183.0	(233.6)
Effect of exchange rates on cash and cash equivalents	(5.7)	14.5	1.8

(Decrease) increase in cash and cash equivalents	$(28.6)	$135.7	$11.9

Our operating philosophy to deploy cash provided from operating activities, when appropriate, to provide value to shareholders by reinvesting in existing businesses, by making acquisitions that will strengthen and complement our portfolio, by divesting businesses that are no longer strategic or aligned with our portfolio and where such divestitures can generate capacity for strategic investments and initiatives that further optimize our portfolio, and by paying dividends and/or repurchasing shares. At any given time, and from time to time, we may be evaluating one or more of these opportunities, although we cannot assure you if or when we will consummate any such transaction.

Our current cash balance, together with cash we expect to generate from future operations along with other sources of liquidity, is expected to be sufficient to finance our short- and long-term capital requirements, as well as to fund payments associated with our environmental liabilities and expected pension contributions. In addition, we believe that if we have investment grade credit ratings following the spin-off, those ratings would aid us with any potential access to public and private debt markets. We cannot assure you what our credit ratings will be following consummation of the spin-off or at any time in the future.

Crane Holdings, Co. is the borrower under a $650 million, 5-year Revolving Credit Agreement, which was entered into in July 2021 and replaced the existing $550 million revolving credit facility. The CP Program that Crane Holdings, Co. maintains was also increased to permit the issuance of short-term, unsecured commercial paper notes in an aggregate principal amount outstanding not to exceed $650 million at any time (up from $550 million, previously). In August 2022, Crane Holdings, Co. entered into the 364-Day Credit Agreement and borrowed the Term Loans in an aggregate principal amount of $400 million under the 364-Day Credit Agreement.

On April 15, 2021, we repaid the amount outstanding under the 2020 364-Day Credit Agreement which we entered into to enhance financial flexibility and maintain maximum liquidity in response to the uncertainty in the global markets resulting from the COVID-19 pandemic.

See Note 14, “Financing,” in the notes to supplemental audited combined financial statements of Crane Company for further details regarding our financing arrangements.

Cash Flows – Nine Months Ended September 30, 2022 and 2021

[●]

Cash Flows – Years Ended December 31, 2021, 2020 and 2019

Operating Activities

Cash provided by operating activities, a key source of our liquidity, was $209.6 million in 2021, compared to $157.7 million in 2020. The increase in cash provided by operating activities was primarily driven by higher net

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income, partially offset by higher asbestos-related payments. Net asbestos-related payments in 2021 and 2020 were $44.9 million and $31.1 million, respectively. See Note 17, “Subsequent Events,” in the notes to the supplemental audited combined financial statements of Crane Company for further discussion of asbestos.

Cash provided by operating activities was $157.7 million in 2020, compared to $287.9 million in 2019. The decrease in cash provided by operating activities was primarily driven by lower operating results, partially offset by lower working capital levels. Net asbestos-related payments in 2020 and 2019 were $31.1 million and $41.5 million, respectively.

Investing Activities

Cash flows relating to investing activities consist primarily of cash used for acquisitions, capital expenditures and cash provided by divestitures of businesses or assets. Cash provided by investing activities was $18.3 million in 2021, compared to cash used for investing activities of $219.5 million in 2020. The decrease in cash used for investing activities was driven by the acquisition of I&S in 2020 for $169.2 million. In addition, there was $30 million of net proceeds from the sale of marketable securities in 2021 compared to $30 million of cash used for the purchase of marketable securities in 2020. Capital expenditures are made primarily for increasing capacity, replacing equipment, supporting new product development and improving information systems. We expect capital expenditures of approximately $40 million in 2022.

Cash used for investing activities was $219.5 million in 2020, compared to $44.2 million in 2019. The increase in cash used for investing activities was driven by the acquisition of I&S in 2020 for $169.2 million. The increase also related to net cash used to purchase marketable securities of $30 million, partially offset by lower capital expenditures resulting from deferring certain capital expenditures in response to the COVID-19 pandemic.

Financing Activities

Financing cash flows consist primarily of repayments of indebtedness, proceeds from the issuance of long-term debt and commercial paper and proceeds from the issuance of common stock. Cash used for financing activities was $250.8 million in 2021, compared to cash provided by financing activities of $183.0 million in 2020. The increase in cash used for financing activities was driven by the $348.1 million repayment of the outstanding amount under the 2020 364-Day Credit Agreement in 2021, compared to proceeds of $343.9 million received from the same 2020 364-Day Credit Agreement in 2020, partially offset by transfers between the parent.

Cash provided by financing activities was $183.0 million in 2020, compared to cash used for financing activities of $233.6 million in 2019. The increase in cash provided by financing activities was driven by $343.9 million of borrowings under the 2020 364-Day Credit Agreement, partially offset by $122.2 million of net repayments of commercial paper in 2020 compared to $149.4 million of net proceeds of commercial paper in 2019.

Contractual Obligations

Under various agreements, we are obligated to make future cash payments in fixed amounts. These include payments under our long-term debt agreements and rent payments required under operating lease agreements. The following table summarizes our fixed cash obligations as of December 31, 2021:

	Payment due by Period
(in millions)	Total	2022	2023 -2024	2025 -2026	2027 and after
Operating lease payments	82.3	16.0	27.3	16.7	22.3
Purchase obligations	182.7	148.2	27.1	4.3	3.1
Pension and postretirement benefits (a)	525.4	50.9	101.1	106.6	266.8
Other long-term liabilities reflected on Consolidated Balance Sheets (b)	—	—	—	—	—

Total	$790.4	$215.1	$155.5	$127.6	$292.2

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(a)

Pension benefits are funded by the respective pension trusts. The postretirement benefit component of the obligation is approximately $0.5 per year for which there is no trust and will be directly funded by us. Pension benefits are included through 2029.

(b)

As the timing of future cash outflows is uncertain, the following long-term liabilities (and related balances) are excluded from the above table: Long-term asbestos liability ($549.8), long-term environmental liability ($25.8) and gross unrecognized tax benefits ($21.4) and related gross interest and penalties ($3.4).

Application of Critical Accounting Estimates

The supplemental audited combined financial statements of Crane Company are prepared in accordance with GAAP. Our significant accounting policies are more fully described in Note 1, “Nature of Operations and Significant Accounting Policies” in the notes to the supplemental audited combined financial statements of Crane Company. Certain accounting policies require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. On an ongoing basis, we evaluate our estimates and assumptions, and the effects of revisions are reflected in the financial statements in the period in which they are determined to be necessary. For a discussion of Critical Accounting Estimates applicable to the audited consolidated financial statements of Crane, which are substantially similar to those applicable to the supplemental audited combined financial statements of Crane Company, please see the section of this information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crane—Application of Critical Accounting Estimates.” Additionally, the critical accounting estimate described below pertains directly to the supplemental audited combined financial statements of Crane Company.

Corporate Allocations

The Company has historically operated as part of Crane and not as a stand-alone company. Accordingly, certain shared costs including treasury, tax, accounting, human resources, audit, legal purchasing information technology and other such services have been allocated to the Company and are reflected as expenses in the accompanying financial statements. These expenses have been allocated based on several utilization measures including headcount, proportionate usage, and relative net sales. All such amounts have been deemed to have been incurred and settled by Crane Company in the period in which the costs were recorded.

Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Company for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company had operated as a separate stand-alone entity. The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for more or fewer employees or other factors. Management does not believe that it is practicable to estimate what these expenses would have been had Crane Company operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Please refer to Note 2, “Related Parties” in the notes to supplemental audited combined financial statements of Crane Company for a description of the Company’s corporate allocations and related-party transactions.

The allocated functional service expenses and general corporate expenses for the years ended December 31, 2021, 2020, and 2019 were $62.2 million, $37.6 million, and $49.0 million, respectively, and are included in “Selling, general and administrative” in the supplemental audited combined statements of operations of Crane Company.

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MANAGEMENT

Executive Officers and Directors Following the Spin-Off

Executive Officers

Following the spin-off, Crane Company will be an independent, publicly traded company. The following table sets forth information regarding individuals who are expected to serve as Crane Company’s executive officers, including their positions after the spin-off, and is followed by biographies of each such executive officer. While some of Crane Company’s executive officers are currently officers and employees of Crane Holdings, Co., after the spin-off, none of these individuals will be employees or officers of Crane NXT. The information set forth below is as of August 30, 2022.

Name	Age	Position
Max H. Mitchell	58	President and Chief Executive Officer
Richard A. Maue	51	Senior Vice President and Chief Financial Officer
Anthony M. D’Iorio	58	Senior Vice President, General Counsel and Secretary
Alejandro Alcala	47	Senior Vice President
[TBD]	[●]	[●]

Max H. Mitchell

Max H. Mitchell was appointed President and Chief Executive Officer and a Director of Crane in January 2014. Mr. Mitchell has been with Crane since 2004, in previous roles as President of Crane’s Fluid Handling Group, Executive Vice President and Chief Operating Officer for all of Crane, and President and Chief Operating Officer.

Before joining Crane, Mr. Mitchell served in various operating roles for the Pentair Tool Group and divisions within the Danaher Corporation. Mr. Mitchell began his career with the Ford Motor Company in finance and operations. Mr. Mitchell, a native of Pittsburgh, obtained his MBA in Finance from the University of Pittsburgh, Katz Graduate School of Business and his BA from Tulane University. He is on the Board of Directors of Lennox International, Inc., a member of the G100, on the Board of Trustees of Manufacturing Alliance for Productivity and Innovation, and previously served on the Board of the Valve Manufacturing Association of America.

Richard A. Maue

Richard A. Maue joined Crane as Vice President, Controller & Chief Accounting Officer in August 2007. He served in that capacity until May 2010, when he became Co-Chief Financial Officer. In January 2013, Mr. Maue was promoted to Vice President, Finance & Chief Financial Officer, assuming full responsibility for all finance functions at Crane. In January 2019, Mr. Maue was promoted to Senior Vice President, and in March 2019, he also assumed segment leadership responsibility for Crane’s A&E segment.

Prior to joining Crane, Mr. Maue worked at Paxar Corporation as Vice President, Controller and Chief Accounting Officer. Prior to Paxar, Mr. Maue worked at Protiviti, Inc. as a Director in their Internal Audit Practice. Mr. Maue started his career in the audit and business advisory practice at Arthur Andersen.

Anthony M. D’Iorio

Anthony M. D’Iorio joined Crane in 2005 as Assistant General Counsel and Assistant Secretary, was promoted to Deputy General Counsel in 2013 and was appointed to his current position in February 2018. Prior to joining Crane, Mr. D’Iorio served as Vice President, General Counsel and Secretary of ALSTOM Inc., the U.S.

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subsidiary of French based ALSTOM SA, serving the energy and transportation markets (1998-2004), and practiced law in New York City at Hughes Hubbard & Reed, LLP (1995-1998) and Mudge Rose Guthrie Alexander & Ferdon (1988-1995).

Alejandro Alcala

Alejandro Alcala joined Crane in 2013 as President of Crane Pumps & Systems. Mr. Alcala served in that capacity until 2014, when he was promoted to President of Crane ChemPharma & Energy. In March 2020, Mr. Alcala was promoted to Senior Vice President, Crane. Mr. Alcala is responsible for overseeing Crane’s PFT segment, as well as the Regional Presidents (China, India and the Middle East & Africa).

Prior to Crane, Mr. Alcala had a successful career with Eaton Corporation holding various operations and strategic marketing positions. Mr. Alcala completed dual Bachelors of Science degrees in Mechanical and Electrical Engineering, graduating from Instituto Tecnologico Y De Estudios Superiores De Monterey in Monterey Mexico. Mr. Alcala later completed an MBA from the Ross School of Business at the University of Michigan.

[TBD]

[●]

Directors

The following table sets forth information with respect to those persons who are expected to serve on Crane Company’s Board of Directors following the completion of the spin-off, and is followed by biographies of each such individual. The nominees have been elected by Crane Company’s sole stockholder, Crane Holdings, Co., to serve on Crane Company’s Board of Directors effective as of the spin-off. The information set forth below is as of [●].

Name	Age	Title
[TBD]	[●]	[●]

[Director Biographies TBD]

Board Committees

Effective upon the completion of the spin-off, Crane Company’s Board of Directors is expected to have four standing committees: an Audit Committee, a Management Organization and Compensation Committee, a Nominating and Governance Committee and an Executive Committee. The principal functions of each committee are briefly described below. Crane Company intends to comply with the listing requirements and other rules and regulations of the NYSE, or a comparable public market, as amended or modified from time to time, with respect to each of these committees and each of these committees will be comprised exclusively of independent directors. Additionally, Crane Company’s Board of Directors may, from time to time, establish other committees to facilitate Crane Company’s Board of Directors’ oversight of management of the business and affairs of Crane Company.

Audit Committee

The Audit Committee will be Crane Company’s Board of Directors’ principal agent in fulfilling legal and fiduciary obligations with respect to matters involving Crane Company’s accounting, auditing, financial reporting, internal control, legal compliance functions and conflicts of interest. The Audit Committee is expected

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to have the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors. All members of the Audit Committee will meet the independence and expertise requirements of the NYSE, and all will qualify as “independent” under the provisions of SEC Rule 10A-3. In addition, the Audit Committee will include members that Crane Company’s Board of Directors determines to be “audit committee financial experts” as defined in regulations of the SEC.

Management Organization and Compensation Committee

The duties of the Management Organization and Compensation Committee are expected to include: coordinating the annual evaluation of the Chief Executive Officer; recommending to Crane Company’s Board of Directors all actions regarding compensation of the Chief Executive Officer; approving the compensation of other executive officers and reviewing the compensation of other officers and business unit presidents; reviewing director compensation; administering the annual incentive compensation plans and stock incentive plan; reviewing and approving any significant changes in or additions to compensation policies and practices, including benefit plans; and reviewing management development and succession planning policies. All members of the Management Organization and Compensation Committee will meet the independence requirements of the NYSE.

Nominating and Governance Committee

The duties of the Nominating and Governance Committee are expected to include developing criteria for selection of and identifying potential candidates for service as directors, policies regarding tenure of service and retirement for members of the Board of Directors and responsibility for and oversight of corporate governance matters, including director independence. All members of the Nominating and Governance Committee will meet the independence requirements of the NYSE.

Executive Committee

Crane Company’s Board of Directors is also expected to establish an Executive Committee, which will meet when a quorum of the full Board of Directors cannot be readily convened. The Executive Committee is expected to have the authority to exercise any of the powers of the Board of Directors, except for approving an amendment of Crane Company’s amended and restated certificate of incorporation or amended and restated by-laws; adopting an agreement of merger or sale of all or substantially all of Crane Company’s assets or dissolution of Crane Company; filling vacancies on the Board of Directors or any committee thereof; or electing or removing officers.

Family Relationships

There are no family relationships among any of Crane Company’s directors or executive officers.

Corporate Governance Guidelines

Crane Company’s Board of Directors is expected to adopt corporate governance guidelines (the “Corporate Governance Guidelines”) that will provide a framework for the effective governance of the Company. The Corporate Governance Guidelines will address matters such as Crane Company’s Board of Directors’ duties, director independence, director responsibilities, board structure and operation, director criteria and qualifications, board succession planning, board compensation, management evaluation and development, board orientation and training.

Director Independence

Crane Company’s Board of Directors will annually determine the independence of each director and nominee for election as a director under the NYSE’s, or a comparable public market’s, independence standards and the Corporate Governance Guidelines. A majority of Crane Company’s Board of Directors will be comprised of independent directors upon completion of the spin-off.

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Director Qualification Standards

The charter of the Nominating and Governance Committee of Crane Company’s Board of Directors, which is expected to be adopted in connection with the spin-off, will provide that the Nominating and Governance Committee identify and recommend to Crane Company’s Board of Directors nominees for election to, or for filling any vacancy on, Crane Company’s Board of Directors in accordance with Crane Company’s amended and restated by-laws, the Corporate Governance Guidelines and such committee’s charter. The Nominating and Governance Committee may also consider such other factors as it may deem to be in the best interests of Crane Company and its stockholders. The Nominating and Governance Committee is expected to periodically review the requisite skills, expertise, diversity and other characteristics of board members. Crane Company believes it appropriate and important that at least one key member of Crane Company’s management participate as a member of Crane Company’s Board of Directors. In appropriate circumstances, this number may be increased.

Whenever the Nominating and Governance Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to Crane Company’s Board of Directors is required or advisable, it will consider recommendations from directors, management, stockholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by stockholders in the same manner as nominees recommended from other sources.

In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of Crane Company’s Board of Directors and the qualifications of the candidate. A stockholder proposing to nominate a director must provide certain information about the nominating stockholder and the director nominee, including the following information, and must update such information as of the record date for the meeting:

•

the number of shares of Crane Company stock, including details regarding any derivative securities, held by the nominating stockholder and the director nominee and any of their respective affiliates or associates;

•

a description of any agreement regarding how the director nominee would vote, if elected, on a particular matter, including a representation that there are no other understandings, obligations or commitments;

•

a description of any agreement with respect to compensation as a director from any person other than Crane Company, including a representation that there are no other understandings, obligations or commitments;

•	a representation that the director nominee will comply with all publicly disclosed Crane Company Board of Directors’ policies, including those relating to confidentiality;

•	a completed questionnaire similar to the one required of existing directors, a copy of which the Corporate Secretary will provide upon request;

•	a description of any material interest the nominating stockholder has in any such nomination; and

•	any other information about the proposed candidate that would, under the SEC’s proxy rules, be required to be included in Crane Company’s proxy statement if the person were a nominee.

Such notice will be required to also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected. A complete description of the requirements relating to a stockholder nomination will be set forth in Crane Company’s amended and restated by-laws.

Role of Crane Company’s Board of Directors in Risk Oversight

Crane Company’s Board of Directors recognizes its duty to assure itself that Crane Company has effective procedures for assessing and managing risks to Crane Company’s operations, financial position and reputation, including compliance with applicable laws and regulations. It is expected that Crane Company’s Board of

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Directors will charge its Audit Committee with responsibility for monitoring Crane Company’s processes and procedures for risk assessment, risk management and compliance, which includes receiving regular reports on environmental remediation activities, and on any violations of law or company policies and resultant corrective action. It is expected that the Audit Committee will receive presentations regarding these matters from management at each in-person meeting (at least quarterly). It is expected that Crane Company’s Director of Compliance and Ethics, as well as the Chief Audit Executive, will have regular independent communications with the Audit Committee. It is expected that the Chair of the Audit Committee will report any significant matters to Crane Company’s Board of Directors as part of his or her reports on the Audit Committee’s meetings and activities.

It is expected that Crane Company’s Board of Directors will receive an annual presentation by management on Crane Company’s risk management practices. It is also expected that Crane Company’s Board of Directors also will receive reports from management at each meeting regarding operating results, pending and proposed acquisition and divestiture transactions (each of which must be approved by Crane Company’s Board of Directors before completion), capital expenditures (material capital expenditures require Crane Company Board of Directors’ approval) and other matters.

In addition, the Management Organization and Compensation Committee of Crane Company’s Board of Directors will establish a process for assessing the potential that Crane Company’s compensation plans and practices may encourage executives to take risks that are reasonably likely to have a material adverse effect on Crane Company.

Coordination Among Board Committees Regarding Risk Oversight

AUDIT COMMITTEE	MANAGEMENT ORGANIZATION AND COMPENSATION COMMITTEE	NOMINATING AND GOVERNANCE COMMITTEE

• Financial reporting risk • Legal and compliance risk • Selection, performance assessment and compensation of the independent auditor • Cybersecurity risk • Fraud risk • Environmental risk

•  Performance assessment and compensation of the CEO and other executive officers

•  Management succession planning and intellectual capital development

•  Risk review of incentive compensation arrangements

• Governance risk • Independence of directors • Board succession planning • Board and committee performance evaluation

Code of Business Conduct and Ethics

Upon the completion of Crane Company’s spin-off from Crane, Crane Company’s Board of Directors will adopt a code of business conduct and ethics (the “Code of Business Conduct and Ethics”) that applies to Crane Company’s directors, officers and employees. The Code of Business Conduct and Ethics will cover many areas of professional ethical conduct to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in Crane Company’s SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of law or the code to appropriate persons identified in the Code of Business Conduct and Ethics; and

•	accountability for adherence to the Code of Business Conduct and Ethics, including fair process by which to determine violations.

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Any waiver of the Code of Business Conduct and Ethics for Crane Company’s directors or executive officers must be approved by a majority of Crane Company’s independent directors, and any such waiver shall be disclosed as required by law.

Compensation Committee Interlocks and Insider Participation

During Crane’s fiscal year ended 2021, Crane Company was not an independent company and therefore did not have a Management Organization and Compensation Committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as Crane executive officers and who are expected to serve as Crane Company executive officers after the spin-off were made by Crane Holdings, Co., as described in the section of this information statement entitled “Compensation Discussion and Analysis.”

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Crane Company is currently a wholly-owned subsidiary of Crane Holdings, Co., and its Management Organization and Compensation Committee has not yet been formed. Decisions regarding the past compensation for Crane Company’s named executive officers while they were employed by Crane were made, as applicable, by Crane’s senior management or the Crane Holdings, Co. Compensation Committee. After the distribution, Crane Company’s executive compensation programs, policies and practices for its executive officers will be established by its Management Organization and Compensation Committee.

For purposes of this Compensation Discussion and Analysis and the following executive compensation tables, the individuals referred to as the “named executive officers” (or “NEOs”) are Crane Company’s Chief Executive Officer, Chief Financial Officer and, of the other individuals designated as Crane Company’s executive officers, the three most highly compensated based on 2021 compensation from Crane. The individuals designated as Crane Company’s named executive officers are listed below.

•	Max H. Mitchell, President and Chief Executive Officer

•	Richard A. Maue, Senior Vice President and Chief Financial Officer

•	Anthony M. D’Iorio, Senior Vice President, General Counsel and Secretary

•	Alejandro Alcala, Senior Vice President

•	[TBD], [TBD]

The following sections of this Compensation Discussion and Analysis describe Crane’s executive compensation philosophy, executive compensation program elements and certain of Crane’s executive compensation plans, policies and practices, as well as, to the extent known, certain aspects of Crane Company’s anticipated compensation structure following the distribution.

•	Section 1 – Crane Compensation Philosophy and Principles

•	Section 2 – Principal Elements of Crane’s Executive Compensation Program

•	Section 3 – Compensation Decision-Making Process

•	Section 4 – Policies and Practices Related to Crane’s Executive Compensation Program

•	Section 5 – Going Forward Crane Company Compensation Arrangements

Section 1 – Crane Compensation Philosophy and Principles

The Crane Holdings, Co. Compensation Committee is firmly committed to implementing a compensation program that aligns management and stockholder interests, encourages executives to drive sustainable stockholder value creation and helps retain key personnel. This core philosophy is embedded in the following principles, which guide all aspects of Crane’s compensation program:

Crane believes that compensation should be directly linked to performance and highly correlated to stockholder value. The principles that guide Crane’s decisions involving executive compensation are that compensation should be:

1.	Based on performance: overall performance of Crane; performance of the executive’s business unit, as applicable; and individual performance of the executive.

2.	Aligned with the annual operating plan and longer term strategic plans and objectives to build sustainable value for stockholders.

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3.	Competitive given relevant and appropriate market conditions in order to attract and retain highly qualified executives.

4.

Consistent with high standards of corporate governance and designed to avoid encouraging executives to take risks that are reasonably likely to have a material adverse effect on Crane or to behave in ways that are inconsistent with Crane’s objectives, values, and standards of behavior.

Crane designs its performance-based incentive compensation so that variation in performance will result in meaningful variation in the earned compensation paid to its named executive officers and other key executives. Thus, actual compensation amounts will vary above or below targeted levels depending on the performance of Crane and/or the business unit and achievement of individual performance goals.

Section 2 – Principal Elements of Crane’s Executive Compensation Program

The following table summarizes the principal elements of Crane’s executive officer compensation program.

Compensation Element	Principal Objectives	Key Characteristics

Base Salary	To provide a fixed amount for performing the duties and responsibilities of the position	• Determined based on overall performance, level of responsibility, competitive compensation data and comparison to other company executives

Annual Incentive Plan	To motivate executive officers to achieve annual financial performance goals	• Payment based on achievement of business unit and company-wide performance goals relative to annual pre-established targets

Performance-Based Restricted Share Units (“PRSUs”)*	To motivate executive officers to drive long-term profitable growth

•  Number of shares actually earned based on relative total stockholder return (share price appreciation plus reinvested dividends) (“TSR”)

•  Earned shares vest upon conclusion of the three-year performance period

Stock Options	To attract and retain executive officers and align their interests with long-term stockholder interests	• Grants vest ratably over four years • Value realized dependent on company stock price appreciation

Time-Based Restricted Share Units (“TRSUs”)	To retain executive officers and drive profitable growth	• Grants vest ratably over four years • Value realized varies with company stock price performance

*	PRSUs and TRSUs may be collectively referred to in this information statement as “RSUs” or “restricted share units.”

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Base Salary

Base salary is fixed compensation paid to each executive for performing normal duties and responsibilities. Crane determines the amount at the date of hire based on competitive market data, current salary levels within the company and the salary level needed to attract the particular executive. Crane reviews and determines the amount annually based on the executive’s overall performance, competitive compensation data, level of responsibility and comparison to other Crane executives.

2021 Base Salaries for Named Executive Officers

The following table sets forth the base salary of each of Crane’s named executive officers as of December 31, 2021, who are expected to serve as Crane Company executive officers after the spin-off.

Named Executive Officer	Base Salary as of December 31, 2021
M. H. Mitchell	$1,200,000
R. A. Maue	$685,568
A. M. D’Iorio	$500,036
A. Alcala	$468,595
[TBD]	[TBD	]

Annual Incentive Compensation

Crane pays its executive officers cash bonuses based on the attainment of company and business unit performance goals established in January and an assessment of individual performance conducted at the end of the year. Early in a given year, the Crane Holdings, Co. Compensation Committee establishes and approves the annual target bonus objectives and award opportunities for each NEO, subject to review and approval by Crane Holdings, Co.’s Board of Directors in the case of its Chief Executive Officer.

In making determinations about performance targets, the Crane Holdings, Co. Compensation Committee considers a variety of factors, including financial elements of the annual operating plan, comparison to prior year results, the general business outlook for the coming year, the opinions of analysts who follow Crane and its diversified industrial manufacturing peers.

Crane Holdings, Co.’s Chief Executive Officer and other officers participate in the discussions regarding annual incentive objectives so they can provide their input and understand the expectations of each incentive plan component. Each participating executive receives a confirmation of his or her annual bonus objectives and payout range after it has been approved by the Crane Holdings, Co. Compensation Committee (or by Crane Holdings, Co.’s Board of Directors, in the case of the Chief Executive Officer). Annual Incentive Plan (as defined below) objectives are not modified during the year, although the Crane Holdings, Co. Compensation Committee may determine to exclude certain special items impacting earnings from continuing operations per diluted share (“EPS”) or free cash flow, either known at the beginning of the year or occurring during the year.

The Crane Holdings, Co. Compensation Committee reviews the performance results for the Crane annual incentive plan (the “Annual Incentive Plan”), including Crane and business unit results and individual performance, at its regularly scheduled January meeting, which is generally the first meeting following the end of Crane Holdings, Co.’s fiscal year, in order that full-year performance may be considered. Based on this review, the Crane Holdings, Co. Compensation Committee determines and approves the annual cash bonuses for each of its executive officers.

For annual bonus and long-term stock-based compensation, the Crane Holdings, Co. Compensation Committee calibrates award values for targeted performance by reference to the 50th percentile of the market data for

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similarly sized companies, recognizing that the competitive range of the median is +/- 15% of the benchmarking data. Within that range, the competitive positioning for individual executives may vary above or below the median based on factors such as tenure, experience, proficiency in role and criticality to the organization. As noted above, the Crane Holdings, Co. Compensation Committee may determine to increase or decrease long-term stock-based compensation based on Crane and/or individual performance during the previous year, Crane Holdings, Co.’s stock price relative to historical stock price trends, availability of shares in Crane’s 2018 Amended and Restated Stock Incentive Plan (“2018 Stock Incentive Plan”) and other factors.

2021 Annual Incentive Objectives for Named Executive Officers

In 2021, the NEOs participated in the Annual Incentive Plan. Performance metrics for 2021 consisted of EPS and free cash flow (each as adjusted for special items by the Crane Holdings, Co. Compensation Committee for bonus calculation purposes under the Annual Incentive Plan, and which adjustments may in some cases differ from the adjustments made for reporting purposes), weighted 75% / 25% respectively, for the Chief Executive Officer and other corporate NEOs. In addition to the targeted performance goals, for each performance metric, the Crane Holdings, Co. Compensation Committee set minimum threshold and maximum cap values, so that actual payouts could range from 0% to 200% of the target award amounts.

In January 2021, the Crane Holdings, Co. Compensation Committee established an EPS target of $5.22 to align with Crane’s annual operating plan. The Crane Holdings, Co. Compensation Committee also established a payout range for EPS from $4.18 (0% payout) to $6.26 (200% payout). For free cash flow, the Crane Holdings, Co. Compensation Committee established a target of $267.1 million with a payout range from $187 million (0% payout) to $347.2 million (200% payout). Actual performance compared to annual incentive objectives for this group were as follows:

Corporate Objectives	Target ($)	Actual ($)	Performance relative to Target	Weight	Calculated Payout (%)
Adjusted EPS	5.22	7.08	200%	75%	150%
Adjusted free cash flow	267.1M	455M	200%	25%	50%
Weighted payout %					200%

2021 Performance Targets and Bonuses for Operations NEO

For Mr. Alcala, a Senior Vice President who had responsibility at Crane for certain business operations, such as the PFT segment and operations in China, India and the Middle East & Africa, performance metrics for 2021 were operating profit (70% of target bonus) and free cash flow (30% of target bonus) based on results of the businesses for which he was responsible. While Mr. Maue had operational responsibility at Crane for the A&E segment, his bonus was based solely on his performance as Chief Financial Officer of Crane and not his operational responsibilities.

The performance metrics approved by the Crane Holdings, Co. Compensation Committee for Mr. Alcala were aggregate operating profit of the PFT segment, with a target of $132.1 million (100% payout) and a payout range from $105.5 million (0% payout) to $158.7 million (200% payout), and aggregate free cash flow from such businesses, with a target of $86.4 million (100% payout) and a payout range from $68.5 million (0% payout) to $104.1 million (200% payout). Actual performance for Mr. Alcala’s businesses compared to these annual incentive objectives are set forth in the tables immediately below.

Operations Objectives—A. Alcala (Process Flow Technologies)	Target ($)	Actual ($)	Performance relative to Target	Weight	Calculated Payout (%)
Operating profit	132.1M	177.3M	200%	70%	140%
Free cash flow	86.4M	115.3M	200%	30%	60%
Weighted payout %					200%

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2021 Named Executive Officers’ Bonuses

In January 2022, the Crane Holdings, Co. Compensation Committee reviewed management’s reports on the performance of Crane, the relevant business units and the individual NEOs in 2021 against the relevant bonus objectives. In considering Crane’s performance, and consistent with past practice, the Crane Holdings, Co. Compensation Committee excluded certain special items as reported from earnings per share and free cash flow. The calculations resulted in a corporate percentage payout of 200% (for Mr. Alcala, see “Section 2: Principal Elements of Crane’s Executive Compensation Program—2021 Performance Targets and Bonuses for Operations NEO” in this section of the information statement).

The approved Crane payout percentages and cash bonuses for 2021 are as follows:

Named Executive Officer	Bonus Target (% of Salary)	Bonus Target ($)	Payout (%)	Bonus Paid ($)
M. H. Mitchell	120%	1,440,000	200	2,880,000
R. A. Maue	75%	514,176	200	1,028,352
A. M. D’Iorio	70%	350,025	200	700,050
A. Alcala	70%	328,017	200	656,033
[TBD]

Long-Term Equity Incentive Compensation

The 2018 Stock Incentive Plan is used to provide long-term incentive compensation through stock options and PRSUs, as well as retention of employees through TRSUs. Crane believes that employees approach their responsibilities more like owners as their holdings of, and potential to own, stock increase.

The Crane Holdings, Co. Compensation Committee determined an overall target dollar value for long-term equity incentive awards for the NEOs in 2021. In determining these amounts, the Crane Holdings, Co. Compensation Committee considered the competitive market data compiled by Frederic W. Cook & Co., Inc. (“FW Cook”), Crane and individual performance in 2020 and Crane’s historical grant practices, including the number of shares and the fair market value of the stock. The Crane Holdings, Co. Compensation Committee then allocated the total target dollar amount among the applicable award types, as follows: for Mr. Mitchell, 55% as PRSUs, 25% as stock options and 20% TRSUs; and for each of the other NEOs, 50% as PRSUs, 25% as stock options, and 25% as TRSUs. To determine the target number of PRSUs and the number of stock options and TRSUs, the Crane Holdings, Co. Compensation Committee divided the applicable dollar amount by the closing price of Crane Holdings, Co. common stock for the PRSUs and TRSUs and by the Black-Scholes accounting value for the stock options (rounded in each case to the nearest whole share) on the date the awards were approved.

2021 Long-Term Equity Incentive Compensation for Named Executive Officers

The table below sets forth, for each of Crane Company’s NEOs, the dollar value used by the Crane Holdings, Co. Compensation Committee and resulting number of Crane Holdings, Co. shares for the awards.

	Long-Term Incentive
	Stock Options		PRSUs*		TRSUs		LTI Total
	$	#	$	#	$	#	$
Named Executive Officer
M. H. Mitchell	1,275,000	61,239	2,805,000	35,692	1,020,000	12,979	5,100,000
R. A. Maue	312,500	15,010	625,000	7,953	312,500	3,976	1,250,000
A. M. D’Iorio	175,000	8,405	350,000	4,453	175,000	2,227	700,000
A. Alcala	150,000	7,205	300,000	3,817	150,000	1,909	600,000
[TBD]

*

As noted above, the Crane Holdings, Co. Compensation Committee determined the target number of PRSUs using the dollar amount shown above divided by $78.59, the closing price of Crane Holdings, Co. common

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stock on the date the awards were approved. In contrast, the amounts included in the “2021 Summary Compensation Table” and “2021 Grants of Plan-Based Awards” table are based on the grant date fair value of the PRSUs determined using financial accounting assumptions as required to be disclosed by SEC rules, determined to be $82.27 per share. As a result, the value of the PRSUs included in those tables differs from the values shown above. See footnote 1 to the “2021 Summary Compensation Table” on page 152 and footnote 5 to the “2021 Grants of Plan-Based Awards” table on page 155 for additional information on the grant date fair value of the PRSUs.

Selection of Performance Measures for Incentive Awards

Each year, the Crane Holdings, Co. Compensation Committee reviews the design of Crane’s long-term equity incentive awards to ensure alignment with the Crane’s long-term strategic goal of driving profitable growth, both organically and through acquisition, which Crane believes will increase stockholder value. For the PRSUs, the performance measure, established by the Crane Holdings, Co. Compensation Committee, is Crane Holdings, Co.’s TSR over a three-year period relative to the TSR of the constituent companies in the S&P Midcap 400 Capital Goods Group, a meaningful measure of stockholder value. As discussed further below, the principal performance measures selected by the Crane Holdings, Co. Compensation Committee to drive annual incentive compensation are, for Mr. Mitchell and other corporate executives, including Messrs. Maue and D’Iorio in 2021, adjusted EPS and free cash flow for Crane as a whole and, for Mr. Alcala who had direct or supervisory operating unit responsibility in 2021, Adjusted Operating Profit and free cash flow specific to those business units (see “Section 2: Principal Elements of Crane’s Executive Compensation Program—Annual Incentive Compensation” in this section of the information statement). The relative weighting of these metrics was designed to ensure an appropriate balance between profit achievement and maintaining a strong and efficient balance sheet.

PRSU Awards – 3-Year Performance Period Based on Relative TSR

The Crane Holdings, Co. Compensation Committee grants PRSUs with three-year performance vesting conditions based on relative total stockholder return as described below, thus directly linking this form of stock-based compensation to returns received by Crane Holdings, Co.’s stockholders relative to comparator industrial companies.

	PRSU Grants
Performance Level	CR Relative TSR	Shares Earned % of Target
Below Threshold	<25th percentile	0%
Threshold	25th percentile	25%
Target	50th percentile	100%
Maximum	75th percentile	200%

The vesting of PRSUs awarded to Crane Company’s NEOs in January 2021 are based on a relative measurement of TSR for Crane Holdings, Co. over the three-year period January 1, 2021, through December 31, 2023 (with the share price for such purpose being defined as the percentage return of the 20-day trading average closing price on the last trading day of the three-year period, versus the 20-day trading average closing price prior to the first trading day of the period), compared to TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. Vesting of the PRSUs as shares of Crane Holdings, Co. common stock will be determined by the formula indicated above.

For TSR between the 25th and 50th percentiles and between the 50th and 75th percentiles, the vesting is interpolated on a straight-line basis. If Crane Holdings, Co.’s TSR for the three-year period is negative, the maximum vesting is capped at 100% regardless of performance relative to peers. In addition, the maximum value that can be earned under the PRSUs (total shares earned multiplied by the final share price) is capped at four times the original grant value. Holders of PRSUs are not entitled to receive dividends or dividend equivalent payments during the performance period, nor do dividends accrue, prior to vesting.

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Stock Option Awards – Vest 25% Per Year Over Four Years

Under the 2018 Stock Incentive Plan, stock options must be granted with a per-share exercise price at no less than fair market value on the date of grant and are subject to vesting terms as established by the Crane Holdings, Co. Compensation Committee (currently 25% per year over four years). Stock option awards comprise 25% of the annual long-term incentive grant value for each NEO, vest ratably over four years and have 10-year terms. Accordingly, employees can realize a gain only if the share price increases from the date of grant, directly linking this component of incentive compensation to increases in stockholder value. Although broad market dynamics can strongly influence Crane Holdings, Co.’s share price, the Crane Holdings, Co. Compensation Committee believes that with stock options, senior level management employees are motivated to take actions that improve the share price, such as profitable sales growth through organic growth, as well as acquisitions, improvement in operating margins to generate increased operating profit and drive higher multiple valuations, and prudent use of free cash flow through capital expenditures, dividends, acquisitions, and stock repurchases.

TRSU Awards – Vest 25% Per Year Over Four Years

The 2018 Stock Incentive Plan also authorizes the Crane Holdings, Co. Compensation Committee to grant time-based restricted share units, or TRSUs, subject to such terms and conditions as the Crane Holdings, Co. Compensation Committee may deem appropriate. Like the stock options, the TRSUs granted to the NEOs vest ratably over four years, and dividends are paid on TRSUs prior to vesting.

Treatment of Long-Term Equity Incentive Compensation in Connection with the Distribution

For a description of the adjustments that are expected to be made to outstanding Crane Holdings, Co. awards, including those held by Crane Company’s named executive officers, in connection with the distribution, see the section of this information statement entitled “The Separation and Distribution—General—Treatment of Equity Incentive Arrangements.”

Retirement Benefits for Named Executive Officers

Messrs. Mitchell and D’Iorio have accrued retirement benefits under Crane’s defined benefit pension plan, which was closed to employees hired after 2005 and then frozen with no further benefit accruals effective December 31, 2012. The NEOs participate in a defined contribution retirement plan under which Crane contributes 3% of salary and bonus annually (the contribution rate was 2% prior to 2014), subject to the limitations on contributions to tax-qualified retirement plans under applicable federal tax regulations.

The NEOs also participate in Crane’s benefit equalization plan, which is designed only to restore retirement benefits under the Crane regular defined benefit pension plan that are limited by the Code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. Benefits accrued under this plan are not funded or set aside in any manner. In the event of retirement at age 62 with 10 years of service, a participating executive would be eligible to receive benefits under that plan without the reduction factor set forth in Crane’s tax-qualified pension plan of 3% per year prior to age 65. The only NEO with a defined benefit account in this plan is Mr. Mitchell. This plan was also frozen as to defined benefit accruals effective December 31, 2012. Effective January 1, 2014, the benefit equalization plan was amended to cover participants’ benefits under the defined contribution retirement plan referenced above, and the Crane Holdings, Co. Compensation Committee extended the participation in this plan to certain senior leadership executives of Crane, including all of the NEOs.

Other Compensation for Named Executive Officers

The “All Other Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the “2021 Summary Compensation Table” below and the accompanying footnotes set forth the details of other compensation received by the NEOs. In certain cases, such as Crane’s contributions to

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defined contribution plans and the increase in actuarial value of the defined benefit pension, such compensation is determined on the same basis as that used for all other employees. In other cases, such as automobile allowances, executive health exams, cybersecurity protection in the executive’s home network environment, and other personal benefits, the compensation is only provided to certain key employees (including the NEOs), and Crane has determined it to be reasonable and competitive compensation for the named executive officers in relation to general industry practices. For example, the NEOs are eligible for reimbursement for the cost of their executive physicals bi-annually, subject to an expense cap of $2,500. This benefit provides the NEOs with additional flexibility to proactively manage their health and wellness. The NEOs bear all taxes associated with such benefits.

Crane Holdings, Co. entered into time share agreements with Mr. Mitchell regarding personal use of corporate aircraft, including aircraft leased by Crane Holdings, Co. from a third-party operator. Under the agreements, Crane Holdings, Co. agrees to lease the aircraft to Mr. Mitchell pursuant to federal aviation regulations and to provide a qualified flight crew, and Mr. Mitchell agrees to pay Crane Holdings, Co. for each flight. The agreement with Mr. Mitchell provides that he is not required to reimburse Crane Holdings, Co. for personal use until the aggregate incremental cost reaches $100,000, and thereafter he is required to reimburse Crane Holdings, Co. for all incremental cost incurred above that amount. During 2021, the aggregate incremental cost to Crane Holdings, Co. for personal use of the aircraft by Mr. Mitchell, less amounts paid by him under the time share agreement, was $100,000.

Section 3 – Compensation Decision-Making Process

Crane Holdings, Co. Compensation Committee’s Role

The Crane Holdings, Co. Compensation Committee is responsible for oversight of Crane’s executive compensation program. With respect to the compensation of Crane Holdings, Co.’s Chief Executive Officer, the Crane Holdings, Co. Compensation Committee determines his compensation, subject to review and approval by Crane Holdings, Co.’s Board of Directors. With respect to Crane Holdings, Co.’s other executive officers, the Crane Holdings, Co. Compensation Committee determines their compensation after reviewing the recommendations of the Chief Executive Officer of Crane Holdings, Co. The Crane Holdings, Co. Compensation Committee administers the Annual Incentive Plan, reviewing and setting the performance targets for Crane Holdings, Co.’s Chief Executive Officer and other corporate officers subject to review by Crane Holdings, Co.’s Board of Directors, setting performance targets for all other participants after reviewing the recommendations of the Chief Executive Officer, and reviewing and approving the annual bonuses based upon actual performance. The annual bonus calculations are also reviewed by Crane’s independent auditors. The Crane Holdings, Co. Compensation Committee also administers the 2018 Stock Incentive Plan and approves all grants of stock options and restricted share units.

The Crane Holdings, Co. Compensation Committee is assisted in these responsibilities by its independent compensation consultant, FW Cook. Although Crane pays the fees and expenses of FW Cook, the firm is retained by the Crane Holdings, Co. Compensation Committee. FW Cook does not perform any other compensation related services for Crane. The Crane Holdings, Co. Compensation Committee reviews the independence of FW Cook each year and has concluded that its work for the Crane Holdings, Co. Compensation Committee has not raised any conflict of interest.

Role of CEO and Management

The Chief Executive Officer of Crane Holdings, Co. and certain other senior corporate officers play an important role in supporting the Crane Holdings, Co. Compensation Committee in the discharge of its responsibilities. Management maintains records and provides historical compensation data to the Crane Holdings, Co. Compensation Committee and FW Cook, as well as the annual operating plan and the actual performance results

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from which annual bonuses are determined. The Chief Executive Officer, together with other senior corporate officers, presents recommendations to the Crane Holdings, Co. Compensation Committee regarding performance targets under the Annual Incentive Plan and long-term equity incentives under the 2018 Stock Incentive Plan. The Chief Executive Officer and other officers participate in the discussions regarding annual and long-term incentive objectives so they can provide their input and understand the expectations for each incentive plan component.

Compensation Consultant and Market Data

Each year, FW Cook reviews Crane’s compensation peer group against certain size-related metrics and alignment with Crane’s business segments and complexity of operations. When and as appropriate, FW Cook proposes the addition of other companies to the compensation peer group to replace companies that have been acquired or made substantial changes to their business portfolio, or when Crane’s profile has materially changed due to mergers or acquisitions. The 20-company peer group below was used by FW Cook in 2020 to develop comparative compensation data for the Crane Holdings, Co. Compensation Committee in setting 2021 compensation targets. Notably, at the time Crane’s peer group was approved, their trailing fourth quarter revenues ranged from $1.4 billion to $7.1 billion with a median of $3.2 billion, which compared to Crane’s revenue of $3.4 billion. In addition, the peer group’s 12-month average market cap ranged from $1.7 billion to $20.6 billion, with a median of $6.2 billion compared with $4.4 billion for Crane. In July 2021, following the Crane Holdings, Co. Compensation Committee’s 2021 compensation actions, the Crane Holdings, Co. Compensation Committee approved the removal of AMETEK, Inc., from Crane’s peer group because its market cap of approximately $30 billion far exceeded Crane’s outside range for peer group participants.

Crane’s Compensation Peer Group for 2021

AMETEK, Inc. Carlisle Companies Incorporated Colfax Corporation Curtiss-Wright Corporation Donaldson Company, Inc. Dover Corporation Flowserve Corporation	Hubbell Incorporated IDEX Corporation ITT Inc. Kennametal, Inc.* Pentair, plc Regal Beloit Corporation** Rexnord Corporation**	Snap-On Incorporated SPX Flow Teledyne Technologies Incorporated The Timken Company Woodward, Inc. Xylem Inc.

*

In July 2020, following the Crane Holdings, Co. Compensation Committee’s 2020 compensation actions, the Crane Holdings, Co. Compensation Committee approved the addition of Kennametal, Inc. to replace Esterline Technologies Incorporated, which had been acquired and was no longer a stand-alone publicly traded company.

**

In October 2021, Regal Beloit Corporation and Rexnord Corporation effected a corporate spin-off transaction resulting in two entities, Regal Rexnord Corporation and Zurn Water. The entity formerly known as Rexnord Corporation was renamed Zurn Water.

FW Cook provides the Crane Holdings, Co. Compensation Committee with comparative compensation data on the peer companies from publicly available sources and, in addition, comparative compensation data compiled from general industry surveys with revenues ranging from $1.0 billion to $5.0 billion, appropriately size-adjusted to determine market values for companies of comparable size to Crane or a particular business unit, as applicable. This data includes base salary, target bonus opportunity and long-term incentive compensation for its named executive officers. The Crane Holdings, Co. Compensation Committee uses this comparative data during its review of salaries, annual target cash incentive compensation and aggregate stock option and restricted share unit grant values for its named executive officers, with the view that all elements of target total direct compensation should be calibrated by reference to the 50th percentile of competitive market data for targeted performance, with significant upside potential for performance that exceeds target and lesser (or zero) payouts if performance is below target. The Crane Holdings, Co. Compensation Committee may use its judgment and

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discretion to vary the award values, based on Crane’s and individual performance during the previous year, historical stock price trends, the impact of unforeseen events beyond management’s control and other factors.

Crane’s comparator group for PRSUs granted in January of 2021 is the S&P Midcap 400 Capital Goods Group, consisting of approximately 40 companies, with roughly a quarter of those companies in Crane’s compensation peer group. The Crane Holdings, Co. Compensation Committee selected the larger comparator group for PRSU purposes based on the view (with which FW Cook concurs) that a larger group is appropriate for measuring relative TSR over a three-year period because (i) company size is less relevant for TSR comparisons than benchmarking target pay levels, (ii) the larger group best represents the universe of companies with which Crane competes for investor capital and (iii) it is less likely to be meaningfully affected by the loss of constituent companies during the period. In addition, the S&P Midcap 400 Capital Goods Group is a regularly published listing with all the necessary data to make the required calculations.

Section 4 – Policies and Practices Related to Crane’s Executive Compensation Program

The following discussion describes important executive compensation policies and practices adopted by Crane. We expect Crane Company to adopt similar policies and practices at the time of the distribution.

Crane’s Stock Ownership Guidelines

Crane’s stock ownership guidelines for executive officers are expressed as a multiple of base salary:

Executive Level	Minimum
Ownership Level
CEO	6 x Base Salary
CFO	5 x Base Salary
Executive Officers-CEO Direct Reports	4 x Base Salary
Other Executive Officers	3 x Base Salary

Shares that count toward the satisfaction of the guidelines are (i) shares owned by the executive, (ii) shares held in the executive’s 401(k) account, and (iii) the after-tax value (65%) of TRSUs held by the executive. Neither unearned or unvested PRSUs nor unexercised stock options count for purposes of the guidelines. The policy permits executives to sell up to 50% of the net shares realized upon an option exercise or vesting of restricted share units (i.e., the total shares covered by the option exercised or the restricted share unit grant vesting less the number of shares surrendered to pay the exercise price and satisfy tax withholding obligations), while retaining at least 50% of such net shares in order to meet the stock ownership guidelines. Once such guidelines are met, the policy permits executives to sell any shares held above the required ownership guidelines.

Policies with Respect to Timing of Stock-Based Awards and Exercise Price of Stock Options

Annual grants of stock options and restricted share units to executive officers are made at the Crane Holdings, Co. Compensation Committee’s regular January meeting, in order that full-year performance may be considered. The Crane Holdings, Co. Compensation Committee also grants stock options and restricted share units at other dates to newly hired or promoted executives. All options must be granted at an exercise price that is at least equal to 100% of the fair market value of Crane Holdings, Co.’s common stock on the date of grant. Fair market value on a given day is defined as the closing market price on that day.

Policy with Respect to Hedging and Pledging of Company Stock

Certain forms of hedging or monetization transactions allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock, allowing

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the benefit of continued ownership of the stock without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as Crane Holdings, Co.’s other stockholders. For this reason, Crane Holdings, Co.’s Board of Directors has maintained a longstanding policy prohibiting any director, executive officer, or any other designated employee who qualifies as an insider from (i) entering into any hedging or other transaction to limit the risk of ownership of Crane Holdings, Co. stock or (ii) pledging Crane Holdings, Co. stock to secure any loan or advance of credit.

Clawback Policy

Crane’s Compensation “Clawback” Policy provides a means for the recovery of certain incentive compensation awards if Crane’s financial statements are restated due to fraud or similar misconduct by any executive officers. Under the clawback policy, Crane may recoup from the Chief Executive Officer, the Chief Financial Officer, the General Counsel, Controller, Treasurer and any other executive officers, who are determined to have participated in the misconduct: (i) the annual incentive compensation awards and other bonus compensation, and (ii) all proceeds from stock option exercises or sales of shares received in settlement of restricted share units within one year after the filing of the financial statement that is later restated. Under this policy, the Crane Holdings, Co. Compensation Committee is authorized by Crane Holdings, Co.’s Board of Directors to pursue a financial recovery against the offending officers when Crane Holdings, Co.’s Board of Directors determines that a triggering event has occurred.

Tax Deductibility of Crane’s Incentive Compensation

To the extent consistent with other compensation objectives, the Crane Holdings, Co. Compensation Committee has sought to minimize Crane’s compensation-related tax burden. Section 162(m) of the Code limits Crane’s deduction to $1 million for annual compensation paid to its covered employees, as defined in section 162(m) of the Code.

Section 5 – Going Forward Crane Company Compensation Arrangements

Overview

In connection with the spin-off, Crane Company generally expects to adopt compensation and benefit plans that are similar to those in effect at Crane prior to the spin-off. While Crane Company’s executive compensation philosophy and practices will initially mirror those at Crane, following the spin-off, Crane Company’s Management Organization and Compensation Committee will consider and develop Crane Company’s compensation programs, plans, philosophy and practices, consistent with Crane Company’s businesses’ needs and goals. Below is a summary of certain executive compensation-related program and arrangements that we anticipate being put into effect at Crane Company in connection with the distribution. Crane Company also intends to adopt the 2023 Stock Incentive Plan (which is defined in the section of this information statement entitled “Crane Company 2023 Stock Incentive Plan”), to be used as the source for equity compensation awards by Crane Company after the distribution. A description of the 2023 Stock Incentive Plan will be provided in subsequent amendments to this information statement.

Change in Control Agreements with Named Executive Officers

Each of Crane’s NEOs has an agreement that, in the event of a change in control of Crane, provides for continued employment for a period of three years or until normal retirement following the change in control. Upon termination within such employment period after a change in control, either by the employer without cause or by the executive with “Good Reason” for constructive termination, the executive is entitled to receive a multiple of base salary and average annual bonus payments based on the number of years in the employment period, and certain other benefits. The annual incentive plans, stock options and restricted share units of Crane Holdings, Co.

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contain similar features which accelerate vesting in the event of termination following a change in control. These change in control agreements do not provide for any tax gross-ups, and instead cap the payments to the employee to the extent that such payments, together with accelerated vesting of stock options and restricted share units of Crane Holdings, Co., would trigger any excise tax under section 4999 of the Code resulting from such payments (and if capping the payments provides the employee with a larger after-tax payment). It is expected that Crane will assign these agreements to Crane Company in connection with the spin-off.

Indemnification Agreements with Named Executive Officers

Crane has entered into indemnification agreements with its NEOs, the form of which was approved by stockholders at Crane’s 1987 annual meeting of stockholders. The indemnification agreements require Crane to indemnify such officers to the full extent permitted by law against any and all expenses (including advances of expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against the indemnified person arising out of services as a director, officer, employee, trustee, agent or fiduciary of Crane or for another entity at the request of Crane and either to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of such insurance. It is expected that Crane Company will enter into similar agreements with its NEOs in connection with the spin-off.

Use of Company Aircraft

Crane Holdings, Co. has entered into time share agreements with Mr. Mitchell regarding personal use of the corporate aircraft, including the aircraft leased by Crane Holdings, Co. from a third-party operator. Under the agreement, Crane Holdings, Co. agrees to lease the aircraft to Mr. Mitchell pursuant to federal aviation regulations and to provide a qualified flight crew, and Mr. Mitchell agrees to pay Crane Holdings, Co. for each flight. The agreement with Mr. Mitchell provides that he is not required to reimburse Crane Holdings, Co. for personal use until the aggregate incremental cost reaches $100,000, and thereafter is required to reimburse Crane Holdings, Co. for all incremental cost incurred above that amount. It is expected that the time share agreements with Mr. Mitchell will be assigned to Crane Company in connection with the spin-off.

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DIRECTOR COMPENSATION

Our director compensation program will be subject to the review and approval by Crane Company’s Management Organization and Compensation Committee after the spin-off. The Crane Holdings, Co. Compensation Committee, after consultation with its independent consultants, has approved an initial director compensation program for Crane Company that is designed to enable ongoing attraction and retention of highly qualified directors and to address the time, effort, expertise and accountability required of active membership.

The members of the Crane Company Board of Directors, other than Mr. Mitchell (who will not receive compensation for his services as a director), are expected to receive the following compensation:

•

A retainer of $230,000 per year, payable $90,000 in cash and $140,000 in the form of Deferred Stock Units (“DSUs”) of equivalent value; the terms of DSUs are described below. A director may also elect to receive up to 100% of the cash retainer in DSUs or elect to receive all or a portion of the cash retainer in fully vested shares of Crane Company stock;

•	A retainer of $25,000 per year for the Chair of the Audit Committee, payable in cash;

•	A retainer of $17,500 per year for each of the Chair of the Management Organization and Compensation Committee and the Chair of the Nominating and Governance Committee, payable in cash; and

•

A retainer of $10,000 per year for each member of the Audit Committee other than the Chair; $7,500 per year for each member of the Management Organization and Compensation Committee or the Nominating and Governance Committee other than the Chair; and $2,000 per year for each member of the Executive Committee other than the chief executive officer, in each case, payable in cash.

No meeting fees will be paid unless the total number of meetings exceeds three more than the regularly scheduled meetings of the Crane Company Board of Directors and the relevant committees.

We expect to grant DSUs to Crane Company’s non-employee directors on or shortly following the date of Crane Company’s first annual meeting of stockholders. Any DSUs would be granted pursuant to the 2023 Stock Incentive Plan and will be forfeitable if the director ceases to remain a director until Crane Company’s next annual meeting, except in the case of death, disability or change in control. After a non-employee director leaves Crane Company’s Board of Directors, the director’s vested DSUs will be paid out in an equivalent number of shares of Crane Company stock, plus accumulated dividends.

For a description of the adjustments that are expected to be made to outstanding Crane Holdings, Co. equity-based compensation awards, including those held by Crane Company directors who previously served on the Board of Directors of Crane Holdings, Co. in connection with the distribution, see the section of this information statement entitled “The Separation and Distribution—General—Treatment of Equity Incentive Arrangements.”

Stock Ownership Guidelines for Directors

The Crane Holdings, Co. Board of Directors has also put into place stock ownership guidelines for Crane Company non-employee directors, which will be subject to the review and approval of Crane Company’s Management Organization and Compensation Committee after the spin-off. Each Crane Company non-employee director will be required to hold shares of Crane Company stock having a fair market value not less than five times the cash portion of the annual retainer for directors. A director must have attained this ownership level by the fifth anniversary of his or her first election as a director of Crane Company. If a director does not meet the ownership requirement after this five-year period, then the director is not permitted to sell Crane Company stock until achieving the required ownership level.

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EXECUTIVE COMPENSATION

Historical Compensation of Executive Officers Prior to the Spin-off

The “2021 Summary Compensation Table” below summarizes the total compensation for 2021, 2020, and 2019 paid to or earned by each of Crane Company’s named executive officers as employees of Crane.

The amounts and forms of compensation reported below are not necessarily indicative of the compensation that Crane Company’s NEOs will receive from Crane Company following the spin-off, which could be higher or lower, because historical compensation was determined by Crane relative to roles and responsibilities that may not be indicative of the expected future roles and responsibilities in Crane Company.

2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Max H. Mitchell President and Chief Executive Officer	2021	1,177,990	3,956,400	1,274,996	2,880,000	—	195,104	9,484,490
	2020	857,475	3,156,256	1,890,003	156,663	185,206	116,063	6,361,666
	2019	1,004,250	3,085,723	1,836,266	837,372	228,861	198,340	7,190,812

Richard A. Maue Senior Vice President and Chief Financial Officer	2021	681,258	966,767	312,508	1,028,352	—	70,313	3,059,198
	2020	609,551	848,037	420,002	247,200	—	65,759	2,190,549
	2019	622,898	952,205	419,998	333,531	—	68,859	2,397,491

Anthony M. D’Iorio Senior Vice President, General Counsel and Secretary	2021	494,740	541,368	174,992	700,050	—	51,491	1,962,641
	2020	416,852	459,316	227,507	158,025	50,818	47,604	1,360,122
	2019	427,692	426,092	210,007	209,152	62,062	49,672	1,384,677

Alejandro Alcala Senior Vice President	2021	463,894	464,053	150,008	656,033	—	49,470	1,783,458
	2020	415,684	423,972	209,993	207,700	—	48,610	1,305,959

[TBD]

(1)

Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of TRSUs and PRSUs made during 2021, 2020 and 2019. For details of individual grants of TRSUs and PRSUs during 2021, see the “2021 Grants of Plan-Based Awards” table below. There were no forfeitures of TRSUs by any of the NEOs during the fiscal year. PRSUs, however, for the three-year period 2019-2021 vested at 25% of target due to below threshold performance. The assumptions on which these valuations are based are set forth in Note 8 to the audited financial statements included in Crane Holdings, Co.’s annual report on Form 10-K filed with the SEC on February 28, 2022. It is anticipated that adjustments will be made to outstanding TRSU and PRSU awards upon the distribution as described under the section of this information statement entitled “The Separation and Distribution—General—Treatment of Equity Incentive Arrangements.”

(2)

Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase Crane Holdings, Co. stock made during the indicated year. For details of individual grants of stock options during 2021 see the “2021 Grants of Plan-Based Awards” table below. There were no forfeitures of Crane Holdings, Co. stock options by any of the NEOs during the fiscal year. The assumptions on which these valuations are based are set forth in Note 8 to the audited financial statements included in Crane Holdings, Co.’s annual report on Form 10-K filed with the SEC on February 28, 2022. It is anticipated that adjustments will be made to outstanding option awards upon the distribution as described under “Treatment of Equity Incentive Arrangements” in this section of the information statement.

152

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

(3)

Amounts shown in this column for all NEOs represent amounts determined on the basis of the indicated year’s performance and paid early in the following year under the Annual Incentive Plan. For details of the 2021 grants, including the minimum, target and maximum amounts that were potentially payable, see the “2021 Grants of Plan-Based Awards” table below.

(4)

For 2021, 2020, and 2019, the amount shown in this column for Mr. Mitchell, and for 2021, 2020 and 2019 for Mr. D’Iorio, is the change in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Pension Plan for Eligible Employees and the Crane benefit equalization plan) from December 31, 2020, 2019, and 2018 (the pension plan measurement dates used for financial statement reporting purposes with respect to Crane’s audited financial statements for 2021, 2020, and 2019, respectively) to December 31, 2021, 2020, and 2019 (the pension plan measurement dates with respect to Crane’s audited financial statements for 2020, 2019, and 2018 respectively). For additional information regarding these plans, see “Retirement Benefits” in this section of the information statement. For 2021 for Messrs. Mitchell and D’Iorio, the changes in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Pension Plan for Eligible Employees and the Crane benefit equalization plan) were as follows:

	Year Ended December 31,	Pension Plan for Eligible Employees ($)	Benefit Equalization Plan ($)
M. H. Mitchell	2021	—	—
A. M. D’Iorio	2021	—	—

(5)	Amounts in this column for 2021 include the following:

	Dividends Paid on Restricted Stock/RSUs* ($)	Personal Use of Company Aircraft** ($)	Personal Use of Company- Provided Car ($)	Company Contribution to Benefit Equalization Plan*** ($)	Company Contribution to 401(k) Plan ($)	Insurance Premiums ($)	Cyber Security Protection ($)	Total ($)
M. H. Mitchell	22,324	100,000	20,353	31,340	17,400	1,437	2,250	195,104
R. A. Maue	13,478	—	16,969	19,154	17,400	1,062	2,250	70,313
A. M. D’Iorio	6,662	—	15,819	10,883	17,400	727	—	51,491
A. Alcala	5,793	—	15,163	11,447	16,341	726	—	49,470
[TBD]

*

Dividends are paid on shares of restricted stock and TRSUs at the same rate as on all other shares of Crane Holdings, Co. common stock. Dividends are not accrued or paid on PRSUs until the awards are earned and shares of Crane Holdings, Co. common stock are issued.

**

The method of computing the cost of personal use of the Crane aircraft is described under the section of this information statement entitled “Compensation Discussion and Analysis—Section 2: Principal Elements of Crane’s Executive Compensation Program—Other Compensation for Named Executive Officers.”

***	Includes Crane’s contribution to the defined contribution benefit under the benefit equalization plan; see “Nonqualified Deferred Compensation Benefits” in this section of the information statement.

153

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

2021 Grants of Plan-Based Awards

The following table gives further details of 2021 compensation as disclosed in the “Stock Awards,” “Option Awards” and “Non-Equity Incentive Plan Compensation” columns of the “2021 Summary Compensation Table.”

In the table below, the rows labeled “Annual Incentive Plan” disclose target bonuses set in February 2021, at which time business performance targets were also fixed. The column headings in relation to the Annual Incentive Plan are as follows:

•

“Threshold” is the amount that would have been payable if actual performance compared to each target was at a predetermined minimum level (for example, if Adjusted EPS had been at $4.18, or 80% of the target performance goal), and below which no amount would have been payable;

•	“Target” is the amount that would have been payable if actual performance had been exactly equal to each of the targets (for example, if Adjusted EPS had been $5.22); and

•

“Maximum” is the amount that would have been payable if actual performance had been a predetermined percentage above the target (for example, if Adjusted EPS per share had been $6.26, or 120% of the target performance goal, or greater).

Note that the amount shown in the “2021 Summary Compensation Table” for 2021 under the heading “Non-Equity Incentive Plan Compensation” is the cash bonus actually paid, which was determined entirely by the performance of the business as compared to the targets set at the beginning of 2021.

The rows labeled “PRSU” disclose the target numbers of shares that may vest at the end of 2023 in respect of grants made in January 2021. Vesting will be based on the TSR of Crane Holdings, Co. stock relative to the other companies in the S&P Midcap 400 Capital Goods Group over the three-year period 2021 – 2023. The column headings in relation to the PRSUs are as follows:

•	“Threshold” is the number of shares that will vest if Crane Holdings, Co.’s TSR is at the 25th percentile of comparator group performance, and below which no shares will vest;

•	“Target” is the number of shares that will vest if Crane Holdings, Co.’s TSR is at the 50th percentile (median) of the comparator group; and

•

“Maximum” is the number of shares that will vest if Crane Holdings, Co.’s TSR is at the 75th percentile of the comparator group or higher (however, if Crane Holdings, Co.’s TSR is negative, the number of shares will not be higher than 100% of target).

In no event will the aggregate value of the shares earned exceed four times the value of the target number of shares determined at the beginning of the performance period.

The column headed “Grant Date Fair Value of Stock and Option Awards” shows the grant date fair value of the PRSUs, calculated using a formula based on the probability of various outcomes. This amount also appears in the “2021 Summary Compensation Table” under the heading “Stock Awards”; see footnote 1 to the “2021 Summary Compensation Table” on page 152. The value of the shares that actually vest at the end of 2023, if any, may be higher or lower than the grant date fair value.

The rows labeled “Stock Option” disclose the number of shares underlying stock options granted in January 2021, in respect of the executive’s performance during the previous year and as an incentive for performance during future years. The amount under the heading “Grant Date Fair Value of Stock and Option Awards,” calculated using the Black-Scholes formula, also appears in the “2021 Summary Compensation Table” under the heading “Option Awards”; see footnote 2 to the “2021 Summary Compensation Table” on page 152.

154

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

It is anticipated that adjustments will be made to outstanding equity awards upon the distribution as described under the section of this information statement entitled “The Separation and Distribution—General—Treatment of Equity Incentive Arrangements.”

			Estimated possible payouts under non-equity incentive plan awards(2) ($)			Estimated future payouts under equity incentive plan awards(3) (#)			All Other Stock Awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/sh)(4)	Grant date fair value of stock and option awards ($)(5)
Name	Type of Award	Grant Date(1)	Threshold	Target	Max.	Threshold	Target	Max.
M. H. Mitchell	AIP	1/25/21	—	1,440,000	2,880,000
	PRSU	1/25/21				8,923	35,692	71,384				2,936,381
	TRSU	1/25/21							12,979			1,020,020
	Options	1/25/21								61,239	78.59	1,274,996
R. A. Maue	AIP	1/25/21	—	514,176	1,028,352
	PRSU	1/25/21				1,988	7,953	15,906				654,293
	TRSU	1/25/21							3,976			312,474
	Options	1/25/21								15,010	78.59	312,508
A. M.D’Iorio	AIP	1/25/21	—	350,025	700,050
	PRSU	1/25/21				1,113	4,453	8,906				366,348
	TRSU	1/25/21							2,227			175,020
	Options	1/25/21								8,405	78.59	174,992
A. Alcala	AIP	1/25/21	—	328,017	656,033
	PRSU	1/25/21				954	3,817	7,634				314,025
	TRSU	1/25/21							1,909			150,028
	Options	1/25/21								7,205	78.59	150,008
[TBD]

(1)	All grants of PRSUs, TRSUs and stock options were effective as of the date on which the Crane Holdings, Co. Compensation Committee voted to approve such grants.
(2)

On January 24, 2022, the Crane Holdings, Co. Compensation Committee approved bonus payouts for 2021 at 200% of target for the corporate NEOs and 200% of target for Mr. Alcala, based on 2021 results as adjusted for certain Special Items. See the section of this information statement entitled “Compensation Discussion and Analysis—Section 2: Principal Elements of Crane’s Executive Compensation Program—Annual Incentive Compensation.” The approved bonus payout amounts were paid in February 2022 and are shown in the “2021 Summary Compensation Table” under “Non-Equity Incentive Plan Compensation” for 2021.

(3)

Amounts shown are the estimated number of shares that will vest in respect of grants of PRSUs made on January 25, 2021, under the 2018 Stock Incentive Plan. The actual number of shares that will vest will be determined at year-end 2023 with reference to the ranking of Crane Holdings, Co.’s TSR among the TSR of the other companies in the S&P Midcap 400 Capital Goods Group over the period from January 1, 2021, through December 31, 2023. It is anticipated that adjustments will be made to outstanding awards upon the distribution as described under the section of this information statement entitled “The Separation and Distribution—General—Treatment of Equity Incentive Arrangements.”

(4)

The exercise price of options is the fair market value of Crane Holdings, Co. stock on the date of grant, determined in accordance with the terms of the 2018 Stock Incentive Plan which is the closing market price on the date of grant.

(5)	The grant date fair values of PRSUs, TRSUs, and stock options are as follows, in each case calculated in accordance with FASB ASC Topic 718:

Type of Equity Award	Value ($)	Method of Valuation
PRSUs	82.27	Monte Carlo pricing model
TRSUs (1/25/2021)	78.59	Closing trading price on grant date
Stock Options	20.82	Black-Scholes pricing model

155

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

2021 Option Exercises and Stock Vested

The following table provides information on all exercises of stock options, and all vesting of restricted share units, for each of the NEOs during 2021.

The value realized on exercise of options is computed by multiplying the number of Crane Holdings, Co. shares acquired upon exercise by the difference between the market price of the shares on the applicable exercise date (calculated as the closing price on that date, or, if the shares received were concurrently sold, as the price actually obtained), and the exercise price of the options. The value realized on vesting of TRSUs and PRSUs is computed by multiplying the number of shares by the closing price on the applicable vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares/ Units Acquired on Vesting (#)	Value Realized on Vesting ($)
M. H. Mitchell	445,977	19,541,755	0	0
R. A. Maue	94,810	3,694,212	2,353	185,055
A. M. D’Iorio	14,794	674,753	1,284	98,793
A. Alcala	0	0	912	69,813
[TBD]

156

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

2021 Outstanding Equity Awards at Fiscal Year End

The following table shows for each NEO, as of December 31, 2021: (i) under the heading “Option Awards,” the number of unexercised options, whether exercisable or unexercisable, with the exercise price and expiration date of each grant; (ii) in the first and second columns under the heading “Stock Awards,” the number and market value of unvested shares of restricted stock, unvested TRSUs and unvested retirement shares; and (iii) in the third and fourth columns under the heading “Stock Awards,” the number and market value of unearned PRSUs. No such awards have been transferred by any of the NEOs. It is anticipated that adjustments will be made to outstanding awards upon the distribution as described under the section of this information statement entitled “The Separation and Distribution—General—Treatment of Equity Incentive Arrangements.”

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
M. H. Mitchell	117,103	—		73.90	1/30/27	12,979	1,320,354	88,565	9,009,717
	62,394	20,799	(5)	93.40	1/29/28
	58,146	58,147	(6)	79.14	1/28/29
	29,568	88,705	(7)	83.58	1/27/30
	—	61,239	(8)	78.59	1/25/31
R. A. Maue	26,965	—		73.90	1/30/27	7,762	789,628	19,597	1,993,501
	16,230	5,411	(5)	93.40	1/29/28
	13,299	13,300	(6)	79.14	1/28/29
	6,570	19,713	(7)	83.58	1/27/30
	—	15,010	(8)	78.59	1/25/31
A. M. D’Iorio	5,680	—		58.47	1/26/25	3,873	394,000	10,826	1,101,329
	7,704	—		73.90	1/30/27
	7,377	2,460	(5)	93.40	1/29/28
	6,650	6,650	(6)	79.14	1/28/29
	3,559	10,678	(7)	83.58	1/27/30
	—	8,405	(8)	78.59	1/25/31
A. Alcala	10,740	—		64.78	1/27/24	3,368	342,627	9,321	948,225
	14,909	—		58.47	1/26/25
	24,156	—		43.57	1/25/26
	12,134	—		73.90	1/30/27
	6,492	2,165	(5)	93.40	1/29/28
	5,541	5,542	(6)	79.14	1/28/29
	3,285	9,856	(7)	83.58	1/27/30
	—	7,205	(8)	78.59	1/25/31
[TBD]

(1)

Options vest on the dates indicated in the corresponding footnote; options also vest (or continue to vest per schedule in case of retirement for certain awards) upon death, disability, retirement, or termination after a change in control. Retirement for this purpose generally means termination of employment after age 65.

157

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

(2)	Figures in this column include time-based restricted share units which will vest according to the following schedule:

Vesting Date	Mitchell	Maue	D’Iorio	Alcala	[TBD]
January 25, 2022	3,244	994	477	517
January 27, 2022	—	539	269	292
January 28, 2022	—	568	237	213
January 29, 2022	—	442	177	169
March 29, 2022	—	295	—	591
January 25, 2023	3,245	994	477	517
January 27, 2023	—	538	269	292
January 28, 2023	—	569	237	214
March 29, 2023	—	296	—	591
January 25, 2024	3,245	994	477	517
January 27, 2024	—	539	270	292
January 25, 2025	3,245	994	478	517

For all grants, vesting also occurs (or continues to occur per schedule in case of retirement for certain awards) upon death, disability, or retirement, or upon a change in control. Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least 10 years of service.

(3)	Computed using a price of $101.73 per share, which was the closing market price of Crane Holdings, Co. stock on the last trading day of 2021.
(4)

The PRSUs granted in 2020 and 2021 will vest, if at all, on December 31, 2022, and December 31, 2023, respectively, as determined with reference to the percentile ranking of the total stockholder return (share price appreciation plus reinvested dividends), or TSR, of Crane Holdings, Co. common stock for the three-year period ending on that date, as compared to the TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. Pursuant to SEC rules, the hypothetical amounts shown in the table include the PRSUs granted in 2020 at threshold level (25%), and the PRSUs granted in 2021 at maximum level (200%), based on Crane Holdings, Co.’s TSR performance as of December 31, 2021. There can be no assurance, however, that Crane Holdings, Co.’s TSR for a full vesting period will be sufficient for the PRSUs to vest, if at all, at any particular level. The PRSUs granted in 2019 became vested in early 2022, after performance results through December 31, 2021, were certified, at 25% of target, and are reflected in the table at that level.

(5)	This option grant will be 100% vested on January 29, 2022.
(6)	This option grant will be 75% vested on January 28, 2022; and 100% on January 28, 2023.
(7)	This option grant will be 50% vested on January 27, 2022; 75% on January 27, 2023; and 100% on January 27, 2024.
(8)	This option grant will be 25% vested on January 25, 2022; 50% on January 25, 2023; 75% on January 25, 2024; and 100% on January 25, 2025.

Retirement Benefits

Employees Hired Prior to 2006 (defined benefit) —  Messrs. Mitchell and D’Iorio have accrued retirement benefits under Crane’s defined benefit pension plan, which was closed to Crane’s employees hired after 2005 and then frozen with no further benefit accruals effective December 31, 2012. For all eligible salaried employees, including all of the NEOs and other executive officers, Crane provides a retirement benefit equal to three percent of covered compensation, subject to the Code limits as described below, which amount is invested in the Crane Savings and Investment Plan (401(k) plan), a defined contribution retirement plan, at the direction of the employee.

158

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Effective January 1, 2013, all executive officers and other employees who were participants in the pension plan receive annual pension benefits payable under the pension plan equal to 1-2/3% per year of service of the participant’s average annual compensation during the five highest compensated consecutive years (prior to 2013) of the 10 years of service immediately preceding retirement less 1-2/3% per year of service of the participant’s Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less: (i) reimbursements or other expense allowances; (ii) cash and noncash fringe benefits (including automobile allowances); (iii) moving expenses (including “home allowances”); (iv) deferred compensation; (v) welfare benefits; (vi) severance pay; (vii) amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of stock acquired under a qualified stock option; and (viii) amounts realized when restricted stock (or property) held by the employee is recognized in the employee’s taxable income under section 83 of the Code. However, the Code limits the total compensation taken into account for any participant under the pension plan. That limit was $290,000 for 2021 and is subject to adjustment in future years.

Benefit Equalization Plan —  The NEOs also participate in the benefit equalization plan, a non-qualified, non-elective deferred compensation plan. Under the benefit equalization plan, participating executives receive a benefit intended to restore retirement benefits under Crane’s regular pension plan that are limited by the Code cap on the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. There is no supplemental benefit based on deemed service or enhanced compensation formulas. Benefits accrued under this plan are not funded or set aside in any manner. The only NEO with a defined benefit account in this plan is Mr. Mitchell. This plan was also frozen as to defined benefit accruals effective December 31, 2012. Effective January 1, 2014, the benefit equalization plan was amended to cover participants’ benefits under the defined contribution retirement plan referenced above, and the Crane Holdings, Co. Compensation Committee extended the participation in this plan to 21 senior leadership executives, including all of the NEOs.

See “Nonqualified Deferred Compensation Benefits” in this section of the information statement regarding certain employer contributions to the benefit equalization plan for the year 2014 and after.

The table below sets forth the number of years of credited service and the present value on December 31, 2021, of the accumulated benefit under the pension plan and the benefit equalization plan for each of the NEOs covered by those plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
M. H. Mitchell	Crane Pension Plan for Eligible Employees	9	407,640	—
	Crane Benefit Equalization Plan	5	973,587	—
A. M. D’Iorio	Crane Pension Plan for Eligible Employees	8	350,631	—

(1)

The actuarial present value of each participant’s accumulated pension benefit is determined using the same assumptions and pension plan measurement date used for financial statement reporting purposes. The actual retirement benefit at normal retirement date payable under the pension plan for eligible employees is subject to an additional limit under the Code which, for 2021, does not permit annual retirement benefit payments to exceed the lesser of $235,000 or the participant’s average compensation for the participant’s three consecutive calendar years of highest compensation, subject to adjustment for future years. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with Crane or 10 years of participation in the defined benefit plan.

159

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Nonqualified Deferred Compensation Benefits

The following table shows information about the participation by each NEO in the benefit equalization plan with respect to this employer contribution. The NEOs do not participate in any other defined contribution nonqualified deferred compensation plans.

2021 Nonqualified Deferred Compensation Benefits

Name	Executive Contributions in 2021 ($)	Employer Contributions in 2021(1) ($)	Aggregate Earnings in 2021 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2021 ($)
M. H. Mitchell	—	31,340	3,377	—	397,826
R. A. Maue	—	19,154	1,469	—	178,537
A. M. D’Iorio	—	10,883	306	—	44,086
A. Alcala	—	11,447	649	—	81,853
[TBD]

(1)	Amounts in this column are included in “All Other Compensation” in the “2021 Summary Compensation Table.”

Potential Payments upon Termination or Change-in-Control

The NEOs would have received certain payments or other benefits in the following circumstances, assuming that each had taken place on December 31, 2021:

•	the executive resigns voluntarily;

•	the executive is involuntarily terminated, either directly or constructively;

•	the executive retires;

•	the executive dies or becomes permanently disabled while employed; or

•	a change in control of Crane takes place and the executive is terminated under certain circumstances within up to three years.

Such payments or other benefits would be due to the NEOs under the following plans and agreements:

Severance Pay

Crane’s stated severance policy is to pay salaried employees one week per year of service upon termination of employment by Crane or for the convenience of Crane; however, Crane’s prevailing practice on severance in the case of executive officers is to pay the executive an amount equal to one year’s base salary, either in a lump sum or by continuation of biweekly payroll distributions, at the election of the executive, with medical, dental and other welfare benefits and retirement benefits continuing during such period. Under this practice, if each of the NEOs had been terminated by Crane for the convenience of Crane as of December 31, 2021, the severance to which they would have been entitled (including the estimated value of continuation of welfare benefits) would have been as follows:

M. H. Mitchell	$1,223,740
R. A. Maue	$709,426
A. M. D’Iorio	$500,764
A. Alcala	$485,999
[TBD]

160

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Voluntary Resignation	Unvested options cancelled; vested options remain exercisable for a period following termination of employment, as stated in the applicable award agreement, generally ranging from 90 days to the full option term (depending on the reason for termination and the year of grant)

Involuntary Termination	Unvested options cancelled; vested options remain exercisable for a period following termination of employment, as stated in the applicable award agreement, generally ranging from 90 days to the full option term (depending on the reason for termination and the year of grant)

Retirement	Options continue to become vested and exercisable in accordance with the regular schedule, subject to compliance with a covenant not to compete with Crane

Death or Permanent Disability While Employed	Unvested options become immediately exercisable

Change in Control	No change

Termination After Change in Control	Vesting is accelerated only if employment is terminated, involuntarily or for Good Reason, within two years after the change in control

If the then unvested stock options of each of the NEOs had become exercisable as of December 31, 2021, and assuming the value of Crane Holdings, Co. stock to be $101.73 per share, the closing price on the last trading day of 2021, the aggregate value to each of the NEOs of exercising the unvested options on that date would have been as follows:

M. H. Mitchell	$4,513,863
R. A. Maue	$1,050,643
A. M. D’Iorio	$559,013
A. Alcala	$488,838
[TBD]

Restricted Share Units and Performance Restricted Share Units

Voluntary Resignation	Forfeited

Involuntary Termination	Forfeited

Retirement(1)	Continue to vest in accordance with the regular schedule, subject to compliance with a covenant not to compete with Crane

Death or Permanent Disability While Employed	Immediate vesting(2)

Change in Control	No change

Termination After Change in Control	Accelerated vesting only if employment is terminated, involuntarily or for Good Reason, within two years after the change in control(3)

(1)

Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least 10 years of service. Vesting of PRSUs is not determined until after the applicable performance period based on the actual performance results. Amounts in the table immediately below assume 25% for the 2019 grant, 0% for the 2020 grant and 200% for the 2021 grant (based on performance through the end of the last fiscal year).

161

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

(2)

Vesting of PRSUs is not determined until after the applicable performance period based on the actual performance results. Amounts in the table immediately below assume 25% for the 2019 grant, 0% for the 2020 grant and 200% for the 2021 grant (based on performance through the end of the last fiscal year).

(3)

For PRSUs vesting in connection with a change in control, the number of shares vesting is generally based on performance results determined through the date immediately before the change in control, except that if the change in control occurs during the first half of the performance period, the number of PRSUs vesting is based on target performance. Amounts in the table immediately below assume 25% for the 2019 grant and 0% for the 2020 grant (based on performance through the end of the last fiscal year), and 100% (target) for the 2021 grant.

If the then unvested restricted share units (including PRSUs) owned by each of the NEOs had become vested as of December 31, 2021, and assuming the value of Crane Holdings, Co. stock to be $101.73 per share, the closing price on the last trading day of 2021, the aggregate value to each of the NEOs would have been as follows:

	Retirement, Death or Disability ($)	Change in Control/ Termination ($)
M. H. Mitchell	9,467,401	5,836,454
R. A. Maue	2,600,626	1,791,567
A. M. D’Iorio	1,396,448	943,444
A. Alcala	1,199,600	811,297
[TBD]

Benefit Equalization Plan

Each of the NEOs participates in the benefit equalization plan described under “Retirement Benefits” in this section of the information statement. Assuming their separation from service as of December 31, 2021, they would have become entitled to the following benefits under the defined benefit and defined contribution portions of the benefit equalization plan, respectively. In the event of a participant’s death, one-half of the benefit would be payable to the participant’s beneficiary.

	Defined Benefit ($)	Defined Contribution ($)
M. H. Mitchell	973,587	397,826
R. A. Maue	—	178,537
A. M. D’Iorio	—	44,086
A. Alcala	—	81,853
[TBD]

Change in Control Agreements

As described above in the section of this information statement entitled “Compensation Discussion and Analysis—Section 5: Going Forward Crane Company Compensation Arrangements”, each of the NEOs has an agreement that, in the event of a change in control of Crane, provides for the continuation of the employee’s then current base salary, bonus plan and benefits for the three-year period following the change in control. The agreements are for a three-year period, but are automatically extended annually by an additional year unless Crane gives notice that the period shall not be extended.

Upon termination within three years after a change in control, by Crane without “Cause” or by the employee with “Good Reason” (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year’s bonus or the average bonus paid in the three prior years, plus three times the sum of

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his or her annual salary and the greater of the last year’s bonus or the average of the previous three years’ bonuses. All accrued deferred compensation and vacation pay, employee benefits, medical coverage and other benefits also continue for three years (or until normal retirement) after termination.

“Cause” under the change in control agreements generally includes, among other things, personal dishonesty or certain breaches of fiduciary duty; repeated, willful, and deliberate failure to perform the executive’s specified duties; the commission of a criminal act related to the performance of duties; distributing proprietary confidential information about Crane; habitual intoxication by alcohol or other drugs during work hours; or conviction of a felony.

“Good Reason” under the change in control agreements includes, among other things, any action by Crane that results in a diminution in the position, authority, duties, or responsibilities of the employee.

If a change in control had taken place on December 31, 2021, and employment had terminated immediately thereafter, each of the NEOs would have become entitled to the following benefits under this provision:

	Cash Payment ($)	Estimated value of continuation for three years (or until normal retirement) of medical coverage and other benefits ($)
M. H. Mitchell	15,120,000	71,221
R. A. Maue	6,170,112	71,574
A. M. D’Iorio	4,300,308	2,183
A. Alcala	4,029,917	52,213
[TBD]

Aggregate Benefit Amounts

The table below reflects the estimated aggregate compensation that each of the NEOs would receive in the event of his voluntary resignation, involuntary termination, normal retirement at age 65, death or disability, change in control and termination following a change in control. The amounts shown assume that such termination was effective as of December 31, 2021, and include amounts earned through that date. They are therefore not equivalent to the amount that would be paid out to the executive upon termination at another time.

Name	Voluntary Resignation ($)	Involuntary Termination ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Change in Control and Termination ($)
M. H. Mitchell	—	1,223,740	13,981,264	13,981,264	—	25,541,538
R. A. Maue	—	709,426	3,651,269	3,651,269	—	9,083,897
A. M. D’Iorio	—	500,764	1,955,461	1,955,461	—	5,804,948
A. Alcala	—	485,999	1,688,438	1,688,438	—	5,382,264
[TBD]

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CRANE COMPANY 2023 STOCK INCENTIVE PLAN

Crane Company expects to adopt a 2023 stock incentive plan (the “2023 Stock Incentive Plan”) in connection with the spin-off. Crane Company expects that the 2023 Stock Incentive Plan will be substantially similar to Crane Holdings, Co.’s existing stock incentive plan. Information with respect to the 2023 Stock Incentive Plan will be provided in subsequent amendments to this information statement.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Procedures for Approval of Related Party Transactions

It is expected that Crane Company will establish two Conflict of Interest Policies: CP-103, to which all officers and salaried employees will be subject, and CP-103D, to which non-employee directors will be subject. It is expected that those who are subject to these policies will be required to disclose to Crane Company’s General Counsel in writing each outside relationship, activity and interest that creates a potential conflict of interest, including prior disclosure of transactions with third parties. Crane Company’s General Counsel will determine whether the matter does or does not constitute an impermissible conflict of interest, or may in his or her discretion refer the question to Crane Company’s Audit Committee, which will be responsible for reviewing significant conflicts of interest involving Crane Company’s directors or executive officers and/or Crane Company’s Nominating and Governance Committee, which is responsible for reviewing director nominee independence requirements. It is expected that Crane Company’s respective Committees will review the facts and make a recommendation to Crane Company’s Board of Directors. It is expected that all Crane Company directors, executive officers and other salaried employees will be required to certify in writing each year whether they are personally in compliance with CP-103 or CP-103D, as applicable, and whether they have knowledge of any other person’s failure to comply. In addition, it is expected that each Crane Company director and executive officer will be required to complete an annual questionnaire which calls for disclosure of any transactions above a stated amount in which such director or officer or any member of his or her family has a direct or indirect material interest. We believe that these procedures in the aggregate will be sufficient to allow for the review, approval or ratification of any “Transactions with Related Persons” that would be required to be disclosed under applicable SEC rules.

The Distribution from Crane Holdings, Co.

The distribution will be accomplished by Crane Holdings, Co. distributing all of its shares of Crane Company common stock to holders of Crane Holdings, Co. common stock entitled to such distribution, as described in the section of this information statement entitled “The Separation and Distribution.” Completion of the distribution will be subject to satisfaction or waiver by Crane Holdings, Co. of the conditions to the distribution, as described in the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.”

Agreements with Crane Holdings, Co. / Crane NXT, Co.

Following the separation and distribution, Crane NXT, Co. and Crane Company will be two separate, independent, publicly traded companies, and the relationship between Crane Company and Crane NXT, Co. will be governed by, among others, a separation and distribution agreement, a transition services agreement, a tax matters agreement, an intellectual property matters agreement and an employee matters agreement. These agreements will be entered into by Crane Company and Crane Holdings, Co., which will be renamed “Crane NXT, Co.” following the spin-off. These agreements will provide for the allocation between Crane Company and Crane NXT, Co. of Crane Company’s and Crane NXT, Co.’s assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Crane Company’s spin-off from Crane.

The material agreements described below will be included as exhibits to the registration statement on Form 10, of which this information statement is a part, and the summaries below set forth the currently expected terms of the agreements that Crane Company believes are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. The terms of the agreements described below that will be in effect following the spin-off have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to Crane Company’s spin-off from Crane.

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The Separation and Distribution Agreement

The separation and distribution agreement will set forth Crane Company’s agreement with Crane Holdings, Co., which will be renamed “Crane NXT, Co.” following the spin-off, regarding the principal transactions necessary to separate Crane Company from Crane. It will also set forth other agreements that govern certain aspects of Crane Company’s relationship with Crane NXT, Co. after the completion of the separation plan. The parties intend to enter into the separation and distribution agreement immediately prior to the distribution of Crane Company common stock to Crane Holdings, Co. stockholders.

Transfer of Assets and Assumption of Liabilities. The separation and distribution agreement will identify assets to be transferred, liabilities to be assumed, and contracts to be assigned to each of Crane Company and Crane Holdings, Co. as part of the reorganization of Crane, and will describe when and how these transfers, assumptions and assignments will occur, although many of the transfers, assumptions and assignments will have already occurred prior to the parties’ entry into the separation and distribution agreement.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, will solely be covered by the tax matters agreement.

Except as may expressly be set forth in the separation and distribution agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained, and that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation and distribution agreement and the other agreements relating to the separation may be, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation and distribution agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

The Distribution. The separation and distribution agreement will also govern the rights and obligations of the parties regarding the proposed distribution. Crane Holdings, Co. will cause its agent to distribute to Crane Holdings, Co. stockholders that hold shares of Crane Holdings, Co.’s common stock as of the record date all the issued and outstanding shares of Crane Company’s common stock. Crane Holdings, Co. will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution.

Conditions. The separation and distribution agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by Crane Holdings, Co. in its sole discretion. For further information regarding the conditions relating to Crane Company’s spin-off from Crane, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.”

Dispute Resolution. Subject to certain exceptions, if a dispute arises with Crane NXT, Co. following the spin-off, arising out of, in connection with, or in relation to the separation and distribution agreement or any ancillary agreement or the transactions contemplated thereby, the general counsels and/or management of the parties and such other representatives as the parties may designate will negotiate to resolve any disputes for a reasonable

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period of time. If the parties are unable to resolve the dispute in this manner, then either party may demand that the dispute be submitted to nonbinding mediation. If the issue has not been resolved in mediation, either party may demand that the dispute be submitted to arbitration for final determination. The dispute will be exclusively and finally determined by arbitration (by a three-person arbitral tribunal) if the amount in dispute is less than $[●].

Other Matters Governed by the Separation and Distribution Agreement. We expect that other matters governed by the separation and distribution agreement will include releases, indemnification, legal matters, insurance, restrictive covenants (if and as applicable), access to information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

We have not yet finalized the terms of the separation and distribution agreement, and we intend to include additional details on the terms of the agreement as an amendment to the registration statement on Form 10, of which this information statement is a part.

Transition Services Agreement

Upon Crane Company’s spin-off from Crane, Crane Company will enter into a transition services agreement with Crane NXT, Co. to provide for the Company’s orderly transition to being an independent company and to allow Crane NXT time to replace certain assets that will be allocated to the Company. Under the transition services agreement, each of Crane NXT and the Company will provide the other party with various services, including services relating to [●]. The charges for such services are generally intended to allow the service provider to recover all of its direct and indirect costs, generally without profit.

The transition services agreement is being negotiated in the context of a parent-subsidiary relationship and in the context of the separation of Crane into two companies. All services to be provided under the transition services agreement will be provided for a specified period of time depending on the type and scope of the services to be provided, with terms for such services ranging up to [●] months (which may be extended in certain circumstances). After the expiration of the arrangements contained in the transition services agreement, the Company may not be able to replace the services provided by Crane NXT in a timely manner or on terms and conditions, including cost, as favorable as those the Company has received from Crane NXT. The Company is developing a plan to increase its own internal capabilities in the future to reduce its reliance on Crane NXT for these services. The Company will have the right to receive reasonable information with respect to the charges to it by Crane NXT and other service providers for transition services provided by them. In addition, after the expiration of the arrangements contained in the transition services agreement, Crane NXT will no longer pay the Company for the services provided by the Company to it and, accordingly, the Company’s cost of carrying the assets used to provide such services may increase.

We have not yet finalized the terms of the transition services agreement, and we intend to include additional details on the terms of the agreement as an amendment to the registration statement on Form 10, of which this information statement is a part.

Tax Matters Agreement

Crane Company and Crane Holdings, Co., which will be renamed “Crane NXT, Co.” following the spin-off, intend to enter into a tax matters agreement immediately prior to the distribution that will generally govern Crane Company and Crane NXT, Co.’s respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. Although enforceable as between the parties, the tax matters agreement will not be binding on the IRS.

As a member of Crane, Crane Company has (and will continue to have following the distribution) several liability for the full amount of the consolidated U.S. federal income taxes of Crane relating to all taxable periods

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in which Crane Company (or its predecessor in interest) were part of that group. However, the tax matters agreement is expected to specify the portion of this tax liability for which Crane Company will bear responsibility and the amount for which Crane Company would agree to indemnify Crane NXT, Co.

The tax matters agreement is also anticipated to provide special rules for allocating tax liabilities in the event that the distribution is not tax-free. Crane Company is anticipated to agree to indemnify Crane NXT, Co. and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain related transactions to the extent such tax-related liabilities are caused by an acquisition of Crane Company’s stock or assets or by certain other action (or failures to take action) undertaken by Crane Company. The tax matters agreement is not anticipated to include covenants expressly restricting the Company’s ability to take actions after the distribution. For more information concerning the U.S. federal income tax consequences to Crane Company and Crane NXT, Co. if it is ultimately determined that the distribution does not qualify as tax-free under sections 368(a)(1)(D) and 355 of the Code for U.S. federal income tax purposes, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

Neither Crane Company nor Crane NXT, Co.’s obligations under the tax matters agreement is anticipated to be limited in amount. Furthermore, Crane Company and Crane NXT, Co.’s respective rights, responsibilities and obligations under the tax matters agreement are anticipated to generally survive until the expiration of the relevant statute of limitations.

We have not yet finalized the terms of the tax matters agreement, and we intend to include additional details on the terms of the agreement as an amendment to the registration statement on Form 10, of which this information statement is a part.

Employee Matters Agreement

Prior to Crane Company’s spin-off from Crane, Crane Company will enter into an employee matters agreement with Crane Holdings, Co. The employee matters agreement will govern Crane NXT, Co.’s and Crane Company’s and the parties’ respective subsidiaries’ and affiliates’ rights, responsibilities and obligations after the spin-off with respect to the following matters:

•

employees and former employees (and their respective dependents and beneficiaries) who are or were employed with Crane Holdings, Co., which will be renamed “Crane NXT, Co.” following the spin-off, Crane Company or the parties’ respective subsidiaries or affiliates;

•	the allocation of assets and liabilities generally relating to employees, employment or service-related matters and employee benefit plans;

•	employee compensation plans and director compensation plans, including equity plans; and

•	other human resources, employment, and employee benefits matters.

The employee matters agreement will provide that, unless otherwise specified, Crane NXT, Co. will be responsible for liabilities associated with employees who will be employed by Crane NXT, Co. following the spin-off and Crane Company will be responsible for liabilities associated with employees who will be employed by Crane Company following the spin-off. With respect to former employees, Crane NXT, Co. will be responsible for liabilities associated with those employees whose last employment was with the Payment & Merchandising Technologies business segment of Crane Holdings, Co. before the spin-off, and Crane Company will be responsible for liabilities associated with those employees whose last employment was with any of the other business segments of Crane Holdings, Co. before the spin-off, as well as certain former corporate employees.

The matters to be governed by the employee matters agreement include, among other things, (i) establishment and administration of employee benefit plans, (ii) adjustments to, and post-spin-off administration of, pre-spin-off equity compensation awards, (iii) access to and provision of records and (iv) preservation of fiduciary and amendment powers.

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We have not yet finalized the terms of the employee matters agreement, and we intend to include additional details on the terms of the agreement as an amendment to the registration statement on Form 10, of which this information statement is a part. The following are some general principles we currently expect to apply in establishing the employee matters agreement.

Employee Benefits Generally

Initially, we expect Crane NXT, Co. to continue to sponsor, and Crane Company to adopt, tax-qualified and non-qualified retirement plans and health and welfare plans that mirror the plans covering Crane Holdings, Co.’s employees immediately before the spin-off. However, we currently expect that all U.S. defined benefit pension plans (which were frozen as to future benefit accruals in 2013) will be sponsored solely by Crane Company after the spin-off.

Equity Compensation Awards

Adjustments. Crane Holdings, Co. equity compensation awards outstanding immediately before the distribution are expected to be adjusted as described below in a manner that is intended to preserve the aggregate intrinsic value of each award immediately after the distribution when compared to the aggregate intrinsic value immediately before the distribution (as calculated based on the applicable stock price measurements specified in the employee matters agreement), subject to rounding. For any underwater stock options, the adjustments are intended to preserve the degree to which the options were out of the money immediately before the distribution. However, the Crane Holdings, Co. Compensation Committee may alter the treatment of awards in any non-U.S. jurisdiction to the extent that it determines such alteration is necessary or appropriate, including to avoid adverse tax consequences to the award holders.

For individuals who, immediately after the distribution, will serve as non-employee directors or executive officers of either Crane NXT, Co. or Crane Company, each Crane Holdings, Co. award that is outstanding immediately prior to the distribution will be adjusted using the “stockholder method.” Under the stockholder method, the award holder will be treated similarly to stockholders of Crane Holdings, Co. Specifically, each such individual will (i) continue to hold the existing Crane Holdings, Co. award for the same number of shares of Crane NXT, Co. common stock that was subject to such award immediately before the distribution and (ii) receive an identical award under the 2023 Stock Incentive Plan with respect to one share of Crane Company common stock for each share of Crane Holdings, Co. common stock underlying the original award. The resulting post-distribution Crane NXT, Co. award and Crane Company award (collectively, the “new awards”) will have a combined intrinsic value immediately following the consummation of the distribution equal to the intrinsic value of the existing Crane Holdings, Co. award immediately before the consummation of the distribution, taking into account any necessary adjustments to the exercise price of the new awards, if applicable, to maintain such intrinsic value (or, for underwater stock options, to maintain the degree to which the option was out of the money immediately before the consummation of the distribution). To the extent the existing Crane Holdings, Co. award is subject to vesting based upon continued service with Crane, the new awards will also remain subject to the same vesting conditions based upon continued employment with the individual’s post-distribution employer. See below for a discussion of the treatment of outstanding PRSUs upon the distribution.

All other employees will receive the “employer method” treatment with respect to their outstanding Crane Holdings, Co. awards (other than outstanding PRSUs, which are addressed in the next paragraph). Under the employer method, the individual will only hold awards with respect to the equity of their post-distribution employer. Specifically, such individuals that will remain with Crane NXT, Co. post-distribution will continue to hold their existing Crane Holdings, Co. awards. In contrast, such individuals that will be employed by Crane Company post-distribution will have their existing Crane Holdings, Co. awards converted into identical awards with respect to shares of Crane Company common stock under the 2023 Stock Incentive Plan. However, the number of shares of common stock underlying such awards, and/or the exercise price of such awards, if applicable, will be adjusted so that the continued or converted awards, whichever applicable, have the same

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intrinsic value immediately following the consummation of the distribution as the intrinsic value of the existing Crane Holdings, Co. award immediately before the consummation of the distribution (or, for underwater stock options, to maintain the degree to which the option was out of the money immediately before the consummation of the distribution). To the extent the existing Crane Holdings, Co. award is subject to vesting based upon continued service with Crane Holdings, Co., the continued or converted award, whichever is applicable, will also remain subject to the same vesting conditions based upon continued employment with such individual’s post-distribution employer.

For outstanding PRSUs, which vest based on Crane Holdings, Co.’s relative total stockholder return, adjustments will be made using the stockholder method described above, regardless of whether the employee was an executive officer or not immediately before the distribution. We currently expect that the performance vesting requirements will continue to apply based separately on the relative total stockholder return of each of Crane NXT, Co. and Crane Company over the applicable performance period.

Payment Timing for DSUs. Non-employee directors that currently serve on the Crane Holdings, Co. Board of Directors hold DSUs, which are settled upon or following the non-employee director’s cessation of board service. As described above, we currently expect that those DSUs will be adjusted into both Crane NXT, Co. and Crane Company DSUs in connection with the distributions based on the stockholder method for adjustments. The distribution will not trigger immediate settlement of the adjusted DSUs for non-employee directors who remain in service with either Crane NXT, Co. or Crane Company after the distribution. Rather, settlement of the adjusted DSUs will be triggered when the non-employee director separates from service with the post-distribution company for which they continue to serve. For non-employee directors serving on both the Crane NXT, Co. Board of Directors and Crane Company Board of Directors immediately after the distribution, separation from the Crane NXT, Co. Board of Directors will trigger settlement of the adjusted DSUs.

Non-U.S. Employees

The provisions of the employee matters agreement generally cover employees in the non-U.S. jurisdictions. All actions taken with respect to non-U.S. Crane Company employees or U.S. Crane Company employees working in non-U.S. jurisdictions will be subject to and accomplished in accordance with applicable law in the custom of the applicable jurisdictions.

Intellectual Property Matters Agreement

Crane Company intends to enter into an intellectual property matters agreement with Crane Holdings, Co., which will be renamed “Crane NXT, Co.” following the spin-off, under which Crane Company will license certain IP to Crane NXT, Co.

We have not yet finalized the terms of the intellectual property matters agreement, and we intend to include additional details on the terms of the agreement as an amendment to the registration statement on Form 10, of which this information statement is a part.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date hereof, all of Crane Company’s outstanding shares of common stock are owned by Crane Holdings, Co. Immediately after the distribution, Crane NXT, Co. will own no shares of Crane Company common stock.

The following table provides information with respect to the expected beneficial ownership of Crane Company common stock immediately after the distribution by (i) each person who we believe will be a beneficial owner of more than five percent of Crane Company’s outstanding shares of common stock, (ii) each of Crane Company’s expected directors, director nominees, and named executive officers and (iii) all expected directors and executive officers as a group. We based the share amounts on each person’s beneficial ownership of shares of Crane Holdings, Co. common stock as of August 22, 2022, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of one share of Crane Company common stock for every one share of Crane Holdings, Co. common stock. Beneficial ownership is determined in accordance with the rules of the SEC.

Security Ownership of Certain Beneficial Owners

Based on the information filed by stockholders of Crane Holdings, Co. on Schedules 13D and 13G, reporting beneficial ownership of Crane Holdings, Co. common stock as of the date of the event which required such filing, we anticipate the following stockholders will beneficially own more than five percent of Crane Company common stock immediately following the distribution. Solely for the purposes of the following table, we assumed that 56,129,241 of our shares of common stock were issued and outstanding as of August 22, 2022 based on Crane Holdings, Co. common stock outstanding as of such date and the distribution ratio. The actual number of shares of our common stock to be outstanding following the spin-off will be determined on the record date of the distribution.

Name and Address of Beneficial Owner	Shares of Crane Company’s Common Stock to be Beneficially Owned Upon the Distribution	% of Class
The Crane Fund(1) 140 Sylvan Ave, #5 Englewood Cliffs, NJ 07632	7,778,416	13.9%
FMR, LLC(2) 245 Summer Street Boston, MA 02210	4,806,563	8.6%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	4,695,385	8.4%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10022	4,014,384	7.2%

(1)

The Crane Fund, a trust established for the benefit of former employees in need (the “Crane Fund”), is managed by trustees appointed by the Board of Directors of Crane Holdings, Co. The incumbent trustees are A. M. D’Iorio, T. A. Polmanteer and C. Cristiano, all of whom are executive officers of Crane Holdings, Co. Pursuant to the trust instrument, the shares held by the trust are voted by the trustees as directed by the Board of Directors of Crane Holdings, Co., the distribution of the income of the trust for its intended purposes is subject to the control of the Board of Directors of Crane Holdings, Co. and the shares may be sold by the trustees only upon the direction of the Board of Directors of Crane Holdings, Co. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

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(2)

As reported in a Schedule 13G filed on February 9, 2022, by FMR LLC, directly and on behalf of Abigail P. Johnson and certain subsidiaries, giving information on shareholdings as of December 31, 2021. According to the Schedule 13G, FMR LLC, a parental holding company, has sole voting power over 556,346 shares and sole dispositive power over 4,806,563 shares of Crane Holdings, Co. stock.

(3)

As reported in a Schedule 13G filed on February 9, 2022, by The Vanguard Group, directly and on behalf of certain subsidiaries, giving information on shareholdings as of December 31, 2021. According to the Schedule 13G, The Vanguard Group, an investment adviser, has shared voting power over 24,864 shares, sole dispositive power over 4,631,205 shares and shared dispositive power over 64,180 shares of Crane Holdings, Co. stock.

(4)

As reported in a Schedule 13G filed on February 1, 2022, by BlackRock, Inc., giving information on shareholdings as of December 31, 2021. According to the Schedule 13G, BlackRock, Inc., a parental holding company or control person, has sole voting power over 3,836,352 shares and sole dispositive power over 4,014,384 shares of Crane Holdings, Co. stock.

Share Ownership of Executive Officers and Directors

To the extent Crane Company’s directors and officers own shares of Crane Holdings, Co. common stock at the time of the spin-off, they will participate in the distribution on the same terms as other holders of shares of Crane Holdings, Co. common stock.

The address of each director, director nominee and executive officer shown in the table below is c/o Crane Company, 100 First Stamford Place, Stamford, CT 06902.

Name and Address of Beneficial Owner	Shares of Crane Company’s Common Stock to be Beneficially Owned Upon the Distribution	% of Class
Max H. Mitchell
Richard A. Maue
Anthony M. D’Iorio
Alejandro Alcala
[TBD]
Directors and executive officers as a group ([●] persons)

*	Less than one percent (1%)

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DESCRIPTION OF CERTAIN INDEBTEDNESS

Information with respect to financing arrangements that Crane Company may enter into in connection with or following its spin-off from Crane will be provided in subsequent amendments to this information statement.

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DESCRIPTION OF CAPITAL STOCK

Crane Company’s certificate of incorporation and by-laws will be amended and restated prior to the spin-off. The following is a summary of the currently expected material terms of Crane Company’s capital stock that will be contained in Crane Company’s amended and restated certificate of incorporation and amended and restated by-laws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of Crane Company’s amended and restated certificate of incorporation or of Crane Company’s amended and restated by-laws to be in effect at the time of the distribution and is qualified by reference to Delaware statutory and common law and the full texts of such documents. The summary is qualified in its entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on Crane Company’s capital stock at the time of the distribution. Crane Company’s amended and restated certificate of incorporation and amended and restated by-laws that will be in effect at the time of the distribution will be included as exhibits to the registration statement on Form 10, of which this information statement is a part.

Authorized Capital Stock

Immediately following the distribution, Crane Company’s authorized capital shall consist of [●] shares of common stock, par value $1.00 per share, of Crane Company and [●] shares of preferred stock, par value $0.01 per share, of Crane Company.

Common Stock

Immediately following the distribution, Crane Company expects that approximately [●] shares of its common stock will be issued and outstanding based upon approximately [●] shares of Crane Company common stock outstanding as of [●]. All outstanding shares of Crane Company common stock, when issued, will be fully paid and nonassessable.

Each holder of Crane Company common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders. The holders of Crane Company common stock will not be entitled to cumulative voting of their shares. Subject to any preferential rights of any outstanding preferred stock, holders of Crane Company common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by Crane Company’s Board of Directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Crane Company, voluntary or involuntary, holders of its common stock would be entitled to share ratably in all assets of the Company remaining after payments to creditors and after the satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding.

Holders of Crane Company common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of Crane Company common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Crane Company may designate and issue in the future.

Preferred Stock

Under the terms of Crane Company’s amended and restated certificate of incorporation, Crane Company’s Board of Directors will be able to, without approval of stockholders, issue one or more series of preferred stock. Crane Company’s Board of Directors may determine the number of shares of each series and the designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, if any, including dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences and the terms and conditions of issue.

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Although Crane Company’s Board of Directors does not currently intend to do so, it will be able to authorize Crane Company to issue a class or series of preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of Crane Company, even if such transaction or change in control involves a premium price for Crane Company’s stockholders or Crane Company’s stockholders believe that such transaction or change in control may be in their best interests. Crane Company’s Board of Directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Crane Company’s amended and restated certificate of incorporation will provide that no director of Crane Company will be liable to Crane Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Crane Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Crane Company’s amended and restated certificate of incorporation will further provide that if the DGCL is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to Crane Company shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.

Crane Company’s amended and restated by-laws will provide that Crane Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Crane Company) by reason of the fact that such person is or was or has agreed to become a director or officer of Crane Company, or is or was serving or who has agreed to serve at the request of Crane Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent not prohibited by applicable law, against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Crane Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Crane Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. Crane Company shall also have the power to indemnify its other officers, employees and other agents as set forth in the DGCL or other applicable law.

Crane Company’s amended and restated certificate of incorporation and amended and restated by-laws will also provide that Crane Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Crane Company to procure a judgment in its favor by reason of the fact that such person is or was or has agreed to become a director or officer of Crane Company, or is or was serving or has agreed to serve at the request of Crane Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent not prohibited by applicable law, against costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Crane Company except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Crane Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

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Crane Company’s amended and restated by-laws will further provide that, to the extent that a present or former director or officer of Crane Company has been successful on the merits, or otherwise in defense of any action, suit or proceeding referred to in the two paragraphs immediately above, or in defense of any claim, issue or matter therein, such person shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Further, any indemnification under the two paragraphs immediately above (unless ordered by a court) shall be made by Crane Company only as authorized in the specific case upon a determination that indemnification of the present or former director or officer of Crane Company, or a person who has agreed to become a director or officer of Crane Company, or is or was serving or who has agreed to serve at the request of Crane Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise is proper in the circumstances because the person has met the applicable standard of conduct set forth in the two paragraphs immediately above. Such determination shall be made, with respect to a person who is a director or officer of Crane Company at the time of such determination: (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of Crane Company.

In addition, the costs, charges and expenses (including attorneys’ fees) incurred by a person who is a director or officer of Crane Company at such time in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Crane Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event it shall ultimately be determined that such director or officer is not entitled to be indemnified by Crane Company as authorized under Article IX of Crane Company’s amended and restated by-laws. The costs, charges and expenses (including attorneys’ fees) incurred by any former director or officer of Crane Company or by persons serving at the request of Crane Company as directors or officers of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as Crane Company deems appropriate.

Crane Company may, to the extent authorized from time to time by Crane Company’s Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of Crane Company similar to those conferred in Crane Company’s amended and restated by-laws to directors and officers of Crane Company.

In addition, Crane Company will enter into certain customary indemnification agreements with its directors and officers. These agreements will require Crane Company to provide indemnification and expense reimbursement in certain circumstances.

Crane Company shall purchase and maintain directors’ and officers’ liability insurance that covers certain liabilities and expenses of its directors and officers or any person who is or was or has agreed to become a director or officer of Crane Company or is or was serving or who has agreed to serve at the request of Crane Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and that covers Crane Company for reimbursement of payments to its directors and officers and such persons in respect of such liabilities and expenses, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors of Crane Company.

Anti-Takeover Effects of Various Provisions of Delaware Law and Crane Company’s Certificate of Incorporation and By-laws

Delaware Anti-Takeover Provisions. Following the distribution, Crane Company will be subject to Section 203 of the DGCL, an anti-takeover statute. Section 203 of the DGCL protects publicly traded Delaware corporations, such as Crane Company following the distribution, from hostile takeovers, and from actions following a hostile takeover, by prohibiting some transactions once a potential acquirer has gained a significant holding in the

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corporation. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors approved of such corporation either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

on or after such date the business combination is approved by the board of directors of such corporation and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203 of the DGCL, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the date of determination whether the person is an “interested stockholder”) 15% or more of the corporation’s voting stock.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither Crane Company’s amended and restated certificate of incorporation nor Crane Company’s amended and restated by-laws will contain the election not to be governed by Section 203 of the DGCL. Therefore, Crane Company will be governed by Section 203 of the DGCL.

Crane Company’s amended and restated certificate of incorporation and amended and restated by-laws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with Crane Company’s Board of Directors rather than to attempt a hostile takeover. These provisions are expected to include, among others:

•	Authority of Crane Company’s Board of Directors to issue capital stock;

•

All stockholder actions must be effected at a duly called meeting of stockholders (which may only be called by the Chairman of Crane Company’s Board of Directors or a majority of Crane Company’s Board of Directors) and not by written consent;

•

Members of Crane Company’s Board of Directors may be removed at any time only, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares then entitled to vote at an election of directors, voting together as a single class;

•	No cumulative voting;

•

Nominees for a director of Crane Company’s Board of Directors shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, except that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which a stockholder has nominated a person for election to Crane Company’s Board of Directors; and

•

Amendments to Crane Company’s amended and restated by-laws require the affirmative vote of two-thirds of the shares of stock of Crane Company outstanding and entitled to vote thereon, voting together as a single class, or by the affirmative vote of a majority of Crane Company’s Board of Directors then in office.

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Amendments to Constituent Documents. Delaware law provides that an amendment to a corporation’s certificate of incorporation requires that its board of directors adopt a resolution setting forth the proposed amendment and declaring its advisability, and that a majority of the voting power of the then outstanding capital stock of the corporation approve the amendment, although the certificate of incorporation may provide for a greater vote. Crane Company’s amended and restated certificate of incorporation will provide that the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares entitled to vote, voting together as a single class, is required to amend or repeal, or adopt any provisions inconsistent with, certain articles (Article V, Article VI and Article VII) of Crane Company’s amended and restated certificate of incorporation.

Crane Company’s amended and restated certificate of incorporation will also provide that the holders of at least two-thirds of the voting power of the then outstanding shares entitled to vote, voting together as a single class, is required to make, alter, amend or repeal certain articles of Crane Company’s amended and restated by-laws without any action on the part of Crane Company’s Board of Directors. Further, under Crane Company’s amended and restated certificate of incorporation, Crane Company’s Board of Directors will be expressly authorized to make, alter, amend or repeal Crane Company’s amended and restated by-laws, without any action on the part of the stockholders. Crane Company’s amended and restated by-laws will note that the affirmative vote of a majority of Crane Company’s Board of Directors then in office is required for Crane Company’s Board of Directors to amend or repeal, or adopt, new by-laws.

Size of Board and Vacancies. Crane Company’s amended and restated certificate of incorporation and amended and restated by-laws will provide that the number of directors on Crane Company’s Board of Directors will be not less than three nor more than fifteen, with the exact number of directors to be fixed by a majority of Crane Company’s Board of Directors. Unless otherwise required by law or the Certificate of Incorporation, vacancies on Crane Company’s Board of Directors or any committee thereof resulting from the death, resignation or removal of a director, or from an increase in the number of directors constituting Crane Company’s Board of Directors or such committee or otherwise, may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall, in the case of Crane Company’s Board of Directors, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of Crane Company’s Board of Directors, shall hold office until their successors are duly appointed by Crane Company’s Board of Directors or until their earlier death, resignation or removal.

Special Stockholder Meetings. Crane Company’s amended and restated by-laws will provide that only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Crane Company’s notice of meeting. A special meeting of stockholders may only be called by the Chairman of Crane Company’s Board of Directors or a majority of Crane Company’s Board of Directors, and stockholders may not act by written consent.

Advance Notice for Stockholder Proposals and Nominations. Crane Company amended and restated by-laws will provide that only such business (other than nominations for election to Crane Company’s Board of Directors) may be transacted at an annual meeting of the stockholders as is either (i) specified in the notice of meeting (or any supplement or amendment thereto) given by or at the direction of Crane Company’s Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the meeting by or at the direction of Crane Company’s Board of Directors (or any duly authorized committee thereof), or (iii) otherwise properly brought before the meeting by a stockholder of Crane Company (a) who is a stockholder of record on the date of the giving of the notice provided for in Crane Company’s amended and restated by-laws and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting of stockholders and (b) who complies with the notice procedures set forth in Crane Company’s amended and restated by-laws and described below.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have delivered to, or have mailed, and Crane Company must have received, at the principal executive offices of Crane Company, notice not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first

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anniversary of the preceding year’s annual meeting. However, in the event that the annual meeting of stockholders is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than ninety (90) days prior to the date of the annual meeting of stockholders or, if later, the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting of stockholders was made, whichever first occurs.

Crane Company’s amended and restated by-laws will also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before a meeting of stockholders.

Certain Effects of Authorized but Unissued Stock. Crane Company’s authorized but unissued shares of common stock will available for Crane Company’s Board of Directors to issue without stockholder approval. Crane Company will be able to use the additional authorized shares of common stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of Crane Company’s authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of Crane Company by means of a proxy contest, tender offer, merger or other transaction.

As noted above, Crane Company’s Board of Directors will be able to, without approval of stockholders, issue one or more series of preferred stock. In some cases, the issuance of preferred stock could delay, defer or prevent a change in control of Crane Company and make it harder to remove present management, without further action by Crane Company stockholders. Under some circumstances, preferred stock could also decrease the amount of earnings and assets available for distribution to holders of Crane Company common stock if Crane Company liquidates or dissolves and could also restrict or limit dividend payments to holders of Crane Company common stock.

Sale of Unregistered Securities

On June 15, 2022, Crane Company issued 100 shares of its common stock to Crane Holdings, Co. in exchange for $1.00 per share, which amounts to $100 in the aggregate. Crane Company did not register the issuance of these shares under the Securities Act because such issuance did not constitute a public offering and therefore was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

Transfer Agent and Registrar

We expect that the transfer agent and registrar for the shares of Crane Company common stock will be Computershare. The transfer agent and registrar’s address is Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233-5000.

Stock Exchange Listing

We expect that Crane Company’s common stock will be listed on the NYSE under the symbol “CR,” and Crane Holdings, Co. will be renamed “Crane NXT, Co.” and intends to change the ticker symbol for its common stock currently listed on the NYSE to “CXT.”

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10, including exhibits and schedules filed with the registration statement of which this information statement is a part, under the Exchange Act, with respect to Crane Company common stock being distributed as contemplated by such registration statement. This information statement is part of, and does not contain all of the information set forth in, such registration statement and exhibits and schedules to such registration statement. For further information with respect to Crane Company and Crane Company common stock, please refer to such registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to such registration statement for copies of the actual contract or document.

As a result of the distribution, Crane Company will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, Crane Company will file periodic reports, proxy statements, and other information with the SEC. The SEC maintains a website, www.sec.gov, that contains periodic reports, proxy statements and information statements and other information regarding issuers, like us, that file electronically with the SEC. The registration statement on Form 10, of which this information statement is a part, including its exhibits and schedules, and the periodic reports, proxy statements and information statements and other information that Crane Company files electronically with the SEC will be available for inspection and copying at the SEC’s website.

You can also find a copy of the registration statement on Form 10, of which this information statement is a part, on our website, www.craneco.com, which Crane Company will make available free of charge. Crane Company also plans to make available its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, in each case, filed with or furnished to the SEC pursuant to the Exchange Act, on our website, www.craneco.com, which Crane Company will make available free of charge as soon as reasonably practicable after Crane Company electronically files such material with, or furnish it to, the SEC.

Information contained on, or connected to, any website we refer to in this information statement does not and will not constitute a part of this information statement or the registration statement of which this information statement is a part.

We intend to furnish holders of Crane Company common stock with annual reports containing consolidated financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

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INDEX TO FINANCIAL STATEMENTS

Crane Holdings, Co.

F-1

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Crane Holdings, Co.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Crane Holdings, Co. (formerly Crane Co.) and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income, cash flows, and changes in equity, for each of the three years in the period ended December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Asbestos Liability — Refer to Note 12, Commitments and Contingencies, to the financial statements

Critical Audit Matter Description

The Company is a defendant in cases filed in numerous state and federal courts alleging injury or death of exposure to asbestos. The Company records an estimated liability related to the resolution cost of pending and future claims projected to be filed against the Company for which management believes are probable of occurring and reasonably estimable. The model utilized by the Company to estimate its asbestos liability has several factors that involve the application of significant judgement and estimates with a significant measurement of uncertainty. The most significant factors affecting the asbestos liability are (1) the number of new mesothelioma claims filed against the Company, (2) the average settlement costs for mesothelioma claims, (3) the percentage of mesothelioma claims dismissed against the Company and (4) the aggregate defense costs incurred by the Company. These factors are interdependent, and no one factor predominates in determining the liability estimate. Changes in these estimates and assumptions could have a significant impact on the asbestos liability. The current and non-current liability as of December 31, 2021 was $62.3 million and $549.8 million, respectively.

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Given the subjectivity of estimating the asbestos liability, future claims, and underlying assumptions utilized by management, auditing management’s judgments regarding the significant factors listed above involved especially subjective auditor judgment, including the need to involve our actuarial specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures performed on the recorded asbestos liability included the following, among others:

•	We tested the design and effectiveness of controls over the asbestos liability, including those over the projection of settlement value of current and future claims.

•

We obtained the System and Organization Control Report (SOC) 1 reports for the outside service providers to evaluate the processes and controls relevant to the Company’s asbestos claims administration.

•	With the assistance of our internal actuarial specialists, we:

•	Evaluated the reasonableness of the underlying methodology for estimating the liability.

•

Tested the completeness and accuracy of underlying source data that served as the basis for the actuarial analysis and estimates, including historical claims, to test that the inputs to the actuarial estimate were reasonable.

•	Compared management’s prior-year assumptions of expected development and ultimate loss to actual incurred during the current year to identify potential bias in the determination of the liability.

•	We assessed the reasonableness of the forecast period used by the Company to estimate the liability.

•	Developed a range of independent estimates based on loss information and historical and industry claim development factors and compared our estimates to the Company’s estimates.

•

We considered the impact of changes in the regulatory and litigation environments on management’s assumptions by performing corroborating inquires with the Company’s internal and external legal counsel.

•	We evaluated management’s ability to accurately estimate the future liability by comparing actual results to management’s historical estimates.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

February 28, 2022, except for the impacts of reclassifying the Engineered Materials business to continuing operations as discussed in Note 17, as to which the date is August 30, 2022.

We have served as the Company’s auditor since 1979.

F-3

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

CRANE HOLDINGS, CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
(in millions, except per share data)	2021	2020	2019
Net sales	$3,408.0	$2,936.9	$3,283.1
Operating costs and expenses:
Cost of sales	2,120.3	1,930.7	2,104.1
Selling, general and administrative	775.4	698.1	698.0
Restructuring (gains) charges, net	(16.9)	32.3	17.5
Acquisition-related and integration charges	—	12.9	5.2
Asbestos provision, net	—	—	229.0
Environmental provision, net	—	—	18.9

Operating profit	529.2	262.9	210.4

Other income (expense):
Interest income	1.4	2.0	2.7
Interest expense	(46.9)	(55.3)	(46.8)
Miscellaneous income, net	19.1	14.9	4.4

Total other expense	(26.4)	(38.4)	(39.7)

Income before income taxes	502.8	224.5	170.7
Provision for income taxes	67.4	43.4	37.1

Net income before allocation to noncontrolling interests	435.4	181.1	133.6
Less: Noncontrolling interest in subsidiaries’ earnings	—	0.1	0.3

Net income attributable to common shareholders	$435.4	$181.0	$133.3

Basic earnings per share	$7.46	$3.10	$2.23
Weighted average basic shares outstanding	58.4	58.3	59.8
Diluted earnings per share	$7.36	$3.08	$2.20
Weighted average diluted shares outstanding	59.2	58.8	60.6

See Notes to Consolidated Financial Statements

F-4

Confidential Treatment Requested by Crane Company

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CRANE HOLDINGS, CO.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the year ended December 31,
(in millions)	2021	2020	2019
Net income before allocation to noncontrolling interests	$435.4	$181.1	$133.6
Components of other comprehensive income (loss), net of tax
Currency translation adjustment	(69.2)	70.4	11.5
Changes in pension and postretirement plan assets and benefit obligation, net of tax	96.0	(53.6)	(47.7)

Other comprehensive income (loss), net of tax	26.8	16.8	(36.2)

Comprehensive income before allocation to noncontrolling interests	462.2	197.9	97.4
Less: Noncontrolling interests in comprehensive income (loss)	0.6	(0.5)	(0.1)

Comprehensive income attributable to common shareholders	$461.6	$198.4	$97.5

See Notes to Consolidated Financial Statements

F-5

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

CRANE HOLDINGS, CO.

CONSOLIDATED BALANCE SHEETS

	Balance as of December 31,
(in millions, except shares and per share data)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$478.6	$551.0
Current insurance receivable—asbestos	13.7	14.4
Accounts receivable, net	483.0	432.7
Inventories, net	449.1	438.2
Other current assets	118.7	137.4

Total current assets	1,543.1	1,573.7

Property, plant and equipment, net	555.6	600.4
Insurance receivable—asbestos	60.0	72.5
Long-term deferred tax assets	17.7	14.9
Intangible assets, net	467.1	520.3
Goodwill	1,583.8	1,609.0
Other assets	259.3	198.1

Total assets	$4,486.6	$4,588.9

Liabilities and equity
Current liabilities:
Short-term borrowings	$—	$375.7
Accounts payable	273.7	218.4
Current asbestos liability	62.3	66.5
Accrued liabilities	442.7	395.9
U.S. and foreign taxes on income	10.6	0.1

Total current liabilities	789.3	1,056.6

Long-term debt	842.4	842.9
Accrued pension and postretirement benefits	231.9	329.7
Long-term deferred tax liability	76.9	53.6
Long-term asbestos liability	549.8	603.6
Other liabilities	161.2	171.4
Commitments and contingencies (Note 12)
Equity:
Preferred shares, par value 0.01; 5,000,000 shares authorized	—	—
Common shares, par value $1.00; 200,000,000 shares authorized; 72,426,139 shares issued; 57,835,865 and 58,127,948 shares outstanding in 2021 and 2020, respectively	72.4	72.4
Capital surplus	363.9	330.7
Retained earnings	2,527.3	2,192.8
Accumulated other comprehensive loss	(440.2)	(466.4)
Treasury stock; 14,590,274 and 14,298,191 treasury shares in 2021 and 2020, respectively	(691.1)	(600.6)

Total shareholders’ equity	1,832.3	1,528.9
Noncontrolling interest	2.8	2.2

Total equity	1,835.1	1,531.1

Total liabilities and equity	$4,486.6	$4,588.9

See Notes to Consolidated Financial Statements

F-6

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

CRANE HOLDINGS, CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
(in millions)	2021	2020	2019
Operating activities:
Net income before allocations to noncontrolling interests	$435.4	$181.1	$133.6
Asbestos provision, net	—	—	229.0
Environmental provision, net	—	—	18.9
Loss on deconsolidation of joint venture	—	—	1.2
Realized gain on marketable securities	—	—	(1.1)
Gain on sale of property	(18.5)	—	—
Depreciation and amortization	121.1	127.5	113.5
Stock-based compensation expense	24.9	22.3	22.3
Defined benefit plans and postretirement credit	(8.0)	(7.1)	(0.7)
Deferred income taxes	(9.6)	18.1	(25.1)
Cash provided by (used for) operating working capital	38.0	39.1	(40.0)
Defined benefit plans and postretirement contributions	(29.4)	(28.4)	(8.7)
Environmental payments, net of reimbursements	(5.8)	(4.2)	(8.2)
Asbestos related payments, net of insurance recoveries	(44.9)	(31.1)	(41.5)
Other	(4.7)	(7.8)	0.7

Total provided by operating activities	$498.5	$309.5	$393.9

Investing activities:
Payment for acquisition—net of cash acquired	—	(169.5)	(156.2)
Proceeds from disposition of capital assets	23.6	4.5	3.1
Capital expenditures	(53.9)	(34.1)	(68.8)
Purchase of marketable securities	(10.0)	(90.0)	(8.8)
Proceeds from sale of marketable securities	40.0	60.0	9.9
Impact of deconsolidation of joint venture	—	—	(0.2)

Total used for investing activities	$(0.3)	$(229.1)	$(221.0)

Financing activities:
Dividends paid	(100.6)	(100.4)	(93.2)
Reacquisition of shares on open market	(96.3)	(70.0)	(79.9)
Stock options exercised, net of shares reacquired	14.2	5.1	2.9
Debt issuance costs	—	(1.3)	—
Repayment of long-term debt	—	—	(99.4)
Repayment of short-term debt	—	—	(7.4)
Proceeds from issuance of long-term debt	—	—	3.0
Proceeds from issuance of commercial paper with maturities greater than 90 days	—	251.3	25.0
Repayments of commercial paper with maturities greater than 90 days	(27.1)	(296.7)	—
Net (repayments) proceeds from issuance of commercial paper with maturities of 90 days or less	—	(76.8)	124.4
Proceeds from revolving credit facility	—	77.2	—
Repayments of revolving credit facility	—	(77.2)	—
Proceeds from term loan	—	343.9	—
Repayment of term loan	(348.1)	—	—

Total (used for) provided by financing activities	$(557.9)	$55.1	$(124.6)

F-7

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

	For the year ended December 31,
(in millions)	2021	2020	2019
Effect of exchange rates on cash and cash equivalents	$(12.7)	$21.6	$2.2

(Decrease) increase in cash and cash equivalents	(72.4)	157.1	50.5
Cash and cash equivalents at beginning of period	551.0	393.9	343.4

Cash and cash equivalents at end of period	$478.6	$551.0	$393.9

Detail of cash provided by (used for) operating working capital:
Accounts receivable	$(58.8)	$138.5	$3.8
Inventories	(18.2)	35.4	(8.3)
Other current assets	(18.4)	(5.8)	(1.3)
Accounts payable	59.3	(102.6)	(23.4)
Accrued liabilities	53.8	4.8	(35.2)
U.S. and foreign taxes on income	20.3	(31.2)	24.4

Total	$38.0	$39.1	$(40.0)

Supplemental disclosure of cash flow information:
Interest paid	$44.4	$53.8	$47.4
Income taxes paid	$56.3	$46.5	$37.9

See Notes to Consolidated Financial Statements

F-8

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

CRANE HOLDINGS, CO.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in millions, except share data)	Common Shares Issued at Par Value	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Shareholders’ Equity	Noncontrolling Interest	Total Equity
BALANCE DECEMBER 31, 2018	72.4	$303.5	$2,072.1	$(447.6)	$(476.2)	$1,524.2	$2.9	$1,527.1
Net income	—	—	133.3	—	—	133.3	0.3	133.6
Cash dividends ($1.56 per share)	—	—	(93.2)	—	—	(93.2)	—	(93.2)
Reacquisition on open market of 987,630 shares	—	—	—	—	(79.9)	(79.9)	—	(79.9)
Exercise of stock options, net of shares reacquired of 218,540	—	—	—	—	11.5	11.5	—	11.5
Stock-based compensation	—	22.3	—	—	—	22.3	—	22.3
Impact from settlement of share-based awards, net of shares acquired	—	(10.2)	—	—	1.8	(8.4)	—	(8.4)
Deconsolidation of a joint venture	—	—	—	—	—	—	(0.5)	(0.5)
Changes in pension and postretirement plan assets and benefit obligation, net of tax	—	—	—	(47.7)	—	(47.7)	—	(47.7)
Currency translation adjustment	—	—	—	11.6	—	11.6	(0.1)	11.5

BALANCE DECEMBER 31, 2019	72.4	$315.6	$2,112.2	$(483.7)	$(542.8)	$1,473.7	$2.6	$1,476.3

Net income	—	—	181.0	—	—	181.0	0.1	181.1
Cash dividends ($1.72 per share)	—	—	(100.4)	—	—	(100.4)	—	(100.4)
Reacquisition on open market of 1,221,233 shares	—	—	—	—	(70.0)	(70.0)	—	(70.0)
Exercise of stock options, net of shares reacquired of 183,320	—	—	—	—	8.9	8.9	—	8.9
Stock-based compensation	—	22.3	—	—	—	22.3	—	22.3
Impact from settlement of share-based awards, net of shares acquired	—	(7.2)	—	—	3.3	(3.9)	—	(3.9)
Changes in pension and postretirement plan assets and benefit obligation, net of tax	—	—	—	(53.6)	—	(53.6)	—	(53.6)
Currency translation adjustment	—	—	—	70.9	—	70.9	(0.5)	70.4

BALANCE DECEMBER 31, 2020	72.4	$330.7	$2,192.8	$(466.4)	$(600.6)	$1,528.9	$2.2	$1,531.1

Net income	—	—	435.4	—	—	435.4	—	435.4
Cash dividends ($1.72 per share)	—	—	(100.9)	—	—	(100.9)	—	(100.9)
Reacquisition on open market of 943,048 shares	—	—	—	—	(96.3)	(96.3)	—	(96.3)
Exercise of stock options, net of shares reacquired of 553,655 shares	—	—	—	—	16.5	16.5	—	16.5
Stock-based compensation	—	24.9	—	—	—	24.9	—	24.9
Impact from settlement of share-based awards, net of shares acquired	—	8.3	—	—	(10.7)	(2.4)	—	(2.4)
Changes in pension and postretirement plan assets and benefit obligation, net of tax	—	—	—	96.0	—	96.0	—	96.0
Currency translation adjustment	—	—	—	(69.8)	—	(69.8)	0.6	(69.2)

BALANCE DECEMBER 31, 2021	72.4	$363.9	$2,527.3	$(440.2)	$(691.1)	$1,832.3	$2.8	$1,835.1

See Notes to Consolidated Financial Statements

F-9

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Crane Holdings, Co.

Notes to Consolidated Financial Statements

(All in Millions of Dollars, Unless Otherwise Stated)

Note 1 – Nature of Operations and Significant Accounting Policies

Nature of Operations

We are a diversified manufacturer of highly engineered industrial products comprised of four reporting segments: Process Flow Technologies, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Our primary end markets include commercial and military aerospace, defense and space, chemical production, pharmaceutical production, water and wastewater, non-residential and municipal construction, energy, banknote design and production, payment automation solutions, along with a wide range of general industrial and certain consumer related end markets. See Note 3, “Segment Information” for the relative size of these segments in relation to the total company (both net sales and total assets).

Process Flow Technologies. In the second quarter of 2021, we changed the name of our ‘Fluid Handling’ segment to ‘Process Flow Technologies’. This new name better conveys the key strengths and core competencies of the segment; providing proprietary and highly engineered process flow technology solutions to its customers.

Due to rounding, numbers presented throughout this report may not add up precisely to totals we provide, and percentages may not precisely reflect the absolute figures.

Holding Company Reorganization

On May 16, 2022, Crane Co., a Delaware corporation (“Crane Co.”), completed its previously announced reorganization merger pursuant to the Agreement and Plan of Merger, dated as of February 28, 2022 (the “Reorganization Agreement”), by and among Crane Co., Crane Holdings, Co., a Delaware corporation (“Crane Holdings”), and Crane Transaction Company, LLC, a Delaware limited liability company and, as of immediately prior to the consummation of such merger, a wholly-owned subsidiary of Crane Holdings (“Merger Sub”). The Reorganization Agreement provided for the merger of Crane Co. and Merger Sub, with Crane Co. surviving the merger as a wholly-owned subsidiary of Crane Holdings (the “Reorganization Merger”).

Following the Reorganization Merger, on May 16, 2022, Crane Co. (which, as a result of the Reorganization Merger, became a wholly-owned subsidiary of Crane Holdings) converted from a Delaware corporation into a Delaware limited liability company named “Crane LLC” (such conversion, together with the Reorganization Merger, the “Reorganization”). Following the Reorganization, substantially all of the assets of Crane LLC were distributed, assigned, transferred, conveyed and delivered to, and related liabilities of Crane LLC were assumed by, Crane Holdings. On May 17, 2022, Crane LLC converted from a Delaware limited liability company to a Delaware corporation named “Crane Co.” Subsequently, on May 26, 2022, Crane Co. filed a Certificate of Amendment to its Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware, which became effective upon filing, pursuant to which the Company officially changed its name from “Crane Co.” to “Redco Corporation”. The “Crane Co.” name has been reserved for future use by Crane Holdings.

Significant Accounting Policies

Accounting Principles. Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of Crane Holdings, Co. and our subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation. As used in these notes, the terms “we,” “us,” “our,” “Crane” and the “Company” mean Crane Holdings, Co. and our subsidiaries unless the context specifically states or implies otherwise.

Basis of presentation. Certain amounts in the prior years’ consolidated financial statements have been reclassified to conform to the current year presentation.

F-10

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Use of Estimates. Our accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ from those estimated. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the financial statements in the period in which they are determined to be necessary. Estimates are used when accounting for such items as asset valuations, allowance for doubtful accounts, depreciation and amortization, impairment assessments, reserve for excess and obsolete inventory, reserve for warranty provision, restructuring provisions, employee benefits, taxes, asbestos liability and related insurance receivable, environmental liability and contingencies.

Currency Translation. Assets and liabilities of subsidiaries that prepare financial statements in currencies other than the U.S. dollar are translated at the rate of exchange in effect on the balance sheet date; results of operations are translated at the monthly average rates of exchange prevailing during the year. The related translation adjustments are included in accumulated other comprehensive income (loss) in a separate component of equity.

Revenue Recognition. In accordance with Accounting Standards Codification (“ASC”) Topic 606 “Revenue from Contracts with Customers,” we recognize revenue when control of the promised goods or services in a contract transfers to the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. We account for a contract when both parties have approved and committed to the terms, each party’s rights and payment obligations under the contract are identifiable, the contract has commercial substance, and it is probable that we will collect substantially all of the consideration. When shipping and handling activities are performed after the customer obtains control of product, we elect to account for shipping and handling as activities to fulfill the promise to transfer the product. In determining the transaction price of a contract, we exercise judgment to determine the total transaction price when it includes estimates of variable consideration, such as rebates and milestone payments. We generally estimate variable consideration using the expected value method and consider all available information (historical, current, and forecasted) in estimating these amounts. Variable consideration is only included in the transaction price to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. We elect to exclude from the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by us from a customer.

We primarily generate revenue through the manufacture and sale of engineered industrial products. Each product within a contract generally represents a separate performance obligation, as we do not provide a significant service of integrating or installing the products, the products do not customize each other, and the products can function independently of each other. Control of products generally transfers to the customer at a point in time, as the customer does not control the products as they are manufactured. We exercise judgment and consider the timing of right to payment, transfer of risk and rewards, transfer of title, transfer of physical possession, and customer acceptance when determining when control transfers to the customer. As a result, revenue from the sale of products is generally recognized at a point in time—either upon shipment or delivery—based on the specific shipping terms in the contract. When products are customized or products are sold directly to the U.S. government or indirectly to the U.S. government through subcontracts, revenue is recognized over time because control is transferred continuously to customers, as the contract progresses. We exercise judgment to determine whether the products have an alternative use to us. When an alternative use does not exist for these products and we are entitled to payment for performance completed to date which includes a reasonable profit margin, revenue is recognized over time. When a contract with the U.S. government or subcontract for the U.S. government contains clauses indicating that the U.S. government owns any work-in-progress as the contracted product is being built, revenue is recognized over time. The measure of progress applied by us is the cost-to-cost method as this provides the most faithful depiction of the pattern of transfer of control. Under this method, we measure progress by comparing costs incurred to date to the total estimated costs to provide the performance obligation. This method effectively reflects our progress toward completion, as this methodology includes any work-in-process amounts as part of the measure of progress. Costs incurred represent work performed, which corresponds with, and thereby depicts, the transfer of control to the customer. Total revenue recognized and cost estimates are updated on a monthly basis.

F-11

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

When there are multiple performance obligations in a single contract, the total transaction price is allocated to each performance obligation based on their relative standalone selling prices. We maximize the use of observable data inputs and consider all information (including market conditions, segment-specific factors, and information about the customer or class of customer) that is reasonably available. The standalone selling price for our products and services is generally determined using an observable list price, which differs by class of customer.

Revenue recognized from performance obligations satisfied in previous periods (for example, due to changes in the transaction price or estimates), was not material in any period.

Payment for products is due within a limited time period after shipment or delivery, and we do not offer extended payment terms. Payment is typically due within 30-90 calendar days of the respective invoice dates. Customers generally do not make large upfront payments. Any advanced payments received do not provide us with a significant benefit of financing, as the payments are meant to secure materials used to fulfill the contract, as opposed to providing us with a significant financing benefit.

When an unconditional right to consideration exists, we record these amounts as receivables. When amounts are dependent on factors other than the passage of time in order for payment from a customer to become due, we record a contract asset. Contract assets represent unbilled amounts that typically arise from contracts for customized products or contracts for products sold directly to the U.S. government or indirectly to the U.S. government through subcontracts, where revenue recognized using the cost-to-cost method exceeds the amount billed to the customer. Contract assets are assessed for impairment and recorded at their net realizable value. Contract liabilities represent advance payments from customers. Revenue related to contract liabilities is recognized when control is transferred to the customer.

We pay sales commissions related to certain contracts, which qualify as incremental costs of obtaining a contract. However, the sales commissions generally relate to contracts for products or services satisfied at a point in time or over a period of time less than one year. As a result, we apply the practical expedient that allows an entity to recognize incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that would have been recognized is one year or less.

See Note 4, “Revenue” for further details.

Cost of Goods Sold. Cost of goods sold includes the costs of inventory sold and the related purchase and distribution costs. In addition to material, labor and direct overhead and inventoried cost, cost of goods sold include allocations of other expenses that are part of the production process, such as inbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, amortization of production related intangible assets and depreciation expense. We also include costs directly associated with products sold, such as warranty provisions.

Selling, General and Administrative Expenses. Selling, general and administrative expenses are charged to income as incurred. Such expenses include the costs of promoting and selling products and include such items as compensation, advertising, sales commissions and travel. Also included are costs related to compensation for other operating activities such as executive office administrative and engineering functions, as well as general operating expenses such as office supplies, non-income taxes, insurance and office equipment rentals.

Income Taxes. We account for income taxes in accordance with ASC Topic 740 “Income Taxes” (“ASC 740”) which requires an asset and liability approach for the financial accounting and reporting of income taxes. Under this method, deferred income taxes are recognized for the expected future tax consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. These balances are measured using the enacted tax rates expected to apply in the year(s) in which these temporary differences are expected to reverse. The effect of a change in tax rates on deferred income taxes is recognized in income in the period when the change is enacted.

F-12

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Based on consideration of all available evidence regarding their utilization, we record net deferred tax assets to the extent that it is more likely than not that they will be realized. Where, based on the weight of all available evidence, it is more likely than not that some amount of a deferred tax asset will not be realized, we establish a valuation allowance for the amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized. The evidence we consider in reaching such conclusions includes, but is not limited to, (1) future reversals of existing taxable temporary differences, (2) future taxable income exclusive of reversing taxable temporary differences, (3) taxable income in prior carryback year(s) if carryback is permitted under the tax law, (4) cumulative losses in recent years, (5) a history of tax losses or credit carryforwards expiring unused, (6) a carryback or carryforward period that is so brief it limits realization of tax benefits, and (7) a strong earnings history exclusive of the loss that created the carryforward and support showing that the loss is an aberration rather than a continuing condition.

We account for unrecognized tax benefits in accordance with ASC 740, which prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation, based solely on the technical merits of the position. The tax benefit recognized is the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

We recognize interest and penalties related to unrecognized tax benefits within the income tax expense line of our Consolidated Statement of Operations, while accrued interest and penalties are included within the related tax liability line of our Consolidated Balance Sheets.

Earnings Per Share. Our basic earnings per share calculations are based on the weighted average number of common shares outstanding during the year. Potentially dilutive securities include outstanding stock options, restricted share units, deferred stock units and performance-based restricted share units. The dilutive effect of potentially dilutive securities is reflected in diluted earnings per common share by application of the treasury method. Diluted earnings per share gives effect to all potential dilutive common shares outstanding during the year.

(in millions, except per share data) For the year ended December 31,	2021	2020	2019
Net income attributable to common shareholders	$435.4	$181.0	$133.3
Average basic shares outstanding	58.4	58.3	59.8
Effect of dilutive share-based awards	0.8	0.5	0.8

Average diluted shares outstanding	59.2	58.8	60.6

Basic earnings per share	$7.46	$3.10	$2.23
Diluted earnings per share	$7.36	$3.08	$2.20

The computation of diluted earnings per share excludes the effect of the potential exercise of stock options when the average market price of the common stock is lower than the exercise price of the related stock options. During 2021, 2020 and 2019, the number of stock options excluded from the computation was 1.2 million, 2.1 million and 1.2 million, respectively.

Cash and Cash Equivalents. Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible to cash and are not subject to significant risk from fluctuations in interest rates. As a result, the carrying amount of cash and cash equivalents approximates fair value.

Accounts Receivable, Net. Accounts receivable are carried at net realizable value. The allowance for doubtful accounts was $10.4 million and $10.9 million as of December 31, 2021 and 2020, respectively. The allowance for doubtful accounts activity was not material to our financial results for the years ended December 31, 2021 and 2020. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers and relatively small account balances within the majority of our customer base and their dispersion across different businesses. We periodically evaluate the financial strength of our customers and believe that our credit risk exposure is limited.

F-13

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Inventories, net. Inventories consist of the following:

(in millions) December 31,	2021	2020
Finished goods	$147.3	$130.5
Finished parts and subassemblies	59.5	54.5
Work in process	37.0	45.2
Raw materials	205.3	208.0

Total inventories, net	$449.1	$438.2

Inventories, net include the costs of material, labor and overhead and are stated at the lower of cost or net realizable value. Domestic inventories are stated at either the lower of cost or net realizable value using the last-in, first-out (“LIFO”) method or the lower of cost or net realizable value using the first-in, first-out (“FIFO”) method. Inventories held in foreign locations are primarily stated at the lower of cost or market using the FIFO method. The LIFO method is not being used at our foreign locations as such a method is not allowable for tax purposes. Changes in the levels of LIFO inventories have increased cost of sales by $3.6 million, $2.3 million and $6.7 million for the years ended December 31, 2021, 2020 and 2019, respectively. The portion of inventories costed using the LIFO method was 30.1% and 30.7% of consolidated inventories as of December 31, 2021 and 2020, respectively. If inventories that were valued using the LIFO method had been valued under the FIFO method, they would have been higher by $30.4 million and $26.8 million as of December 31, 2021 and 2020, respectively. The reserve for excess and obsolete inventory was $98.6 million and $95.8 million as of December 31, 2021 and 2020, respectively.

Valuation of Long-Lived Assets. We review our long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Examples of events or changes in circumstances could include, but are not limited to, a prolonged economic downturn, current period operating or cash flow losses combined with a history of losses or a forecast of continuing losses associated with the use of an asset or asset group, or a current expectation that an asset or asset group will be sold or disposed of before the end of its previously estimated useful life. Recoverability is based upon projections of anticipated future undiscounted cash flows associated with the use and eventual disposal of the long-lived asset (or asset group), as well as specific appraisal in certain instances. Reviews occur at the lowest level for which identifiable cash flows are largely independent of cash flows associated with other long-lived assets or asset groups. If the future undiscounted cash flows are less than the carrying value, then the long-lived asset is considered impaired and a loss is recognized based on the amount by which the carrying amount exceeds the estimated fair value. Judgments which impact these assessments relate to the expected useful lives of long-lived assets and our ability to realize any undiscounted cash flows in excess of the carrying amounts of such assets, and are affected primarily by changes in the expected use of the assets, changes in technology or development of alternative assets, changes in economic conditions, changes in operating performance and changes in expected future cash flows. Since judgment is involved in determining the recoverable amount of long-lived assets, there is risk that the carrying value of our long-lived assets may require adjustment in future periods.

Property, Plant and Equipment, net. Property, plant and equipment, net consists of the following:

(in millions) December 31,	2021	2020
Land	$80.8	$88.5
Buildings and improvements	281.5	289.6
Machinery and equipment	926.2	917.7

Gross property, plant and equipment	1,288.5	1,295.8
Less: accumulated depreciation	732.9	695.4

Property, plant and equipment, net	$555.6	$600.4

F-14

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Property, plant and equipment is stated at cost and depreciation is calculated by the straight-line method over the estimated useful lives of the respective assets, which range from 10 to 25 years for buildings and improvements and three to 10 years for machinery and equipment. Depreciation expense was $75.1 million, $77.2 million and $71.6 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Goodwill and Other Intangible Assets. Our business acquisitions have typically resulted in the recognition of goodwill and other intangible assets. We follow the provisions under ASC Topic 350, “Intangibles – Goodwill and Other” (“ASC 350”) as it relates to the accounting for goodwill in the Consolidated Financial Statements. These provisions require that we, on at least an annual basis, evaluate the fair value of the reporting units to which goodwill is assigned and attributed and compare that fair value to the carrying value of the reporting unit to determine if an impairment has occurred. We perform our annual impairment testing during the fourth quarter. Impairment testing takes place more often than annually if events or circumstances indicate a change in status that would indicate a potential impairment. We believe that there have been no other events or circumstances which would more likely than not reduce the fair value of our reporting units below its carrying value. A reporting unit is an operating segment unless discrete financial information is prepared and reviewed by segment management for businesses one level below that operating segment (a “component”), in which case the component would be the reporting unit. As of December 31, 2021, we had seven reporting units.

When performing our annual impairment assessment, we compare the fair value of each of our reporting units to our respective carrying value. Goodwill is considered to be potentially impaired when the net book value of the reporting unit exceeds its estimated fair value. Fair values are established primarily by discounting estimated future cash flows at an estimated cost of capital which varies for each reporting unit and which, as of our most recent annual impairment assessment, ranged between 9.5% and 11.5% (a weighted average of 10.7%), reflecting the respective inherent business risk of each of the reporting units tested. This methodology for valuing our reporting units (commonly referred to as the Income Method) has not changed since the adoption of the provisions under ASC 350. The determination of discounted cash flows is based on the businesses’ strategic plans and long-range planning forecasts, which change from year to year. The revenue growth rates included in the forecasts represent best estimates based on current and forecasted market conditions. Profit margin assumptions are projected by each reporting unit based on the current cost structure and anticipated net cost increases/reductions. There are inherent uncertainties related to these assumptions, including changes in market conditions, and management judgment is necessary in applying them to the analysis of goodwill impairment. In addition to the foregoing, for each reporting unit, market multiples are used to corroborate discounted cash flow results where fair value is estimated based on earnings multiples determined by available public information of comparable businesses. While we believe we have made reasonable estimates and assumptions to calculate the fair value of our reporting units, it is possible a material change could occur. If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may then be determined to be overstated and a charge would need to be taken against net earnings. No impairment charges have been required during 2021, 2020 or 2019.

Changes to goodwill are as follows:

(in millions)	Aerospace & Electronics	Process Flow Technologies	Payment & Merchandising Technologies	Engineered Materials	Total
Balance as of December 31, 2019	$202.4	$240.9	$857.8	$171.3	$1,472.4
Additions	—	106.1	—	—	106.1
Adjustments to purchase price allocations	—	—	5.6	—	5.6
Currency translation	0.1	13.0	11.8	—	24.9

Balance as of December 31, 2020	$202.5	$360.0	$875.2	$171.3	$1,609.0
Adjustments to purchase price allocations	—	(0.1)	—	—	(0.1)
Currency translation	—	(10.5)	(14.6)	—	(25.1)

Balance as of December 31, 2021	$202.5	$349.4	$860.6	$171.3	$1,583.8

F-15

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

For the year ended December 31, 2020, additions to goodwill within the Process Flow Technologies segment were $106.1 million. These additions represent the preliminary purchase price allocation for the acquisition of CIRCOR International, Inc.’s Instrumentation & Sampling Business (“I&S”). For the year ended December 31, 2020, adjustments to goodwill within the Payment & Merchandising Technologies segment were $5.6 million. These adjustments represent the finalization of the purchase price allocation for the acquisition of Cummins-Allison Corp. (“Cummins-Allison”). For the year ended December 31, 2021, adjustments within the Process Flow Technologies segment of $(0.1) million represent the finalization of the purchase price allocation for the acquisition of I&S. See a discussion in Note 2, “Acquisitions” for further details.

Intangibles with indefinite useful lives are tested annually for impairment, or when events or changes in circumstances indicate the potential for impairment. If the carrying amount of an indefinite lived intangible asset exceeds its fair value, the intangible asset is written down to its fair value. Fair value is calculated using relief from royalty method. We amortize the cost of definite-lived intangibles over their estimated useful lives.

In addition to annual testing for impairment of indefinite-lived intangible assets, we review all of our definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Examples of events or changes in circumstances could include, but are not limited to, a prolonged economic downturn, current period operating or cash flow losses combined with a history of losses or a forecast of continuing losses associated with the use of an asset or asset group, or a current expectation that an asset or asset group will be sold or disposed of before the end of its previously estimated useful life. Recoverability is based upon projections of anticipated future undiscounted cash flows associated with the use and eventual disposal of the definite-lived intangible asset (or asset group), as well as specific appraisal in certain instances. Reviews occur at the lowest level for which identifiable cash flows are largely independent of cash flows associated with other long-lived assets or asset groups and include estimated future revenues, gross profit margins, operating profit margins and capital expenditures which are based on the businesses’ strategic plans and long-range planning forecasts, which change from year to year. The revenue growth rates included in the forecasts represent our best estimates based on current and forecasted market conditions, and the profit margin assumptions are based on the current cost structure and anticipated net cost increases or reductions. There are inherent uncertainties related to these assumptions, including changes in market conditions, and management’s judgment in applying them to the analysis. If the future undiscounted cash flows are less than the carrying value, then the definite-lived intangible asset is considered impaired and a charge would be taken against net earnings based on the amount by which the carrying amount exceeds the estimated fair value. Judgments that we make which impact these assessments relate to the expected useful lives of definite-lived assets and its ability to realize any undiscounted cash flows in excess of the carrying amounts of such assets, and are affected primarily by changes in the expected use of the assets, changes in technology or development of alternative assets, changes in economic conditions, changes in operating performance and changes in expected future cash flows. Since judgment is involved in determining the recoverable amount of definite-lived intangible assets, there is risk that the carrying value of our definite-lived intangible assets may require adjustment in future periods. Historical results to date have generally approximated expected cash flows for the identifiable cash flow generating level.

As of December 31, 2021, we had $467.1 million of net intangible assets, of which $70.6 million were intangibles with indefinite useful lives, consisting of trade names. As of December 31, 2020, we had $520.3 million of net intangible assets, of which $70.9 million were intangibles with indefinite useful lives, consisting of trade names.

F-16

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Changes to intangible assets are as follows:

(in millions) December 31,	2021	2020	2019
Balance at beginning of period, net of accumulated amortization	$520.3	$505.1	$481.8
Additions	—	52.5	66.0
Amortization expense	(44.5)	(48.4)	(40.0)
Currency translation and other	(8.7)	11.1	(2.7)

Balance at end of period, net of accumulated amortization	$467.1	$520.3	$505.1

For the year ended December 31, 2020, additions to intangible assets represent the preliminary purchase price allocation related to the January 2020 acquisition of I&S. See discussion in Note 2, “Acquisitions” for further details.

A summary of intangible assets follows:

(in millions)	Weighted Average Amortization Period of Finite Lived Assets (in years)	December 31, 2021			December 31, 2020
		Gross Asset	Accumulated Amortization	Net	Gross Asset	Accumulated Amortization	Net
Intellectual property rights	15.2	$136.8	$59.2	$77.6	$138.2	$58.4	$79.8
Customer relationships and backlog	18.4	651.7	308.8	342.9	663.6	280.6	383.0
Drawings	40.0	11.1	10.6	0.5	11.1	10.5	0.6
Other	11.8	142.1	96.0	46.1	144.9	88.0	56.9

Total	17.9	$941.7	$474.6	$467.1	$957.8	$437.5	$520.3

Future amortization expense associated with intangibles is expected to be:

Year	(in millions)
2022	$43.0
2023	$42.5
2024	$41.7
2025	$36.1
2026 and after	$233.2

F-17

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Accumulated Other Comprehensive Loss

The tables below provide the accumulated balances for each classification of accumulated other comprehensive loss, as reflected on the Consolidated Balance Sheets.

(in millions)	Defined Benefit Pension and Other Postretirement Items	Currency Translation Adjustment	Total (a)
Balance as of December 31, 2018	$(296.6)	$(151.0)	$(447.6)
Other comprehensive (loss) income before reclassifications	(58.4)	11.6	(46.8)
Amounts reclassified from accumulated other comprehensive loss	10.7	—	10.7

Net period other comprehensive (loss) income	(47.7)	11.6	(36.1)

Balance as of December 31, 2019	(344.3)	(139.4)	(483.7)
Other comprehensive (loss) income before reclassifications	(67.4)	70.9	3.5
Amounts reclassified from accumulated other comprehensive loss	13.8	—	13.8

Net period other comprehensive (loss) income	(53.6)	70.9	17.3

Balance as of December 31, 2020	(397.9)	(68.5)	(466.4)
Other comprehensive income (loss) before reclassifications	78.0	(69.8)	8.2
Amounts reclassified from accumulated other comprehensive loss	18.0	—	18.0

Net period other comprehensive income (loss)	96.0	(69.8)	26.2

Balance as of December 31, 2021	$(301.9)	$(138.3)	$(440.2)

(a)	Net of tax benefit of $117.9 million, $148.2 million and $135.4 million for 2021, 2020, and 2019, respectively.

The table below illustrates the amounts reclassified out of each component of accumulated other comprehensive loss for the years ended December 31, 2021, 2020 and 2019. Amortization of pension and postretirement components have been recorded within “Miscellaneous income, net” on the Consolidated Statements of Operations.

(in millions)	Amount Reclassified from Accumulated Other Comprehensive Loss
December 31,	2021	2020	2019
Amortization of pension items:
Prior service costs	$(0.1)	$(0.3)	$(0.3)
Net loss	23.4	19.1	15.3
Amortization of postretirement items:
Prior service costs	(1.1)	(1.1)	(1.1)
Net gain	—	—	(0.3)

Total before tax	$22.2	$17.7	$13.6
Tax impact	4.2	3.9	2.9

Total reclassifications for the period	$18.0	$13.8	$10.7

F-18

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Recent Accounting Pronouncements—Adopted

Simplifying the Accounting for Income Taxes

In December 2019, the Financial Accounting Standards Board (“FASB”) issued amended guidance to simplify the accounting for income taxes. The guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Certain amendments are to be applied prospectively, while other amendments are to be applied retrospectively to all periods presented. We have adopted this standard effective January 1, 2021. The adoption of this new standard did not impact our consolidated financial statements.

Disclosure Requirements for Defined Benefit Plans

In August 2018, the FASB issued amended guidance to add, remove, and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The amended guidance removes the requirements to disclose: amounts in accumulated other comprehensive income (loss) expected to be recognized as components of net periodic benefit cost over the next fiscal year; the amount and timing of plan assets expected to be returned to the entity; and the effects of a one-percentage point change in assumed health care cost trend rates. The amended guidance requires disclosure of an explanation of the reasons for significant gains and losses related to changes in the benefit obligation for the period. This guidance is effective for fiscal years ending after December 15, 2020. Effective December 31, 2020, we adopted the amended guidance and applied the disclosure requirements on a retrospective basis to all periods presented. This amended guidance did not have a material effect on our disclosures.

Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued amended guidance that changes the impairment model for most financial assets and certain other instruments. For trade receivables, contract assets and other receivables, held-to-maturity debt securities, loans and other instruments, entities are required to use a current expected credit loss (“CECL”) model that will immediately recognize an estimate of credit losses that are expected to occur over the life of the financial instruments that are in the scope of this update, including trade receivables. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except that the losses will be recognized as an allowance. The CECL model is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect collectability.

On January 1, 2020, we adopted the new CECL standard and developed an expected impairment model based on our historical loss experience. We believe that our previous methodology to calculate credit losses is generally consistent with the new expected credit loss model and did not result in a material adjustment upon adoption. The allowance for doubtful accounts was $10.4 million and $10.9 million as of December 31, 2021 and 2020, respectively.

Note 2 – Acquisitions

Acquisitions are accounted for in accordance with ASC Topic 805, “Business Combinations” (“ASC 805”). Accordingly, we make an initial allocation of the purchase price at the date of acquisition based upon our understanding of the fair value of the acquired assets and assumed liabilities. We obtain this information during due diligence and through other sources. In the months after closing, as we obtain additional information about these assets and liabilities, including through tangible and intangible asset appraisals, we are able to refine estimates of fair value and more accurately allocate the purchase price. Only items identified as of the acquisition date are considered for subsequent adjustment to the purchase price allocation. We will make appropriate adjustments to the purchase price allocation prior to completion of the measurement period, as required.

F-19

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

In order to allocate the consideration transferred for our acquisitions, the fair values of all identifiable assets and liabilities must be established. For accounting and financial reporting purposes, fair value is defined under ASC Topic 820, “Fair Value Measurement and Disclosure” as the price that would be received upon sale of an asset or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. Use of different estimates and judgments could yield different results.

Instrumentation & Sampling Business Acquisition

On January 31, 2020, we completed the acquisition of I&S for $172.3 million on a cash-free and debt-free basis, subject to a later adjustment reflecting I&S’ net working capital, cash, the assumption of certain debt-like items, and I&S’ transaction expenses. We funded the acquisition through short-term borrowings consisting of $100 million of commercial paper and $67 million from our revolving credit facility, and cash on hand. In August 2020, we received $3.1 million related to the final working capital adjustment which resulted in net cash paid of $169.2 million.

I&S designs, engineers and manufactures a broad range of critical fluid control instrumentation and sampling solutions used in severe service environments which complements our existing portfolio of chemical, refining, petrochemical and upstream oil and gas applications. I&S has been integrated into the Process Flow Technologies segment. The amount allocated to goodwill reflects the expected sales synergies, manufacturing efficiency and procurement savings. Goodwill from this acquisition is not deductible for tax purposes.

Allocation of Consideration Transferred to Net Assets Acquired

The following amounts represent the determination of the fair value of identifiable assets acquired and liabilities assumed from our acquisition of I&S. The fair value of certain assets and liabilities has been completed as required by ASC 805.

Net assets acquired (in millions)
Total current assets	$21.0
Property, plant and equipment	11.0
Other assets	6.0
Intangible assets	52.5
Goodwill	106.0

Total assets acquired	$196.5

Total current liabilities	$8.1
Other liabilities	19.2

Total assumed liabilities	$27.3

Net assets acquired	$169.2

The amounts allocated to acquired intangible assets, and their associated weighted-average useful lives which were determined based on the period in which the assets are expected to contribute directly or indirectly to our future cash flows, consist of the following:

Intangible Assets (dollars in millions)	Intangible Fair Value	Weighted Average Life
Trademarks/trade names	$2.6	13
Customer relationships	49.0	14
Backlog	0.9	1

Total acquired intangible assets	$52.5

F-20

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

The fair values of the trademark and trade name intangible assets were determined by using an income approach, specifically the relief-from-royalty approach, which is a commonly accepted valuation approach. This approach is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of this asset. Therefore, a portion of I&S’ earnings, equal to the after-tax royalty that would have been paid for the use of the asset, can be attributed to our ownership. The trade names are being amortized on a straight-line basis (which approximates the economic pattern of benefits) over the estimated economic life of 13 years.

The fair values of the customer relationships and backlog intangible assets were determined by using an income approach which is a commonly accepted valuation approach. Under this approach, the net earnings attributable to the asset or liability being measured are isolated using the discounted projected net cash flows. These projected cash flows are isolated from the projected cash flows of the combined asset group over the remaining economic life of the intangible asset or liability being measured. Both the amount and the duration of the cash flows are considered from a market participant perspective. Our estimates of market participant net cash flows considered historical and projected pricing, operational performance including market participant synergies, aftermarket retention, product life cycles, material and labor pricing, and other relevant customer, contractual and market factors. Where appropriate, the net cash flows were adjusted to reflect the potential attrition of existing customers in the future, as existing customers are expected to decline over time. The attrition-adjusted future cash flows are then discounted to present value using an appropriate discount rate. The customer relationship asset is being amortized on a straight-line basis (which approximates the economic pattern of benefits) over the estimated economic life of 14 years.

Supplemental Pro Forma Data

I&S’ results of operations have been included in our financial statements for the period subsequent to the completion of the acquisition on January 31, 2020. Consolidated pro forma revenue and net income attributable to common shareholders has not been presented since the impact is not material to our financial results for either prior period.

Cummins-Allison Acquisition

On December 31, 2019 we completed the acquisition of Cummins-Allison. The base purchase price of the acquisition was $160 million on a cash-free, debt-free basis, subject to a later adjustment reflecting Cummins-Allison’s net working capital, cash, and Cummins-Allison’s transaction expenses. The amount paid, net of cash acquired, was $156.2 million. We issued $150 million of commercial paper and used cash on hand to fund the acquisition. In November 2020, we paid $0.2 million related to the final working capital adjustment which resulted in net cash paid of $156.4 million.

Cummins-Allison is a leading provider of high speed, cash and coin counting and sorting machines and retail cash office solutions which are primarily used in back-office applications. Cummins-Allison has been integrated into our Payment & Merchandising Technologies segment. Cummins-Allison also has a nationwide service network to support these hardware sales. The amount allocated to goodwill reflects the expected synergies related to material costs, supply chain manufacturing productivity and research and development. Goodwill from this acquisition is not deductible for tax purposes.

Allocation of Consideration Transferred to Net Assets Acquired

The following amounts represent the determination of the fair value of identifiable assets acquired and liabilities assumed from our acquisition of Cummins-Allison. The fair value of certain assets and liabilities has been completed as required by ASC 805.

F-21

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Net assets acquired (in millions)
Total current assets	$91.6
Property, plant and equipment	26.3
Other assets	9.1
Intangible assets	66.0
Goodwill	60.3

Total assets acquired	$253.3

Total current liabilities	$71.6
Other liabilities	25.3

Total assumed liabilities	$96.9

Net assets acquired	$156.4

The amounts allocated to acquired intangible assets, and their associated weighted-average useful lives which were determined based on the period in which the assets are expected to contribute directly or indirectly to our future cash flows, consist of the following:

Intangible Assets (dollars in millions)	Intangible Fair Value	Weighted Average Life
Trademarks/trade names	$3.0	7
Customer relationships	54.5	18
Product technology	8.5	10

Total acquired intangible assets	$66.0

The fair values of the trademark and trade name intangible assets were determined by using an “income approach,” specifically the relief-from-royalty approach, which is a commonly accepted valuation approach. This approach is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of this asset. Therefore, a portion of Cummins-Allison’s earnings, equal to the after-tax royalty that would have been paid for the use of the asset, can be attributed to the firm’s ownership. The trade name Cummins-Allison is being amortized on a straight-line basis (which approximates the economic pattern of benefits) over the estimated economic life of seven years.

The fair values of the customer relationships intangible assets were determined by using an “income approach” which is a commonly accepted valuation approach. Under this approach, the net earnings attributable to the asset or liability being measured are isolated using the discounted projected net cash flows. These projected cash flows are isolated from the projected cash flows of the combined asset group over the remaining economic life of the intangible asset or liability being measured. Both the amount and the duration of the cash flows are considered from a market participant perspective. Our estimates of market participant net cash flows considered historical and projected pricing, operational performance including market participant synergies, aftermarket retention, product life cycles, material and labor pricing, and other relevant customer, contractual and market factors. Where appropriate, the net cash flows were adjusted to reflect the potential attrition of existing customers in the future, as existing customers are a “wasting” asset and are expected to decline over time. The attrition-adjusted future cash flows are then discounted to present value using an appropriate discount rate. The customer relationship is being amortized on a straight-line basis (which approximates the economic pattern of benefits) over the estimated economic life of 18 years.

The fair values of the product technology intangible assets were also determined by the relief-from-royalty approach. Similarly, this approach is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of the technology. Therefore, a portion of Cummins-Allison’s earnings, equal to the after-tax royalty that would have been paid for the use of the technology, can be attributed to the firm’s ownership of the technology. The technology assets are being amortized on a straight-line basis (which approximates the economic pattern of benefits) over the estimated economic life of 10 years.

F-22

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Supplemental Pro Forma Data

The following unaudited pro forma combined information assumes that the acquisition was completed on January 1, 2019. The unaudited pro forma consolidated net sales for 2019 would have been $3,475.2 million. The unaudited pro forma consolidated net sales are provided for illustrative purposes only and are not indicative of our actual consolidated results of operations or consolidated financial position. Consolidated pro forma net income attributable to common shareholders has not been presented since the impact is not material to our financial results in any of the periods.

Acquisition-Related Costs

Acquisition-related costs are being expensed as incurred. For the years ended December 31, 2020 and 2019, we recorded $12.9 million and $5.2 million, respectively, of integration and transaction costs. Acquisition-related costs are recorded within “Acquisition-related and integration charges” in our Consolidated Statements of Operations.

Note 3 – Segment Information

In accordance with ASC Topic 280, “Segment Reporting,” for purposes of segment performance measurement, we do not allocate to the business segments items that are of a non-operating nature, including charges which occur from time to time related to our asbestos liability and our legacy environmental liabilities, as such items are not related to current business activities; or corporate organizational and functional expenses of a governance nature. “Corporate expenses-before asbestos and environmental charges” consist of corporate office expenses including, compensation, benefits, occupancy, depreciation, and other administrative costs. Assets of the business segments exclude general corporate assets, which principally consist of cash and cash equivalents, deferred tax assets, insurance receivables, certain property, plant and equipment, and certain other assets.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We account for intersegment sales and transfers as if the sales or transfers were to third parties at current market prices.

Our segments are reported on the same basis used internally for evaluating performance and for allocating resources. We have four reporting segments: Process Flow Technologies, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials.

A brief description of each of our segments is as follows:

Aerospace & Electronics

The Aerospace & Electronics segment supplies critical components and systems, including original equipment and aftermarket parts, primarily for the commercial aerospace and military aerospace and defense markets. Its brands have decades of proven experience, and in many cases invented the critical technologies in their respective markets. The business designs and delivers proven systems, reliable components, and flexible power solutions that excel in tough and mission-critical environments. Products and services are organized into six integrated solutions: Sensing Components & Systems, Electrical Power Solutions, Fluid Management Solutions, Landing & Control Systems, and Microwave Solutions.

Process Flow Technologies

The Process Flow Technologies segment is a provider of highly engineered Process Flow Technologies equipment for critical performance applications that require high reliability. The segment is comprised of Process Valves and Related Products, Commercial Valves, and Pumps and Systems. Process Valves and Related Products include on/off valves and related products for critical and demanding applications in the chemical, oil & gas, power, and general industrial end markets globally. Commercial Valves includes the manufacturing and distribution of valves and related products for the non-residential construction, general industrial, and to a lesser extent, municipal markets. Pumps and Systems include pumps and related products primarily for water and wastewater applications in the industrial, municipal, commercial and military markets.

F-23

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Payment & Merchandising Technologies

The Payment & Merchandising Technologies segment consists of Crane Payment Innovations (“CPI”) and Crane Currency. CPI provides high technology payment acceptance and dispensing products to original equipment manufacturers, and for certain vertical markets, it also provides currency handling and processing systems, complete cash and cashless payment and merchandising solutions, equipment service solutions, and fully connected managed service solutions. Crane Currency is a supplier of banknotes and highly engineered banknote security features.

Engineered Materials

The Engineered Materials segment manufactures fiberglass-reinforced plastic (“FRP”) panels and coils, primarily for use in the manufacturing of recreational vehicles (“RVs”), truck bodies and trailers (Transportation), with additional applications in commercial and industrial buildings (Building Products).

Financial information by reportable segment is set forth below:

(in millions) December 31,	2021	2020	2019
Net Sales:
Aerospace & Electronics	$638.3	$650.7	$798.8
Process Flow Technologies	1,196.6	1,005.8	1,117.4
Payment & Merchandising Technologies	1,345.1	1,104.8	1,158.3
Engineered Materials	228.0	175.6	208.6

TOTAL NET SALES	$3,408.0	$2,936.9	$3,283.1

Operating profit:
Aerospace & Electronics	$110.0	$100.7	$189.4
Process Flow Technologies	182.5	97.7	131.7
Payment & Merchandising Technologies	307.5	100.6	177.3
Engineered Materials	26.9	22.7	26.8
Corporate expense —before asbestos and environmental provisions	(97.7)	(58.8)	(66.9)
Corporate expense —asbestos provision, net	—	—	(229.0)
Corporate expense —environmental provision, net	—	—	(18.9)

TOTAL OPERATING PROFIT	$529.2	$262.9	$210.4

Capital expenditures:
Aerospace & Electronics	$14.1	$9.8	$20.0
Process Flow Technologies	18.8	13.7	23.4
Payment & Merchandising Technologies	18.6	9.3	20.6
Engineered Materials	2.2	1.2	4.4
Corporate	0.2	0.1	0.4

TOTAL CAPITAL EXPENDITURES	$53.9	$34.1	$68.8

Depreciation and amortization:
Aerospace & Electronics	$14.7	$14.2	$13.5
Process Flow Technologies	22.0	21.6	14.2
Payment & Merchandising Technologies	81.3	85.9	77.1
Engineered Materials	1.6	3.7	5.6
Corporate	1.5	2.1	3.1

TOTAL DEPRECIATION AND AMORTIZATION	$121.1	$127.5	$113.5

F-24

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

For the year ended December 31, 2021, operating profit included a restructuring gain of $16.9 million. For the year ended December 31, 2020, operating profit included acquisition-related and integration charges of $12.9 million and net restructuring charges of $32.3 million. For the year ended December 31, 2019, operating profit included a net asbestos provision of $229.0 million, a net environmental provision of $18.9 million, acquisition-related and integration charges of $5.2 million and net restructuring charges of $17.5 million. See Note 2, “Acquisitions” for discussion on the acquisition-related costs. See Note 15, “Restructuring” for discussion of the restructuring charges. See Note 12, “Commitments and Contingencies” for discussion of the asbestos provision and environmental provision.

Net sales by geographic region:

(in millions) December 31,	2021	2020	2019
Net sales (a)
United States	$1,858.1	$1,862.7	$2,111.3
Canada	293.6	162.9	176.8
United Kingdom	140.9	270.9	393.6
Continental Europe	411.2	480.1	410.1
Other international	704.2	160.3	191.3

TOTAL NET SALES	$3,408.0	$2,936.9	$3,283.1

(a)	Net sales by geographic region are based on the destination of the sale.

Balance sheet items by reportable segment is set forth below:

(in millions) December 31,	2021	2020
Goodwill:
Aerospace & Electronics	$202.5	$202.5
Process Flow Technologies	349.4	360.0
Payment & Merchandising Technologies	860.6	875.2
Engineered Materials	171.3	171.3
TOTAL GOODWILL	$1,583.8	$1,609.0

Assets:
Aerospace & Electronics	$604.7	$593.9
Process Flow Technologies	1,240.4	1,106.1
Payment & Merchandising Technologies	2,096.5	2,215.3
Engineered Materials	220.5	217.3
Corporate	324.5	456.3

TOTAL ASSETS	$4,486.6	$4,588.9

Long-lived assets by geographic region:

(in millions) December 31,	2021	2020
Long-lived assets (a)
United States	$324.4	$339.2
Canada	18.2	15.8
Europe	231.3	266.6
Other international	62.8	60.7
Corporate	15.6	22.4

TOTAL LONG-LIVED ASSETS	$652.3	$704.7

(a)	Long-lived assets, net by geographic region are based on the location of the business unit.

F-25

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Note 4—Revenue

Disaggregation of Revenues

The following table presents net sales disaggregated by product line for each segment:

(in millions) December 31,	2021	2020	2019
Aerospace & Electronics
Commercial Original Equipment	$229.4	$226.4	$357.2
Military Original Equipment	239.7	258.7	217.2
Commercial Aftermarket Products	104.5	93.0	161.4
Military Aftermarket Products	64.7	72.6	63.0

Total Aerospace & Electronics	$638.3	$650.7	$798.8

Process Flow Technologies
Process Valves and Related Products	$717.1	$631.6	$685.1
Commercial Valves	374.2	286.3	332.1
Pumps and Systems	105.3	87.9	100.2

Total Process Flow Technologies	$1,196.6	$1,005.8	$1,117.4

Payment & Merchandising Technologies
Payment Acceptance and Dispensing Products	$805.7	$670.8	$805.5
Banknotes and Security Products	539.4	434.0	352.8

Total Payment & Merchandising Technologies	$1,345.1	$1,104.8	$1,158.3

Engineered Materials
FRP—Recreational Vehicles	$102.5	$68.9	$84.5
FRP—Recreational Products	94.9	83.1	91.9
FRP—Recreational Transportation	30.6	23.6	32.2

Total Engineered Materials	$228.0	$175.6	$208.6

Total Net Sales	$3,408.0	$2,936.9	$3,283.1

Remaining Performance Obligations

The transaction price allocated to remaining performance obligations represents the transaction price of firm orders which have not yet been fulfilled, which we also refer to as total backlog. As of December 31, 2021, backlog was $1,275.8 million. We expect to recognize approximately 94% of our remaining performance obligations as revenue in 2022, an additional 5% by 2023 and the balance thereafter.

Contract Assets and Contract Liabilities

Contract assets represent unbilled amounts that typically arise from contracts for customized products or contracts for products sold directly to the U.S. government or indirectly to the U.S. government through subcontracts, where revenue recognized using the cost-to-cost method exceeds the amount billed to the customer. Contract assets are assessed for impairment and recorded at their net realizable value. Contract liabilities represent advance payments from customers. Revenue related to contract liabilities is recognized when control is transferred to the customer. We report contract assets, which are included within “Other current assets” in our Consolidated Balance Sheets, and contract liabilities, which are included within “Accrued liabilities” on our Consolidated Balance Sheets, on a contract-by-contract net basis at the end of each reporting period. Net contract assets and contract liabilities consisted of the following:

(in millions) December 31,	2021	2020
Contract assets	$73.0	$66.7
Contract liabilities	$101.1	$103.0

F-26

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

During 2021 we recognized revenue of $92.8 million related to contract liabilities as of December 31, 2020.

Note 5 – Research and Development

Research and development costs are expensed when incurred.

(in millions) December 31,	2021	2020	2019
Research and Development Costs	$82.7	$74.6	$74.7

Note 6 – Pension and Postretirement Benefits

Pension Plan

In the United States, we sponsor a defined benefit pension plan that covers approximately 16% of all U.S. employees. Effective January 1, 2013, pension eligible non-union employees no longer earn future benefits in the domestic defined benefit pension plan. The benefits are based on years of service and compensation on a final average pay basis, except for certain hourly employees where benefits are fixed per year of service. Charges to expense are based upon costs computed by an independent actuary. Contributions are intended to provide for future benefits earned to date. Additionally, a number of our non-U.S. subsidiaries sponsor defined benefit pension plans that cover approximately 9% of all non-U.S. employees. The benefits are typically based upon years of service and compensation. Most of these plans are funded by company contributions to pension funds, which are held for the sole benefit of plan participants and beneficiaries.

Postretirement Plans

Postretirement health care and life insurance benefits are provided for certain employees hired before January 1, 1990, who meet minimum age and service requirements. As a result of the acquisition of Crane Currency, we also have postretirement medical and Medicare supplement that cover substantially all former full-time U.S. employees of Crane Currency.

A summary of the projected benefit obligations, fair value of plan assets and funded status is as follows:

	Pension Benefits		Postretirement Benefits
(in millions) December 31,	2021	2020	2021	2020
Change in benefit obligation:
Benefit obligation at beginning of year	$1,259.8	$1,168.7	$30.0	$29.0
Service cost	6.0	6.4	0.3	0.3
Interest cost	18.4	26.1	0.6	0.9
Plan participants’ contributions	0.4	0.5	—	—
Amendments	(0.7)	(0.2)	—	—
Actuarial (gain) loss	(64.8)	94.8	(0.2)	2.0
Settlements	(6.1)	(9.3)	—	—
Curtailments	0.5	(3.5)	—	—
Benefits paid	(49.5)	(46.8)	(2.6)	(2.2)
Foreign currency exchange and other	(10.9)	23.6	—	—
Administrative expenses paid	(1.0)	(0.5)	—	—

Benefit obligation at end of year	$1,152.1	$1,259.8	$28.1	$30.0

F-27

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

	Pension Benefits		Postretirement Benefits
(in millions) December 31,	2021	2020	2021	2020
Change in plan assets:
Fair value of plan assets at beginning of year	$1,024.1	$965.8	$—	$—
Actual return on plan assets	96.2	70.3	—	—
Employer contributions	26.7	26.1	2.6	2.2
Plan participants’ contributions	0.4	0.5	—	—
Settlements	(6.1)	(9.3)	—	—
Benefits paid	(49.5)	(46.8)	(2.6)	(2.2)
Foreign currency exchange and other	(8.8)	18.5	—	—
Administrative expenses paid	(1.6)	(1.0)	—	—

Fair value of plan assets at end of year	$1,081.4	$1,024.1	$—	$—

Funded status	$(70.7)	$(235.7)	$(28.1)	$(30.0)

In the U.S., 2021 actuarial gains in the projected benefit obligation were primarily the result of an increase in the discount rate. Other sources of gains or losses such as plan experience, updated census data and minor adjustments to actuarial assumptions generated combined losses of less than 1% of expected year end obligations. In the Non-U.S. countries, 2021 actuarial gains in the projected benefit obligation were primarily the result of increases in discount rates. Other sources of gains or losses such as plan experience, updated census data, changes to forecast inflation, mortality table updates and minor adjustments to other actuarial assumptions generated combined gains of 2% of expected year end obligations.

In the U.S., 2020 actuarial losses in the projected benefit obligation were primarily the result of a decrease in the discount rate. Other sources of gains or losses such as plan experience, updated census data and minor adjustments to actuarial assumptions generated combined losses of less than 1% of expected year end obligations. In the Non-U.S. countries, 2020 actuarial losses in the projected benefit obligation were primarily the result of decreases in discount rates. Other sources of gains or losses such as plan experience, updated census data, changes to forecast inflation and minor adjustments to actuarial assumptions generated combined gains of 5% of expected year end obligations.

Amounts recognized on our Consolidated Balance Sheets consist of:

	Pension Benefits		Postretirement Benefits
(in millions) December 31,	2021	2020	2021	2020
Other assets	$132.1	$62.6	$—	$—
Current liabilities	(1.5)	(1.5)	(2.5)	(2.6)
Accrued pension and postretirement benefits	(201.3)	(296.8)	(25.6)	(27.4)

Funded status	$(70.7)	$(235.7)	$(28.1)	$(30.0)

Amounts recognized in accumulated other comprehensive loss consist of:

	Pension Benefits		Postretirement Benefits
(in millions) December 31,	2021	2020	2021	2020
Net actuarial loss (gain)	$400.0	$532.3	$(1.1)	$(0.9)
Prior service credit	(1.6)	(2.8)	(3.1)	(4.1)

Total recognized in accumulated other comprehensive loss	$398.4	$529.5	$(4.2)	$(5.0)

F-28

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the U.S. and Non-U.S. plans, are as follows:

	Pension Obligations/Assets
	U.S.		Non-U.S.		Total
(in millions) December 31,	2021	2020	2021	2020	2021	2020
Projected benefit obligation	$669.7	$699.1	$482.4	$560.7	$1,152.1	$1,259.8
Accumulated benefit obligation	669.7	699.1	473.6	548.9	1,143.3	1,248.0
Fair value of plan assets	522.2	482.8	559.2	541.3	1,081.4	1,024.1

Information for pension plans with an accumulated benefit obligation in excess of plan assets is as follows:

(in millions) December 31,	2021	2020
Projected benefit obligation	$771.6	$1,060.4
Accumulated benefit obligation	$720.1	$1,049.5
Fair value of plan assets	$525.2	$762.5

Components of net periodic (benefit) cost are as follows:

	Pension Benefits			Postretirement Benefits
(in millions) For the year ended December 31,	2021	2020	2019	2021	2020	2019
Net Periodic (Benefit) Cost:
Service cost	$6.0	$6.4	$5.4	$0.3	$0.3	$0.3
Interest cost	18.4	26.1	32.7	0.6	0.9	1.1
Expected return on plan assets	(54.6)	(57.5)	(53.7)	—	—	—
Amortization of prior service cost	(0.1)	(0.3)	(0.3)	(1.1)	(1.1)	(1.1)
Amortization of net loss (gain)	23.4	19.1	15.3	—	—	(0.3)
Recognized curtailment (gain) loss	(1.3)	(2.3)	—	—	—	—
Settlement loss	1.4	1.7	—	—	—	—

Net periodic (benefit) cost	$(6.8)	$(6.8)	$(0.6)	$(0.2)	$0.1	$—

The weighted average assumptions used to determine benefit obligations are as follows:

	Pension Benefits			Postretirement Benefits
For the year ended December 31,	2021	2020	2019	2021	2020	2019
U.S. Plans:
Discount rate	2.89%	2.62%	3.34%	2.70%	2.30%	3.20%
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A
Interest credit rate	1.47%	0.93%	2.83%	N/A	N/A	N/A
Non-U.S. Plans:
Discount rate	1.58%	1.07%	1.70%	N/A	N/A	N/A
Rate of compensation increase	3.08%	3.10%	2.89%	N/A	N/A	N/A
Interest credit rate	0.33%	0.29%	0.22%	N/A	N/A	N/A

F-29

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

The weighted-average assumptions used to determine net periodic benefit cost are as follows:

	Pension Benefits			Postretirement Benefits
For the year ended December 31,	2021	2020	2019	2021	2020	2019
U.S. Plans:
Discount rate	2.62%	3.34%	4.36%	2.30%	3.20%	4.10%
Expected rate of return on plan assets	6.50%	7.25%	7.25%	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A
Interest credit rate	0.93%	2.83%	2.40%	N/A	N/A	N/A
Non-U.S. Plans:
Discount rate	1.07%	1.70%	2.42%	N/A	N/A	N/A
Expected rate of return on plan assets	4.45%	5.31%	5.34%	N/A	N/A	N/A
Rate of compensation increase	3.10%	2.89%	3.06%	N/A	N/A	N/A
Interest credit rate	0.29%	0.22%	0.84%	N/A	N/A	N/A

The long-term expected rate of return on plan assets assumptions were determined with input from independent investment consultants and plan actuaries, utilizing asset pricing models and considering historical returns. The discount rates used by us for valuing pension liabilities are based on a review of high-quality corporate bond yields with maturities approximating the remaining life of the projected benefit obligations.

In the U.S. plan, the 6.50% expected rate of return on assets assumption for 2021 reflected a long-term target comprised of an asset allocation range of 25%-75% equity securities, 15%-35% fixed income securities, 10%-35% alternative assets and 0%-10% cash and cash equivalents. As of December 31, 2021, the actual asset allocation for the U.S. plan was 64.4% equity securities, 22.3% fixed income securities, 12.6% alternative assets and 0.7% cash and cash equivalents.

For the non-U.S. plans, the 4.45% expected rate of return on assets assumption for 2021 reflected a weighted average of the long-term asset allocation targets for our various non-U.S. plans. As of December 31, 2021, the actual weighted average asset allocation for the non-U.S. plans was 24.9% equity securities, 39.8% fixed income securities, 30.5% alternative assets/other and 4.8% cash and cash equivalents.

The assumed health care cost trend rates are as follows:

December 31,	2021	2020
Health care cost trend rate assumed for next year	7.25%	6.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2033	2029

Assumed health care cost trend rates have a significant effect on the amounts reported for our health care plans.

Plan Assets

Our pension plan target allocations and weighted-average asset allocations by asset category are as follows:

	Target Allocation	Actual Allocation
Asset Category December 31,		2021	2020
Equity securities	15%-75%	44%	44%
Fixed income securities	15%-75%	31%	26%
Alternative assets/Other	0%-45%	22%	27%
Cash and money market	0%-10%	3%	3%

F-30

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Independent investment consultants are retained to assist in executing the plans’ investment strategies. A number of factors are evaluated in determining if an investment strategy will be implemented in our pension trusts. These factors include, but are not limited to, investment style, investment risk, investment manager performance and costs. We periodically review investment managers and their performance in relation to our plans’ investment objectives.

The primary investment objective of our various pension trusts is to maximize the value of plan assets, focusing on capital preservation, current income and long-term growth of capital and income. The plans’ assets are typically invested in a broad range of equity securities, fixed income securities, alternative assets and cash instruments.

Equity securities include investments in large, mid, and small-capitalization companies located in both developed countries and emerging markets around the world. Fixed income securities include government bonds of various countries, corporate bonds that are primarily investment-grade, and mortgage-backed securities. Alternative assets include investments in real estate and hedge funds employing a wide variety of strategies. Equity securities include Crane common stock, which represents 4% of plan assets as of December 31, 2021 and 2020.

The fair value of our pension plan assets as of December 31, 2021, by asset category, are as follows:

(in millions)	Active Markets for Identical Assets Level 1	Other Observable Inputs Level 2	Unobservable Inputs Level 3	Net Asset Value (“NAV”) Practical Expedient (a)	Total Fair Value
Cash Equivalents and Money Markets	$30.5	$—	$—	$—	$30.5
Common Stocks
Actively Managed U.S. Equities	112.8	—	—	—	112.8
Commingled and Mutual Funds
U.S. Equity Funds	129.1	—	—	—	129.1
Non-U.S. Equity Funds	93.7	—	—	139.3	233.0
U.S. Fixed Income, Government and Corporate	116.2	—	—	—	116.2
Registered Investment Company	34.0	—	—	—	34.0
Collective Trust	—	—	21.7	19.0	40.7
Non-U.S. Fixed Income, Government and Corporate	—	—	—	222.6	222.6
International Balanced Funds	—	—	—	2.1	2.1
Property Funds	29.0	—	—	—	29.0
Alternative Investments
Insurance / Annuity Contract(s)	—	14.7	—	—	14.7
Hedge Funds and LDI	—	—	—	64.0	64.0
International Property Funds	—	—	—	52.7	52.7

Total Fair Value	$545.3	$14.7	$21.7	$499.7	$1,081.4

(a)	Investments are measured at fair value using the net asset value per share practical expedient, and therefore, are not classified in the fair value hierarchy.

In 2021, the pension plan’s asset classified as Level 3 constitutes an insurance contract valued annually on an actuarial basis.

F-31

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

The fair value of our pension plan assets as of December 31, 2020, by asset category, are as follows:

(in millions)	Active Markets for Identical Assets Level 1	Other Observable Inputs Level 2	Unobservable Inputs Level 3	Net Asset Value (“NAV”) Practical Expedient (a)	Total Fair Value
Cash Equivalents and Money Markets	$30.1	$—	$—	$—	$30.1
Common Stocks
Actively Managed U.S. Equities	103.2	—	—	—	103.2
Fixed Income Bonds and Notes	—	0.1	—	—	0.1
Commingled and Mutual Funds
U.S. Equity Funds	117.3	—	—	—	117.3
Non-U.S. Equity Funds	53.2	—	—	178.0	231.2
U.S. Fixed Income, Government and Corporate	76.6	—	—	—	76.6
Registered Investment Company	18.3	—	—	—	18.3
Collective Trust	—	—	22.8	19.2	42.0
Non-U.S. Fixed Income, Government and Corporate	—	—	—	186.5	186.5
International Balanced Funds	—	—	—	1.9	1.9
Alternative Investments
Insurance / Annuity Contract(s)	—	14.2	—	—	14.2
Hedge Funds and LDI	—	—	—	153.8	153.8
International Property Funds	—	—	—	48.9	48.9

Total Fair Value	$398.7	$14.3	$22.8	$588.3	$1,024.1

In 2020, the pension plan’s asset classified as Level 3 constitutes an insurance contract valued annually on an actuarial basis

The following table sets forth a summary of pension plan assets valued using NAV or its equivalent as of December 31, 2021 and December 31, 2020:

	Redemption Frequency	Unfunded Commitment	Other Redemption Restrictions	Redemption Notice Period
Non-U.S. Equity Funds (a)	Immediate	None	None	None
Non-U.S. Fixed Income, Government and Corporate (b)	Immediate	None	None	None
International Balanced Funds (c)	Immediate	None	None	None
Collective Trust Fund (d)	Immediate	None	None	None
International Property Funds (e)	Immediate	None	None	None
Hedge Funds and LDI (f)	Immediate	None	None	None

(a)	These funds invest in corporate equity securities outside the United States.
(b)	These funds invest in corporate and government fixed income securities outside the United States.
(c)	These funds invest in a blend of equities, fixed income, cash and property outside the United States.
(d)	These funds are managed in a collective trust under Australia’s Superannuation plan structure.
(e)	These funds invest in real property outside the United States.
(f)	These funds invest in strategies that seek to add diversification to a portfolio with uncorrelated risk profiles or are designed to track the duration of all or part of the underlying liability.

F-32

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Cash Flows

We expect, based on current actuarial calculations, to contribute cash of approximately $18.9 million to our defined benefit pension plans during 2022. Cash contributions in subsequent years will depend on a number of factors including the investment performance of plan assets.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Estimated future payments (in millions)	Pension Benefits	Postretirement Benefits
2022	$53.6	$2.6
2023	53.2	2.6
2024	54.2	2.4
2025	56.4	2.3
2026	56.0	2.1
2027 to 2031	284.9	8.8

Total payments	$558.3	$20.8

Supplemental Executive Retirement Plan

We also have a non-qualified Supplemental Executive Retirement Plan (“SERP”). The SERP, which is not funded, is intended to provide retirement benefits for certain executive officers who were formerly employees of Crane Currency. Benefit amounts are based upon years of service and compensation of the participating employees. There were no pre-tax settlement gains recorded in 2021 or 2020. We recorded a pre-tax settlement gain of $0.1 million in 2019. Accrued SERP benefits were $3.7 million and $3.9 million as of December 31, 2021 and 2020, respectively. Employer contributions made to the SERP were $0.2 million, $0.2 million and $2.2 million in 2021, 2020 and 2019, respectively.

Defined Contribution Plans

We sponsor savings and investment plans that are available to our eligible employees including employees of our subsidiaries. We made contributions to the plans of $12.0 million, $11.8 million and $11.0 million in 2021, 2020 and 2019, respectively.

In addition to participant deferral contributions and company matching contributions on those deferrals, we provide a 3% non-matching contribution to eligible participants. We made non-matching contributions to these plans of $14.6 million, $14.5 million and $13.4 million in 2021, 2020 and 2019, respectively.

Note 7 – Stock-Based Compensation Plans

At December 31, 2021, we had stock-based compensation awards outstanding under the following shareholder-approved plans: the 2013 Stock Incentive Plan (the “2013 Plan”), 2018 Stock Incentive Plan (the “2018 Plan”) and 2018 Amended and Restated Stock Incentive Plan (the “2018 Amended & Restated Plan”), applicable to employees and non-employee directors.

The 2013 Plan was approved by the Board of Directors and stockholders at the annual meeting in 2013. The 2013 Plan originally authorized the issuance of up to 9,500,000 shares of stock pursuant to awards under the plan. In 2018, in view of the limited number of shares remaining available under the 2013 Plan, the Board of Directors and stockholders approved the adoption of the 2018 Plan which authorized the issuance of up to 6,500,000 shares of Crane stock. In 2021, the Board of Directors and stockholders approved the adoption of the 2018 Amended and Restated Stock Incentive Plan which authorized the issuance of up to 4,710,000 shares of Crane stock. No further awards will be made under the 2013 Plan or 2018 Plan.

F-33

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

The stock incentive plans are used to provide long-term incentive compensation through stock options, restricted share units, performance-based restricted share units and deferred stock units.

Stock Options

Options are granted under the Stock Incentive Plan to officers and other key employees and directors at an exercise price equal to the closing price on the date of grant. Unless otherwise determined by the Compensation Committee which administers the plan, options become exercisable at a rate of 25% after the first year, 50% after the second year, 75% after the third year and 100% after the fourth year from the date of grant. Options granted to officers and employees from 2004 to 2013 expire six years after the date of grant. All options granted to directors and options granted to officers and employees after 2014 expire 10 years after the date of grant.

We determine the fair value of each grant using the Black-Scholes option pricing model. The weighted-average assumptions for grants made during the years ended December 31, 2021, 2020 and 2019 are as follows:

	2021	2020	2019
Dividend yield	3.06%	3.05%	2.20%
Volatility	36.28%	27.15%	25.17%
Risk-free interest rate	0.50%	1.23%	2.64%
Expected lives in years	5.2	5.2	4.2

Expected dividend yield is based on our dividend rate. Expected stock volatility was determined based upon the historical volatility for the four-year period preceding the date of grant. The risk-free interest rate was based on the yield curve in effect at the time the options were granted, using U.S. constant maturities over the expected life of the option. The expected lives of the awards represent the period of time that options granted are expected to be outstanding.

Activity in our stock option plans for the year ended December 31, 2021 were as follows:

Option Activity	Number of Shares (in 000’s)	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Options outstanding as of January 1, 2021	2,876	$68.88
Granted	155	78.59
Exercised	(935)	57.12
Canceled	(25)	76.84

Options outstanding as of December 31, 2021	2,071	$74.82	6.33

Options exercisable as of December 31, 2021	1,161	$72.57	5.12

Included in our share-based compensation was expense recognized for our stock option awards of $6.2 million, $6.6 million and $6.0 million in 2021, 2020 and 2019, respectively.

The weighted-average fair value of options granted during 2021, 2020 and 2019 was $20.82, $15.18 and $15.79, respectively. The total fair value of shares vested during 2021, 2020 and 2019 was $6.3 million, $6.2 million and $6.3 million, respectively.

The total intrinsic value of options exercised during 2021, 2020 and 2019 was $36.4 million, $4.1 million and $6.8 million, respectively. The aggregate intrinsic value of exercisable options was $33.9 million, $29.5 million and $39.4 million as of December 31, 2021, 2020 and 2019, respectively.

F-34

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

The total cash received from these option exercises during 2021, 2020 and 2019 was $26.4 million, $8.9 million and $11.4 million, respectively. The tax benefit realized for the tax deductions from these option exercises was $5.5 million, $0.5 million and $0.8 million as of December 31, 2021, 2020 and 2019, respectively.

As of December 31, 2021, there was $8.5 million of total future compensation cost related to unvested share-based awards to be recognized over a weighted-average period of 1.67 years.

Restricted Share Units and Performance-Based Restricted Share Units

Restricted share units vest at a rate of 25% after the first year, 50% after the second year, 75% after the third year and 100% after the fourth year from the date of grant and are subject to forfeiture restrictions which lapse over time. The vesting of performance-based restricted share units is determined in three years based on relative total shareholder return for Crane compared to the S&P Midcap 400 Capital Goods Group, with payout potential ranging from 0% to 200% but capped at 100% if our three year total shareholder return is negative.

Included in our share-based compensation was expense recognized for our restricted share unit and performance-based restricted share unit awards of $18.7 million, $15.7 million and $16.3 million in 2021, 2020 and 2019, respectively. The tax (detriment) benefit for the vesting of the restricted share units was $(0.1) million, $(0.1) million and $2.8 million as of December 31, 2021, 2020 and 2019, respectively.

As of December 31, 2021, there was $27.1 million of total future compensation cost related to restricted share unit and performance-based restricted share unit awards, to be recognized over a weighted-average period of 1.98 years.

Changes in our restricted share units for the year ended December 31, 2021 were as follows:

Restricted Share Unit Activity	Restricted Share Units (in 000’s)	Weighted Average Grant-Date Fair Value
Restricted share units as of January 1, 2021	485	$83.17
Restricted share units granted	225	80.38
Restricted share units vested	(144)	77.34
Restricted share units forfeited	(23)	81.13
Performance-based restricted share units granted	72	82.27
Performance-based restricted share units vested	(67)	88.66

Restricted share units as of December 31, 2021	548	$82.84

Note 8—Leases

Arrangements that explicitly or implicitly relate to property, plant and equipment are assessed at inception to determine if the arrangement is or contains a lease. Generally, we enter into operating leases as the lessee and recognize right-of-use assets and lease liabilities based on the present value of future lease payments over the lease term.

We lease certain vehicles, equipment, manufacturing facilities, and non-manufacturing facilities. We have leases with both lease components and non-lease components, such as common area maintenance, utilities, or other repairs and maintenance. For all asset classes, we applied the practical expedient to account for each separate lease component and its associated non-lease component(s) as a single lease component.

We identify variable lease payments, such as maintenance payments based on actual activities performed or costs incurred, at lease commencement by assessing the nature of the payment provisions, including whether the payments are subject to a minimum.

F-35

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Certain leases include options to renew for an additional term or company-controlled options to terminate. We generally determine it is not reasonably certain to assume the exercise of renewal options because there is no economic incentive to renew. As termination options often include penalties, we generally determine it is reasonably certain that termination options will not be exercised because there is an economic incentive not to terminate. Therefore, these options generally do not impact the lease term or the determination or classification of the right-of-use asset and lease liability.

In the third quarter of 2017, we entered into a seven-year lease for a used airplane which includes a maximum residual value guarantee of $11.1 million if the fair value of the airplane is less than $14.4 million at the end of the lease term. We do not believe it is probable that any amount will be owed under this guarantee. Therefore, no amount related to the residual value guarantee is included in the lease payments used to measure the right-of-use asset and lease liability. We have not entered into any other leases where a residual value guarantee is provided to the lessor.

Rental expense was $38.3 million, $40.3 million and $34.8 million for 2021, 2020 and 2019, respectively.

We do not enter into arrangements where restrictions or covenants are imposed by the lessor that, for example, relate to incurring additional financial obligations. Furthermore, we also have not entered into any significant sublease arrangements.

We use our collateralized incremental borrowing rate based on the information available at commencement date to determine the present value of future payments and the appropriate lease classification. The rate implicit in the lease is generally unknown, as we generally operate in the capacity of the lessee.

Our Consolidated Balance Sheet includes the following related to leases:

(in millions) December 31,	Classification	2021	2020
Assets
Operating right-of-use assets	Other assets	$96.8	$104.2
Liabilities
Current lease liabilities	Accrued liabilities	$22.7	$23.4
Long-term lease liabilities	Other liabilities	79.4	86.5

Total lease liabilities		$102.1	$109.9

The components of lease cost were as follows:

(in millions) December 31,	2021	2020	2019
Operating lease cost	$31.9	$33.1	$32.6
Variable lease cost	$6.3	$7.2	$2.2

The weighted average remaining lease terms and discount rates for our operating leases were as follows:

December 31,	2021	2020
Weighted-average remaining lease term—operating leases	9.4	9.8
Weighted-average discount rate—operating leases	3.6%	3.8%

F-36

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Supplemental cash flow information related to our operating leases was as follows for periods ended December 31, 2021 and 2020:

(in millions) December 31,	2021	2020	2019
Cash paid for amounts included in measurement of operating lease liabilities—operating cash flows	$26.9	$26.5	$24.3
Right-of-use assets obtained in exchange for new operating lease liabilities	$17.0	$10.0	$21.0

Future minimum operating lease payments are as follows:

(in millions)	December 31, 2021
2022	$25.7
2023	22.8
2024	17.5
2025	13.8
2026	9.4
Thereafter	48.2

Total future minimum operating lease payments	$137.4
Imputed interest	35.3

Present value of lease liabilities reported	$102.1

Note 9 – Income Taxes

Provision for Income Taxes

Our income before taxes is as follows:

(in millions) For year ended December 31,	2021	2020	2019
U.S. operations	$342.1	$124.9	$64.0
Non-U.S. operations	160.7	99.6	106.7

Total	$502.8	$224.5	$170.7

Our provision (benefit) for income taxes consists of:

(in millions) For the year ended December 31,	2021	2020	2019
Current:
U.S. federal tax	$39.0	$11.3	$31.0
U.S. state and local tax	3.7	1.6	2.2
Non-U.S. tax	34.2	12.4	29.0

Total current	76.9	25.3	62.2

Deferred:
U.S. federal tax	(8.2)	16.5	(26.4)
U.S. state and local tax	(1.9)	(0.1)	3.0
Non-U.S. tax	0.6	1.7	(1.7)

Total deferred	(9.5)	18.1	(25.1)

Total provision for income taxes *	$67.4	$43.4	$37.1

F-37

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

*

Included in the above amounts are excess tax benefits from share-based compensation of $5.5 million, $0.6 million and $3.8 million in 2021, 2020 and 2019, respectively, which were reflected as reductions in our provision for income taxes in 2021, 2020 and 2019.

A reconciliation of the statutory U.S. federal tax rate to our effective tax rate is as follows:

For the year ended December 31,	2021	2020	2019
Statutory U.S. federal tax rate	21.0%	21.0%	21.0%
Increase (reduction) from:
Income taxed at non-U.S. rates	0.2%	(3.1)%	2.6%
Non-U.S. income inclusion, net of tax credits	(1.5)%	2.3%	3.4%
State and local taxes, net of federal benefit	0.2%	0.5%	2.5%
U.S. research and development tax credit	(0.5)%	(2.3)%	(1.7)%
U.S. deduction for foreign—derived intangible income	(1.0)%	(0.5)%	(5.1)%
Deferred tax asset related to the sale of a subsidiary	(4.1)%	—%	—%
Other	(0.9)%	1.4%	(1.0)%

Effective tax rate	13.4%	19.3%	21.7%

As of December 31, 2021, we have made the following determinations with regard to our non-U.S. earnings:

(in millions)	Permanently reinvested		Not permanently reinvested
Amount of earnings	$333.2		$1,294
Associated tax	NA	*	$14.3

*

Determination of U.S. income taxes and non-U.S. withholding taxes due upon repatriation of this $333.2 million of earnings is not practicable because the amount of such taxes depends upon circumstances existing in numerous taxing jurisdictions at the time the remittance occurs.

Tax Related to Comprehensive Income

During 2021, 2020 and 2019, tax (benefit) provision of $29.9 million, $(13.5) million and $(12.6) million, respectively, related to changes in pension and post-retirement plan assets and benefit obligations, were recorded to accumulated other comprehensive loss.

F-38

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Deferred Taxes and Valuation Allowances

The components of deferred tax assets and liabilities included in our Consolidated Balance Sheets are as follows:

(in millions) December 31,	2021	2020
Deferred tax assets:
Asbestos-related liabilities	$138.9	$150.3
Tax loss and credit carryforwards	111.2	124.5
Pension and post-retirement benefits	24.1	66.0
Inventories	29.3	29.8
Deferred tax asset related to the sale of a subsidiary	20.6	—
Other	35.9	41.4

Total	$360.0	$412.0
Less: valuation allowance	141.5	153.4

Total deferred tax assets, net of valuation allowance	$218.5	$258.6

Deferred tax liabilities:
Basis difference in fixed assets	$(47.4)	$(60.6)
Basis difference in intangible assets	(208.2)	(212.7)
Other	(22.1)	(24.0)

Total deferred tax liabilities	$(277.7)	$(297.3)

Net deferred tax asset (liability)	$(59.2)	$(38.7)

Balance sheet classification:
Long-term deferred tax assets	$17.7	$14.9
Long-term deferred tax liability	(76.9)	(53.6)

Net deferred tax asset (liability)	$(59.2)	$(38.7)

As of December 31, 2021, we had U.S. federal, U.S. state and non-U.S. tax loss and credit carryforwards that will expire, if unused, as follows:

(in millions) Year of expiration	U.S. Federal Tax Credits	U.S. Federal Tax Losses	U.S. State Tax Credits	U.S. State Tax Losses	Non-U.S. Tax Losses	Total
2022-2026	$—	$—	$2.7	$114.3	$5.3
After 2026	3.8	0.7	1.7	764.2	5.8
Indefinite	—	—	22.0	9.5	184.8
Total tax carryforwards	$3.8	$0.7	$26.4	$888.0	$195.9

Deferred tax asset on tax carryforwards	$3.8	$0.2	$21.1	$43.9	$42.2	$111.2
Valuation allowance on tax carryforwards	(3.8)	(0.2)	(20.3)	(42.2)	(39.9)	(106.4)

Net deferred tax asset on tax carryforwards	$—	$—	$0.8	$1.7	$2.3	$4.8

As of December 31, 2021 and 2020, we determined that it was more likely than not that $106.4 million and $118.3 million, respectively, of our deferred tax assets related to tax loss and credit carryforwards will not be realized. As a result, we recorded a valuation allowance against these deferred tax assets. We also determined that it is more likely than not that a portion of the benefit related to U.S. state and non-U.S. deferred tax assets other than tax loss and credit carryforwards will not be realized. Accordingly, as of December 31, 2021 and 2020, a valuation allowance of $35.1 million and $35.1 million, respectively, was established against these U.S. state and non-U.S. deferred tax assets. Our total valuation allowance as of December 31, 2021 and 2020 was $141.5 million and $153.4 million, respectively.

F-39

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of our gross unrecognized tax benefits, excluding interest and penalties, is as follows:

(in millions)	2021	2020	2019
Balance of liability as of January 1,	$34.0	$39.8	$42.0
Increase as a result of tax positions taken during a prior year	0.7	5.4	1.1
Decrease as a result of tax positions taken during a prior year	(0.3)	(0.4)	(0.5)
Increase as a result of tax positions taken during the current year	2.6	1.8	3.2
Decrease as a result of settlements with taxing authorities	(0.8)	(2.5)	—
Reduction as a result of a lapse of the statute of limitations	(4.6)	(10.1)	(6.0)

Balance of liability as of December 31,	$31.6	$34.0	$39.8

As of December 31, 2021, 2020 and 2019, the amount of our unrecognized tax benefits that, if recognized, would affect our effective tax rate were $33.5 million, $32.6 million and $43.8 million, respectively. The difference between these amounts and those reflected in the table above relates to (1) offsetting tax effects from other tax jurisdictions, and (2) interest expense, net of deferred taxes and (3) unrecognized tax benefits whose reversals would be recorded to goodwill.

We recognize interest and penalties related to unrecognized tax benefits as a component of our income tax expense. During the years ended December 31, 2021, 2020 and 2019, we recognized interest and penalty (income)/ expense of $(2.6) million, $(0.5) million and $0.8 million, respectively, in our Consolidated Statements of Operations. As of December 31, 2021 and 2020, we had accrued $4.9 million and $7.5 million, respectively, of interest and penalties related to unrecognized tax benefits on our Consolidated Balance Sheets.

During the next twelve months, it is reasonably possible that our unrecognized tax benefits could change by $6.6 million due to settlements of income tax examinations, the expiration of statutes of limitations or other resolution of uncertainties. However, if the ultimate resolution of income tax examinations results in amounts that differ from this estimate, we will record additional income tax expense or benefit in the period in which such matters are effectively settled.

Income Tax Examinations

Our income tax returns are subject to examination by the U.S. federal, U.S. state and local, and non-U.S. tax authorities. With few exceptions, the years for which we filed returns that are open to examination are as follows:

Jurisdiction	Year
U.S. federal	2018 -2020
U.S. state and local	2015 -2020
Non-U.S.	2015 -2020

Currently, we and our subsidiaries are under examination in various jurisdictions, including Germany (2016 through 2019), Canada (2013 through 2015) and Luxembourg (2017 through 2018).

F-40

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Note 10 – Accrued Liabilities

Accrued liabilities consist of:

(in millions) December 31,	2021	2020
Employee related expenses	$181.9	$124.3
Warranty	8.6	9.4
Current lease liabilities	22.7	23.4
Contract liabilities	101.1	103.0
Other	128.4	135.8

Total	$442.7	$395.9

We accrue warranty liabilities when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Warranty provision is included in “Cost of sales” in our Consolidated Statements of Operations.

A summary of the warranty liabilities is as follows:

(in millions) December 31,	2021	2020	2019
Balance at beginning of period	$9.4	$11.0	$18.2
Expense	7.8	8.2	8.9
Changes due to acquisitions/divestitures	(0.1)	0.3	—
Payments / deductions	(8.5)	(10.2)	(16.0)
Currency translation	—	0.1	(0.1)

Balance at end of period	$8.6	$9.4	$11.0

Note 11 – Other Liabilities

(in millions) December 31,	2021	2020
Environmental	$25.8	$29.4
Long-term lease liabilities	79.4	86.5
Other	56.0	55.5

Total	$161.2	$171.4

Note 12—Commitments and Contingencies

Asbestos Liability

Information Regarding Claims and Costs in the Tort System

As of December 31, 2021, we were a defendant in cases filed in numerous state and federal courts alleging injury or death as a result of exposure to asbestos. Activity related to asbestos claims during the periods indicated was as follows:

For the year ended December 31,	2021	2020	2019
Beginning claims	29,138	29,056	29,089
New claims	2,975	2,620	2,848
Settlements	(980)	(885)	(983)
Dismissals	(1,175)	(1,653)	(1,898)

Ending claims	29,958	29,138	29,056

F-41

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Of the 29,958 pending claims as of December 31, 2021, approximately 18,000 claims were pending in New York of which approximately 16,000 are non-malignancy claims that were filed over 15 years ago and have been inactive under New York court orders.

We have tried several cases resulting in defense verdicts by the jury or directed verdicts for the defense by the court. We further have pursued appeals of certain adverse jury verdicts that have resulted in reversals in favor of the defense. We have also tried several other cases resulting in plaintiff verdicts which we paid or settled after unsuccessful appeals.

The gross settlement and defense costs incurred (before insurance recoveries and tax effects) by us for the years ended December 31, 2021, 2020 and 2019 totaled $55.2 million, $50.9 million and $66.2 million, respectively. In contrast to the recognition of settlement and defense costs, which reflect the current level of activity in the tort system, cash payments and receipts generally lag the tort system activity by several months or more, and may show some fluctuation from period to period. Cash payments of settlement amounts are not made until all releases and other required documentation are received by us, and reimbursements of both settlement amounts and defense costs by insurers may be uneven due to insurer payment practices, transitions from one insurance layer to the next excess layer and the payment terms of certain reimbursement agreements. Our total pre-tax payments for settlement and defense costs, net of funds received from insurers, for the years ended December 31, 2021, 2020 and 2019 totaled $44.9 million, $31.1 million and $41.5 million, respectively. Detailed below are the comparable amounts for the periods indicated.

(in millions)
For the year ended December 31,	2021	2020	2019
Settlement / indemnity costs incurred (a)	$40.6	$35.3	$45.5
Defense costs incurred (a)	14.6	15.6	20.7

Total costs incurred	$55.2	$50.9	$66.2

Settlement / indemnity payments	$42.6	$24.7	$38.9
Defense payments	15.4	16.7	21.4
Insurance receipts	(13.1)	(10.3)	(18.8)

Pre-tax cash payments, net	$44.9	$31.1	$41.5

(a)	Before insurance recoveries and tax effects.

The amounts shown for settlement and defense costs incurred, and cash payments, are not necessarily indicative of future period amounts, which may be higher or lower than those reported.

Cumulatively through December 31, 2021, we have resolved (by settlement or dismissal) approximately 143,000 claims. The related settlement cost incurred by us and our insurance carriers is approximately $720 million, for an average settlement cost per resolved claim of approximately $5,000. The average settlement cost per claim resolved during the years ended December 31, 2021, 2020 and 2019 was $18,800, $13,900, and $15,800, respectively. Because claims are sometimes dismissed in large groups, the average cost per resolved claim, as well as the number of open claims, can fluctuate significantly from period to period. In addition to large group dismissals, the nature of the disease and corresponding settlement amounts for each claim resolved will also drive changes from period to period in the average settlement cost per claim. Accordingly, the average cost per resolved claim is not considered in our periodic review of our estimated asbestos liability. For a discussion regarding the four most significant factors affecting the liability estimate, see “Effects on the Consolidated Financial Statements.”

Effects on the Consolidated Financial Statements

We have retained an independent actuarial firm to assist management in estimating our asbestos liability in the tort system. The actuarial consultants review information provided by us concerning claims filed, settled and dismissed, amounts paid in settlements and relevant claim information such as the nature of the asbestos-related

F-42

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

disease asserted by the claimant, the jurisdiction where filed and the time lag from filing to disposition of the claim. The methodology used by the actuarial consultants to project future asbestos costs is based on our recent historical experience for claims filed, settled and dismissed during a base reference period. Our experience is then compared to estimates of the number of individuals likely to develop asbestos-related diseases determined based on widely used previously conducted epidemiological studies augmented with current data inputs. Those studies were undertaken in connection with national analyses of the population of workers believed to have been exposed to asbestos. Using that information, the actuarial consultants estimate the number of future claims that would be filed against us and estimates the aggregate settlement or indemnity costs that would be incurred to resolve both pending and future claims based upon the average settlement costs by disease during the reference period. This methodology has been accepted by numerous courts. After discussions with us, the actuarial consultants augment our liability estimate for the costs of defending asbestos claims in the tort system using a forecast from us which is based upon discussions with our defense counsel. Based on this information, the actuarial consultants compile an estimate of our asbestos liability for pending and future claims using a range of reference periods based on claim experience and claims expected to be filed through the indicated forecast period. The most significant factors affecting the liability estimate are (1) the number of new mesothelioma claims filed against us, (2) the average settlement costs for mesothelioma claims, (3) the percentage of mesothelioma claims dismissed against us and (4) the aggregate defense costs incurred by us. These factors are interdependent, and no one factor predominates in determining the liability estimate.

In our view, the forecast period used to provide the best estimate for asbestos claims and related liabilities and costs is a judgment based upon a number of trend factors, including the number and type of claims being filed each year; the jurisdictions where such claims are filed, and the effect of any legislation or judicial orders in such jurisdictions restricting the types of claims that can proceed to trial on the merits; and the likelihood of any comprehensive asbestos legislation at the federal level. In addition, the dynamics of asbestos litigation in the tort system have been significantly affected by the substantial number of companies that have filed for bankruptcy protection, thereby staying any asbestos claims against them until the conclusion of such proceedings, and the establishment of a number of post-bankruptcy trusts for asbestos claimants, which have been estimated to provide $36 billion for payments to current and future claimants. These trend factors have both positive and negative effects on the dynamics of asbestos litigation in the tort system and the related best estimate of our asbestos liability, and these effects do not move in a linear fashion but rather change over multi-year periods. Accordingly, management continues to monitor these trend factors over time and periodically assesses whether an alternative forecast period is appropriate.

Each quarter, the actuarial consultants compile an update based upon our experience in claims filed, settled and dismissed as well as average settlement costs by disease category (mesothelioma, lung cancer, other cancer, and non-malignant conditions including asbestosis). In addition to this claims experience, we also consider additional quantitative and qualitative factors such as the nature of the aging of pending claims, significant appellate rulings and legislative developments, and their respective effects on expected future settlement values. As part of this process, we also consider trends in the tort system such as those enumerated above. Management considers all these factors in conjunction with the liability estimate of the actuarial consultants and determines whether a change in the estimate is warranted.

Liability Estimate. In June 2016, the New York State Court of Appeals issued its opinion in Dummitt v. Crane Co., affirming a 2012 verdict for $4.9 million against us. In that opinion, the court ruled that in certain circumstances we are legally responsible for asbestos-containing materials made and sold by third parties that others attached post-sale to our equipment. This decision provided clarity regarding the nature of claims that may proceed to trial in New York and greater predictability regarding future claim activity. We also reflected the impact of the Dummitt decision on our expected settlement values. Accordingly, on December 31, 2016, we updated and extended our asbestos liability estimate through 2059, the generally accepted end point.

Following our experience in the tort system post the Dummitt decision, we entered into several, increasingly similar, group settlements with various plaintiff firms and we expect this new trend of these types of group

F-43

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

settlements to continue. Accordingly, effective as of December 31, 2019, we updated our estimate of the asbestos liability, including revised costs of settlement or indemnity payments and defense costs relating to currently pending claims and future claims projected to be filed against us through the same expected end point of 2059. Our estimate of the asbestos liability for pending and future claims through 2059 is based on the projected future asbestos costs resulting from our experience using a range of reference periods for claims filed, settled and dismissed. Based on this estimate, we recorded an additional liability of $255 million as of December 31, 2019.

An aggregate liability of $712 million was recorded as of December 31, 2019 to cover the estimated cost of asbestos claims now pending or subsequently asserted through 2059, of which approximately 85% is attributable to settlement and defense costs for future claims projected to be filed through 2059. The liability is reduced when cash payments are made in respect of settled claims and defense costs. The liability was $612 million and $670 million as of December 31, 2021 and 2020, respectively. It is not possible to forecast when cash payments related to the asbestos liability will be fully expended; however, it is expected such cash payments will continue for a number of years past 2059, due to the significant proportion of future claims included in the estimated asbestos liability and the lag time between the date a claim is filed and when it is resolved. None of these estimated costs have been discounted to present value due to the inability to reliably forecast the timing of payments. The current portion of the total estimated liability at December 31, 2021 and 2020 is $62.3 million and $66.5 million, respectively and represents our best estimate of total asbestos costs expected to be paid during the twelve-month period. Such amount is based upon the actuarial model together with our prior year payment experience for both settlement and defense costs.

We have made our best estimate of the costs through 2059. Through December 31, 2021, our actual experience during the updated reference period for mesothelioma claims filed and dismissed generally approximated the assumptions in our liability estimate. In addition to this claims experience, we considered additional quantitative and qualitative factors such as the nature of the aging of pending claims, significant appellate rulings and legislative developments, and their respective effects on expected future settlement values. Based on this evaluation, we determined that no change in the estimate was warranted for the period ended December 31, 2021.

Insurance Coverage and Receivables. Prior to 2005, a significant portion of our settlement and defense costs were paid by our primary insurers. With the exhaustion of that primary coverage, we began negotiations with our excess insurers to reimburse us for a portion of our settlement and/or defense costs as incurred. To date, we have entered into agreements providing for such reimbursements, known as “coverage-in-place,” with eleven of our excess insurer groups. Under such coverage-in-place agreements, an insurer’s policies remain in force and the insurer undertakes to provide coverage for our present and future asbestos claims on specified terms and conditions that address, among other things, the share of asbestos claims costs to be paid by the insurer, payment terms, claims handling procedures and the expiration of the insurer’s obligations. Similarly, under a variant of coverage-in-place, we have entered into an agreement with a group of insurers confirming the aggregate amount of available coverage under the subject policies and setting forth a schedule for future reimbursement payments to us based on aggregate indemnity and defense payments made. In addition, with ten of our excess insurer groups, we entered into agreements settling all asbestos and other coverage obligations for an agreed sum and received a total of $82.5 million in aggregate as a result of those settlements. Reimbursements from insurers for past and ongoing settlement and defense costs allocable to their policies have been made in accordance with these coverage-in-place and other agreements. All these agreements include provisions for mutual releases, indemnification of the insurer and, for coverage-in-place, claims handling procedures. With the agreements referenced above, we have concluded settlements with all but two of our solvent excess insurers with policies expected to respond to the aggregate costs included in the liability estimate. The first such insurer, which issued a single applicable policy, has been paying for many years the shares of defense and indemnity costs we have allocated to it, subject to a reservation of rights. The second insurer issued a single applicable policy in a layer of coverage that we do not anticipate reaching until many years from now, and, prior to the policy being reached, we anticipate opening a dialogue with that insurer about the execution of a suitable agreement. There are no pending legal proceedings between us and any insurer contesting our asbestos claims under our insurance policies.

F-44

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

In conjunction with developing the aggregate updated liability estimate referenced above, we also developed an updated estimate of probable insurance recoveries for our asbestos liabilities. In developing this estimate, we considered our coverage-in-place and other settlement agreements described above, as well as several additional factors. These additional factors include the financial viability of the insurance companies, the method by which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits. In addition, the timing and amount of reimbursements will vary because our insurance coverage for asbestos claims involves multiple insurers, with different policy terms and certain gaps in coverage. In addition to consulting with legal counsel on these insurance matters, we retained insurance consultants to assist management in the estimation of probable insurance recoveries based upon the aggregate liability estimate described above and assuming the continued viability of all solvent insurance carriers. Based upon the analysis of policy terms and other factors noted above by our legal counsel, and incorporating risk mitigation judgments by us where policy terms or other factors were not certain, our insurance consultants compiled a model indicating how our historical insurance policies would respond to varying levels of asbestos settlement and defense costs and the allocation of such costs between such insurers and us. Using the estimated liability as of December 31, 2019 (for claims filed or expected to be filed through 2059), the insurance consultant’s model forecasted that approximately 14% of the liability would be reimbursed by our insurers. While there are overall limits on the aggregate amount of insurance available to us with respect to asbestos claims, certain limits were not reached by the total estimated liability currently recorded by us, and such overall limits did not influence our determination of the asset amount to record. We allocate to ourselves the amount of the asbestos liability (for claims filed or expected to be filed through 2059) that is in excess of available insurance coverage allocated to such years. An asset of $98 million was recorded as of December 31, 2019 representing the probable insurance reimbursement for claims expected through 2059. The asset is reduced as reimbursements and other payments from insurers are received. The asset was $74 million and $87 million as of December 31, 2021 and 2020, respectively.

We review the estimated reimbursement rate with our insurance consultants on a periodic basis in order to confirm overall consistency with our established reserves. The reviews encompass consideration of the performance of the insurers under coverage-in-place agreements and the effect of any additional lump-sum payments under other insurer agreements. Actual insurance reimbursements vary from period to period, and will decline over time, for the reasons cited above.

Uncertainties. Estimation of our ultimate exposure for asbestos-related claims is subject to significant uncertainties, as there are multiple variables that can affect the timing, severity and quantity of claims and the manner of their resolution. We caution that our estimated liability is based on assumptions with respect to future claims, settlement and defense costs based on past experience that may not prove reliable as predictors; the assumptions are interdependent and no single factor predominates in determining the liability estimate. A significant upward or downward trend in the number of claims filed, depending on the nature of the alleged injury, the jurisdiction where filed and the quality of the product identification, or a significant upward or downward trend in the costs of defending claims, could change the estimated liability, as would substantial adverse verdicts at trial that withstand appeal. A legislative solution, structured settlement transaction, or significant change in relevant case law could also change the estimated liability.

The same factors that affect developing estimates of probable settlement and defense costs for asbestos-related liabilities also affect estimates of the probable insurance reimbursements, as do a number of additional factors. These additional factors include the financial viability of the insurance companies, the method by which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits and their interrelationships. In addition, due to the uncertainties inherent in litigation matters, no assurances can be given regarding the outcome of any litigation, if necessary, to enforce our rights under our insurance policies or settlement agreements.

Many uncertainties exist surrounding asbestos litigation, and we will continue to evaluate our estimated asbestos-related liability and corresponding estimated insurance reimbursement as well as the underlying assumptions and

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process used to derive these amounts. These uncertainties may result in our incurring future charges or increases to income to adjust the carrying value of recorded liabilities and assets, particularly if the number of claims and settlement and defense costs change significantly, or if there are significant developments in the trend of case law or court procedures, or if legislation or another alternative solution is implemented. Although the resolution of these claims will likely take many years, the effect on the results of operations, financial position and cash flow in any given period from a revision to these estimates could be material.

Other Contingencies

Environmental Matters

For environmental matters, we record a liability for estimated remediation costs when it is probable that we will be responsible for such costs and they can be reasonably estimated. Generally, third party specialists assist in the estimation of remediation costs. The environmental remediation liability as of December 31, 2021 is substantially related to the former manufacturing site in Goodyear, Arizona (the “Goodyear Site”) discussed below. On June 21, 2021, we completed the sale of substantially all of the property associated with what we have historically called the Goodyear Site for $8.7 million, retaining only a small parcel on which our remediation and treatment systems are located. We will continue to be responsible for all remediation costs associated with the Goodyear Site.

Goodyear Site

The Goodyear Site was operated by Unidynamics/Phoenix, Inc. (“UPI”), which became an indirect subsidiary in 1985 when we acquired UPI’s parent company, UniDynamics Corporation. UPI manufactured explosive and pyrotechnic compounds, including components for critical military programs, for the U.S. government at the Goodyear Site from 1962 to 1993, under contracts with the Department of Defense and other government agencies and certain of their prime contractors. In 1990, the U.S. Environmental Protection Agency (“EPA”) issued administrative orders requiring UPI to design and carry out certain remedial actions, which UPI has done. Groundwater extraction and treatment systems have been in operation at the Goodyear Site since 1994. On July 26, 2006, we entered into a consent decree with the EPA with respect to the Goodyear Site providing for, among other things, a work plan for further investigation and remediation activities (inclusive of a supplemental remediation investigation and feasibility study). During the third quarter of 2014, the EPA issued a Record of Decision (“ROD”) amendment permitting, among other things, additional source area remediation resulting in us recording a charge of $49.0 million, extending the accrued costs through 2022. Following the 2014 ROD amendment, we continued our remediation activities and explored an alternative strategy to accelerate remediation of the site. During the fourth quarter of 2019, we received conceptual agreement from the EPA on our alternative remediation strategy which is expected to further reduce the contaminant plume. Accordingly, in 2019, we recorded a pre-tax charge of $18.9 million, net of reimbursements, to extend our forecast period through 2027 and reflect our revised workplan. The total estimated gross liability was $32.3 million and $39.8 million as of December 31, 2021 and 2020, respectively and as described below, a portion is reimbursable by the U.S. Government. The current portion of the total estimated liability was $7.1 million and $10.9 million as of December 31, 2021 and 2020, respectively, and represents our best estimate, in consultation with our technical advisors, of total remediation costs expected to be paid during the twelve-month period. It is not possible at this point to reasonably estimate the amount of any obligation in excess of our current accruals through the 2027 forecast period because of the aforementioned uncertainties, in particular, the continued significant changes in the Goodyear Site conditions and additional expectations of remediation activities experienced in recent years.

On July 31, 2006, we entered into a consent decree with the U.S. Department of Justice on behalf of the Department of Defense and the Department of Energy pursuant to which, among other things, the U.S. Government reimburses us for 21% of qualifying costs of investigation and remediation activities at the Goodyear Site. As of December 31, 2021 and 2020, we recorded a receivable of $7.3 million and $7.8 million, respectively, for the expected reimbursements from the U.S. Government in respect of the aggregate liability as at that date. The receivable is reduced as reimbursements and other payments from the U.S. Government are received.

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Other Environmental Matters

Marion, IL Site

We have been identified as a potentially responsible party (“PRP”) with respect to environmental contamination at the Crab Orchard National Wildlife Refuge Superfund Site (the “Crab Orchard Site”). The Crab Orchard Site is located near Marion, Illinois, and consists of approximately 55,000 acres. Beginning in 1941, the United States used the Crab Orchard Site for the production of ordnance and other related products for use in World War II. In 1947, about half of the Crab Orchard Site was leased to a variety of industrial tenants whose activities (which continue to this day) included manufacturing ordnance and explosives. A predecessor of us formerly leased portions of the Crab Orchard Site and conducted manufacturing operations at the Crab Orchard Site from 1952 until 1964. General Dynamics Ordnance and Tactical Systems, Inc. (“GD-OTS”) is in the process of conducting a remedial investigation and feasibility study for a portion of the Crab Orchard Site (the “AUS-OU”), which includes an area where we maintained operations, pursuant to an Administrative Order on Consent. A remedial investigation report was approved in February 2015, and work on the feasibility study is underway. It is unclear when the final feasibility study will be completed, or when a final Record of Decision may be issued.

GD-OTS has asked us to participate in a voluntary, multi-party mediation exercise with respect to response costs it has incurred or will incur with respect to the AUS-OU. We and other PRPs executed a non-binding mediation agreement on March 16, 2015, and the U.S. government executed the mediation agreement on August 6, 2015. The first phase of the mediation, involving certain former munitions or ordnance storage areas, began in November 2017, but did not result in a multi-party settlement agreement. Subsequently, we entered into discussions directly with GD-OTS and reached an agreement, as of July 13, 2021, to contribute toward GD-OTS’s past RI-FS costs associated with the first-phase areas for a non-material amount. We have also agreed to pay a modest percentage of future RI-FS costs and the United States’ claimed past response costs relative to the first-phase areas, a sum that we expect in the aggregate to be immaterial. We understand that GD-OTS has also reached agreements-in-principle with the U.S. Government and the other participating PRPs related to the first-phase areas of concern. Negotiations between GD-OTS and the U.S. Government are underway with respect to resolution of the remaining areas of the site, including those portions of the Crab Orchard Site where our predecessor conducted manufacturing and research activities. We at present cannot predict whether these further negotiations will result in an agreement, or when any determination of the ultimate allocable shares of the various PRPs, including the U.S. Government, is likely to be completed. It is not possible at this time to reasonably estimate the total amount of any obligation for remediation of the Crab Orchard Site as a whole because the allocation among PRPs, selection of remediation alternatives, and concurrence of regulatory authorities have not yet advanced to the stage where a reasonable estimate can be made. We notified our insurers of this potential liability and have obtained defense and indemnity coverage, subject to reservations of rights, under certain of our insurance policies.

Roseland, NJ Site

The Roseland Site was operated by Resistoflex Corporation (“Resistoflex”), which became an indirect subsidiary of ours in 1985 when we acquired Resistoflex’s parent company, UniDynamics Corporation. Resistoflex manufactured specialty lined pipe and fittings at the site from the 1950s until it was closed in the mid-1980s. We undertook an extensive soil remediation effort at the Roseland Site following our closure and had been monitoring the Site’s condition in the years that followed. In response to changes in remediation standards, in 2014 we began to conduct further site characterization and delineation studies at the Site. We are in the late stages of our remediation activities at the Site, which include a comprehensive delineation of contaminants of concern in soil, groundwater, surface water, sediment, and indoor air testing, all in accordance with the New Jersey Department of Environmental Protection guidelines and directives.

Other Proceedings

We regularly review the status of lawsuits, claims and proceedings that have been or may be asserted against us relating to the conduct of our business, including those pertaining to product liability, patent infringement,

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commercial, employment, employee benefits, environmental and stockholder matters. We record a provision for a liability for such matters when it is considered probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions, if any, are reviewed quarterly and adjusted as additional information becomes available. If either or both of the criteria are not met, we assess whether there is at least a reasonable possibility that a loss, or additional losses, may have been incurred. If there is a reasonable possibility that a loss or additional loss may have been incurred for such matters, we disclose the estimate of the amount of loss or range of loss, disclose that the amount is immaterial, or disclose that an estimate of loss cannot be made, as applicable. We believe that as of December 31, 2021 2020 and 2019, there was no reasonable possibility that a material loss, or any additional material losses, may have been incurred for such matters, and that adequate provision has been made in our financial statements for the potential impact of all such matters.

Note 13 – Financing

Our debt as of December 31, 2021 and 2020 consisted of the following:

(in millions) December 31,	2021	2020
Commercial paper	$—	$27.2
2020 364-Day Credit Agreement	—	348.5

Total short-term borrowings	$—	$375.7

4.45% notes due December 2023	$299.4	$299.1
6.55% notes due November 2036	198.5	198.4
4.20% notes due March 2048	346.3	346.2
Other deferred financing costs associated with credit facilities	(1.8)	(0.8)

Total long-term debt	$842.4	$842.9

Debt discounts and debt issuance costs totaled $5.7 million and $6.6 million as of December 31, 2021 and 2020, respectively, and have been netted against the aggregate principal amounts of the related debt in the components of the debt table above.

Commercial paper program - On July 28, 2021, we increased the size of the commercial paper program (“CP Program”) to permit the issuance of short-term, unsecured commercial paper notes in an aggregate principal amount not to exceed $650 million at any time outstanding. We may issue short-term, unsecured commercial paper notes pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. Prior to this increase, the CP Program permitted us to issue commercial paper notes in an aggregate principal amount not to exceed $550 million at any time outstanding. The other terms and conditions of the CP Program remain the same. Amounts available under the CP Program may be borrowed, repaid and re-borrowed from time to time. The notes will have maturities of up to 397 days from date of issue. The notes rank at least pari passu with all of our other unsecured and unsubordinated indebtedness. As of December 31, 2021 and 2020, there was $0.0 million and $27.2 million of outstanding borrowings, respectively. We issued $100 million in January 2020 and $150 million in December 2019 of commercial paper to fund the acquisitions of I&S and Cummins-Allison, respectively. See discussion in Note 2, “Acquisitions” for further details.

2020 364-Day Credit Agreement - On April 16, 2020, we entered into a new senior unsecured 364-day credit facility (the “2020 364-Day Credit Agreement”). We borrowed term loans denominated in dollars (the “Dollar Term Loans”) in an aggregate principal amount equal to $300 million, and term loans denominated in euros (the “Euro Term Loans”) in an aggregate principal amount equal to €40 million under the 2020 364-Day Credit Agreement. Interest on the Dollar Term Loans accrues at a rate per annum equal to (a) a base rate (determined in a customary manner), plus a margin dependent upon ratings of our senior unsecured long-term debt (the “Index Debt Rating”) or (2) an adjusted LIBO rate (determined in a customary manner) for an interest period to be selected by us, plus a margin

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dependent upon the Index Debt Rating. Interest on the Euro Term Loans accrues at an adjusted LIBO rate (determined in a customary manner) for an interest period to be selected by us, plus a margin. The 2020 364-Day Credit Agreement contains customary affirmative and negative covenants and customary events of default and acceleration for credit facilities of this type. As of December 31, 2020, there was $348.5 million outstanding under the 2020 364-Day Credit Agreement. On April 15, 2021, we repaid the amount outstanding under the 2020 364-Day Credit Agreement with cash on hand and the issuance of commercial paper.

4.45% notes due December 2023 - In December 2013, we issued 10 year notes having an aggregate principal amount of $300 million. The notes are unsecured, senior obligations that mature on December 15, 2023 and bear interest at 4.45% per annum, payable semi-annually on June 15 and December 15 of each year. The notes have no sinking fund requirement, but may be redeemed, in whole or part, at our option. These notes do not contain any material debt covenants or cross default provisions. If there is a change in control of the Company, and if as a consequence, the notes are rated below investment grade by both Moody’s Investors Service and Standard & Poor’s, then holders of the notes may require us to repurchase them, in whole or in part, for 101% of the principal amount plus accrued and unpaid interest. Debt issuance costs are deferred and included in long-term debt and are amortized as a component of interest expense over the term of the notes. Including debt issuance cost amortization, these notes have an effective annualized interest rate of 4.56%. The notes were issued under an indenture dated as of December 13, 2013. The indentures contain certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness, enter into certain sale and leaseback transactions, and consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

6.55% notes due November 2036 - In November 2006, we issued 30 year notes having an aggregate principal amount of $200 million. The notes are unsecured, senior obligations of us that mature on November 15, 2036 and bear interest at 6.55% per annum, payable semi-annually on May 15 and November 15 of each year. The notes have no sinking fund requirement, but may be redeemed, in whole or in part, at the option of us. These notes do not contain any material debt covenants or cross default provisions. If there is a change in control of the Company, and if as a consequence, the notes are rated below investment grade by both Moody’s Investors Service and Standard & Poor’s, then holders of the notes may require us to repurchase them, in whole or in part, for 101% of the principal amount plus accrued and unpaid interest. Debt issuance costs are deferred and included in long-term debt and are amortized as a component of interest expense over the term of the notes. Including debt issuance cost amortization, these notes have an effective annualized interest rate of 6.67%. The notes were issued under an indenture dated as of April 1, 1991. The indentures contain certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness, enter into certain sale and leaseback transactions, and consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

4.20% notes due March 2048 - On February 5, 2018, we completed a public offering of $350 million aggregate principal amount of 4.20% Senior Notes due 2048 (the “2048 Notes”). The 2048 Notes bear interest at a rate of 4.20% per annum and mature on March 15, 2048. Interest on the 2048 Notes is payable on March 15 and September 15 of each year, commencing on September 15, 2018. These notes do not contain any material debt covenants or cross default provisions. If there is a change in control of the Company, and if as a consequence, the notes are rated below investment grade by both Moody’s Investors Service and Standard & Poor’s, then holders of the notes may require us to repurchase them, in whole or in part, for 101% of the principal amount plus accrued and unpaid interest. Debt issuance costs are deferred and included in long-term debt and are amortized as a component of interest expense over the term of the notes. Including debt issuance cost amortization, these notes have an effective annualized interest rate of 4.29%. The notes were issued under an indenture dated as of February 5, 2018. The indentures contain certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness, enter into certain sale and leaseback transactions, and consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

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Other - As of December 31, 2021, we had open standby letters of credit of $49.5 million issued pursuant to a $162.7 million uncommitted Letter of Credit Reimbursement Agreement, and certain other credit lines. As of December 31, 2020, we had open standby letters of credit of $57.9 million issued pursuant to a $183.4 million uncommitted Letter of Credit Reimbursement Agreement, and certain other credit lines.

Revolving Credit Facility - On July 28, 2021, we entered into a $650 million, 5-year Revolving Credit Agreement (the “2021 Facility”), which replaced the $550 million revolving credit facility that we had entered into in December 2017. The 2021 Facility allows us to borrow, repay, or to the extent permitted by the agreement, prepay and re-borrow funds at any time prior to the stated maturity date. Interest on loans made under the 2021 Facility accrues, at our option, at a rate per annum equal to (1) a base rate, plus a margin ranging from 0.00% to 0.50% depending upon the ratings by S&P and Moody’s of our senior unsecured long-term debt (the “Index Debt Rating”), or (2) an adjusted LIBO rate or the applicable replacement rate (determined based on “hardwired” LIBOR transition provisions consistent with those published by the Alternative References Rates Committee) for an interest period to be selected by us, plus a margin ranging from 0.805% to 1.50% depending upon the Index Debt Rating. The 2021 Facility contains customary affirmative and negative covenants for credit facilities of this type, including limitations on us and our subsidiaries with respect to indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of all or substantially all assets, transactions with affiliates and hedging arrangements. We must also maintain a debt to capitalization ratio not to exceed 0.65 to 1.00 at all times. The 2021 Facility also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by us or any of our material subsidiaries being false in any material respect, default under certain other material indebtedness, certain insolvency or receivership events affecting us and our material subsidiaries, certain ERISA events, material judgments and a change in control of us. The undrawn portion of this revolving credit agreement is also available to serve as a backstop facility for the issuance of commercial paper. As of December 31, 2021 and 2020, there were no outstanding borrowings.

As of December 31, 2021, our total debt to total capitalization ratio was 31.5%, computed as follows:

(in millions)
Total long-term debt	$842.4
Total shareholders’ equity	1,832.3

Capitalization	$2,674.7

Total indebtedness to capitalization	31.5%

Note 14 - Fair Value Measurements

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are to be considered from the perspective of a market participant that holds the asset or owes the liability. The standards also establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standards describe three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical or similar assets and liabilities.

Level 2: Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets and liabilities. Level 2 assets and liabilities include over-the-counter derivatives, principally forward foreign exchange contracts, whose value is determined using pricing models with inputs that are generally based on published foreign exchange rates and exchange traded prices, adjusted for other specific inputs that are primarily observable in the market or can be derived principally from or corroborated by observable market data.

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Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Valuation Technique

The carrying value of our financial assets and liabilities, including cash and cash equivalents, accounts receivable, commercial paper and accounts payable approximate fair value, without being discounted, due to the short periods during which these amounts are outstanding.

We are exposed to certain risks related to our ongoing business operations, including market risks related to fluctuation in currency exchange. We use foreign exchange contracts to manage the risk of certain cross-currency business relationships to minimize the impact of currency exchange fluctuations on our earnings and cash flows. We do not hold or issue derivative financial instruments for trading or speculative purposes. Foreign exchange contracts not designated as hedging instruments had a notional value of $3.0 million and $34.2 million as of December 31, 2021 and 2020, respectively. Our derivative assets and liabilities include foreign exchange contract derivatives that are measured at fair value using internal models based on observable market inputs such as forward rates and interest rates. Based on these inputs, the derivatives are classified within Level 2 of the valuation hierarchy. Such derivative receivable amounts are recorded within “Other current assets” on our Consolidated Balance Sheets and were $0.0 million and $0.1 million as of the years ended December 31, 2021 and 2020, respectively. Such derivative liability amounts are recorded within “Accrued liabilities” on our Consolidated Balance Sheets and were less than $0.1 million and $0.1 million for the years ended December 31, 2021 and 2020, respectively.

Available-for-sale securities consist of marketable debt securities and rabbi trusts investments. Marketable debt securities consist of commercial paper which are measured at fair value using prices for comparable securities in active markets and are therefore classified within Level 2 of the valuation hierarchy. The fair value of the commercial paper was $30.0 million as of December 31, 2020. These investments are included in “Other current assets” on our Consolidated Balance Sheets. We also have two rabbi trusts that hold marketable securities for the benefit of participants in the SERP. These investments are measured at fair value using quoted market prices in an active market and are therefore classified within Level 1 of the valuation hierarchy. The fair value of available-for-sale securities was $1.6 million and $1.5 million as of December 31, 2021 and 2020, respectively. These investments are included in “Other assets” on our Consolidated Balance Sheets.

Long-term debt rates currently available to us for debt with similar terms and remaining maturities are used to estimate the fair value for debt issues that are not quoted on an exchange. The estimated fair value of long-term debt is measured using Level 2 inputs and was $984.9 million and $954.8 million as of December 31, 2021 and 2020, respectively.

Note 15 – Restructuring

Overview

2020 Repositioning - In the second quarter of 2020, we initiated actions in response to the adverse economic impact of the COVID-19 pandemic and integration actions related to the Cummins-Allison acquisition. These actions include workforce reductions of approximately 1,200 employees, or about 11% of our global workforce, and the exiting of two leased office facilities and one leased warehouse facility. We do not expect to incur additional restructuring charges.

2019 Repositioning - In the fourth quarter of 2019, we initiated actions to consolidate two manufacturing operations in Europe within our Process Flow Technologies segment. In 2020, we recorded additional severance costs related to the final negotiation with the works council/union at both locations. These actions, taken together, included workforce reductions of approximately 180 employees, or less than 1% of our global workforce. We expect to complete the program in the fourth quarter of 2023.

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2017 Repositioning - In the fourth quarter of 2017, we initiated broad-based repositioning actions designed to improve profitability. These actions included headcount reductions of approximately 300 employees, or about 3% of our global workforce, and select facility consolidations in North America and Europe. In 2020, we adjusted the estimate downward to reflect the impact of employees that chose to voluntarily terminate prior to receiving severance at the conclusion of the actions in North America. In 2021, we recorded a gain on sale of real estate related to these actions. We expect to complete the program in the first quarter of 2022.

Acquisition-Related Restructuring - In the third quarter of 2018, we initiated actions within our Payment & Merchandising Technologies segment related to the closure of Crane Currency’s printing operations in Sweden, which were transitioned to a new print facility in Malta. These actions included workforce reductions of approximately 170 employees, or less than 2% of our global workforce. We do not expect to incur additional restructuring charges.

Other Restructuring - In the second quarter of 2020, we recorded other restructuring costs within our Payment & Merchandising Technologies segment. We do not expect to incur additional restructuring charges.

Restructuring (Gains) Charges, Net

We recorded restructuring (gains) charges which are reflected in the Consolidated Statements of Operations, as follows:

(in millions) For the year ended December 31,	2021	2020	2019
Aerospace & Electronics	$—	$6.5	$(0.4)
Process Flow Technologies	(13.2)	6.1	10.5
Payment & Merchandising Technologies	(3.7)	19.1	7.4
Engineered Materials	—	0.6	—

Total restructuring (gains) charges, net	$(16.9)	$32.3	$17.5

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The following table summarizes our restructuring (gains) charges by program, cost type and segment for the years ended December 31, 2021, 2020 and 2019:

	December 31, 2021					December 31, 2020					December 31, 2019
(in millions)	Severance		Other		Total	Severance		Other		Total	Severance	Other	Total
Aerospace & Electronics	$—		$—		$—	$6.5		$—		$6.5	$—	$—	$—
Process Flow Technologies	(0.1	)(a)	—		(0.1)	3.8		—		3.8	—	—	—
Payment & Merchandising Technologies	(0.8	)(a)	(2.8)		(3.6)	16.6		4.6	(b)	21.2	—	—	—
Engineered Materials	—		—		—	0.6		—		0.6	—	—	—

2020 Repositioning	(0.9	)(a)	(2.8)		(3.7)	27.5		4.6		32.1	—	—	—

Process Flow Technologies	0.1		—		0.1	6.1	(a)	—		6.1	9.9	—	9.9

2019 Repositioning	0.1		—		0.1	6.1		—		6.1	9.9	—	9.9

Aerospace & Electronics	—		—		—	—		—		—	—	(0.4)	(0.4)
Process Flow Technologies	(0.4	)(a)	(12.7	)(c)	(13.1)	(3.8	)(a)	—		(3.8)	0.6	—	0.6
Payment & Merchandising Technologies	(0.2	)(a)	—		(0.2)	(0.9	)(a)	(1.5	)(d)	(2.4)	0.3	1.8	2.1

2017 Repositioning	(0.6	)(a)	(12.7	)(c)	(13.3)	(4.7	)(a)	(1.5	)(d)	(6.2)	0.9	1.4	2.3

Payment & Merchandising Technologies	—		—		—	—		—		—	1.7	3.6	5.3

Acquisition-Related Restructuring	—		—		—	—		—		—	1.7	3.6	5.3

Payment & Merchandising Technologies	—		—		—	0.3		—		0.3	—	—	—

Other Restructuring	—		—		—	0.3		—		0.3	—	—	—

Total	$(1.4)		$(15.5)		$(16.9)	$29.2		$3.1		$32.3	$12.5	$5.0	$17.5

(a)	Reflects changes in estimates for increases and decreases in costs related to our restructuring programs.
(b)	Primarily reflects non-cash charges related to the impairment of ROU assets and leasehold improvements associated with the exit of the three leased facilities in 2020.
(c)	Reflects a pre-tax gain related to the sale of real estate in 2021.
(d)	Reflects a pre-tax gain related to the sale of a facility in 2020.

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The following table summarizes the cumulative restructuring costs incurred through December 31, 2021. We do not expect to incur additional facility consolidation costs to complete these actions as of December 31, 2021:

	Cumulative Restructuring Costs
(in millions)	Severance	Other	Total
Aerospace & Electronics	$6.5	$—	$6.5
Process Flow Technologies	3.7	—	3.7
Payment & Merchandising Technologies	15.8	1.8	17.6
Engineered Materials	0.6	—	0.6

2020 Repositioning	$26.6	$1.8	$28.4

Process Flow Technologies	$16.1	$—	$16.1

2019 Repositioning	$16.1	$—	$16.1

Aerospace & Electronics	1.3	(1.4)	(0.1)
Process Flow Technologies	13.1	(12.7)	0.4
Payment & Merchandising Technologies	11.5	0.7	12.2

2017 Repositioning	$25.9	$(13.4)	$12.5

Restructuring Liability

The following table summarizes the accrual balances related to these restructuring charges by program:

(in millions)	2020 Repositioning	2019 Repositioning	2017 Repositioning	Other Restructuring	Total
Severance:
Balance at December 31, 2019	$—	$9.9	$12.5	$—	$22.4
Expense (a)	27.5	—	—	0.3	27.8
Adjustments (b)	—	6.1	(4.7)	—	1.4
Utilization	(23.3)	—	(3.1)	(0.3)	(26.7)

Balance at December 31, 2020 (c)	$4.2	$16.0	$4.7	$—	$24.9

Expense (a)	—	0.1	—	—	0.1
Adjustments (b)	(0.9)	—	(0.5)	—	(1.4)
Utilization	(3.3)	(4.6)	(3.5)	—	(11.4)

Balance at December 31, 2021 (c)	$—	$11.5	$0.7	$—	$12.2

(a)	Included within “Restructuring (gains) charges, net” in the Consolidated Statements of Operations
(b)

Included within “Restructuring (gains) charges, net” in the Consolidated Statements of Operations and reflects changes in estimates for increases and decreases in costs related to our restructuring programs

(c)	Included within Accrued Liabilities in the Consolidated Balance Sheets

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Pursuant to 17 C.F.R. Section 200.83

Note 16—Quarterly Results (Unaudited)

(in millions, except per share data) For year ended December 31,	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2021
Net sales	$833.5	$855.5	$893.8	$825.2	$3,408.0
Cost of sales	513.6	523.5	556.4	526.8	2,120.3
Gross profit	319.9	332.0	337.4	298.4	1,287.7
Operating profit	146.6	144.5	144.8	93.3	529.2
Net income attributable to common shareholders	108.4	138.3	116.6	72.1	435.4
Basic earnings per share	$1.86	$2.36	$1.99	$1.25	$7.46
Diluted earnings per share	$1.84	$2.33	$1.96	$1.22	$7.36
2020
Net sales	$797.9	$677.9	$734.8	$726.3	$2,936.9
Cost of sales	510.8	451.7	478.5	489.7	1,930.7
Gross profit	287.1	226.2	256.3	236.6	1,006.2
Operating profit	88.6	30.5	84.9	58.9	262.9
Net income attributable to common shareholders	62.8	14.8	56.6	46.8	181.0
Basic earnings per share	$1.07	$0.26	$0.97	$0.80	$3.10
Diluted earnings per share	$1.05	$0.25	$0.97	$0.80	$3.08

Note 17 – Subsequent Events

Termination of Agreement To Sell Engineered Materials

On May 16, 2021, we entered into an agreement to sell the Engineered Materials segment to Grupo Verzatec S.A. de C.V. for $360 million on a cash-free and debt-free basis. In the second quarter of 2021, the assets and liabilities of the segment were classified as held for sale. On May 26, 2022, Verzatec terminated the sale agreement and paid $7.5 million to the Company in termination fees. As such, as of June 30, 2022, the Engineered Materials segment is no longer classified as assets held for sale and is presented herein as continuing operations for all periods presented.

F-55

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Crane Holdings, Co.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Crane Company (the “Business” or the “Company”), which consists of the Aerospace & Electronics, Process Flow Technologies and Engineered Materials businesses of Crane Holdings, Co., as of December 31, 2020 and 2021, the related combined statements of operations, comprehensive income, cash flows, and changes in net investment, for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Business as of December 31, 2020 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Asbestos Liability — Refer to Note 13, Commitments and Contingencies, to the financial statements

Critical Audit Matter Description

The Company is a defendant in cases filed in numerous state and federal courts alleging injury or death of exposure to asbestos. The Company records an estimated liability related to the resolution cost of pending and

F-56

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

future claims projected to be filed against the Company for which management believes are probable of occurring and reasonably estimable. The model utilized by the Company to estimate its asbestos liability has several factors that involve the application of significant judgement and estimates with a significant measurement of uncertainty. The most significant factors affecting the asbestos liability are (1) the number of new mesothelioma claims filed against the Company, (2) the average settlement costs for mesothelioma claims, (3) the percentage of mesothelioma claims dismissed against the Company and (4) the aggregate defense costs incurred by the Company. These factors are interdependent, and no one factor predominates in determining the liability estimate. Changes in these estimates and assumptions could have a significant impact on the asbestos liability. The current and non-current liability as of December 31, 2021 was $62.3 million and $549.8 million, respectively.

Given the subjectivity of estimating the asbestos liability, future claims, and underlying assumptions utilized by management, auditing management’s judgments regarding the significant factors listed above involved especially subjective auditor judgment, including the need to involve our actuarial specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures performed on the recorded asbestos liability included the following, among others:

We tested the design and effectiveness of controls over the asbestos liability, including those over the projection of settlement value of current and future claims.

•

We obtained the System and Organization Control Report (SOC) 1 reports for the outside service providers to evaluate the processes and controls relevant to the Company’s asbestos claims administration.

•	With the assistance of our internal actuarial specialists, we:

•	Evaluated the reasonableness of the underlying methodology for estimating the liability.

•

Tested the completeness and accuracy of underlying source data that served as the basis for the actuarial analysis and estimates, including historical claims, to test that the inputs to the actuarial estimate were reasonable.

•	Compared management’s prior-year assumptions of expected development and ultimate loss to actual incurred during the current year to identify potential bias in the determination of the liability.

•	We assessed the reasonableness of the forecast period used by the Company to estimate the liability.

•	Developed a range of independent estimates based on loss information and historical and industry claim development factors and compared our estimates to the Company’s estimates.

•

We considered the impact of changes in the regulatory and litigation environments on management’s assumptions by performing corroborating inquires with the Company’s internal and external legal counsel.

•	We evaluated management’s ability to accurately estimate the future liability by comparing actual results to management’s historical estimates.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

August 30, 2022

We have served as the Company’s auditor since 2022.

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

CRANE COMPANY (A BUSINESS OF CRANE HOLDINGS, CO.)

COMBINED STATEMENTS OF OPERATIONS

	For the year ended December 31,
(in millions)	2021	2020	2019
Net sales	$2,062.9	$1,833.8	$2,124.8
Operating costs and expenses:
Cost of sales	1,374.1	1,250.7	1,395.3
Selling, general and administrative	451.4	378.8	415.7
Restructuring (gains) charges, net	(13.2)	13.2	10.1
Acquisition-related and integration charges	—	6.4	2.8
Asbestos provisions, net	—	—	229.0
Environmental provision, net	—	—	18.9

Operating profit	250.6	184.7	53.0

Other income (expense):
Interest income	1.3	2.0	2.3
Interest expense	(5.1)	(13.5)	(2.4)
Related party interest income	16.1	15.9	15.1
Miscellaneous income, net	14.4	10.2	3.8

Total other income	26.7	14.6	18.8

Income before income taxes	277.3	199.3	71.8
Provision for income taxes	42.9	33.2	10.7

Net income before allocation to noncontrolling interests	234.4	166.1	61.1
Less: Noncontrolling interest in subsidiaries’ earnings	—	0.1	0.3

Net income	$234.4	$166.0	$60.8

See Notes to Combined Financial Statements

F-58

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

CRANE COMPANY (A BUSINESS OF CRANE HOLDINGS, CO.)

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	For the year ended December 31,
(in millions)	2021	2020	2019
Net income before allocation to noncontrolling interests	$234.4	$166.1	$61.1
Components of other comprehensive income (loss), net of tax
Currency translation adjustment	(23.0)	16.1	16.7
Changes in pension and postretirement plan assets and benefit obligation, net of tax	88.6	(49.6)	(42.5)

Other comprehensive income (loss), net of tax	65.6	(33.5)	(25.8)

Comprehensive income before allocation to noncontrolling interests	300.0	132.6	35.3
Less: Noncontrolling interests in comprehensive income (loss)	0.6	(0.4)	0.2

Comprehensive income	$299.4	$133.0	$35.1

See Notes to Combined Financial Statements

F-59

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

CRANE COMPANY (A BUSINESS OF CRANE HOLDINGS, CO.)

COMBINED BALANCE SHEETS

	Balance as of December 31,
(in millions)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$377.3	$405.9
Current insurance receivable – asbestos	13.7	14.4
Accounts receivable, net	270.6	235.9
Inventories, net	310.1	285.7
Other current assets	78.6	103.4

Total current assets	1,050.3	1,045.3

Property, plant and equipment, net	257.6	261.2
Insurance receivable - asbestos	60.0	72.5
Long-term deferred tax assets	124.1	132.5
Intangible assets, net	78.5	86.9
Goodwill	723.2	733.8
Other assets	207.5	146.0

Total assets	$2,501.2	$2,478.2
Liabilities and Crane net investment
Current liabilities:
Short-term borrowings	$—	$375.7
Accounts payable	175.3	137.4
Current asbestos liability	62.3	66.5
Accrued liabilities	268.3	212.7
U.S. and foreign taxes on income	5.3	5.5

Total current liabilities	511.2	797.8
Accrued pension and postretirement benefits	200.2	290.7
Long-term deferred tax liability	37.9	24.1
Long-term asbestos liability	549.8	603.6
Other liabilities	118.6	119.2
Commitments and contingencies (Note 13)
Crane net investment:
Crane net investment	1,448.8	1,073.7
Accumulated other comprehensive loss	(368.1)	(433.1)

Total Crane net investment	1,080.7	640.6
Noncontrolling interest	2.8	2.2

Total Crane net investment and noncontrolling interest	1,083.5	642.8

Total liabilities and Crane net investment and noncontrolling interest	$2,501.2	$2,478.2

See Notes to Combined Financial Statements

F-60

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

CRANE COMPANY (A BUSINESS OF CRANE HOLDINGS, CO.)

COMBINED STATEMENTS OF CASH FLOW

	For year ended December 31,
(in millions)	2021	2020	2019
Operating activities:
Net income before allocation to noncontrolling interests	$234.4	$166.1	$61.1
Asbestos provision, net	—	—	229.0
Environmental provision, net	—	—	18.9
Loss on deconsolidation of joint venture	—	—	1.2
Realized gain on marketable securities	—	—	(1.1)
Gain on sale of property	(18.5)	—	—
Depreciation and amortization	39.4	41.1	33.5
Stock-based compensation expense	16.3	15.3	15.5
Defined benefit plans and postretirement credit	(6.7)	(7.0)	(1.6)
Deferred income taxes	(3.7)	12.8	(32.7)
Cash provided by operating working capital	28.1	4.4	14.2
Defined benefit plans and postretirement contributions	(26.0)	(25.3)	(3.0)
Environmental payments, net of reimbursements	(5.8)	(4.2)	(8.2)
Asbestos related payments, net of insurance recoveries	(44.9)	(31.1)	(41.5)
Other	(3.0)	(14.4)	2.6

Total provided by operating activities	$209.6	$157.7	$287.9

Investing activities:
Payments for acquisitions, net of cash acquired	—	(169.2)	—
Proceeds from disposition of capital assets	23.6	4.5	3.1
Capital expenditures	(35.3)	(24.8)	(48.2)
Purchase of marketable securities	(10.0)	(90.0)	(8.8)
Proceeds from sale of marketable securities	40.0	60.0	9.9
Impact of deconsolidation of joint venture	—	—	(0.2)

Total provided by (used for) investing activities	$18.3	$(219.5)	$(44.2)

Financing activities:
Debt issuance costs	—	(1.3)	—
Proceeds from issuance of commercial paper with maturities greater than 90 days	—	251.3	25.0
Repayments of commercial paper with maturities greater than 90 days	(27.1)	(296.7)	—
Net (repayments) proceeds from issuance of commercial paper with maturities of 90 days or less	—	(76.8)	124.4
Proceeds from revolving credit facility	—	77.2	—
Repayments of revolving credit facility	—	(77.2)	—
Proceeds from term loan	—	343.9	—
Repayment of term loan	(348.1)	—	—
Net transfers from (to) parent	124.4	(37.4)	(383.0)

Total (used for) provided by financing activities	$(250.8)	$183.0	$(233.6)

Effect of foreign exchange rates on cash and cash equivalents	(5.7)	14.5	1.8
(Decrease) increase in cash and cash equivalents	(28.6)	135.7	11.9
Cash and cash equivalents, beginning of year	405.9	270.2	258.3

Cash and cash equivalents, end of period	$377.3	$405.9	$270.2

Detail of cash (used for) provided by operating working capital:
Accounts receivable	$(38.0)	$78.4	$18.9
Inventories	(27.5)	23.6	(22.9)
Other current assets	(3.6)	(12.3)	(5.6)
Accounts payable	39.5	(50.9)	(13.4)
Accrued liabilities	61.2	(15.4)	16.9
U.S. and foreign taxes on income	(3.5)	(19.0)	20.3

Total	$28.1	$4.4	$14.2

Supplemental disclosure of cash flow information:
Interest paid – third party	$3.2	$12.6	$2.4
Income taxes paid	$31.0	$38.4	$14.8

See Notes to Combined Financial Statements

F-61

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

CRANE COMPANY (A BUSINESS OF CRANE HOLDINGS, CO.)

COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT

(in millions)	Crane Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Crane Net Investment	Non-controlling Interest	Total Crane Net Investment and Noncontrolling interest
BALANCE JANUARY 1, 2019	$1,236.5	$(374.4)	$862.1	$2.9	$865.0
Net income	60.8	—	60.8	0.3	61.1
Stock-based compensation	15.5	—	15.5	—	15.5
Deconsolidation of a joint venture	—	—	—	(0.5)	(0.5)
Changes in pension and postretirement plan assets and benefit obligation, net of tax	—	(42.5)	(42.5)	—	(42.5)
Currency translation adjustment	—	16.8	16.8	(0.1)	16.7
Net transfers to Parent	(383.0)	—	(383.0)	—	(383.0)

BALANCE DECEMBER 31, 2019	$929.8	$(400.1)	$529.7	$2.6	$532.3

Net income	166.0	—	166.0	0.1	166.1
Stock-based compensation	15.3	—	15.3	—	15.3
Changes in pension and postretirement plan assets and benefit obligation, net of tax	—	(49.6)	(49.6)	—	(49.6)
Currency translation adjustment	—	16.6	16.6	(0.5)	16.1
Net transfers to Parent	(37.4)	—	(37.4)	—	(37.4)

BALANCE DECEMBER 31, 2020	$1,073.7	$(433.1)	$640.6	$2.2	$642.8

Net income	234.4	—	234.4	—	234.4
Stock-based compensation	16.3	—	16.3	—	16.3
Changes in pension and postretirement plan assets and benefit obligation, net of tax	—	88.6	88.6	—	88.6
Currency translation adjustment	—	(23.6)	(23.6)	0.6	(23.0)
Net transfers from Parent	124.4	—	124.4	—	124.4

BALANCE DECEMBER 31, 2021	$1,448.8	$(368.1)	$1,080.7	$2.8	$1,083.5

See Notes to Combined Financial Statements

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Crane Company (A Business of Crane Holdings, Co.)

Notes to Combined Financial Statements

(All in Millions of Dollars, Unless Otherwise Stated)

1. Nature of Operations and Significant Accounting Policies

Nature of Operations

Crane Company (“the Business”, “we”, “us”, or “our”) is a diversified manufacturer of highly engineered industrial products. We are a combination of three businesses of Crane Holdings, Co. (“Crane” or the “Parent”) and consist of three reporting segments: Aerospace & Electronics (“A&E”), Process Flow Technologies (“PFT”), and Engineered Materials (“EM”). Our primary end markets include process industries (chemical production, oil and gas, power, and general industrial), nonresidential and municipal construction, aerospace, defense and space, along with a wide range of general industrial and certain consumer related end markets. See Note 4, “Segment Information” for the relative size of these segments in relation to the total company.

Basis of Presentation

The Business has historically operated as part of Crane Holdings, Co.; consequently, stand-alone financial statements have not historically been prepared for the Business. The accompanying Combined Financial Statements have been prepared from the Parent’s historical accounting records and are presented on a stand-alone basis as if the Business’ operations had been conducted independently from the Parent. These Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Combined Statements of Operations include all revenues and costs directly attributable to the Business, including costs for facilities, functions and services used by the Business. Costs for certain functions and services performed by centralized Crane organizations are directly charged to the Business based on specific identification when possible or reasonable allocation methods such as net sales, headcount, usage or other allocation methods. The results of operations include allocations of costs for administrative functions and services performed on behalf of the Business by centralized groups within Crane (see Note 2, “Related Parties” for a description of the allocation methodologies). All charges and allocations for facilities, functions and services performed by Crane have been deemed settled in cash by the Business to Crane in the period in which the cost was recorded in the Combined Statements of Operations. As more fully described in Note 10, “Income Taxes” current and deferred income taxes have been determined based on the stand-alone results of the Business. However, because the Business filed as part of Crane’s tax group in certain jurisdictions, the Business’ actual tax balances may differ from that reported. The Business’ portion of income taxes for certain jurisdictions is deemed to have been settled in the period the related tax expense was recorded.

Crane uses a centralized approach to cash management and financing its operations. Accordingly, the cash of Crane and any legal entities that participate in Crane’s centralized approach to cash management has been included in the Combined Financial Statements. The short-term third-party borrowings included in the Combined Financial Statements have been specifically identified as a liability of the Business. Transactions between Crane and the Business are deemed to have been settled immediately through Crane net investment. The net effect of the deemed settled transactions is reflected in the Combined Statements of Cash Flows as “Net transfers to Parent” within financing activities and in the Combined Balance Sheets as “Crane net investment.” Other transactions, which have historically been cash-settled, are reflected in the Combined Balance Sheets within “Accounts receivable, net” and “Accounts payable”.

All intracompany accounts and transactions within the Business have been eliminated in the preparation of the Combined Financial Statements. The Combined Financial Statements of the Business include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Business.

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

All allocations and estimates in the Combined Financial Statements are based on assumptions that management believes are reasonable. However, the Combined Financial Statements included herein may not be indicative of the financial position, results of operations and cash flows of the Business in the future, or if the Business had been a separate, stand-alone entity during the years presented.

Due to rounding, numbers presented throughout this report may not add up precisely to totals we provide, and percentages may not precisely reflect the absolute figures.

Significant Accounting Policies

Principles of Combination. The Combined Financial Statements have been prepared on a stand-alone basis and include the accounts of Crane Company and our subsidiaries.

Use of Estimates. Our accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ from those estimated. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the financial statements in the period in which they are determined to be necessary. Estimates are used when accounting for such items as asset valuations, allowance for doubtful accounts, depreciation and amortization, impairment assessments, reserve for excess and obsolete inventory, reserve for warranty provision, restructuring provisions, employee benefits, taxes, asbestos liability and related insurance receivable, environmental liability and contingencies.

Currency Translation. Assets and liabilities of subsidiaries that prepare financial statements in currencies other than the U.S. dollar are translated at the rate of exchange in effect on the balance sheet date; results of operations are translated at the monthly average rates of exchange prevailing during the year. The related translation adjustments are included in accumulated other comprehensive income (loss) as a separate component of Crane net investment.

Revenue Recognition. In accordance with Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers,” we recognize revenue when control of the promised goods or services in a contract transfers to the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. We account for a contract when both parties have approved and committed to the terms, each party’s rights and payment obligations under the contract are identifiable, the contract has commercial substance, and it is probable that we will collect substantially all the consideration. When shipping and handling activities are performed after the customer obtains control of the product, we elect to account for shipping and handling as activities to fulfill the promise to transfer the product. In determining the transaction price of a contract, we exercise judgment to determine the total transaction price when it includes estimates of variable consideration, such as rebates and milestone payments. We generally estimate variable consideration using the expected value method and consider all available information (historical, current, and forecasted) in estimating these amounts. Variable consideration is only included in the transaction price to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. We elect to exclude from the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by us from a customer.

We primarily generate revenue through the manufacture and sale of engineered industrial products. Each product within a contract generally represents a separate performance obligation, as we do not provide a significant service of integrating or installing the products, the products do not customize each other, and the products can function independently of each other. Control of products generally transfers to the customer at a point in time, as the customer does not control the products as they are manufactured. We exercise judgment and consider the timing of right to payment, transfer of risk and rewards, transfer of title, transfer of physical possession, and

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

customer acceptance when determining when control transfers to the customer. As a result, revenue from the sale of products is generally recognized at a point in time – either upon shipment or delivery – based on the specific shipping terms in the contract. When products are customized or products are sold directly to the U.S. government or indirectly to the U.S. government through subcontracts, revenue is recognized over time because control is transferred continuously to customers, as the contract progresses. We exercise judgment to determine whether the products have an alternative use to us. When an alternative use does not exist for these products and we are entitled to payment for performance completed to date which includes a reasonable profit margin, revenue is recognized over time. When a contract with the U.S. government or subcontract for the U.S. government contains clauses indicating that the U.S. government owns any work-in-progress as the contracted product is being built, revenue is recognized over time. The measure of progress applied by us is the cost-to-cost method as this provides the most faithful depiction of the pattern of transfer of control. Under this method, we measure progress by comparing costs incurred to date to the total estimated costs to provide the performance obligation. This method effectively reflects our progress toward completion, as this methodology includes any work-in-process amounts as part of the measure of progress. Costs incurred represent work performed, which corresponds with, and thereby depicts, the transfer of control to the customer. Total revenue recognized and cost estimates are updated on a monthly basis.

When there are multiple performance obligations in a single contract, the total transaction price is allocated to each performance obligation based on their relative standalone selling prices. We maximize the use of observable data inputs and consider all information (including market conditions, segment-specific factors, and information about the customer or class of customer) that is reasonably available. The standalone selling price for our products and services is generally determined using an observable list price, which differs by class of customer.

Revenue recognized from performance obligations satisfied in previous periods (for example, due to changes in the transaction price or estimates), was not material in any period.

Payment for products is due within a limited time after shipment or delivery, and we do not offer extended payment terms. Payment is typically due within 30–90 calendar days of the respective invoice dates. Customers generally do not make large upfront payments. Any advanced payments received do not provide us with a significant benefit of financing, as the payments are meant to secure materials used to fulfill the contract, as opposed to providing us with a significant financing benefit.

When an unconditional right to consideration exists, we record these amounts as receivables. When amounts are dependent on factors other than the passage of time for payment from a customer to become due, we record a contract asset. Contract assets represent unbilled amounts that typically arise from contracts for customized products or contracts for products sold directly to the U.S. government or indirectly to the U.S. government through subcontracts, where revenue recognized using the cost-to-cost method exceeds the amount billed to the customer. Contract assets are assessed for impairment and recorded at their net realizable value. Contract liabilities represent advance payments from customers. Revenue related to contract liabilities is recognized when control is transferred to the customer.

We pay sales commissions related to certain contracts, which qualify as incremental costs of obtaining a contract. However, the sales commissions generally relate to contracts for products or services satisfied at a point in time or over a period of less than one year. As a result, we apply the practical expedient that allows an entity to recognize incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that would have been recognized is one year or less.

See Note 5, “Revenue” for further details.

Cost of Goods Sold. Cost of goods sold includes the costs of inventory sold and the related purchase and distribution costs. In addition to material, labor and direct overhead and inventoried cost, cost of goods sold include allocations of other expenses that are part of the production process, such as inbound freight charges,

F-65

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

purchasing and receiving costs, inspection costs, warehousing costs, amortization of production related intangible assets and depreciation expense. We also include costs directly associated with products sold, such as warranty provisions.

Selling, General and Administrative Expenses. Selling, general and administrative expenses are charged to income as incurred, or as allocated based on methodologies further discussed in Note 2, “Related Parties.” Such expenses include the costs of promoting and selling products and include such items as compensation, advertising, sales commissions, and travel. Also included are costs related to compensation for other operating activities such as executive office administrative and engineering functions, as well as general operating expenses such as office supplies, non-income taxes, insurance, and office equipment rentals.

Income Taxes. We account for income taxes in accordance with ASC Topic 740 “Income Taxes” (“ASC 740”) which requires an asset and liability approach for the financial accounting and reporting of income taxes. Under this method, deferred income taxes are recognized for the expected future tax consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. These balances are measured using the enacted tax rates expected to apply in the year(s) in which these temporary differences are expected to reverse. The effect of a change in tax rates on deferred income taxes is recognized in income in the period when the change is enacted.

Based on consideration of all available evidence regarding their utilization, we record net deferred tax assets to the extent that it is more likely than not that they will be realized. Where, based on the weight of all available evidence, it is more likely than not that some amount of a deferred tax asset will not be realized, we establish a valuation allowance for the amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized. The evidence we consider in reaching such conclusions includes, but is not limited to, (1) future reversals of existing taxable temporary differences, (2) future taxable income exclusive of reversing taxable temporary differences, (3) taxable income in prior carryback year(s) if carryback is permitted under the tax law, (4) cumulative losses in recent years, (5) a history of tax losses or credit carryforwards expiring unused, (6) a carryback or carryforward period that is so brief it limits realization of tax benefits, and (7) a strong earnings history exclusive of the loss that created the carryforward and support showing that the loss is an aberration rather than a continuing condition.

We account for unrecognized tax benefits in accordance with ASC 740, which prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation, based solely on the technical merits of the position. The tax benefit recognized is the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

We recognize interest and penalties related to unrecognized tax benefits within the “Provision for income taxes” line of our Combined Statement of Operations, while accrued interest and penalties are included within the “Other liabilities” line of our Combined Balance Sheets.

Income taxes as presented herein, attribute current and deferred income taxes of Crane to the Business’ stand-alone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by ASC 740. Accordingly, the Business’ income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group members were separate taxpayers. As a result, actual transactions included in the consolidated financial statements of Crane may not be included in the separate Combined Financial Statements of the Business. Similarly, the tax treatment of certain items reflected in the Combined Financial Statements of the Business may not be reflected in the consolidated financial statements and tax returns of Crane. Therefore, such items as net operating losses, credit carry forwards and valuation allowances may exist in the stand-alone financial statements that may or may not exist in Crane’s consolidated

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

financial statements. As such, the income taxes of the Business as presented in the Combined Financial Statements may not be indicative of the income taxes that the Business will generate in the future.

Current obligations for income taxes in jurisdictions where the Business files a combined tax return with the Parent are deemed settled with the Parent and are reflected within “Net transfers to Parent” as a financing activity in the Combined Statements of Cash Flows.

Cash and Cash Equivalents. Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible to cash and are not subject to significant risk from fluctuations in interest rates. As a result, the carrying amount of cash and cash equivalents approximates fair value. The Business participated in Crane’s centralized cash management and financing programs (see Note 2, “Related Parties” for additional information). The cash reflected on the Combined Balance Sheets represents all cash on hand for all Crane Company entities and Crane entities that participate in the centralized cash management program.

Accounts Receivable, Net. Accounts receivable are carried at net realizable value. The allowance for doubtful accounts was $4.8 million and $6.0 million as of December 31, 2021 and 2020, respectively. The allowance for doubtful accounts activity was not material to our financial results for the years ended December 31, 2021 and 2020. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers and relatively small account balances within most of our customer base and their dispersion across different businesses. We periodically evaluate the financial strength of our customers and believe that our credit risk exposure is limited.

Inventories, Net. Inventories consist of the following:

(in millions) December 31,	2021	2020
Finished goods	$102.7	$85.2
Finished parts and subassemblies	37.8	36.8
Work in process	28.7	28.7
Raw materials	140.9	135.0

Total inventories, net	$310.1	$285.7

Inventories, net include the costs of material, labor and overhead and are stated at the lower of cost or net realizable value. Domestic inventories are stated at either the lower of cost or net realizable value using the last-in, first-out (“LIFO”) method or the lower of cost or net realizable value using the first-in, first-out (“FIFO”) method. Inventories held in foreign locations are primarily stated at the lower of cost or market using the FIFO method. The LIFO method is not being used at our foreign locations as such a method is not allowable for income tax purposes. Changes in the levels of LIFO inventories have increased cost of sales by $2.6 million and $1.4 million for the years ended December 31, 2021 and 2020, respectively, and reduced cost of sales by $1.0 million for the year ended December 31, 2019. The portion of inventories costed using the LIFO method was 39.4% and 43.0% of combined inventories as of December 31, 2021 and 2020, respectively. If inventories that were valued using the LIFO method had been valued under the FIFO method, they would have been higher by $17.9 million and $15.4 million as of December 31, 2021 and 2020, respectively. The reserve for excess and obsolete inventory was $69.5 million and $62.9 million as of December 31, 2021 and 2020, respectively.

Valuation of Long-Lived Assets. We review our long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Examples of events or changes in circumstances could include, but are not limited to, a prolonged economic downturn, current period operating or cash flow losses combined with a history of losses or a forecast of continuing losses associated with the use of an asset or asset group, or a current expectation that an asset or asset group will be sold or disposed of before the end of its previously estimated useful life. Recoverability is based upon projections of anticipated future

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

undiscounted cash flows associated with the use and eventual disposal of the long-lived asset (or asset group), as well as specific appraisal in certain instances. Reviews occur at the lowest level for which identifiable cash flows are largely independent of cash flows associated with other long-lived assets or asset groups. If the future undiscounted cash flows are less than the carrying value, then the long-lived asset is considered impaired and a loss is recognized based on the amount by which the carrying amount exceeds the estimated fair value. Judgments which impact these assessments relate to the expected useful lives of long-lived assets and our ability to realize any undiscounted cash flows in excess of the carrying amounts of such assets and are affected primarily by changes in the expected use of the assets, changes in technology or development of alternative assets, changes in economic conditions, changes in operating performance and changes in expected future cash flows. Since judgment is involved in determining the recoverable amount of long-lived assets, there is risk that the carrying value of our long-lived assets may require adjustment in future periods.

Property, Plant and Equipment, Net. Property, plant and equipment, net consists of the following:

(in millions) December 31,	2021	2020
Land	$47.8	$54.4
Buildings and improvements	173.8	177.7
Machinery and equipment	523.0	510.1
Gross property, plant and equipment	744.6	742.2
Less: accumulated depreciation	487.0	481.0

Property, plant and equipment, net	$257.6	$261.2

Property, plant and equipment is stated at cost and depreciation is calculated by the straight-line method over the estimated useful lives of the respective assets, which range from 10 to 25 years for buildings and improvements and three to 10 years for machinery and equipment. Depreciation expense was $31.0 million, $33.4 million and $29.3 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Goodwill and Other Intangible Assets. Our business acquisitions have typically resulted in the recognition of goodwill and other intangible assets. We follow the provisions under ASC 350, “Intangibles – Goodwill and Other” (“ASC 350”) as it relates to the accounting for goodwill in the Combined Financial Statements. These provisions require that we, on at least an annual basis, evaluate the fair value of the reporting units to which goodwill is assigned and attributed and compare that fair value to the carrying value of the reporting unit to determine if an impairment has occurred. We perform our annual impairment testing during the fourth quarter. Impairment testing takes place more often than annually if events or circumstances indicate a change in status that would indicate a potential impairment. We also performed our annual impairment assessment (as described below) and concluded that no impairment charges have been required during 2021. We believe that there have been no other events or circumstances which would more likely than not reduce the fair value of our reporting units below its carrying value. A reporting unit is an operating segment unless discrete financial information is prepared and reviewed by segment management for businesses one level below that operating segment (a “component”), in which case the component would be the reporting unit. As of December 31, 2021, we had five reporting units.

When performing our annual impairment assessment, we compare the fair value of each of our reporting units to our respective carrying value. Goodwill is considered to be potentially impaired when the net book value of the reporting unit exceeds its estimated fair value. Fair values are established primarily by discounting estimated future cash flows at an estimated cost of capital which varies for each reporting unit and which, as of our most recent annual impairment assessment, ranged between 9.5% and 11.5% (a weighted average of 10.2%), reflecting the respective inherent business risk of each of the reporting units tested. This methodology for valuing our reporting units (commonly referred to as the Income Method) has not changed since the adoption of the provisions under ASC 350. The determination of discounted cash flows is based on the businesses’ strategic plans and long-range planning forecasts, which change from year to year. The revenue growth rates included in

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

the forecasts represent best estimates based on current and forecasted market conditions. Profit margin assumptions are projected by each reporting unit based on the current cost structure and anticipated net cost increases/reductions. There are inherent uncertainties related to these assumptions, including changes in market conditions, and management judgment is necessary in applying them to the analysis of goodwill impairment. In addition to the foregoing, for each reporting unit, market multiples are used to corroborate discounted cash flow results where fair value is estimated based on earnings multiples determined by available public information of comparable businesses. While we believe we have made reasonable estimates and assumptions to calculate the fair value of our reporting units, it is possible a material change could occur. If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may then be determined to be overstated and a charge would need to be taken against net earnings. No impairment charges have been required during 2021, 2020 or 2019.

Changes to goodwill are as follows:

(in millions)	Aerospace & Electronics	Process Flow Technologies	Engineered Materials	Total
Balance as of January 1, 2020	$202.4	$240.9	$171.3	$614.6
Additions	—	106.1	—	106.1
Currency translation	0.1	13.0	—	13.1

Balance as of December 31, 2020	$202.5	$360.0	$171.3	$733.8
Adjustments to purchase price allocations	—	(0.1)	—	(0.1)
Currency translation	—	(10.5)	—	(10.5)

Balance as of December 31, 2021	$202.5	$349.4	$171.3	$723.2

For the year ended December 31, 2020, additions to goodwill within the Process Flow Technologies segment were $106.1 million. These additions represent the preliminary purchase price allocation for the acquisition of CIRCOR International, Inc.’s Instrumentation & Sampling Business (“I&S”). For the year ended December 31, 2021, adjustments within the Process Flow Technologies segment of $0.1 million represent the finalization of the purchase price allocation for the acquisition of I&S. See a discussion in Note 3, “Acquisitions” for further details.

Intangibles with indefinite useful lives are tested annually for impairment, or when events or changes in circumstances indicate the potential for impairment. If the carrying amount of an indefinite lived intangible asset exceeds its fair value, the intangible asset is written down to its fair value. Fair value is calculated using relief from royalty method. We amortize the cost of definite-lived intangibles over their estimated useful lives.

In addition to annual testing for impairment of indefinite-lived intangible assets, we review all our definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Examples of events or changes in circumstances could include, but are not limited to, a prolonged economic downturn, current period operating or cash flow losses combined with a history of losses or a forecast of continuing losses associated with the use of an asset or asset group, or a current expectation that an asset or asset group will be sold or disposed of before the end of its previously estimated useful life. Recoverability is based upon projections of anticipated future undiscounted cash flows associated with the use and eventual disposal of the definite-lived intangible asset (or asset group), as well as specific appraisal in certain instances. Reviews occur at the lowest level for which identifiable cash flows are largely independent of cash flows associated with other long-lived assets or asset groups and include estimated future revenues, gross profit margins, operating profit margins and capital expenditures which are based on the businesses’ strategic plans and long-range planning forecasts, which change from year to year. The revenue growth rates included in the forecasts represent our best estimates based on current and forecasted market conditions, and the profit margin assumptions are based on the current cost structure and anticipated net cost increases or reductions. There are inherent uncertainties related to these assumptions, including changes in market conditions, and management’s judgment in applying them to the analysis. If the future undiscounted cash

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

flows are less than the carrying value, then the definite-lived intangible asset is considered impaired and a charge would be taken against net earnings based on the amount by which the carrying amount exceeds the estimated fair value. Judgments that we make which impact these assessments relate to the expected useful lives of definite-lived assets and its ability to realize any undiscounted cash flows in excess of the carrying amounts of such assets and are affected primarily by changes in the expected use of the assets, changes in technology or development of alternative assets, changes in economic conditions, changes in operating performance and changes in expected future cash flows. Since judgment is involved in determining the recoverable amount of definite-lived intangible assets, there is risk that the carrying value of our definite-lived intangible assets may require adjustment in future periods. Historical results to date have generally approximated expected cash flows for the identifiable cash flow generating level.

As of December 31, 2021, we had $78.5 million of net intangible assets, of which $22.5 million were intangibles with indefinite useful lives, consisting of trade names and trademarks. As of December 31, 2020, we had $86.9 million of net intangible assets, of which $22.9 million were intangibles with indefinite useful lives, consisting of trade names and trademarks.

Changes to intangible assets, net are as follows:

(in millions) December 31,	2021	2020	2019
Balance at beginning of period, net of accumulated amortization	$86.9	$39.5	$43.8
Additions	—	52.5	—
Amortization expense	(7.3)	(6.4)	(4.1)
Currency translation and other	(1.1)	1.3	(0.2)

Balance at end of period, net of accumulated amortization	$78.5	$86.9	$39.5

For the year ended December 31, 2020, additions to intangible assets represent the preliminary purchase price allocation related to the January 2020 acquisition of I&S. See discussion in Note 3, “Acquisitions” for further details.

A summary of intangible assets follows:

		December 31, 2021			December 31, 2020
(in millions)	Weighted Average Amortization Period of Finite Lived Assets (in years)	Gross Asset	Accumulated Amortization	Net	Gross Asset	Accumulated Amortization	Net
Intellectual property rights	19.3	$71.5	$45.3	$26.2	$72.5	$45.0	$27.5
Customer relationships and backlog	14.5	133.7	84.1	49.6	134.6	78.3	56.3
Drawings	40.0	11.1	10.6	0.5	11.1	10.5	0.6
Other	20.9	43.0	40.8	2.2	43.5	41.0	2.5

Total	17.6	$259.3	$180.8	$78.5	$261.7	$174.8	$86.9

F-70

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Future amortization expense associated with intangibles is expected to be:

Year	(in millions)
2022	$5.7
2023	$5.6
2024	$5.2
2025	$5.2
2026 and after	$34.3

Crane Net Investment. Crane’s net investment in the Business is presented as “Crane net investment” on the Combined Balance Sheets. The Combined Statements of Changes in Net Investment include net cash transfers between Crane and the Business as well as related party receivables and payables between the Business and other Crane affiliates that were settled on a current basis.

Accumulated Other Comprehensive Loss. The tables below provide the accumulated balances for each classification of accumulated other comprehensive loss, as reflected on the Combined Balance Sheets.

(in millions)	Defined Benefit Pension and Other Postretirement Items	Currency Translation Adjustment	Total(a)
Balance as of January 1, 2019	$(297.5)	$(76.9)	$(374.4)
Other comprehensive (loss) income before reclassifications	(53.9)	16.8	(37.1)
Amounts reclassified from accumulated other comprehensive loss	11.4	—	11.4

Net period other comprehensive (loss) income	(42.5)	16.8	(25.7)

Balance as of December 31, 2019	(340.0)	(60.1)	(400.1)
Other comprehensive (loss) income before reclassifications	(64.1)	16.6	(47.5)
Amounts reclassified from accumulated other comprehensive loss	14.5	—	14.5

Net period other comprehensive (loss) income	(49.6)	16.6	(33.0)

Balance as of December 31, 2020	(389.6)	(43.5)	(433.1)
Other comprehensive income (loss) before reclassifications	70.4	(23.6)	46.8
Amounts reclassified from accumulated other comprehensive loss	18.2	—	18.2
Net period other comprehensive income (loss)	88.6	(23.6)	65.0

Balance as of December 31, 2021	$(301.0)	$(67.1)	$(368.1)

(a)	Net of tax benefit of $119.6 million, $142.4 million and $103.2 million for December 31, 2021, 2020, and 2019, respectively.

F-71

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

The table below illustrates the amounts reclassified out of each component of accumulated other comprehensive loss for the years ended December 31, 2021, 2020, and 2019. Amortization of pension and postretirement components have been recorded within “Miscellaneous income, net” on the Combined Statements of Operations.

	Amount Reclassified from Accumulated Other Comprehensive Loss
(in millions) December 31,	2021	2020	2019
Amortization of pension items:
Prior service costs	$0.6	$0.6	$0.5
Net loss	21.9	18.0	14.4
Amortization of postretirement items:
Prior service costs	—	—	—
Net gain	—	—	(0.3)
Total before tax	$22.5	$18.6	$14.6
Tax impact	4.3	4.1	3.2

Total reclassifications for the period	$18.2	$14.5	$11.4

Recent Accounting Pronouncements – Adopted

Simplifying the Accounting for Income Taxes. In December 2019, the Financial Accounting Standards Board (“FASB”) issued amended guidance to simplify the accounting for income taxes. The guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. Certain amendments should be applied prospectively, while other amendments should be applied retrospectively to all periods presented. This amended guidance did not have a material effect on our combined financial statements and related disclosures when we adopted this standard effective January 1, 2021.

Disclosure Requirements for Defined Benefit Plans. In August 2018, the FASB issued amended guidance to add, remove, and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The amended guidance removes the requirements to disclose: amounts in accumulated other comprehensive income (loss) expected to be recognized as components of net periodic benefit cost over the next fiscal year; the amount and timing of plan assets expected to be returned to the entity; and the effects of a one-percentage point change in assumed health care cost trend rates. The amended guidance requires disclosure of an explanation of the reasons for significant gains and losses related to changes in the benefit obligation for the period. This guidance is effective for fiscal years ending after December 15, 2020. Effective December 31, 2020, we adopted the amended guidance and applied the disclosure requirements on a retrospective basis to all periods presented. This amended guidance did not have a material effect on our disclosures.

Measurement of Credit Losses on Financial Instruments. In June 2016, the FASB issued amended guidance that changes the impairment model for most financial assets and certain other instruments. For trade receivables, contract assets and other receivables, held-to-maturity debt securities, loans and other instruments, entities are required to use a current expected credit loss (“CECL”) model that will immediately recognize an estimate of credit losses that are expected to occur over the life of the financial instruments that are in the scope of this update, including trade receivables. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except that the losses will be recognized as an allowance. The CECL model is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect collectability.

On January 1, 2020, we adopted the new CECL standard and developed an expected impairment model based on our historical loss experience. We believe that our previous methodology to calculate credit losses is generally

F-72

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

consistent with the new expected credit loss model and did not result in a material adjustment upon adoption. The allowance for doubtful accounts was $4.8 million and $6.0 million as of December 31, 2021 and 2020, respectively.

2. Related Parties

Historically, the Business has been managed and operated in the normal course of business with other affiliates of Crane. Accordingly, certain shared costs have been allocated to the Business and reflected as expenses in the Combined Financial Statements.

Allocated Centralized Costs. The Combined Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Crane.

Crane incurred corporate costs for services provided to the Business as well as other Crane businesses. These services include treasury, tax, accounting, human resources, audit, legal, purchasing, information technology and other such services. The costs associated with these services generally include all payroll and benefit costs, as well as overhead costs related to the support functions. Crane also allocated costs associated with corporate insurance coverage and medical, pension, post-retirement and other health plan costs for employees participating in Crane sponsored plans. Allocations are based on several utilization measures including headcount, proportionate usage and relative net sales. All such amounts have been deemed to have been incurred and settled by the Business in the period in which the costs were recorded.

The allocated functional service expenses and general corporate expenses for the years ended December 31, 2021, 2020, and 2019 were $62.2 million, $37.6 million, and $49.0 million, respectively, and are included in “Selling, general and administrative” in the Combined Statements of Operations.

In the opinion of management of the Parent and the Business, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Business during 2021, 2020, and 2019. The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for more or fewer employees or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Business operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Cash Management and Financing. The Business participated in Crane’s centralized cash management and daily cash sweeps. Disbursements are made through centralized accounts payable systems which were operated by Crane. Cash receipts are transferred to centralized accounts, which were also maintained by Crane. As cash is received and disbursed by Crane, it is accounted for by the Business through Crane net investment. Historically, Crane has centrally managed and swept cash for most domestic and certain European entities. As such, the Business’ cash balance includes all cash on hand for all Crane entities that participate in the centralized cash management program, as well as those Crane Company legal entities that do not participate in the centralized cash management program.

Accounts Receivable and Payable. Certain related party transactions between the Business and Parent have been included within “Crane net investment” in the Combined Balance Sheets in the historical periods presented when the related party transactions are not settled in cash. Crane net investment includes related party loans receivable due from Crane and its affiliates of $335.0 million and $536.2 million as of December 31, 2021 and 2020, respectively. Crane net investment includes related party loans payable due to Crane and its affiliates of $71.9 million and $57.2 million as of December 31, 2021 and 2020, respectively. For the years ended December 31, 2021, 2020, and 2019, we recorded related party interest

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

income related to the loan activity with Crane and its affiliates of $16.1 million, $15.9 million, and $15.1 million, respectively, which is included in the Business’ results as “Related party interest income” in the Combined Statements of Operations. The total effect of the settlement of these related party transactions is reflected with Net transfers to Parent as a financing activity in the Combined Statements of Cash Flows.

Additionally, certain transactions between the Business and other Crane affiliates are cash-settled on a current basis and, therefore, are reflected in the Combined Balance Sheets. Accounts receivable, net includes $2.3 million and $0.9 million as of December 31, 2021 and 2020, respectively, and Accounts payable includes $0.6 million and $0.6 million as of December 31, 2021 and 2020, respectively, related to such transactions.

3. Acquisitions

Acquisitions are accounted for in accordance with ASC 805, “Business Combinations.” Accordingly, we make an initial allocation of the purchase price at the date of acquisition based upon our understanding of the fair value of the acquired assets and assumed liabilities. We obtain this information during due diligence and through other sources. In the months after closing, as we obtain additional information about these assets and liabilities, including through tangible and intangible asset appraisals, we can refine estimates of fair value and more accurately allocate the purchase price. Only items identified as of the acquisition date are considered for subsequent adjustment to the purchase price allocation. We make appropriate adjustments to the purchase price allocation prior to completion of the measurement period, as required.

To allocate the consideration transferred for our acquisitions, the fair values of all identifiable assets and liabilities must be established. For accounting and financial reporting purposes, fair value is defined under ASC 820, “Fair Value Measurement and Disclosure,” as the price that would be received upon the sale of an asset or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. Use of different estimates and judgments could yield different results.

Instrumentation and Sampling Business Acquisition. On January 31, 2020, we completed the acquisition of CIRCOR International, Inc.’s Instrumentation & Sampling Business (“I&S”) for $172.3 million on a cash-free and debt-free basis, subject to a later adjustment reflecting I&S’ net working capital, cash, the assumption of certain debt-like items, and I&S’ transaction expenses. We funded the acquisition through short-term borrowings consisting of $100 million of commercial paper and $67.0 million from our revolving credit facility, and cash on hand. In August 2020, we received $3.1 million related to the final working capital adjustment which resulted in net cash paid of $169.2 million.

I&S designs, engineers, and manufactures a broad range of critical fluid control instrumentation and sampling solutions used in severe service environments which complements our existing portfolio of chemical, refining, petrochemical and upstream oil and gas applications. I&S has been integrated into the Process Flow Technologies segment. The amount allocated to goodwill reflects the expected sales synergies, manufacturing efficiency and procurement savings. Goodwill from this acquisition is not deductible for tax purposes.

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Allocation of Consideration Transferred to Net Assets Acquired. The following amounts represent the determination of the fair value of identifiable assets acquired and liabilities assumed from our acquisition of I&S. The fair value of certain assets and liabilities has been completed as required by ASC 805.

Net assets acquired (in millions)
Total current assets	$21.0
Property, plant, and equipment	11.0
Other assets	6.0
Intangible assets	52.5
Goodwill	106.0

Total assets acquired	$196.5

Total current liabilities	$8.1
Other liabilities	19.2

Total assumed liabilities	$27.3

Net assets acquired	$169.2

The amounts allocated to acquired intangible assets, and their associated weighted average useful lives which were determined based on the period in which the assets are expected to contribute directly or indirectly to our future cash flows, consist of the following:

Intangible Assets: (dollars in millions)	Intangible Fair Value	Weighted Average Life in Years
Trademarks/trade names	$2.6	13
Customer relationships	49.0	14
Backlog	0.9	1

Total acquired intangible assets	$52.5

The fair values of the trademark and trade name intangible assets were determined by using an “income approach,” specifically the relief-from-royalty approach, which is a commonly accepted valuation approach. This approach assumes that in lieu of ownership, a firm would be willing to pay a royalty to exploit the related benefits of this asset. Therefore, a portion of I&S’s earnings, equal to the after-tax royalty that would have been paid for the use of the asset, can be attributed to the ownership. The trade names are being amortized on a straight-line basis (which approximates the economic pattern of benefits) over the estimated economic life of 13 years.

The fair values of the customer relationships and backlog intangible assets were determined by using an “income approach” which is a commonly accepted valuation approach. Under this approach, the net earnings attributable to the asset or liability being measured are isolated using the discounted projected net cash flows. These projected cash flows are isolated from the projected cash flows of the combined asset group over the remaining economic life of the intangible asset or liability being measured. Both the amount and the duration of the cash flows are considered from a market participant perspective. Our estimates of market participant net cash flows considered historical and projected pricing, operational performance including market participant synergies, aftermarket retention, product life cycles, material and labor pricing, and other relevant customer, contractual and market factors. Where appropriate, the net cash flows were adjusted to reflect the potential attrition of existing customers in the future, as existing customers are a diminishing asset and are expected to decline over time. The attrition-adjusted future cash flows are then discounted to present value using an appropriate discount rate. The customer relationship is being amortized on a straight-line basis (which approximates the economic pattern of benefits) over the estimated economic life of 14 years.

F-75

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Supplemental Pro Forma Data. I&S’ results of operations have been included in our Combined Financial Statements for the period after the completion of the acquisition on January 31, 2020. Combined pro forma revenue and net income attributable to Crane net investment have not been presented since the impact is not material to our financial results for either prior period.

Acquisition-Related Costs. Acquisition-related costs are being expensed as incurred. For the years ended December 31, 2020 and 2019, we recorded $6.4 million, and $2.8 million, respectively, of integration and transaction costs. Acquisition-related costs for the year ended December 31, 2020 included $2.8 million of inventory step-up and backlog amortization. Acquisition-related costs are recorded within “Acquisition-related and integration charges” in our Combined Statements of Operations.

4. Segment Information

In accordance with ASC 280, “Segment Reporting,” for purposes of segment performance measurement, we do not allocate to the business segments items that are of a nonoperating nature, or corporate organizational and functional expenses of a governance nature. Assets of the business segments exclude general corporate assets, which principally consist of cash and cash equivalents, deferred tax assets, certain property, plant and equipment, and certain other assets.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We account for intersegment sales and transfers as if the sales or transfers were to third parties at current market prices.

Our segments are reported on the same basis used internally for evaluating performance and for allocating resources. We have three reporting segments: Aerospace & Electronics, Process Flow Technologies, and Engineered Materials.

A brief description of each of our segments are as follows:

Aerospace & Electronics (A&E)

The Aerospace & Electronics segment supplies critical components and systems, including original equipment and aftermarket parts, primarily for the commercial aerospace and military aerospace and defense markets. Its brands have decades of proven experience, and in many cases invented the critical technologies in their respective markets. The business designs and delivers proven systems, reliable components, and flexible power solutions that excel in tough and mission-critical environments. Products and services include sensing components and systems, electrical power solutions, fluid management solutions, landing and control systems, and microwave solutions.

Process Flow Technologies (PFT)

The Process Flow Technologies segment is a provider of highly engineered Process Flow Technologies equipment for critical performance applications that require high reliability. The segment is comprised of Process Valves and Related Products, Commercial Valves, and Pumps and Systems. Process Valves and Related Products include on/off valves and related products for critical and demanding applications in the chemical, oil and gas, power, and general industrial end markets globally. Commercial Valves includes the manufacturing and distribution of valves and related products for the nonresidential construction, general industrial, and to a lesser extent, municipal markets. Pumps and Systems include pumps and related products primarily for water and wastewater applications in the industrial, municipal, commercial, and military markets.

Engineered Materials (EM)

The Engineered Materials segment manufactures fiberglass-reinforced plastic (“FRP”) panels and coils, primarily for use in the manufacturing of recreational vehicles (“RVs”), truck bodies and trailers (Transportation), with additional applications in commercial and industrial buildings (Building Products).

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Financial information by reportable segment is set forth below:

(in millions) December 31,	2021	2020	2019
Net sales:
Aerospace & Electronics	$638.3	$650.7	$798.8
Process Flow Technologies	1,196.6	1,007.5	1,117.4
Engineered Materials	228.0	175.6	208.6

TOTAL NET SALES	$2,062.9	$1,833.8	$2,124.8

Operating profit:
Aerospace & Electronics	$110.0	$100.7	$189.4
Process Flow Technologies	182.5	101.0	131.7
Engineered Materials	26.9	22.7	26.8
Corporate expense – before asbestos and environmental provisions	(68.8)	(39.7)	(47.0)
Corporate expense – asbestos provision, net	—	—	(229.0)
Corporate expense – environmental provision, net	—	—	(18.9)

TOTAL OPERATING PROFIT	$250.6	$184.7	$53.0

Capital expenditures:
Aerospace & Electronics	$14.1	$9.8	$20.0
Process Flow Technologies	18.8	13.7	23.4
Engineered Materials	2.2	1.2	4.4
Corporate	0.2	0.1	0.4

TOTAL CAPITAL EXPENDITURES	$35.3	$24.8	$48.2

Depreciation and amortization:
Aerospace & Electronics	$14.7	$14.2	$13.5
Process Flow Technologies	22.0	21.6	14.2
Engineered Materials	1.6	3.7	5.6
Corporate	1.1	1.6	0.2

TOTAL DEPRECIATION AND AMORTIZATION	$39.4	$41.1	$33.5

For the year ended December 31, 2021, operating profit included a restructuring gain of $13.2 million. For the year ended December 31, 2020, operating profit included acquisition-related and integration charges of $6.4 million and net restructuring charges of $13.2 million. For the year ended December 31, 2019, operating profit included a net asbestos provision of $229.0 million, a net environmental provision of $18.9 million, acquisition-related and integration charges of $2.8 million and net restructuring charges of $10.1 million. See Note 3, “Acquisitions” for discussion on the acquisition-related costs. See Note 16, “Restructuring Charges” for discussion of the restructuring charges. See Note 13, “Commitments and Contingencies” for discussion of the asbestos provision and environmental provision.

Information by geographic region:

(in millions) December 31,	2021	2020	2019
Net sales:(a)
United States	$1,074.4	$980.9	$1,167.6
Canada	286.0	215.4	240.8
United Kingdom	110.0	101.9	131.0
Continental Europe	267.8	253.3	281.6
Other international	324.7	282.3	303.8

TOTAL NET SALES	$2,062.9	$1,833.8	$2,124.8

(a)	Net sales by geographic region are based on the destination of the sale.

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Balance sheet items by reportable segment is set forth below:

(in millions) December 31,	2021	2020
Goodwill:
Aerospace & Electronics	$202.5	$202.5
Process Flow Technologies	349.4	360.0
Engineered Materials	171.3	171.3

TOTAL GOODWILL	$723.2	$733.8

Assets:
Aerospace & Electronics	$604.7	$593.9
Process Flow Technologies	1,241.4	1,124.0
Engineered Materials	220.5	217.3
Corporate	434.6	543.0

TOTAL ASSETS	$2,501.2	$2,478.2

Long-lived assets by geographic region:

(in millions) December 31,	2021	2020
Long-lived assets:(a)
United States	$180.0	$179.7
Canada	17.5	15.5
Europe	64.4	68.8
Other international	47.7	42.8
Corporate	15.6	22.4

TOTAL LONG-LIVED ASSETS	$325.2	$329.2

(a)	Long-lived assets, net by geographic region are based on the location of the business unit.

5. Revenue

Disaggregation of Revenues

The following table presents net sales disaggregated by product line for each segment:

(in millions) December 31,	2021	2020	2019
Aerospace & Electronics:
Commercial original equipment	$229.4	$226.4	$357.2
Military original equipment	239.7	258.7	217.2
Commercial aftermarket products	104.5	93.0	161.4
Military aftermarket products	64.7	72.6	63.0

Total Aerospace & Electronics	$638.3	$650.7	$798.8

Process Flow Technologies:
Process valves and related products	$717.1	$631.6	$685.1
Commercial valves	374.2	288.0	332.1
Pumps and systems	105.3	87.9	100.2

Total Process Flow Technologies	$1,196.6	$1,007.5	$1,117.4

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

(in millions) December 31,	2021	2020	2019
Engineered Materials
FRP - Recreational Vehicles	$102.5	$68.9	$84.5
FRP - Building Products	94.9	83.1	91.9
FRP - Transportation	30.6	23.6	32.2

Total Engineered Materials	$228.0	$175.6	$208.6

Total Net Sales	$2,062.9	$1,833.8	$2,124.8

Remaining Performance Obligations

The transaction price allocated to remaining performance obligations represents the transaction price of firm orders which have not yet been fulfilled, which we also refer to as total backlog. As of December 31, 2021, total backlog was $837.8 million. We expect to recognize approximately 91.0% of our remaining performance obligations as revenue in 2022, an additional 7.4% by 2023 and the balance thereafter.

Contract Assets and Contract Liabilities

Contract assets represent unbilled amounts that typically arise from contracts for customized products or contracts for products sold directly to the U.S. government or indirectly to the U.S. government through subcontracts, where revenue recognized using the cost-to-cost method exceeds the amount billed to the customer. Contract assets are assessed for impairment and recorded at their net realizable value. Contract liabilities represent advance payments from customers. Revenue related to contract liabilities is recognized when control is transferred to the customer. We report contract assets, which are included within “Other current assets” in our Combined Balance Sheets, and contract liabilities, which are included within “Accrued liabilities” on our Combined Balance Sheets, on a contract-by-contract net basis at the end of each reporting period. Net contract assets and contract liabilities consisted of the following:

(in millions) December 31,	2021	2020
Contract assets	$46.8	$46.3
Contract liabilities	$40.3	$29.6

During 2021, we recognized revenue of $23.4 million related to contract liabilities as of December 31, 2020.

6. Research and Development

Research and development costs are expensed when incurred.

(in millions) December 31,	2021	2020	2019
Research and development costs	$49.5	$46.8	$37.4

7. Pension and Postretirement Benefits

The Business sponsors numerous single-employer international employee benefit plans. In addition, certain of our employees participate in employee benefit plans sponsored by Crane which include participants of other Crane businesses (the “Shared Plans”). We account for our participation in the Shared Plans as multiple employer benefit plans.

Pension Plan

In the United States, Crane sponsors a defined benefit pension plan that covers approximately 17% of all U.S. Crane Company employees. Effective January 1, 2013, pension eligible nonunion employees no longer earn

F-79

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

future benefits in the domestic defined benefit pension plan. The benefits are based on years of service and compensation on a final average pay basis, except for certain hourly employees where benefits are fixed per year of service. Charges to expense are based upon costs computed by an independent actuary. Contributions are intended to provide for future benefits earned to date. Additionally, several of the Business’s non-U.S. subsidiaries sponsor defined benefit pension plans that cover approximately 10% of all non-U.S. Crane Company employees. The benefits are typically based upon years of service and compensation. Most of these plans are funded by Crane contributions to pension funds, which are held for the sole benefit of plan participants and beneficiaries.

Postretirement Plans

Postretirement health care and life insurance benefits are provided for certain employees hired before January 1, 1990, who meet minimum age and service requirements.

A summary of the projected benefit obligations, fair value of plan assets and funded status is as follows:

	Pension Benefits		Postretirement Benefits
(in millions) December 31,	2021	2020	2021	2020
Change in benefit obligation:
Benefit obligation at beginning of year	$1,148.3	$1,059.5	$5.0	$5.0
Service cost	3.4	3.0	—	—
Interest cost	17.7	25.2	0.1	0.2
Amendments	—	0.1	—	—
Actuarial (gain) loss	(57.8)	90.3	0.2	0.5
Settlements	(4.6)	(1.3)	—	—
Curtailments	1.0	—	—	—
Benefits paid	(46.9)	(44.7)	(0.6)	(0.7)
Foreign currency exchange and other	(7.6)	16.4	—	—
Administrative expenses paid	(0.7)	(0.4)	—	—

Benefit obligation at end of year	$1,052.8	$1,148.1	$4.7	$5.0

Change in plan assets:
Fair value of plan assets at beginning of year	$919.0	$862.6	$—	$—
Actual return on plan assets	89.5	66.1	—	—
Employer contributions	25.4	24.5	0.6	0.7
Settlements	(4.6)	(1.3)	—	—
Benefits paid	(46.9)	(44.7)	(0.6)	(0.7)
Foreign currency exchange and other	(5.2)	12.4	—	—
Administrative expenses paid	(1.1)	(0.6)	—	—

Fair value of plan assets at end of year	$976.1	$919.0	$—	$—

Funded status	$(76.7)	$(229.1)	$(4.7)	$(5.0)

In the U.S., 2021 actuarial gains in the projected benefit obligation were primarily the result of a decrease in the discount rate. Other sources of gains or losses such as plan experience, updated census data and minor adjustments to actuarial assumptions generated combined losses of less than 1% of expected year end obligations. In the Non-U.S. countries, 2021 actuarial losses in the projected benefit obligation were primarily the result of decreases in discount rates. Other sources of gains or losses such as plan experience, updated census data, changes to forecast inflation and minor adjustments to actuarial assumptions generated combined gains of 2% of expected year end obligations.

In the U.S., 2020 actuarial losses in the projected benefit obligation were primarily the result of a decrease in the discount rate. Other sources of gains or losses such as plan experience, updated census data and minor

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Pursuant to 17 C.F.R. Section 200.83

adjustments to actuarial assumptions generated combined losses of less than 1% of expected year end obligations. In the Non-U.S. countries, 2019 actuarial losses in the projected benefit obligation were primarily the result of decreases in discount rates. Other sources of gains or losses such as plan experience, updated census data and minor adjustments to actuarial assumptions generated combined gains of 5% of expected year end obligations.

Amounts recognized on our Combined Balance Sheets consist of:

	Pension Benefits		Postretirement Benefits
(in millions) December 31	2021	2020	2021	2020
Other assets	$120.0	$57.8	$—	$—
Current liabilities	(1.4)	(1.5)	(0.7)	(0.6)
Accrued pension and postretirement benefits	(195.3)	(285.4)	(4.0)	(4.4)

Funded status	$(76.7)	$(229.1)	$(4.7)	$(5.0)

Amounts recognized in accumulated other comprehensive loss consist of:

	Pension Benefits		Postretirement Benefits
(in millions) December 31,	2021	2020	2021	2020
Net actuarial loss (gain)	$387.2	$507.5	$(1.8)	$(2.0)
Prior service credit	5.9	6.6	—	—

Total recognized in accumulated other comprehensive loss	$393.1	$514.1	$(1.8)	$(2.0)

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the U.S. and Non-U.S. plans, are as follows:

	Pension Obligations/Assets
	U.S.		Non-U.S.		Total
(in millions) December 31,	2021	2020	2021	2020	2021	2020
Projected benefit obligation	$669.7	$699.1	$383.0	$449.3	$1,052.7	$1,148.4
Accumulated benefit obligation	669.7	699.1	376.1	440.4	1,045.8	1,139.5
Fair value of plan assets	522.2	482.8	453.9	436.2	976.1	919.0

Information for pension plans with an accumulated benefit obligation in excess of plan assets is as follows:

(in millions) December 31,	2021	2020
Projected benefit obligation	$721.8	$965.1
Accumulated benefit obligation	$715.3	$957.0
Fair value of plan assets	$525.2	$678.4

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Components of net periodic (benefit) cost are as follows:

	Pension Benefits			Postretirement Benefits
(in millions) For the year ended December 31,	2021	2020	2019	2021	2020	2019
Net Periodic (Benefit) Cost:
Service cost	$3.4	$3.0	$2.3	$—	$—	$—
Interest cost	17.7	25.2	31.4	0.1	0.2	0.2
Expected return on plan assets	(51.8)	(54.2)	(50.6)	—	—	—
Amortization of prior service cost	0.6	0.6	0.5	—	—	—
Amortization of net loss (gain)	21.9	18.0	14.4	—	—	(0.3)
Recognized curtailment (gain) loss	1.0	—	—	—	—	—
Settlement costs	1.3	0.4	—	—	—	—

Net periodic (benefit) cost	$(5.9)	$(7.0)	$(2.0)	$0.1	$0.2	$(0.1)

The weighted average assumptions used to determine benefit obligations are as follows:

	Pension Benefits			Postretirement Benefits
For the year ended December 31,	2021	2020	2019	2021	2020	2019
U.S. Plans:
Discount rate	2.89%	2.62%	3.34%	2.70%	2.30%	3.20%
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A
Interest credit rate	1.47%	0.93%	2.83%	N/A	N/A	N/A
Non-U.S. Plans:
Discount rate	1.73%	1.17%	1.89%	N/A	N/A	N/A
Rate of compensation increase	3.30%	3.32%	3.14%	N/A	N/A	N/A
Interest credit rate	N/A	N/A	N/A	N/A	N/A	N/A

The weighted average assumptions used to determine net periodic benefit cost are as follows:

	Pension Benefits			Postretirement Benefits
For the year ended December 31,	2021	2020	2019	2021	2020	2019
U.S. Plans:
Discount rate	2.62%	3.34%	4.36%	2.30%	3.20%	3.40%
Expected rate of return on plan assets	6.50%	7.25%	7.25%	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A
Interest credit rate	0.93%	2.83%	2.40%	N/A	N/A	N/A
Non-U.S. Plans:
Discount rate	1.17%	1.89%	2.65%	N/A	N/A	N/A
Expected rate of return on plan assets	4.85%	5.82%	5.81%	N/A	N/A	N/A
Rate of compensation increase	3.32%	3.14%	3.37%	N/A	N/A	N/A
Interest credit rate	N/A	N/A	N/A	N/A	N/A	N/A

The long-term expected rate of return on plan assets assumptions were determined with input from independent investment consultants and plan actuaries, utilizing asset pricing models and considering historical returns. The discount rates used by us for valuing pension liabilities are based on a review of high-quality corporate bond yields with maturities approximating the remaining life of the projected benefit obligations.

In the U.S. plan, the 6.50% expected rate of return on assets assumption for 2021 reflected a long-term target comprised of an asset allocation range of 25%–75% equity securities, 15%–35% fixed income securities, 10%–35% alternative assets and 0%–10% cash and cash equivalents. As of December 31, 2021, the actual asset allocation for the U.S. plan was 64.4% equity securities, 22.3% fixed income securities, 12.6% alternative assets and 0.7% cash and cash equivalents.

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

For the non-U.S. plans, the 4.85% expected rate of return on assets assumption for 2021 reflected a weighted average of the long-term asset allocation targets for our various non-U.S. plans. As of December 31, 2021, the actual weighted average asset allocation for the non-U.S. plans was 26.8% equity securities, 42.0% fixed income securities, 25.5% alternative assets/other and 5.7% cash and cash equivalents.

The assumed health care cost trend rates are as follows:

December 31,	2021	2020
Health care cost trend rate assumed for next year	7.25%	6.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2033	2029

Assumed health care cost trend rates have a significant effect on the amounts reported for our health care plans.

Plan Assets

Our pension plan target allocations and weighted average asset allocations by asset category are as follows:

Asset Category December 31,	Target Allocation	Actual Allocation
		2021	2020
Equity securities	15%–75%	47%	47%
Fixed income securities	15%–75%	31%	25%
Alternative assets/other	0%–45%	19%	24%
Cash and money market	0%–10%	3%	3%

Independent investment consultants are retained to assist in executing the plans’ investment strategies. Several factors are evaluated in determining if an investment strategy will be implemented in our pension trusts. These factors include, but are not limited to, investment style, investment risk, investment manager performance and costs. We periodically review investment managers and their performance in relation to our plans’ investment objectives.

The primary investment objective of our various pension trusts is to maximize the value of plan assets, focusing on capital preservation, current income and long-term growth of capital and income. The plans’ assets are typically invested in a broad range of equity securities, fixed income securities, alternative assets, and cash instruments.

Equity securities include investments in large, mid, and small-capitalization companies located in both developed countries and emerging markets around the world. Fixed income securities include government bonds of various countries, corporate bonds that are primarily investment-grade, and mortgage-backed securities. Alternative assets include investments in real estate and hedge funds employing a wide variety of strategies. Equity securities include Crane common stock, which represents 4.5% and 4.9% of plan assets as of December 31, 2021 and 2020, respectively.

F-83

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

The fair value of our pension plan assets as of December 31, 2021, by asset category, are as follows:

(in millions)	Active Markets for Identical Assets Level 1	Other Observable Inputs Level 2	Unobservable Inputs Level 3	Net Asset Value (NAV) Practical Expedient(a)	Total Fair Value
Cash Equivalents and Money Markets	$29.6	$—	$—	$—	$29.6
Common Stocks:
Actively Managed U.S. Equities	112.8	—	—	—	112.8
Commingled and Mutual Funds:
U.S. Equity Funds	129.1	—	—	—	129.1
Non-U.S. Equity Funds	93.7	—	—	121.5	215.2
U.S. Fixed Income, Government and Corporate	116.2	—	—	—	116.2
Registered Investment Company	34.0	—	—	—	34.0
Non-U.S. Fixed income, Government and Corporate	—	—	—	190.6	190.6
International Balanced Funds	—	—	—	2.1	2.1
Property Funds	29.0	—	—	—	29.0
Alternative Investments:
Insurance/Annuity Contract(s)	—	2.7	—	—	2.7
Hedge funds and LDI	—	—	—	64.0	64.0
International Property funds	—	—	—	50.8	50.8

Total Fair Value	$544.4	$2.7	$—	$429.0	$976.1

(a)	Investments are measured at fair value using the net asset value per share practical expedient, and therefore, are not classified in the fair value hierarchy.

The fair value of our pension plan assets as of December 31, 2020, by asset category, are as follows:

(in millions)	Active Markets for Identical Assets Level 1	Other Observable Inputs Level 2	Unobservable Inputs Level 3	Net Asset Value (NAV) Practical Expedient(a)	Total Fair Value
Cash Equivalents and Money Markets	$30.0	$—	$—	$—	$30.0
Common Stocks:
Actively Managed U.S. Equities	103.2	—	—	—	103.2
Fixed Income Bonds and Notes	—	0.1	—	—	0.1
Commingled and Mutual Funds:
U.S. Equity Funds	117.3	—	—	—	117.3
Non-U.S. Equity Funds	53.2	—	—	160.3	213.5
U.S. Fixed Income, Government and Corporate	76.6	—	—	—	76.6
Registered Investment Company	18.3	—	—	—	18.3
Non-U.S. Fixed Income, Government and Corporate	—	—	—	154.4	154.4
International Balanced Funds	—	—	—	1.9	1.9
Alternative Investments:
Insurance/Annuity Contract(s)	—	2.5	—	—	2.5
Hedge Funds and LDI	—	—	—	153.8	153.8
International Property Funds	—	—	—	47.4	47.4

Total Fair Value	$398.6	$2.6	$—	$517.8	$919.0

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

(a)	Investments are measured at fair value using the net asset value per share practical expedient, and therefore, are not classified in the fair value hierarchy.

The following table sets forth a summary of pension plan assets valued using NAV or its equivalent as of December 31, 2021 and 2020:

	Redemption Frequency	Unfunded Commitment	Other Redemption Restrictions	Redemption Notice Period
Non-U.S. Equity Funds(a)	Immediate	None	None	None
Non-U.S. Fixed Income, Government and Corporate(b)	Immediate	None	None	None
International Balanced Funds(c)	Immediate	None	None	None
Collective Trust Fund(d)	Immediate	None	None	None
International Property Funds(e)	Immediate	None	None	None
Hedge Funds and LDI(f)	Immediate	None	None	None

(a)	These funds invest in corporate equity securities outside the United States.
(b)	These funds invest in corporate and government fixed income securities outside the United States.
(c)	These funds invest in a blend of equities, fixed income, cash and property outside the United States.
(d)	These funds are managed in a collective trust under Australia’s Superannuation plan structure.
(e)	These funds invest in real property outside the United States.
(f)	These funds invest in strategies that seek to add diversification to a portfolio with uncorrelated risk profiles or are designed to track the duration of all or part of the underlying liability.

Cash Flows

We expect, based on current actuarial calculations, to contribute cash of approximately $16.9 million to the defined benefit pension plans during 2022. Cash contributions in subsequent years will depend on several factors including the investment performance of plan assets.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Estimated future payments (in millions)	Pension Benefits	Postretirement Benefits
2022	$50.2	$0.7
2023	49.4	0.6
2024	50.6	0.5
2025	52.9	0.5
2026	52.8	0.4
2027 to 2031	265.4	1.4

Total payments	$521.3	$4.1

Defined Contribution Plans

Crane sponsors savings and investment plans that are available to our eligible employees including employees of our subsidiaries. We made contributions to the plans of $8.0 million, $8.4 million, and $8.2 million in 2021, 2020, and 2019, respectively.

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

In addition to participant deferral contributions and company matching contributions on those deferrals, we provide a 3% nonmatching contribution to eligible participants. We made nonmatching contributions to these plans of $9.7 million, $10.2 million, and $9.9 million in 2021, 2020, and 2019, respectively.

8. Stock-Based Compensation Plans

Crane Company participates in Crane’s stock-based compensation plans which are used to provide long-term incentive compensation through stock options, restricted share units, performance-based restricted share units and deferred stock units. Stock-based compensation expense reflected in the accompanying Combined Financial Statements relates to stock plan awards of Crane awarded to Crane Company related employees and not stock awards of Crane Company as Crane Company does not grant stock awards. The following disclosures represent stock-based compensation expenses attributable to Crane Company based on the awards and terms previously granted under Crane’s stock-based compensation plans to Crane Company employees. Accordingly, the amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that Crane Company would have experienced as an independent company for the periods presented.

As of December 31, 2021, Crane had stock-based compensation awards outstanding under the following Crane shareholder-approved plans: the 2013 Stock Incentive Plan (the “2013 Plan”) and 2018 Stock Incentive Plan (the “2018 Plan”), applicable to employees and nonemployee directors.

The 2013 Plan was approved by the Crane Board of Directors and stockholders at the annual meeting in 2013. The 2013 Plan originally authorized the issuance of up to 9,500,000 shares of stock pursuant to awards under the plan. In 2018, in view of the limited number of shares remaining available under the 2013 Plan, the Crane Board of Directors and stockholders approved the adoption of the 2018 Plan which authorized the issuance of up to 6,500,000 shares of Crane stock. No further awards will be made under the 2013 Plan. In 2021, the Crane Board of Directors and stockholders approved the adoption of the 2018 Amended and Restated Stock Incentive Plan which authorized the issuance of up to 4,710,000 shares of Crane stock. No further awards will be made under the 2013 Plan or 2018 Plan.

Stock Options

Options are granted under the Stock Incentive Plan to officers and other key employees and directors at an exercise price equal to the closing price on the date of grant. Unless otherwise determined by the Compensation Committee which administers the plan, options become exercisable at a rate of 25% after the first year, 50% after the second year, 75% after the third year and 100% after the fourth year from the date of grant. Options granted to officers and employees from 2004 to 2013 expire six years after the date of grant. All options granted to directors and options granted to officers and employees after 2014 expire 10 years after the date of grant.

Crane determine the fair value of each grant using the Black-Scholes option pricing model. The weighted average assumptions for grants made during the years ended December 31, 2021, 2020 and 2019 are as follows:

	2021	2020	2019
Dividend yield	3.06%	3.05%	2.20%
Volatility	36.28%	27.15%	25.17%
Risk-free interest rate	0.50%	1.23%	2.64%
Expected lives in years	5.2	5.2	4.2

Expected dividend yield is based on Crane’s dividend rate. Expected stock volatility was determined based upon the historical volatility for the four-year period preceding the date of grant. The risk-free interest rate was based on the yield curve in effect at the time the options were granted, using U.S. constant maturities over the expected life of the option. The expected lives of the awards represent the period that options granted are expected to be outstanding.

F-86

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Activity in Crane’s stock option plans related to our employees for the year ended December 31, 2021 were as follows:

Option Activity	Number of Shares (in 000s)	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Options outstanding as of January 1, 2021	2,689	$68.61
Granted	146	78.59
Exercised	(913)	56.88
Canceled	(46)	75.64

Options outstanding as of December 31, 2021	1,876	$74.94	5.90

Options exercisable as of December 31, 2021	1,060	$72.46	5.03

Included in our share-based compensation was expense recognized for our stock option awards of $4.2 million, $4.7 million, and $4.2 million in 2021, 2020, and 2019, respectively. These amounts exclude $2.0 million, $1.9 million, and $1.8 million in 2021, 2020, and 2019, respectively, of share-based compensation expense recognized for our stock option awards related to corporate employees that have been allocated to other affiliates of Crane.

The weighted average fair value of options granted during 2021, 2020, and 2019 was $20.82, $15.24, and $15.80, respectively. The total fair value of shares vested during 2021, 2020, and 2019 was $5.8 million, $5.7 million, and $5.7 million, respectively. The total intrinsic value of options exercised during 2021, 2020 and 2019 was $35.7 million, $3.6 million, and $6.1 million, respectively.

The total cash received from these option exercises during 2021, 2020, and 2019 was $24.9 million, $7.7 million, and $10.3 million, respectively. The tax benefit realized for the tax deductions from option exercises and vesting of restricted share units was $3.8 million, $0.3 million, and $0.6 million as of December 31, 2021, 2020, and 2019, respectively. The aggregate intrinsic value of exercisable options was $31.7 million, $28.6 million and $37.9 million.

As of December 31, 2021, there was $7.7 million of total future compensation cost related to unvested share-based awards to be recognized over a weighted average period of 1.67 years.

Restricted Share Units and Performance-Based Restricted Share Units

Restricted share units vest at a rate of 25% after the first year, 50% after the second year, 75% after the third year and 100% after the fourth year from the date of grant and are subject to forfeiture restrictions which lapse over time. The vesting of performance-based restricted share units is determined in three years based on relative total shareholder return for Crane compared to the S&P Midcap 400 Capital Goods Group, with payout potential ranging from 0% to 200% but capped at 100% if our three-year total shareholder return is negative.

Included in our share-based compensation was expense recognized for our restricted share unit and performance-based restricted share unit awards of $12.1 million, $10.6 million and $11.3 million in 2021, 2020, and 2019, respectively. These amounts exclude $6.6 million, $5.1 million, and $5.0 million in 2021, 2020, and 2019, respectively, of share-based compensation expense recognized for our restricted share unit and performance-based restricted share unit awards related to corporate employees that have been allocated to other affiliates of Crane. The tax (detriment) benefit for the vesting of the restricted share units was $(0.1) million, $0.1 million and $2.3 million as of December 31, 2021, 2020 and 2019, respectively.

As of December 31, 2021, there was $21.9 million of total future compensation cost related to restricted share unit and performance-based restricted share unit awards, to be recognized over a weighted average period of 1.93 years.

F-87

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Changes in Crane’s restricted share units related to our employees for the year ended December 31, 2021 were as follows:

Restricted Share Unit Activity	Restricted Share Units (in 000’s)	Weighted Average Grant-Date Fair Value
Restricted share units as of January 1, 2021	402	$83.34
Restricted share units granted	176	80.88
Restricted share units vested	(117)	76.30
Restricted share units forfeited	(21)	81.24
Performance-based restricted share units granted	67	82.27
Performance-based restricted share units vested	(68)	88.66

Restricted share units as of December 31, 2021	439	$83.31

9. Leases

Arrangements that explicitly or implicitly relate to property, plant and equipment are assessed at inception to determine if the arrangement is or contains a lease. Generally, we enter into operating leases as the lessee and recognize right-of-use assets and lease liabilities based on the present value of future lease payments over the lease term.

We lease certain vehicles, equipment, manufacturing facilities, and nonmanufacturing facilities. We have leases with both lease components and non-lease components, such as common area maintenance, utilities, or other repairs and maintenance. For all asset classes, we applied the practical expedient to account for each separate lease component and its associated non-lease component(s) as a single lease component.

We identify variable lease payments, such as maintenance payments based on actual activities performed or costs incurred, at lease commencement by assessing the nature of the payment provisions, including whether the payments are subject to a minimum.

Certain leases include options to renew for an additional term or company-controlled options to terminate. We generally determine it is not reasonably certain to assume the exercise of renewal options because there is no economic incentive to renew. As termination options often include penalties, we generally determine it is reasonably certain that termination options will not be exercised because there is an economic incentive not to terminate. Therefore, these options generally do not impact the lease term or the determination or classification of the right-of-use asset and lease liability.

In the third quarter of 2017, we entered a seven-year lease for a used airplane which includes a maximum residual value guarantee of $11.1 million if the fair value of the airplane is less than $14.4 million at the end of the lease term. We do not believe it is probable that any amount will be owed under this guarantee. Therefore, no amount related to the residual value guarantee is included in the lease payments used to measure the right-of-use asset and lease liability. We have not entered any other leases where a residual value guarantee is provided to the lessor.

Rental expense was $24.3 million, $23.7 million, and $23.9 million for 2021, 2020, and 2019, respectively.

We do not enter into arrangements where restrictions or covenants are imposed by the lessor that, for example, relate to incurring additional financial obligations.

We use our collateralized incremental borrowing rate based on the information available at commencement date to determine the present value of future payments and the appropriate lease classification. The rate implicit in the lease is generally unknown, as we generally operate in the capacity of the lessee. Therefore, we do not use the implicit rate in calculating the present value of future payments.

F-88

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Our Combined Balance Sheet includes the following related to leases:

(in millions) December 31,	Classification	2021	2020
Assets
Operating right-of-use assets	Other assets	$67.6	$67.9
Liabilities
Current lease liabilities	Accrued liabilities	$14.4	$14.0
Long-term lease liabilities	Other liabilities	55.7	55.9

Total lease liabilities		$70.1	$69.9

The components of lease cost were as follows:

(in millions) December 31,	2021	2020	2019
Operating lease cost	$19.7	$18.9	$19.5
Variable lease cost	$4.6	$4.8	$4.4

The weighted average remaining lease terms and discount rates for our operating leases were as follows:

(in millions) December 31,	2021	2020
Weighted average remaining lease term – operating leases	6.1	6.9
Weighted average discount rate – operating leases	3.0%	3.4%

Supplemental cash flow information related to our operating leases was as follows for periods ended December 31, 2021, 2020 and 2019:

(in millions) December 31,	2021	2020	2019
Cash paid for amounts included in measurement of operating lease liabilities – operating cash flows	$17.0	$16.8	$15.8
Right-of-use assets obtained in exchange for new operating lease liabilities	$15.6	$6.6	$15.5

Future minimum operating lease payments as of December 31, 2021, are as follows:

(in millions)	December 31, 2021
2022	$16.0
2023	15.0
2024	12.3
2025	9.6
2026	7.1
Thereafter	22.3

Total future minimum operating lease payments	$82.3
Imputed interest	12.2

Present value of lease liabilities reported	$70.1

F-89

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

10. Income Taxes

Provision for Income Taxes

Our income before taxes is as follows:

(in millions) For the year Ended December 31,	2021	2020	2019
U.S. operations	$141.0	$91.9	$(66.1)
Non-U.S. operations	136.3	107.4	137.9

Total	$277.3	$199.3	$71.8

Our provision (benefit) for income taxes consists of:

(in millions) For the year ended December 31,	2021	2020	2019
Current:
U.S. federal tax	$20.5	$7.2	$20.2
U.S. state and local tax	0.9	0.4	3.4
Non-U.S. tax	25.2	12.8	19.8

Total current	46.6	20.4	43.4

Deferred:
U.S. federal tax	(5.3)	14.4	(34.4)
U.S. state and local tax	(0.2)	(2.9)	(0.2)
Non-U.S. tax	1.8	1.3	1.9

Total deferred	(3.7)	12.8	(32.7)

Total provision for income taxes*	$42.9	$33.2	$10.7

*

Included in the above amounts are excess tax benefits from share-based compensation of $3.7 million, $0.4 million, and $2.9 million in 2021, 2020, and 2019, respectively, which were reflected as reductions in our provision for income taxes in 2021, 2020, and 2019.

A reconciliation of the statutory U.S. federal tax rate to our effective tax rate is as follows:

For the year ended December 31,	2021	2020	2019
Statutory U.S. federal tax rate	21.0%	21.0%	21.0%
Increase (reduction) from:
State and local taxes, net of federal benefit	0.1%	(0.6)%	5.2%
Income taxed at non-US rates	(0.5)%	(5.0)%	(9.1)%
Non-U.S. income inclusion, net of tax credits	2.9%	2.8%	11.3%
U.S. research and development tax credit	(1.2)%	(1.0)%	(2.9)%
U.S deduction for foreign derived intangible Income	(0.6)%	(1.8)%	(6.2)%
Deferred tax asset related to the sale of a subsidiary	(7.5)%	0.0%	0.0%
Other	1.3%	1.3%	(4.4)%

Effective tax rate	15.5%	16.7%	14.9%

F-90

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Deferred Taxes and Valuation Allowances

The components of deferred tax assets and liabilities included in our Combined Balance Sheets are as follows:

(in millions) December 31,	2021	2020
Deferred tax assets:
Asbestos-related liabilities	$127.6	$136.3
Tax loss and credit carryforwards	85.9	89.0
Inventories	18.8	18.3
Pension and post-retirement benefits	13.8	49.9
Employee compensation	8.2	8.8
Other	4.1	21.3

Total	$258.4	$323.6
Less: valuation allowance	(101.3)	(106.4)

Total deferred tax assets, net of valuation allowance	$157.1	$217.2

Deferred tax liabilities:
Basis difference in intangible assets	(44.6)	(66.3)
Basis difference in fixed assets	(19.0)	(24.7)
Other	(7.3)	(17.8)

Total deferred tax liabilities	$(70.9)	$(108.8)

Net deferred tax asset (liability)	$86.2	$108.4

Balance Sheet classification:
Long-term deferred tax assets	124.1	132.5
Long-term deferred tax liability	(37.9)	(24.1)

Net deferred tax asset (liability)	$86.2	$108.4

As of December 31, we have made the following determinations with regard to our non-U.S. earnings:

(in millions)	Permanently reinvested		Not permanently reinvested
Amount of earnings	$323.6		$960.7
Associated tax	N/A	*	$14.1

*

Determination of U.S. income taxes and non-U.S. withholding taxes due upon repatriation of this $323.6 million of earnings is not practicable because the amount of such taxes depends upon circumstances existing in numerous taxing jurisdictions at the time the remittance occurs.

As of December 31, 2021, we had U.S. federal, U.S. state and non-U.S. tax loss and credit carryforwards that will expire, if unused, as follows:

Year of expiration (in millions)	U.S. Federal Tax Credits	U.S. Federal Tax Losses	U.S. State Tax Credits	U.S. State Tax Losses	Non- U.S. Tax Losses	Total
2022–2026	$—	$—	$1.9	$68.1	$0.7	$70.7
After 2026	—	—	0.6	744.4	2.6	747.6
Indefinite	—	—	21.8	10.4	123.5	155.7

Total tax carryforwards	$—	$—	$24.3	$822.9	$126.8	$974.0
Deferred tax asset on tax carryforwards	$—	$—	$19.3	$38.3	$28.3	$85.9
Valuation allowance on tax carryforwards	—	—	(18.9)	(37.3)	(26.0)	(82.2)

Net deferred tax asset on tax carryforwards	$—	$—	$0.4	$1.0	$2.3	$3.7

F-91

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

As of December 31, 2021 and 2020, we determined that it was more likely than not that $82.2 million and $86.2 million, respectively, of our deferred tax assets related to tax loss and credit carryforwards will not be realized. As a result, we recorded a valuation allowance against these deferred tax assets. We also determined that it is more likely than not that a portion of the benefit related to U.S. state and non-U.S. deferred tax assets other than tax loss and credit carryforwards will not be realized. Accordingly, as of December 31, 2021 and 2020, a valuation allowance of $19.1 million and $20.2 million, respectively, was established against these U.S. state and non-U.S. deferred tax assets. Our total valuation allowance as of December 31, 2021 and 2020, was $101.3 million and $106.4 million, respectively.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of our gross unrecognized tax benefits, excluding interest and penalties, is as follows:

(in millions)	2021	2020	2019
Balance of liability as of January 1,	$22.7	$31.5	$33.2
Increase as a result of tax positions taken during a prior year	0.6	0.3	0.5
Decrease as a result of tax positions taken during a prior year	(0.3)	(0.4)	(0.5)
Increase as a result of tax positions taken during the current year	2.5	1.5	2.9
Decrease as a result of settlements with taxing authorities	—	(2.3)	—
Reduction as a result of a lapse of the statute of limitations	(4.1)	(7.9)	(4.6)

Balance of liability as of December 31,	$21.4	$22.7	$31.5

As of December 31, 2021, 2020, and 2019, the amount of our unrecognized tax benefits that, if recognized, would affect our effective tax rate were $22.7 million, $23.8 million, and $32.2 million, respectively. The difference between these amounts and those reflected in the table above relates to (1) offsetting tax effects from other tax jurisdictions, and (2) interest expense, net of deferred taxes and (3) unrecognized tax benefits whose reversals would be recorded to goodwill.

We recognize interest and penalties related to unrecognized tax benefits as a component of our income tax expense. During the years ended December 31, 2021, 2020, and 2019, we recognized interest and penalty (income) expense of $(0.1) million, $(0.5) million, and $0.8 million, respectively, in our Combined Statements of Operations. As of December 31, 2021 and 2020, we had accrued $3.4 million and $3.4 million, respectively, of interest and penalties related to unrecognized tax benefits on our Combined Balance Sheets.

During the next twelve months, it is reasonably possible that our unrecognized tax benefits could change by $6.6 million due to settlements of income tax examinations, the expiration of statutes of limitations or other resolution of uncertainties. However, if the ultimate resolution of income tax examinations results in amounts that differ from this estimate, we will record additional income tax expense or benefit in the period in which such matters are effectively settled.

Income Tax Examinations

Our income tax returns are subject to examination by the U.S. federal, U.S. state and local, and non-U.S. tax authorities. With few exceptions, the years open to examination are as follows:

Jurisdiction	Year
U.S. federal	2018—2021
U.S. state and local	2015—2021
Non-U.S.	2015—2021

Currently, we and our subsidiaries are under examination in various jurisdictions, including Germany (2016 through 2019), Canada (2013 through 2015) and Luxembourg (2017 through 2018).

F-92

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

11. Accrued Liabilities

Accrued liabilities consist of:

(in millions) December 31,	2021	2020
Employee related expenses	$121.8	$79.5
Warranty	1.7	0.6
Current lease liabilities	14.4	14.0
Contract liabilities	40.3	29.6
Other	90.1	89.0

Total	$268.3	$212.7

We accrue warranty liabilities when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Warranty provision is included in “Cost of sales” in our Combined Statements of Operations.

A summary of the warranty liabilities is as follows:

(in millions) December 31,	2021	2020	2019
Balance at beginning of year	$0.6	$1.5	$4.7
Expense	3.9	4.8	6.4
Changes due to acquisitions/divestitures	—	0.3	—
Payments / deductions	(2.8)	(6.0)	(9.4)
Currency translation	—	—	(0.2)

Balance at end of period	$1.7	$0.6	$1.5

12. Other Liabilities

(in millions) December 31,	2021	2020
Environmental	$25.8	$29.4
Long-term lease liabilities	55.7	55.9
Other	37.1	33.9

Total	$118.6	$119.2

13. Commitments and Contingencies

Asbestos Liability

Information Regarding Claims and Costs in the Tort System

As of December 31, 2021, we were a defendant in cases filed in numerous state and federal courts alleging injury or death as a result of exposure to asbestos. Activity related to asbestos claims during the periods indicated was as follows:

For the year ended December 31,	2021	2020	2019
Beginning claims	29,138	29,056	29,089
New claims	2,975	2,620	2,848
Settlements	(980)	(885)	(983)
Dismissals	(1,175)	(1,653)	(1,898)

Ending claims	29,958	29,138	29,056

F-93

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Of the 29,958 pending claims as of December 31, 2021, approximately 18,000 claims were pending in New York of which approximately 16,000 are non-malignancy claims that were filed over 15 years ago and have been inactive under New York court orders.

We have tried several cases resulting in defense verdicts by the jury or directed verdicts for the defense by the court. We further have pursued appeals of certain adverse jury verdicts that have resulted in reversals in favor of the defense. We have also tried several other cases resulting in plaintiff verdicts which we paid or settled after unsuccessful appeals.

The gross settlement and defense costs incurred (before insurance recoveries and tax effects) by us for the years ended December 31, 2021, 2020 and 2019 totaled $55.2 million, $50.9 million, and $66.2 million, respectively. In contrast to the recognition of settlement and defense costs, which reflect the current level of activity in the tort system, cash payments and receipts generally lag the tort system activity by several months or more and may show some fluctuation from period to period. Cash payments of settlement amounts are not made until all releases and other required documentation are received by us, and reimbursements of both settlement amounts and defense costs by insurers may be uneven due to insurer payment practices, transitions from one insurance layer to the next excess layer and the payment terms of certain reimbursement agreements. Our total pre-tax payments for settlement and defense costs, net of funds received from insurers, for the years ended December 31, 2021, 2020 and 2019 totaled $44.9 million, $31.1 million, and $41.5 million, respectively. Detailed below are the comparable amounts for the periods indicated.

(in millions) For the year ended December 31,	2021	2020	2019
Settlement/indemnity costs incurred(a)	$40.6	$35.3	$45.5
Defense costs incurred(a)	14.6	15.6	20.7

Total costs incurred	$55.2	$50.9	$66.2

(in millions) For the year ended December 31,	2021	2020	2019
Settlement/indemnity payments	$42.6	$24.7	$38.9
Defense payments	15.4	16.7	21.4
Insurance receipts	(13.1)	(10.3)	(18.8)

Pre-tax cash payments, net	$44.9	$31.1	$41.5

(a)	Before insurance recoveries and tax effects.

The amounts shown for settlement and defense costs incurred, and cash payments, are not necessarily indicative of future period amounts, which may be higher or lower than those reported.

Cumulatively through December 31, 2021, we have resolved (by settlement or dismissal) approximately 143,000 claims. The related settlement cost incurred by us and our insurance carriers is approximately $720 million, for an average settlement cost per resolved claim of approximately $5,000. The average settlement cost per claim resolved during the years ended December 31, 2021, 2020, and 2019 was $18,800, $13,900, and $15,800, respectively. Because claims are sometimes dismissed in large groups, the average cost per resolved claim, as well as the number of open claims, can fluctuate significantly from period to period. In addition to large group dismissals, the nature of the disease and corresponding settlement amounts for each claim resolved will also drive changes from period to period in the average settlement cost per claim. Accordingly, the average cost per resolved claim is not considered in our periodic review of our estimated asbestos liability. For a discussion regarding the four most significant factors affecting the liability estimate, see “Effects on the Combined Financial Statements.”

F-94

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

Effects on the Combined Financial Statements

We have retained an independent actuarial firm to assist management in estimating our asbestos liability in the tort system. The actuarial consultants review information provided by us concerning claims filed, settled and dismissed, amounts paid in settlements and relevant claim information such as the nature of the asbestos-related disease asserted by the claimant, the jurisdiction where filed and the time lag from filing to disposition of the claim. The methodology used by the actuarial consultants to project future asbestos costs is based on our recent historical experience for claims filed, settled and dismissed during a base reference period. Our experience is then compared to estimates of the number of individuals likely to develop asbestos-related diseases determined based on widely used previously conducted epidemiological studies augmented with current data inputs. Those studies were undertaken in connection with national analyses of the population of workers believed to have been exposed to asbestos. Using that information, the actuarial consultants estimate the number of future claims that would be filed against us and estimates the aggregate settlement or indemnity costs that would be incurred to resolve both pending and future claims based upon the average settlement costs by disease during the reference period. This methodology has been accepted by numerous courts. After discussions with us, the actuarial consultants augment our liability estimate for the costs of defending asbestos claims in the tort system using a forecast from us which is based upon discussions with our defense counsel. Based on this information, the actuarial consultants compile an estimate of our asbestos liability for pending and future claims using a range of reference periods based on claim experience and claims expected to be filed through the indicated forecast period. The most significant factors affecting the liability estimate are (1) the number of new mesothelioma claims filed against us, (2) the average settlement costs for mesothelioma claims, (3) the percentage of mesothelioma claims dismissed against us and (4) the aggregate defense costs incurred by us. These factors are interdependent, and no one factor predominates in determining the liability estimate.

In our view, the forecast period used to provide the best estimate for asbestos claims and related liabilities and costs is a judgment based upon a number of trend factors, including the number and type of claims being filed each year; the jurisdictions where such claims are filed, and the effect of any legislation or judicial orders in such jurisdictions restricting the types of claims that can proceed to trial on the merits; and the likelihood of any comprehensive asbestos legislation at the federal level. In addition, the dynamics of asbestos litigation in the tort system have been significantly affected by the substantial number of companies that have filed for bankruptcy protection, thereby staying any asbestos claims against them until the conclusion of such proceedings, and the establishment of a number of post-bankruptcy trusts for asbestos claimants, which have been estimated to provide $36 billion for payments to current and future claimants. These trend factors have both positive and negative effects on the dynamics of asbestos litigation in the tort system and the related best estimate of our asbestos liability, and these effects do not move in a linear fashion but rather change over multi-year periods. Accordingly, management continues to monitor these trend factors over time and periodically assesses whether an alternative forecast period is appropriate.

Each quarter, the actuarial consultants compile an update based upon our experience in claims filed, settled and dismissed as well as average settlement costs by disease category (mesothelioma, lung cancer, other cancer, and non-malignant conditions including asbestosis). In addition to this claims experience, we also consider additional quantitative and qualitative factors such as the nature of the aging of pending claims, significant appellate rulings and legislative developments, and their respective effects on expected future settlement values. As part of this process, we also consider trends in the tort system such as those enumerated above. Management considers all these factors in conjunction with the liability estimate of the actuarial consultants and determines whether a change in the estimate is warranted.

Liability Estimate. In June 2016, the New York State Court of Appeals issued its opinion in Dummitt v. Crane Co., affirming a 2012 verdict for $4.9 million against us. In that opinion, the court ruled that in certain circumstances we are legally responsible for asbestos-containing materials made and sold by third parties that others attached post-sale to our equipment. This decision provided clarity regarding the nature of claims that may proceed to trial in New York and greater predictability regarding future claim activity. We also reflected the

F-95

Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

impact of the Dummitt decision on our expected settlement values. Accordingly, on December 31, 2016, we updated and extended our asbestos liability estimate through 2059, the generally accepted end point.

Following our experience in the tort system post the Dummitt decision, we entered into several, increasingly similar, group settlements with various plaintiff firms and we expect this new trend of these types of group settlements to continue. Accordingly, effective as of December 31, 2019, we updated our estimate of the asbestos liability, including revised costs of settlement or indemnity payments and defense costs relating to currently pending claims and future claims projected to be filed against us through the same expected end point of 2059. Our estimate of the asbestos liability for pending and future claims through 2059 is based on the projected future asbestos costs resulting from our experience using a range of reference periods for claims filed, settled and dismissed. Based on this estimate, we recorded an additional liability of $255 million as of December 31, 2019.

An aggregate liability of $712 million was recorded as of December 31, 2019 to cover the estimated cost of asbestos claims now pending or subsequently asserted through 2059, of which approximately 85% is attributable to settlement and defense costs for future claims projected to be filed through 2059. The liability is reduced when cash payments are made in respect of settled claims and defense costs. The liability was $612 million and $670 million as of December 31, 2021 and 2020, respectively. It is not possible to forecast when cash payments related to the asbestos liability will be fully expended; however, it is expected such cash payments will continue for a number of years past 2059, due to the significant proportion of future claims included in the estimated asbestos liability and the lag time between the date a claim is filed and when it is resolved. None of these estimated costs have been discounted to present value due to the inability to reliably forecast the timing of payments. The current portion of the total estimated liability as of December 31, 2021 and 2020 is $62.3 million and $66.5 million, respectively and represents our best estimate of total asbestos costs expected to be paid during the twelve-month period. Such amount is based upon the actuarial model together with our prior year payment experience for both settlement and defense costs.

We have made our best estimate of the costs through 2059. Through December 31, 2021, our actual experience during the updated reference period for mesothelioma claims filed and dismissed generally approximated the assumptions in our liability estimate. In addition to this claims experience, we considered additional quantitative and qualitative factors such as the nature of the aging of pending claims, significant appellate rulings and legislative developments, and their respective effects on expected future settlement values. Based on this evaluation, we determined that no change in the estimate was warranted for the period ended December 31, 2021.

Insurance Coverage and Receivables. Prior to 2005, a significant portion of our settlement and defense costs were paid by our primary insurers. With the exhaustion of that primary coverage, we began negotiations with our excess insurers to reimburse us for a portion of our settlement and/or defense costs as incurred. To date, we have entered into agreements providing for such reimbursements, known as “coverage-in-place,” with eleven of our excess insurer groups. Under such coverage-in-place agreements, an insurer’s policies remain in force and the insurer undertakes to provide coverage for our present and future asbestos claims on specified terms and conditions that address, among other things, the share of asbestos claims costs to be paid by the insurer, payment terms, claims handling procedures and the expiration of the insurer’s obligations. Similarly, under a variant of coverage-in-place, we have entered into an agreement with a group of insurers confirming the aggregate amount of available coverage under the subject policies and setting forth a schedule for future reimbursement payments to us based on aggregate indemnity and defense payments made. In addition, with ten of our excess insurer groups, we entered into agreements settling all asbestos and other coverage obligations for an agreed sum and received a total of $82.5 million in aggregate as a result of those settlements. Reimbursements from insurers for past and ongoing settlement and defense costs allocable to their policies have been made in accordance with these coverage-in-place and other agreements. All these agreements include provisions for mutual releases, indemnification of the insurer and, for coverage-in-place, claims handling procedures. With the agreements referenced above, we have concluded settlements with all but two of our solvent excess insurers with policies expected to respond to the aggregate costs included in the liability estimate. The first such insurer, which issued a single applicable policy, has been paying for many years the shares of defense and indemnity costs we have

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allocated to it, subject to a reservation of rights. The second insurer issued a single applicable policy in a layer of coverage that we do not anticipate reaching until many years from now, and, prior to the policy being reached, we anticipate opening a dialogue with that insurer about the execution of a suitable agreement. There are no pending legal proceedings between us and any insurer contesting our asbestos claims under our insurance policies.

In conjunction with developing the aggregate updated liability estimate referenced above, we also developed an updated estimate of probable insurance recoveries for our asbestos liabilities. In developing this estimate, we considered our coverage-in-place and other settlement agreements described above, as well as several additional factors. These additional factors include the financial viability of the insurance companies, the method by which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits. In addition, the timing and amount of reimbursements will vary because our insurance coverage for asbestos claims involves multiple insurers, with different policy terms and certain gaps in coverage. In addition to consulting with legal counsel on these insurance matters, we retained insurance consultants to assist management in the estimation of probable insurance recoveries based upon the aggregate liability estimate described above and assuming the continued viability of all solvent insurance carriers. Based upon the analysis of policy terms and other factors noted above by our legal counsel, and incorporating risk mitigation judgments by us where policy terms or other factors were not certain, our insurance consultants compiled a model indicating how our historical insurance policies would respond to varying levels of asbestos settlement and defense costs and the allocation of such costs between such insurers and us. Using the estimated liability as of December 31, 2019 (for claims filed or expected to be filed through 2059), the insurance consultant’s model forecasted that approximately 14% of the liability would be reimbursed by our insurers. While there are overall limits on the aggregate amount of insurance available to us with respect to asbestos claims, certain limits were not reached by the total estimated liability currently recorded by us, and such overall limits did not influence our determination of the asset amount to record. We allocate to ourselves the amount of the asbestos liability (for claims filed or expected to be filed through 2059) that is in excess of available insurance coverage allocated to such years. An asset of $98 million was recorded as of December 31, 2019 representing the probable insurance reimbursement for claims expected through 2059. The asset is reduced as reimbursements and other payments from insurers are received. The asset was $74 million and $87 million as of December 31, 2021 and 2020, respectively.

We review the estimated reimbursement rate with our insurance consultants on a periodic basis in order to confirm overall consistency with our established reserves. The reviews encompass consideration of the performance of the insurers under coverage-in-place agreements and the effect of any additional lump-sum payments under other insurer agreements. Actual insurance reimbursements vary from period to period, and will decline over time, for the reasons cited above.

Uncertainties. Estimation of our ultimate exposure for asbestos-related claims is subject to significant uncertainties, as there are multiple variables that can affect the timing, severity and quantity of claims and the manner of their resolution. We caution that our estimated liability is based on assumptions with respect to future claims, settlement and defense costs based on past experience that may not prove reliable as predictors; the assumptions are interdependent and no single factor predominates in determining the liability estimate. A significant upward or downward trend in the number of claims filed, depending on the nature of the alleged injury, the jurisdiction where filed and the quality of the product identification, or a significant upward or downward trend in the costs of defending claims, could change the estimated liability, as would substantial adverse verdicts at trial that withstand appeal. A legislative solution, structured settlement transaction, or significant change in relevant case law could also change the estimated liability.

The same factors that affect developing estimates of probable settlement and defense costs for asbestos-related liabilities also affect estimates of the probable insurance reimbursements, as do a number of additional factors. These additional factors include the financial viability of the insurance companies, the method by which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and

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defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits and their interrelationships. In addition, due to the uncertainties inherent in litigation matters, no assurances can be given regarding the outcome of any litigation, if necessary, to enforce our rights under our insurance policies or settlement agreements.

Many uncertainties exist surrounding asbestos litigation, and we will continue to evaluate our estimated asbestos-related liability and corresponding estimated insurance reimbursement as well as the underlying assumptions and process used to derive these amounts. These uncertainties may result in our incurring future charges or increases to income to adjust the carrying value of recorded liabilities and assets, particularly if the number of claims and settlement and defense costs change significantly, or if there are significant developments in the trend of case law or court procedures, or if legislation or another alternative solution is implemented. Although the resolution of these claims will likely take many years, the effect on the results of operations, financial position and cash flow in any given period from a revision to these estimates could be material.

On August 12th, 2022, Crane Holdings, Co. completed the divestiture of a subsidiary that held Crane Company’s asbestos liabilities and related insurance assets. See Note 17, “Subsequent Events” for further discussion.

Other Contingencies

Environmental Matters

For environmental matters, we record a liability for estimated remediation costs when it is probable that we will be responsible for such costs and they can be reasonably estimated. Generally, third party specialists assist in the estimation of remediation costs. The environmental remediation liability as of December 31, 2021 is substantially related to the former manufacturing site in Goodyear, Arizona (the “Goodyear Site”) discussed below. On June 21, 2021, we completed the sale of substantially all the property associated with what we have historically called the Goodyear Site for $8.7 million, retaining only a small parcel on which our remediation and treatment systems are located. We will continue to be responsible for all remediation costs associated with the Goodyear Site.

Goodyear Site

The Goodyear Site was operated by Unidynamics/Phoenix, Inc. (“UPI”), which became an indirect subsidiary in 1985 when we acquired UPI’s parent company, UniDynamics Corporation. UPI manufactured explosive and pyrotechnic compounds, including components for critical military programs, for the U.S. government at the Goodyear Site from 1962 to 1993, under contracts with the Department of Defense and other government agencies and certain of their prime contractors. In 1990, the U.S. Environmental Protection Agency (“EPA”) issued administrative orders requiring UPI to design and carry out certain remedial actions, which UPI has done. Groundwater extraction and treatment systems have been in operation at the Goodyear Site since 1994. On July 26, 2006, we entered a consent decree with the EPA with respect to the Goodyear Site providing for, among other things, a work plan for further investigation and remediation activities (inclusive of a supplemental remediation investigation and feasibility study). During the third quarter of 2014, the EPA issued a Record of Decision (“ROD”) amendment permitting, among other things, additional source area remediation resulting in us recording a charge of $49.0 million, extending the accrued costs through 2022. Following the 2014 ROD amendment, we continued our remediation activities and explored an alternative strategy to accelerate remediation of the site. During the fourth quarter of 2019, we received conceptual agreement from the EPA on our alternative remediation strategy which is expected to further reduce the contaminant plume. Accordingly, in 2019, we recorded a pre-tax charge of $18.9 million, net of reimbursements, to extend our forecast period through 2027 and reflect our revised workplan. The total estimated gross liability was $32.3 million and $39.8 million as of December 31, 2021 and 2020, respectively and as described below, a portion is reimbursable by the U.S. Government. The current portion of the total estimated liability was $7.1 million and $10.9 million as of December 31, 2021 and 2020, respectively, and represents our best estimate, in consultation with our technical

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advisors, of total remediation costs expected to be paid during the twelve-month period. It is not possible at this point to reasonably estimate the amount of any obligation in excess of our current accruals through the 2027 forecast period because of the aforementioned uncertainties, in particular, the continued significant changes in the Goodyear Site conditions and additional expectations of remediation activities experienced in recent years.

On July 31, 2006, we entered a consent decree with the U.S. Department of Justice on behalf of the Department of Defense and the Department of Energy pursuant to which, among other things, the U.S. Government reimburses us for 21% of qualifying costs of investigation and remediation activities at the Goodyear Site. As of December 31, 2021, and 2020, we recorded a receivable of $7.3 million and $7.8 million, respectively, for the expected reimbursements from the U.S. Government in respect of the aggregate liability as at that date. The receivable is reduced as reimbursements and other payments from the U.S. Government are received.

Other Environmental Matters

Marion, IL Site

We have been identified as a potentially responsible party (“PRP”) with respect to environmental contamination at the Crab Orchard National Wildlife Refuge Superfund Site (the “Crab Orchard Site”). The Crab Orchard Site is located near Marion, Illinois, and consists of approximately 55,000 acres. Beginning in 1941, the United States used the Crab Orchard Site for the production of ordnance and other related products for use in World War II. In 1947, about half of the Crab Orchard Site was leased to a variety of industrial tenants whose activities (which continue to this day) included manufacturing ordnance and explosives. A predecessor of us formerly leased portions of the Crab Orchard Site and conducted manufacturing operations at the Crab Orchard Site from 1952 until 1964. General Dynamics Ordnance and Tactical Systems, Inc. (“GD-OTS”) is in the process of conducting a remedial investigation and feasibility study for a portion of the Crab Orchard Site (the “AUS-OU”), which includes an area where we maintained operations, pursuant to an Administrative Order on Consent. A remedial investigation report was approved in February 2015, and work on the feasibility study is underway. It is unclear when the final feasibility study will be completed, or when a final Record of Decision may be issued.

GD-OTS has asked us to participate in a voluntary, multi-party mediation exercise with respect to response costs it has incurred or will incur with respect to the AUS-OU. We and other PRPs executed a nonbinding mediation agreement on March 16, 2015, and the U.S. government executed the mediation agreement on August 6, 2015. The first phase of the mediation, involving certain former munitions or ordnance storage areas, began in November 2017, but did not result in a multi-party settlement agreement. Subsequently, we entered into discussions directly with GD-OTS and reached an agreement, as of July 13, 2021, to contribute toward GD-OTS’s past RI-FS costs associated with the first-phase areas for a nonmaterial amount. We have also agreed to pay a modest percentage of future RI-FS costs and the United States’ claimed past response costs relative to the first-phase areas, a sum that we expect in the aggregate to be immaterial. We understand that GD-OTS has also reached agreements-in-principle with the U.S. Government and the other participating PRPs related to the first-phase areas of concern. Negotiations between GD-OTS and the U.S. Government are underway with respect to resolution of the remaining areas of the site, including those portions of the Crab Orchard Site where our predecessor conducted manufacturing and research activities. We at present cannot predict whether these further negotiations will result in an agreement, or when any determination of the ultimate allocable shares of the various PRPs, including the U.S. Government, is likely to be completed. It is not possible at this time to reasonably estimate the total amount of any obligation for remediation of the Crab Orchard Site as a whole because the allocation among PRPs, selection of remediation alternatives, and concurrence of regulatory authorities have not yet advanced to the stage where a reasonable estimate can be made. We notified our insurers of this potential liability and have obtained defense and indemnity coverage, subject to reservations of rights, under certain of our insurance policies.

Roseland, NJ Site

The Roseland Site was operated by Resistoflex Corporation (“Resistoflex”), which became an indirect subsidiary of ours in 1985 when we acquired Resistoflex’s parent company, UniDynamics Corporation. Resistoflex

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manufactured specialty lined pipe and fittings at the site from the 1950s until it was closed in the mid-1980s. We undertook an extensive soil remediation effort at the Roseland Site following our closure and had been monitoring the Site’s condition in the years that followed. In response to changes in remediation standards, in 2014 we began to conduct further site characterization and delineation studies at the RoselandSite. We are in the late stages of our remediation activities at the Roseland Site, which include a comprehensive delineation of contaminants of concern in soil, groundwater, surface water, sediment, and indoor air testing, all in accordance with the New Jersey Department of Environmental Protection guidelines and directives.

Other Proceedings

We regularly review the status of lawsuits, claims and proceedings that have been or may be asserted against us relating to the conduct of our business, including those pertaining to product liability, patent infringement, commercial, employment, employee benefits, environmental and stockholder matters. We record a provision for a liability for such matters when it is considered probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions, if any, are reviewed quarterly and adjusted as additional information becomes available. If either or both criteria are not met, we assess whether there is at least a reasonable possibility that a loss, or additional losses, may have been incurred. If there is a reasonable possibility that a loss or additional loss may have been incurred for such matters, we disclose the estimate of the amount of loss or range of loss, disclose that the amount is immaterial, or disclose that an estimate of loss cannot be made, as applicable. We believe that as of December 31, 2021, there was no reasonable possibility that a material loss, or any additional material losses, may have been incurred for such matters, and that adequate provision has been made in our Combined Financial Statements for the potential impact of all such matters.

14. Financing

Crane’s debt, which was centrally managed as part of Crane’s centralized treasury function, as of December 31, 2021 and 2020 consisted of the following:

(in millions) December 31,	2021	2020
Commercial paper	$—	$27.2
2020 364-Day Credit Agreement	—	348.5

Total short-term borrowings	$—	$375.7

Commercial Paper Program - On July 28, 2021, Crane increased the size of the commercial paper program (“CP Program”) to permit the issuance of short-term, unsecured commercial paper notes in an aggregate principal amount not to exceed $650 million at any time outstanding. Crane may issue short-term, unsecured commercial paper notes pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. Prior to this increase, the CP Program permitted Crane to issue commercial paper notes in an aggregate principal amount not to exceed $550 million at any time outstanding. The other terms and conditions of the CP Program remain the same. Amounts available under the CP Program may be borrowed, repaid and re-borrowed from time to time. The notes will have maturities of up to 397 days from date of issue. The notes rank at least pari passu with all of Crane’s other unsecured and unsubordinated indebtedness. As of December 31, 2021 and 2020, there was $0.0 million and $27.2 million of outstanding borrowings, respectively. Crane issued $100 million in January 2020 and $150 million in December 2019 of commercial paper to fund acquisitions. See discussion in Note 3, “Acquisitions” for further details.

2020 364-Day Credit Agreement - On April 16, 2020, Crane entered into a new senior unsecured 364-day credit facility (the “2020 364-Day Credit Agreement”). Crane borrowed term loans denominated in dollars (the “Dollar Term Loans”) in an aggregate principal amount equal to $300 million, and term loans denominated in euros (the “Euro Term Loans”) in an aggregate principal amount equal to €40 million under the 2020 364-Day Credit Agreement. Interest on the Dollar Term Loans accrued at a rate per annum equal to (a) a base rate (determined in

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a customary manner), plus a margin dependent upon ratings of our senior unsecured long-term debt (the “Index Debt Rating”) or (2) an adjusted LIBO rate (determined in a customary manner) for an interest period to be selected by Crane, plus a margin dependent upon the Index Debt Rating. Interest on the Euro Term Loans accrued at an adjusted LIBO rate (determined in a customary manner) for an interest period to be selected by Crane, plus a margin. The 2020 364-Day Credit Agreement contained customary affirmative and negative covenants and customary events of default and acceleration for credit facilities of this type. As of December 31, 2020, there was $348.5 million outstanding under the 2020 364-Day Credit Agreement. On April 15, 2021, Crane repaid the amount outstanding under the 2020 364-Day Credit Agreement with cash on hand and the issuance of commercial paper.

Other - As of December 31, 2021, Crane had open standby letters of credit of $49.5 million issued pursuant to a $162.7 million uncommitted Letter of Credit Reimbursement Agreement, and certain other credit lines. As of December 31, 2020, Crane had open standby letters of credit of $57.9 million issued pursuant to a $183.4 million uncommitted Letter of Credit Reimbursement Agreement, and certain other credit lines.

Revolving Credit Facility - On July 28, 2021, Crane entered into a $650 million, 5-year Revolving Credit Agreement (the “2021 Facility”), which replaced the $550 million revolving credit facility that Crane had entered into in December 2017. The 2021 Facility allows Crane to borrow, repay, or to the extent permitted by the agreement, prepay and re-borrow funds at any time prior to the stated maturity date. Interest on loans made under the 2021 Facility accrues, at Crane’s option, at a rate per annum equal to (1) a base rate, plus a margin ranging from 0.00% to 0.50% depending upon the ratings by S&P and Moody’s of our senior unsecured long-term debt (the “Index Debt Rating”), or (2) an adjusted LIBO rate or the applicable replacement rate (determined based on “hardwired” LIBOR transition provisions consistent with those published by the Alternative References Rates Committee) for an interest period to be selected by Crane, plus a margin ranging from 0.805% to 1.50% depending upon the Index Debt Rating. The 2021 Facility contains customary affirmative and negative covenants for credit facilities of this type, including limitations on Crane and Crane’s subsidiaries with respect to indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of all or substantially all assets, transactions with affiliates and hedging arrangements. Crane must also maintain a debt to capitalization ratio not to exceed 0.65 to 1.00 at all times. The 2021 Facility also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by Crane or any of Crane’s material subsidiaries being false in any material respect, default under certain other material indebtedness, certain insolvency or receivership events affecting Crane and Crane’s material subsidiaries, certain ERISA events, material judgments and a change in control of Crane. The undrawn portion of this revolving credit agreement is also available to serve as a backstop facility for the issuance of commercial paper. As of December 31, 2021 and 2020, there were no outstanding borrowings under the 2017 Facility.

15. Fair Value Measurements

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are to be considered from the perspective of a market participant that holds the asset or owes the liability. The standards also establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standards describe three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical or similar assets and liabilities.

Level 2 – Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets and liabilities. Level 2 assets and liabilities include over-the-counter derivatives, principally forward foreign exchange contracts, whose value is

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determined using pricing models with inputs that are generally based on published foreign exchange rates and exchange traded prices, adjusted for other specific inputs that are primarily observable in the market or can be derived principally from or corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Valuation Technique

The carrying value of our financial assets and liabilities, including cash and cash equivalents, accounts receivable, commercial paper and accounts payable approximate fair value, without being discounted, due to the short periods during which these amounts are outstanding.

We are exposed to certain risks related to our ongoing business operations, including market risks related to fluctuation in currency exchange. We use foreign exchange contracts to manage the risk of certain cross-currency business relationships to minimize the impact of currency exchange fluctuations on our earnings and cash flows. We do not hold or issue derivative financial instruments for trading or speculative purposes. Foreign exchange contracts not designated as hedging instruments had a notional value of $3.0 million and $2.2 million as of December 31, 2021 and 2020, respectively. Our derivative assets and liabilities include foreign exchange contract derivatives that are measured at fair value using internal models based on observable market inputs such as forward rates and interest rates. Based on these inputs, the derivatives are classified within Level 2 of the valuation hierarchy. Such derivative receivable amounts are recorded within “Other current assets” on our Combined Balance Sheets and were less than $0.0 million and $0.1 million as of the years ended December 31, 2021 and 2020, respectively. Such derivative liability amounts are recorded within “Accrued liabilities” on our Combined Balance Sheets and were $0.1 million and less than $0.1 million for the years ended December 31, 2021 and 2020, respectively.

Available-for-sale securities consist of marketable debt securities and rabbi trusts investments. Marketable debt securities consist of commercial paper which are measured at fair value using prices for comparable securities in active markets, and are therefore classified within Level 2 of the valuation hierarchy. The fair value of the commercial paper was $30.0 million as of December 31, 2020. These investments are included in “Other current assets” on our Combined Balance Sheets. The fair value of available-for-sale securities was $1.6 million and $1.5 million as of December 31, 2021 and 2020, respectively. These investments are included in “Other assets” on our Combined Balance Sheets.

16. Restructuring Charges

Overview

2020 Repositioning - In the second quarter of 2020, we initiated actions in response to the adverse economic impact of the COVID-19 pandemic. These actions include workforce reductions of approximately 570 employees, or about 8% of our global workforce, and the exiting of two leased office facilities and one leased warehouse facility. We do not expect to incur additional restructuring charges.

2019 Repositioning - In the fourth quarter of 2019, we initiated actions to consolidate two manufacturing operations in Europe within our Process Flow Technologies segment. In 2020, we recorded additional severance costs related to the final negotiation with the works council/union at both locations. These actions, taken together, included workforce reductions of approximately 180 employees, or about 2% of our global workforce. We expect to complete the program in the fourth quarter of 2023.

2017 Repositioning - In the fourth quarter of 2017, we initiated broad-based repositioning actions designed to improve profitability. These actions included headcount reductions of approximately 240 employees, or about

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3% of our global workforce, and select facility consolidations in North America and Europe. In 2020, we adjusted the estimate downward to reflect the impact of employees that chose to voluntarily terminate prior to receiving severance at the conclusion of the actions in North America. In 2021, we recorded a gain on sale of real estate related to these actions. We completed the program in the first quarter of 2022.

Restructuring (Gains) Charges, Net

We recorded restructuring (gains) charges which are reflected in the Combined Statements of Operations, as follows:

(in millions) For the year ended December 31,	2021	2020	2019
Aerospace & Electronics	$—	$6.5	$(0.4)
Process Flow Technologies	(13.2)	6.1	10.5
Engineered Materials	—	0.6	—

Total restructuring (gains) charges, net	$(13.2)	$13.2	$10.1

The following table summarizes our restructuring charges, net by program, cost type and segment for the years ended December 31, 2021, 2020 and 2019:

	December 31, 2021					December 31, 2020				December 31, 2019
(in millions)	Severance		Other		Total	Severance		Other	Total	Severance	Other	Total
Aerospace & Electronics	$—		$—		$—	$6.5		$—	$6.5	$—	$—	$—
Process Flow Technologies	(0.1)		—		(0.1)	3.8		—	3.8	—	—	—
Engineered Materials	—		—		—	0.6		—	0.6	—	—	—

2020 Repositioning	(0.1)		—		(0.1)	10.9		—	10.9	—	—	—

Process Flow Technologies	0.1		—		0.1	6.1	(a)	—	6.1	9.9	—	9.9

2019 Repositioning	0.1		—		0.1	6.1		—	6.1	9.9	—	9.9

Aerospace & Electronics	—		—		—	—	(a)	—	—	—	(0.4)	(0.4)
Process Flow Technologies	(0.4	)(a)	(12.8	)(b)	(13.2)	(3.8)		—	(3.8)	0.6	—	0.6

2017 Repositioning	(0.4	)(a)	(12.8)		(13.2)	(3.8)		—	(3.8)	0.6	(0.4)	0.2

Total	$(0.4)		$(12.8)		$(13.2)	$13.2		$—	$13.2	$10.5	$(0.4)	$10.1

(a)	Reflects changes in estimates for increases and decreases in costs related to our restructuring programs.
(b)	Reflects a pre-tax gain related to the sale of a facility in 2021.

The following table summarizes the cumulative restructuring costs incurred through December 31, 2021. We do not expect to incur additional facility consolidation costs to complete these actions as of December 31, 2021:

	Cumulative Restructuring Costs
(in millions)	Severance	Other	Total
Aerospace & Electronics	$6.5	$—	$6.5
Process Flow Technologies	3.7	—	3.7
Engineered Materials	0.6	—	0.6

2020 Repositioning	10.8	—	10.8

Process Flow Technologies	16.1	—	16.1

2019 Repositioning	16.1	—	16.1

Aerospace & Electronics	1.3	(1.4)	(0.1)
Process Flow Technologies	13.1	(12.7)	0.4

2017 Repositioning	$14.4	$(14.1)	$0.3

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Restructuring Liability

The following table summarizes the severance accrual balances related to these restructuring charges by program:

	Repositioning
(in millions)	2020	2019	2017	Total
Balance at January 1, 2019	$—	$—	$13.8	$13.8
Expense(a)	—	9.9	0.6	10.5
Adjustments(b)	—	—	—	—
Utilization	—	—	(3.5)	(3.5)

Balance as of December 31, 2019	$—	$9.9	$10.9	$20.8
Expense(a)	10.9	—	—	10.9
Adjustments(b)	—	6.1	(3.7)	2.4
Utilization	(9.5)	—	(3.0)	(12.5)

Balance as of December 31, 2020	$1.4	$16.0	$4.2	$21.6
Expense(a)	—	0.1	—	0.1
Adjustments(b)	(0.2)	—	(0.3)	(0.5)
Utilization	(1.2)	(4.6)	(3.2)	(9.0)

Balance as of December 31, 2021(c)	$—	$11.5	$0.7	$12.2

(a)	Included within “Restructuring (gains) charges, net” in the Combined Statements of Operations
(b)

Included within “Restructuring (gains) charges, net” in the Combined Statements of Operations and reflects changes in estimates for increases and decreases in costs related to our restructuring programs

(c)	Included within “Accrued Liabilities” in the Combined Balance Sheets

17. Subsequent Events

The Business evaluated events and transactions occurring subsequent to December 31, 2021 through August 30, 2022, the date the Combined Financial Statements were available to be issued.

Termination of Agreement to Sell Engineered Materials

On May 16, 2021, Crane entered into an agreement to sell the Engineered Materials segment to Grupo Verzatec S.A. de C.V. for $360 million on a cash-free and debt-free basis. In the second quarter of 2021, the assets and liabilities of the segment were classified as held for sale. On May 26, 2022, Verzatec terminated the sale agreement and paid $7.5 million to Crane in termination fees. As such, the results of the Engineered Materials segment no longer met the criteria as held for sale and is therefore reflected as a part of continuing operations for all periods presented.

Sale of Crane Supply

On April 8, 2022, Crane entered into an agreement to sell Crane Supply for CAD380 million on a cash-free and debt-free basis. The sale closed on May 31, 2022. Crane Company recognized a gain on sale of approximately $230 million.

Sale of Asbestos Entity

On August 12, 2022, Crane Holdings, Co., Crane Company and Redco, a wholly owned subsidiary of Crane Company that holds liabilities including asbestos liabilities and related insurance assets, entered into the Redco Purchase Agreement with Redco Buyer, a long-term liability management company specializing in the

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Confidential Treatment Requested by Crane Company

Pursuant to 17 C.F.R. Section 200.83

acquisition and management of legacy corporate liabilities, for the Redco Sale. In connection with the Redco Sale, Crane Holdings, Co. contributed approximately $550 million in cash to Redco which was funded by a combination of Crane Holdings, Co.’s $400 million 364-day Term Loan issued on August 11, 2022 and cash on hand. Concurrent with the completion of the Redco Sale, Redco Buyer contributed $83 million in cash to Redco. Redco has agreed to indemnify Crane Holdings, Co. and its affiliates for all claims arising out of asbestos liabilities. This indemnification obligation is not subject to any cap or time limitation. As a result of the Redco Sale, all asbestos obligations and liabilities, related insurance assets and associated deferred tax assets have been removed from Crane Company’s combined balance sheet effective August 12, 2022. We estimate that we will record a loss on the transaction of approximately $170 million in the third quarter of 2022.

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